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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 23, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

YX Asset Recovery Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7320 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Xincheng Science and Technology Park Building 7
West Yuelu Road No. 588
Changsha 410205, Hunan Province
People's Republic of China
+86 731-81829999
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

C T Corporation System
28 Liberty Street
New York, NY 10055
+1-212-894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jia Yan, Esq. Jason T. Kuo, Esq. Paul Hastings LLP 43/F, Jing An Kerry Center Tower II 1539 Nanjing West Road Shanghai 200040, China +86 21-61032900	Stephanie Tang, Esq. Hogan Lovells 11th Floor, One Pacific Place 88 Queensway Hong Kong, China +852 2219 0888

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Class A ordinary shares, par value US$0.001 per share (1)(2)	US$200,000,000	US$25,960

(1)
Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes Class A ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(2)
American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-          ). Each American depositary share represents                  Class A ordinary shares.

(3)
Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion) Issued                      , 2019

American Depositary Shares

Representing                  Class A Ordinary Shares

YX Asset Recovery Limited

This is an initial public offering of American depositary shares, or ADSs, representing Class A ordinary shares of YX Asset Recovery Limited.

We are offering             ADSs[, and the selling shareholders are offering             ADSs]. We will not receive any proceeds from the sale of shares by the selling shareholders. Each ADS represents             of our Class A ordinary shares, par value US$0.001 per share.

Prior to this offering, there has been no public market for the ADSs or our shares. The ADSs have been approved for listing on the New York Stock Exchange under the symbol "             ."

Immediately following the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Mr. Man Tan will beneficially own all of our issued Class B ordinary shares and will be able to exercise         % of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 10 votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstance.

PRICE US$             PER ADS

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commission (1)	Proceeds to us (1)	[Proceeds to Selling Shareholders]
Per ADS	US$	US$	US$	US$
Total	US$	US$	US$	US$

(1)
See "Underwriting" for additional disclosure regarding reimbursement arrangement between us and the underwriters.

We [and the selling shareholders] have granted the underwriters the right to purchase up to an additional             ADSs to cover over-allotments at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on                      , 2019.

Deutsche Bank Securities	CMBI	Raymond James	AMTD Global Markets	SunTrust Robinson Humphrey

Everbright Sun Hung Kai	Wedbush Securities	Prime Number Capital	Fortune (HK) Securities Limited

Prospectus dated                      , 2019

LETTER FROM OUR CHAIRMAN

Bridging Borrowers and Lenders with Reclaimed Credibility

        Ever since our establishment, it has been our mission to institutionalize a transparent consumer credit recovery industry by helping borrowers regain their credit. We also complement established financial institutions in China in the recovery of credit risks. As the biggest consumer debt restructuring specialist in China, we focus on long-dated consumer delinquencies which are often charged off from our customers' balance sheets. While we represent seven of the 10 largest banks in China, and some of the most prominent online lenders by China's largest internet giants, we are no adversary to delinquent borrowers as we help them substantially. Our work assists these borrowers in reducing their debt loads, improving their credit profiles, and restoring their access to credit, and, as a result, regaining their lost confidence. We essentially act as debt restructuring advisors between credit originators and their borrowers to provide debt solutions.

        Consumer debt restructuring is a relatively new industry in China. Over the past five years, our biggest achievement has been infrastructure establishment. Through many trials and errors, we have built a proprietary IT analytics and a workflow system, and attracted, nurtured, and retained a team of expert negotiators who understand the delicate balance between debt collection while demonstrating knowledge and willingness to work with the debtors for a win-win outcome.

        Additionally, we have built, and continued to strengthen our relationships and trust with major lenders. Our track record in providing quality customer service and compliance with applicable laws, regulations, and our clients' internal policies is among the best in the industry. We have the largest market share and outstanding collection performance compared to our peers in the industry, especially in the long-dated segment.

        As a young company, we aspire to do more to meet the needs of our customers, shareholders, and regulators. We are not content to simply rest on our accomplishments so far.

        We are the lenders' restructuring agents, and our solutions include debt reductions, installment plans, and deferred repayments. Since we have a pure agency model and do not purchase the underlying assets, we are largely not exposed to balance sheet risks.

        Restructuring long-dated debts is fundamentally different from the collection of short- dated debts. In my view, the latter is more of sending simple reminders, and is therefore subject to fierce competition, and is work that is vulnerable to potentially being automated by AI. But our work involves statistical analysis of the identification of delinquent borrowers and the negotiation of restructuring packages.

        Our scalability lies in three factors. First, the accumulation of debt collection expertise. Second, the optimization of our proprietary IT analytics and workflows, and, finally, in the improvement in the infrastructure of our industry, such as data availability and quality. The China's Central Bank's Credit Bureau will continue to grow in size and sophistication, while the newly established Baihang Credit Bureau (with the participation of e-commerce giants such as Alibaba and Tencent) will capture non-bank financial activities. All these trends will enhance our ability to garner additional market share in the years ahead. With the anticipated opening up of China's banking and credit card industry to foreign players, YX, being an industry leader and a US-listed company, will be poised to reap the benefits, and become the partner of choice for these foreign financial institutions.

        YX will continue to experience robust growth in the next decade, and we aim to multiply our market share in the next five years. The banks, under pressure to minimize loan losses in an efficient and compliant manner, must optimize their debt collection process by means of, among others, limiting the number of their mass debt collection agents, at both headquarter and branch level. YX is expected to be one of the biggest winners to capture the opportunity, against the backdrop of the rapidly expanding consumer credit market, as well as in the current environment of ongoing industry consolidation.

        Last but not least, I have made a personal donation to set up the Credit Risk Management Institute of Xiangtan University, the first institution of its kind in the country. I also provide scholarships to Chinese students in a partnership program with Tulane University. We took the lead by working with our peers, clients, and industry experts to facilitate the establishment of an industry association. We hope to yield results through conducting academic research, learning lessons from the best global practices, and training more professional talent. Through these efforts, we strive to contribute in our mission to institutionalize and professionalize the industry, as well as China's social construction of credibility.

By:
	Name:	Man Tan
	Title:	Chief Executive Officer and Chairman of the Board

        You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the ADSs only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

        Neither we nor the underwriters has taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus or any filed free writing prospectus outside the United States.

        Until             , 2019 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under "Risk Factors," before deciding whether to buy the ADSs. You should note that the business described in this prospectus is owned and operated by our variable interest entity in the PRC and the ADSs purchased are of a Cayman Islands holding company that does not directly own our business operations in the PRC. This prospectus contains information from an industry report commissioned by us and prepared by iResearch, a third-party research firm, in October 2018 (and updated by iResearch in [    •    ] 2019) to provide information regarding our industry and our market position in China.

Our Mission

        To be a pioneer in institutionalizing a transparent Chinese consumer credit recovery industry by helping borrowers rebuild credit, maximizing financial institutions' recovery and nurturing a new generation of talent.

Business Overview

        We are a leading business service provider of delinquent consumer debt collection in China. We believe that delinquent consumer debt collection is crucial to the maintenance of a sound financial environment because debt collection is a mechanism to establish principles and rules governing consumer lending, and facilitates the restoration of credit of the debtors and the establishment of a society built on credit. According to iResearch, we are the largest provider of delinquent credit card receivables recovery service in the PRC in terms of total value of receivables under collection and number of collection specialists employed as of June 30, 2019, and total commission for the six months ended June 30, 2019. We offer nation-wide consumer debt collection services. We collect delinquent consumer receivables such as credit card receivables originated by commercial banks, and online receivables originated by online consumer finance companies. For the six month period ended June 30, 2019, we have serviced seven of the top 10 commercial banks as measured by outstanding balance of credit cards issued in China in 2018, and reputable online consumer finance companies in China. Our clients engage us to collect delinquent consumer receivables and we primarily generate commission-based fees based on our collection success. Our industry expertise, operation scale, innovative approach and IT infrastructure allow us to offer our clients a cost-effective and trustworthy solution to recover delinquent consumer receivables. We intend to continue to leverage our strengths and grow our business through our disciplined approach, which has contributed to our growth and success to-date.

        We focus on the collection of tertiary receivables. According to iResearch, we outperformed by a large margin all other service providers in the PRC tertiary credit card receivables recovery market in terms of total value of receivables under collection and number of collection specialists employed as of June 30, 2019, and total commission for the six months ended June 30, 2019. The commission rate for the collection of tertiary receivables is typically higher than that of fresher receivables, which include primary and secondary receivables, because (i) tertiary receivables are past due for a longer period of time, and thus are more difficult to collect compared to fresher receivables; and (ii) tertiary receivables may also have been charged off by the lender and therefore any amount we collect generates additional income for the clients. In most cases, prior to engaging us, our clients had unsuccessfully attempted to collect these delinquent consumer receivables through their in-house collection teams and other service providers. In 2017, 2018 and for the six months ended June 30 2019, we derived 96.6%, 80.5% and 72.3% of our revenues from our credit card receivables collection services, respectively, and 3.1%, 19.5% and 27.7% from online receivables, respectively.

        Our remote collection approach and centralized management contribute to our overall success. According to iResearch, we are one of the pioneers in the industry as we provide collection services solely by remote means, such as telephone and text messages, or remote collection, without on-site visit or face-to-face negotiation with debtors. We purposefully do not engage in face-to-face interaction to avoid potential physical confrontation with debtors, control compliance-related risks, streamline and standardize the collection process, and increase collection efficiency. Our quality assurance team leverages our technology and IT system to better monitor the conduct of our collection specialists during the collection process. For example, our operating portal records all telephone conversations with debtors, and our intelligent speech recognition system transcribes these recordings into text for our quality assurance team to review internally in accordance with our quality assurance protocol. In addition, we coordinate and manage all client engagements and collection assignment allocations centrally through our Changsha headquarters as part of an integrated and centralized operation management system, or centralized management. We have 34 operating centers located in 29 cities across China. Our proprietary operating portal automatically and centrally assigns and adjusts collection tasks to collection specialists at headquarters and other operating centers monthly following its pre-set distribution rules considering factors such as the performance and current workload of a particular collection specialist and the value and difficulty of the collection tasks. We believe our centralized management allows us to consolidate marketing efforts, standardize the collection process and monitor quality compliance of thousands of our collection specialists. We believe our centralized management enables us to expand rapidly and efficiently while maintaining our service quality.

        We are committed to maintaining and upgrading our technological advances. We focus on building our technology platform, which is supported by our proprietary customer database. Our integrated platform and information technology ensure efficient data mapping and robust reporting capabilities to generate continuously improving collection results. For example, our proprietary information technology system, or operating portal, supports core processing and analytics functions of our business under a set of integrated databases and is designed to be both replicable and scalable to accommodate our organic growth. Our system is also configured with multiple layers of security modules, as part of our overall data privacy and security program, to protect our database from unauthorized access.

        We believe the expertise of our collection team is critical to the success of our business. Our experience is that the tenure and the productivity of our collection specialists are positively correlated to our performance. Experienced collection specialists are critical in conducting skip tracing and negotiation with debtors. As a result, we place considerable focus on the attracting, nurturing, retaining and motivating of our collection team by providing mentorship, continued education and promotion track based on performance. In addition, we employ a performance monitoring system to monitor our collection specialists' activities and set daily minimum performance standards, which is linked to our compensation structure based on performance. We also adopt a unique team structure with a clear division of labor and close collaboration across different levels for efficient collection process. We expect continued improvement in productivity and profitability as our collection specialists accumulate experience over time. As of June 30, 2019, we had 10,915 full time collection specialists in our operating centers located in 29 cities in China which constituted 95.0% of our employees. The full time collection specialists include 1,109 collection specialists who have years of experience and are qualified to conduct direct negotiation with debtors. Monthly average amount collected per collection specialist reached RMB27,385 (US$3,989) for the six months ended June 30, 2019, which was 27.5% higher than the corresponding period in 2018.

        Mr. Tan, our founder, has more than 15 years of experience in collecting delinquent consumer receivables. Mr. Tan has utilized his backgrounds in law and entrepreneurship to lead our business operation. Mr. Tan also devoted his expertise and resources to the development of legislation, industry standards, as well as education in the area of delinquent consumer receivables recovery. With the vision of institutionalizing a transparent consumer credit recovery industry in China in mind, Mr. Tan founded our company to focus on collecting delinquent consumer receivables.

Recent Development

        We set forth below certain key updated financial and operating data that we believe are useful to investors and fairly represent our results of operations and financial performance for the two months ended August 31, 2019. These preliminary data may change and those changes may be material. As a result, these preliminary data may not be consistent with our consolidated financial statements for such period when they are completed and publicly disclosed. See "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and "Forward-Looking Statements" for additional information.

        The following table presents our key operating data for the periods indicated:

	Two months ended August 31
	2018	2019	2019
	RMB	RMB	US$
	(In thousands, except percentage)
Total amount collected	371,773	694,956	101,232
Tertiary	365,177	505,407	73,621
Primary and Secondary	6,596	189,549	27,611
Weighted monthly average collection rate	0.62%	0.95%
Tertiary	0.62%	0.86%
Primary and Secondary	0.65%	1.34%
Effective commission rate	41.0%	33.2%
Tertiary	41.5%	41.0%
Primary and Secondary	10.8%	12.4%
Monthly average amount collected per collection specialist	27.4	31.3	4.6
Monthly average commission earned per collection specialist	11.2	12.1	1.8

        As of September 30, 2019, our balance of delinquent consumer receivables under collection amounts to RMB44.6 billion (US$6.4 billion). The business volume remained largely stable during the two months ended August 31, 2019 while other operating metrics grew significantly. Our operating results and margins for the six months ended June 30, 2019 were impacted by the closing of approximately 20 newly established regional office and one-off comprehensive compliance review in the second quarter of 2019. Our performance and margins have since rebounded from those one-off events; for the two months ended August 31, 2019, most of our operating metrics have returned to normalized level. Our blended effective commission rate for the two months ended August 31, 2019 has decreased by 7.8% compared to the corresponding period in 2018, due to our engagement of relatively more primary and secondary receivables with lower effective commission rates compared to tertiary receivables. The commission rate of our tertiary business has remained stable.

        The following table presents our key financial data for the period indicated:

	Two months ended August 31, 2019
	RMB	US$
	(In thousands, except percentage)
Revenues
Collection of credit card debts	140,342	20,443
Collection of other debts	76,681	11,170
Others	91	13

Revenues	217,114	31,626
Cost of revenues	(142,964)	(20,825)

Gross profit	74,150	10,801
Gross margin	34.2%

        Our revenue from debt collection was RMB217.0 million (US$31.6 million) in the two months ended August 31, 2019, which amounted to 91.1% of revenue generated in the three months ended June 30, 2019. Our gross profit was RMB74.2 million (US$10.8 million) in the two months ended August 31, 2019. In addition, our gross margin in the same period returned to a normalized level of 34.2%.

Our Industry

        China's consumer credit market has experienced substantial growth in recent years due to a fast growing economy and an evolving consumer base. The government's effort to implement policies promoting consumption and spending consumption upgrades in terms of quantity and quality and increasing popularity of consumer lending has in turn triggered the high growth of consumer lending.

        China's delinquent consumer receivables recovery market is in its early stage of development and has experienced a high rate of growth since 2013, compared to more mature markets such as that of the United States. According to iResearch, total revenue generated by China's delinquent consumer receivables recovery market grew at a CAGR of 48.5% from 2013 to 2017, compared with a CAGR of 2.9% in the U.S. market during the same period. At the same time, market share of the top three service providers measured by total revenue, or market concentration, was 4.3% for China's market, compared with 28.6% for the U.S. market in 2017. iResearch believes that major market participants in China have growth opportunities through consolidation of the fragmented market shares with reputable brand, strong relationships with financial institutions and sufficient resources, such as human and capital resources.

        The key characteristics of the tertiary receivable recovery market are lower collection rate, higher commission rate, high entry barrier and potential for operations expansion.

        The delinquent consumer receivables recovery industry in China is highly fragmented. As of June 30, 2019, there were over 3,000 delinquent receivables collection service providers in the market. YX ranked first in the credit card receivables recovery market in terms of of receivables under collection, number of collection specialists as of June 30, 2019. For the six months ended June 30, 2019, YX also led the credit card receivables recovery market in terms of total commission received.

Our Competitive Strengths

        We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

  •
  Industry-leading position and strong relationships with major consumer credit originators;

  •
  Advanced know-how and proven track record in an emerging industry;

  •
  Innovative collection process supported by proprietary IT systems and infrastructure;

  •
  Strong team of collection specialists with a unique team structure;

  •
  Visionary and experienced leadership backed by a strong team of talent.

Our Strategies

        We believe the following strategies may contribute to our goal of becoming a market leading full service consumer receivables collection service provider:

  •
  Continue to invest in and upgrade our big data and IT System;

  •
  Broaden our industry participation and service offerings;

  •
  Strengthen cooperation with major credit originators and diversify our business.

Our Challenges

        We face risks and uncertainties in realizing our business objectives and executing our strategies, including those relating to:

  •
  increased regulatory risk resulting from public complaints against our industry;

  •
  unexpected reactions from debtors to our request for payment;

  •
  deterioration of business relationship with major clients;

  •
  obtaining sufficient delinquent consumer receivables for collection;

  •
  retaining efficiency in collecting delinquent consumer receivables;

  •
  changes in fee arrangements with clients;

  •
  violation of compliance policies, collection standards and government rules and regulations;

  •
  retaining existing and attracting new clients;

  •
  retaining experienced employees and attracting talents; and

  •
  our limited operating history.

Corporate History and Structure

        In April 2014, Ms. Xiaofang Zhou, or Ms. Zhou, established Hunan Yong Xiong Investment Management Co., Ltd., or Yong Xiong Investment with other shareholders. In July 2015, Mr. Man Tan, Ms. Zhou's spouse, or Mr. Tan, purchased 94% and 3% equity interests of Yong Xiong Investment from Ms. Zhou and another shareholder, respectively. Upon completion of such share purchase, Mr. Tan and Ms. Zhou held 97% and 3% equity interest of Yong Xiong Investment, respectively. Yong Xiong Investment was renamed the Yong Xiong Group in 2015.

        Beginning in August 2018, we began our restructuring in contemplation of this offering. Under the restructuring:

  •
  Incorporation of the listing entity.    In August 2018, we incorporated YX Asset Recovery Limited under the laws of the Cayman Islands as our offshore holding company to facilitate financing and an offshore listing.

  •
  Incorporation of British Virgin Islands holding company, Hong Kong holding company and WFOE.    In August 2018, YX Asset Recovery Limited established a wholly-owned subsidiary in the British Virgin Islands named YX International Holding Ltd. In September 2018, YX International Holding Ltd established a wholly-owned subsidiary in Hong Kong named YX Services Limited. In November 2018, YX Services Limited established a wholly-owned subsidiary in China named Hunan Yong Xiong Intelligence Technology Co., Ltd., which we refer to as the wholly-foreign-owned enterprise in Hunan, or Hunan WFOE, which we will de-register in                   2019. In January 2019, YX Services Limited established a wholly-owned subsidiary in China named Shanghai Yong Xiong Information Technology Services Co., Ltd., which we refer to as the wholly-foreign-owned enterprise in Shanghai, or Shanghai WFOE in this prospectus. For the avoidance of doubt, we refer to Hunan WFOE as our WFOE from November 8, 2018 to January 11, 2019, and we refer to Shanghai WFOE as our WFOE from January 12, 2019 onwards.

  •
  Contractual arrangements.    Our operations involve value-added telecommunications services. Due to PRC restrictions or prohibitions on foreign ownership of value-added telecommunications businesses in China, we operate our business in China through the Yong Xiong Group, a PRC domestic entity, in which we have no direct ownership interest. In November 2018, we, Hunan WFOE, and other parties entered into a series of contractual arrangements with the Yong Xiong Group, which we refer to as our VIE in this prospectus, and its respective shareholders. These contractual arrangements enable us to exercise effective control over our VIE, receive substantially all of the economic benefits of our VIE, and have the exclusive option to purchase all or part of the equity interests in and assets of our VIE to the extent permitted by PRC law. Due to operational reasons, we entered into a series of contractual arrangements with Shanghai WFOE, our VIE and other parties in January 2019, which superseded those entered into in November 2018. We have further amended and restated the contractual arrangements in March 2019 based on the change of the ownership structure of our VIE. These contractual arrangements contain the same terms and conditions as those entered into in November 2018, and continue to have the same effect on the relationship between our VIE and us.

        As a result of our restructuring and the VIE contractual arrangements, we are the primary beneficiary of our VIE, and we treat the Yong Xiong Group and its subsidiaries as our consolidated variable interest entities under U.S. GAAP. We rely on dividends and other distributions paid to us by our WFOE, which in turn depends on the service fees that our VIE pays to our WFOE. The amount of dividends we will collect from our WFOE depends on our dividend policy. We do not expect to collect any dividend from our WFOE in the foreseeable future because we do not expect to pay any dividend to our shareholders. For more details, please see "Dividend Policy." Our WFOE will collect service fees from our VIE pursuant to the VIE contractual arrangements, according to which our VIE should pay service fees to our WFOE after our VIE reserves funds for reasonable profits and costs. Our WFOE has the right to make discretionary determination on the amount of service fees to be collected from our VIE. We currently, and expect that we will, in the near future, derive substantially all of our revenues from our VIE, subject to future business plans. However, we do not have unfettered access to our WFOE's and VIE's revenues due to PRC legal restrictions on the payment of dividends by PRC companies, foreign exchange control restrictions, and the restrictions on foreign investment, among others. For more details and risks related to our variable interest entity structure, please see "Risk Factors—Risks Related to Our Corporate Structure." We have consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

        In August 2018, Mr. Tan, Ms. Zhou, the Yong Xiong Group, and other related parties entered into a framework agreement with Shanghai Zhong Ping Guo Jing M&A Equity Investment Fund Limited Partnership, or Zhong Ping Capital to set forth the commercial arrangements among the parties, pending execution of the definitive agreements. The parties first entered into the framework agreement rather than immediately agreeing to a definitive agreement because, in order for Mr. Tan to receive the deposit payment from Zhong Ping Capital in a timely manner, the principal terms of the transaction had to be agreed to as soon as possible. These principal terms were memorialized in the framework agreement. In addition, we believe that the transaction with Zhong Ping Capital will enable us to utilize Zhong Ping Capital's expertise and experience in the professional investment industry to strengthen our corporate profile and corporate governance as well as to diversify our shareholder composition.

        In January 2019, we, Mr. Tan, Ms. Zhou, the Yong Xiong Group and other parties entered into an amended and restated shares sale and purchase agreement with Zhong Ping Capital and Shanghai Hengxiong Enterprise Management Consulting Limited Partnership, an affiliate of Zhong Ping Capital, or Zhong Ping Vehicle, pursuant to which Zhong Ping Vehicle agreed to acquire 2,000,000 ordinary shares of YX Asset Recovery Limited from Mr. Tan with cash consideration of RMB300,000,000, representing 20% equity interest of YX Asset Recovery Limited immediately prior to the completion of this offering. In November 2018, Zhong Ping Vehicle and Mr. Tan entered into an equity transfer agreement, pursuant to which Zhong Ping Vehicle agreed to purchase a nominal 0.0001% equity interest of the Yong Xiong Group from Mr. Tan immediately prior to the completion of this offering. The purchase of 2,000,000 ordinary shares of YX Asset Recovery Limited and the purchase of nominal 0.0001% equity interest of the Yong Xiong Group by Zhong Ping vehicle are collectively referred to as the Zhong Ping Transactions. At the closing of the Zhong Ping Transactions, 2,000,000 ordinary shares of YX Asset Recovery Limited were re-designated as 2,000,000 series A convertible preferred shares or, Series A preferred shares, to Zhong Ping Vehicle.

        In January 2019, we, YX Management Holding Ltd., an entity wholly-owned by Mr. Tan, the Yong Xiong Group and other parties entered into an amended and restated share sale and purchase agreement with Changsha Lugu Hi-Tech Mobile Internet Venture Capital Co., Ltd., or Lugu, pursuant to which Lugu agreed to purchase, or designate its affiliate to acquire 60,000 ordinary shares of YX Asset Recovery Limited from YX Management Holding Ltd. with cash consideration of RMB9,000,000, representing 0.6% equity interest of YX Asset Recovery Limited immediately prior to the completion of this offering, or the Lugu Transaction. At the closing of the Lugu Transaction in March 2019, 60,000 ordinary shares of YX Asset Recovery Limited were re-designated as 60,000 Series A preferred shares to Lugu.

        In July 2019, we incorporated Zhuhai Yongxiong Information Technology Services Co., Ltd for the purpose of back office management and operation.

        In August 2019, we and Mr. Tan entered into a Series B preferred share purchase agreement with Rainflower Investments Limited, or Rainflower, which was subsequently amended and restated by the parties in October 2019. Pursuant to the Series B preferred share purchase agreement, we agreed to issue and Rainflower agreed to subscribe 100 redeemable convertible Series B preferred shares, or Series B preferred shares, of YX Asset

Recovery Limited with cash consideration of USD15,000,000, which transaction we refer to as the Rainflower Transaction. Rainflower is a subsidiary of Avenue Capital Group, or Avenue. At the closing of the Rainflower Transaction, we issued 100 Series B preferred shares to Rainflower. Avenue is a seasoned strategic investor specialized in dealing in distressed debts. We believe our partnership with Avenue will create synergies through the leveraging of our expertise in collection of delinquent consumer receivables and Avenue's rich market experience in investment in distressed debt.

        In August 2019, we and Mr. Tan entered into a Series C preferred share purchase agreement with EP Next China Fund I, or EP Next China, which was subsequently amended and restated by the parties in October 2019. Pursuant to the Series C preferred share purchase agreement we agreed to issue and EP Next China agreed to subscribe 50 redeemable convertible Series C preferred shares, or Series C preferred shares, of YX Asset Recovery Limited with cash consideration of USD5,000,000 which transaction we refer to as the EP Next China Transaction. EP Next China is a subsidiary of Earnest Partner LLC, or Earnest. At the closing of the EP Next China Transaction, we issued 50 Series C preferred shares to EP Next China.

        Our founder, chairman and chief executive officer, Mr. Tan, is critical to our success. Therefore, we expect that Mr. Tan will maintain super-majority control over the outcome of matters that require shareholders' vote upon the completion of this offering. We will adopt a dual-class share structure immediately upon the completion of this offering by (i) converting all outstanding Series A preferred shares into [             ] ordinary shares; (ii) re-designating all outstanding ordinary shares (other than ordinary shares held by YX Major Limited) into [             ] Class A ordinary shares; (iii) re-designating all outstanding ordinary shares held by YX Major Limited into 1,500,000 Class B ordinary shares; and (iv) authorizing [    •    ] Class A ordinary shares for the conversion of Series B preferred shares and Series C preferred shares, for more details regarding Series B and Series C conversion options, please see "Description of Share Capital—Series A, Series B and Series C preferential rights." The dual-class share structure will give disproportionate voting power to the Class B ordinary shares held by YX Major Limited, of which Mr. Tan is the sole shareholder and sole director. As a result, Mr. Tan may exercise          % of our aggregate voting power, and super-majority control over the outcome of matters that require shareholders' vote upon the completion of this offering.

        The following diagram illustrates our corporate structure, including our principal subsidiaries and the VIE, upon the closing of this offering:

Notes:

(1)
Immediately following the completion of this offering, the shareholders of the Yong Xiong Group will be Mr. Tan, who holds 81.9999% of its equity interest, Hunan Yuxiong Enterprise Management Limited Partnership, which holds 15% of its equity interest, Ms. Zhou, who holds 3% of its equity interest, and Zhong Ping Vehicle, which holds 0.0001% of its equity interest.

(2)
We expect to de-register Hunan Yong Xiong Information Technology Services Co., Ltd. and Hunan Yong Xiong Intelligence Technology Co., Ltd. in due course.

Corporate Information

        Our principal executive offices are located at Xincheng Science and Technology Park Building 7, West Yuelu Road No. 588, Changsha 410205, Hunan Province, People's Republic of China. Our telephone number at this address is +86 731 81829999. Our registered office in the Cayman Islands is located at 4th Floor, Harbour Place, 103 South Church Street,

P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is C T Corporation System, located at 111 Eighth Avenue, New York, NY 10011.

        Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is http://www.hnyongxiong.com/. The information contained on our website is not a part of this prospectus.

Implications of Being an Emerging Growth Company

        As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America's Surface Transportation Act of 2015), or the JOBS Act. As such, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of our internal control over financial reporting. Under the JOBS Act, we also do not need to comply with any new or revised financial accounting standards until the date that private companies are required to do so.

        We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1.07 billion in non-convertible debt; or (iv) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions Which Apply to this Prospectus

        Unless we indicate otherwise, all information in this prospectus assumes the underwriters do not exercise its option to purchase up to                   additional ADSs representing                  Class A ordinary shares from us.

        Except where the context otherwise requires and for purposes of this prospectus only:

  •
  "ADSs" refers to American depositary shares, each of which represents                  Class A ordinary shares;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong, and Macau;

  •
  "delinquent consumer receivables" refer to unpaid and past due financial obligations of consumers owed to credit originators, including commercial banks, online consumer finance companies and other financial service providers;

  •
  "IP" refers to intellectual property;

  •
  "IT" refers to information technology;

  •
  "online loan" refers to any consumer credit loan originated by online consumer finance companies, typically the consumer finance departments of the largest internet companies in China with principal value of less than RMB10,000 (US$1,457);

  •
  "online receivables" refer to receivables of online loans;

  •
  "our WFOE" or "our PRC subsidiary" refers to Hunan Yong Xiong Intelligence Technology Co., Ltd. a wholly-owned subsidiary of YX Services Limited in China, from November 8, 2018 to January 11, 2019, and Shanghai Yong Xiong Information Technology Services Co., Ltd., a wholly-owned subsidiary of YX Services Limited in China, from January 12, 2019 onwards;

  •
  "RMB" and "Renminbi" refer to the legal currency of China;

  •
  "shares" or "ordinary shares" prior to this offering refers to our Class A ordinary shares and Class B ordinary shares, par value $0.01 per share;

  •
  "tertiary receivables" refer to credit card receivables that are typically more than 12 months past due or are charged-off and online receivables that are typically more than six months past due or are charged-off;

  •
  "US$," "U.S. dollars," "$," and "dollars" refer to the legal currency of the United States;

  •
  "we," "us," "our company" and "our" refer to YX Asset Recovery Limited, a Cayman Islands company, and its subsidiaries, and, in the context of describing our operations and consolidated financial information, also include its VIE in the PRC; and

  •
  "Yong Xiong Group" refers to Hunan Yong Xiong Asset Management Group Co., Ltd.

        This prospectus contains information and statistics relating to China's economy and the industries in which we operate derived from various publications issued by market research companies and PRC regulatory entities, which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. The information in such sources may not be consistent with our internal operating data and other information compiled in or outside of China.

        All of our operations are conducted in China and all of our revenues are denominated in RMB. This prospectus contains conversion of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all conversion from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.8650 to US$1.00, the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 28, 2019. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, at the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On                           , 2019, the noon buying rate was RMB             to US$1.00.

THE OFFERING

Offering price	$ per ADS.
ADSs offered by us	ADSs (or ADSs if the underwriters exercises their option to purchase additional ADSs in full).
ADSs offered by the selling shareholders	ADSs if the underwriters exercise their option to purchase additional ADSs in full.
ADSs to Class A ordinary share ratio	Each ADS represents the right to receive Class A ordinary shares, par value $0.001 per share.
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs representing Class A ordinary shares in full).
Ordinary shares outstanding immediately after this offering

             Class A ordinary shares (or             Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs representing Class A ordinary shares in full) and 1,500,000 Class B ordinary shares.

The ADSs	Each ADS represents Class A ordinary shares. The depositary will hold the Class A ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement.
You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.
We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We [and the selling shareholders] have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional ADSs.

Use of proceeds

We expect that we will receive net proceeds of approximately $             million from this offering, or approximately $             million if the underwriters exercise their option to purchase additional ADSs from us in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of $             million.

We plan to use 60% of the net proceeds we receive from this offering to enhance our delinquent consumer receivable collection operations and increase the number of our call centers, 30% to upgrade our technology and IT infrastructure, and the balance for working capital and other general corporate purposes. See "Use of Proceeds" for more information.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.
New York Stock Exchange trading symbol
Depositary	The Bank of New York Mellon
Lock-up

[We, our directors, executive officers and our existing shareholders] have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of [180] days after the date of this prospectus, subject to certain exceptions. See "Shares Eligible for Future Sale" and "Underwriting."

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

        The number of ordinary shares that will be outstanding immediately after this offering:

  •
  assumes (i) conversion of all outstanding Series A preferred shares into [             ] ordinary shares; (ii) re-designation of all outstanding ordinary shares (other than ordinary shares held by YX Major Limited) into [             ] Class A ordinary shares; and (iii) re-designation of all outstanding ordinary shares held by YX Major Limited into 1,500,000 Class B ordinary shares, in each case immediately upon the completion of this offering;

  •
  assumes no exercise of the underwriters' option to purchase additional ADSs representing Class A ordinary shares;

  •
  excludes             Class A ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus, at a weighted average exercise price of US$             per share; and

  •
  excludes             Class A ordinary shares reserved for future issuances under our equity incentive plans.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following summary consolidated statements of income data (other than US$ data) for the years ended December 31, 2016, 2017 and 2018, summary consolidated balance sheets data (other than US$ data) as of December 31, 2017 and 2018 and summary consolidated statements of cash flows data (other than US$ data) for the years ended December 31, 2016, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this registration statement. Our summary consolidated balance sheets data as of December 31, 2016 have been derived from our audited consolidated financial statements not included in this registration statement. Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The following summary consolidated statements of income data (other than US$ data) for the six months ended June 30, 2018 and 2019, summary consolidated balance sheet data (other than US$ data) as of June 30, 2019 and summary consolidated statements of cash flows data (other than US$ data) for the six months ended June 30, 2018 and 2019 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Year ended December 31,				Six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Statements of Income Data
Revenues	435,636	595,279	757,788	110,384	292,964	515,116	75,035
Cost of revenues	(244,109)	(388,106)	(519,414)	(75,661)	(200,056)	(381,914)	(55,632)
Gross Profit	191,527	207,173	238,374	34,723	92,908	133,202	19,403
Net income	97,649	109,569	124,005	18,063	47,444	32,331	4,710

	As of December 31,
					As of June 30, 2019
	2016	2017	2018
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheets Data:
Cash	45,003	44,830	61,806	9,003	93,464	13,615
Accounts receivable	91,819	105,110	250,591	36,503	247,535	36,058
Amounts due from related parties	45,695	117,594	14	2	177	26
Total assets	361,458	530,167	586,330	85,409	641,362	93,425
Short-term bank loans, including current portion of long-term bank loan	111,466	8,833	4,961	723	29,639	4,317
Amounts due to related parties	22,052	77,605	—	—	—	—
Long-term bank loan, excluding current portion	34,908	30,275	25,314	3,687	22,703	3,307
Total liabilities	291,315	320,485	252,643	36,802	248,834	36,247
Total equity / Total shareholders' equity	70,143	209,682	333,687	48,607	392,528	57,178

	Year ended December 31,				Six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	88,801	137,165	63,671	9,275	35,256	37,572	5,473
Net cash used in investing activities	(132,081)	(105,797)	(102,117)	(14,875)	(73,663)	(23,072)	(3,361)
Net cash provided by (used in) financing activities	80,303	(31,541)	55,422	8,073	8,729	17,158	2,499
Net increase (decrease) in cash	37,023	(173)	16,976	2,473	(29,678)	31,658	4,612
Cash at the beginning of the year/period	7,980	45,003	44,830	6,530	44,830	61,806	9,003

Cash at the end of the year/period	45,003	44,830	61,806	9,003	15,152	93,464	13,615

Non-GAAP Financial Measures

        We use adjusted net income and adjusted EBITDA, which are non-GAAP financial measures, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net income represents net income excluding share-based compensation expenses, and such adjustment has no impact on income tax.

        We believe that adjusted net income and adjusted EBITDA help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in net income. We believe that adjusted net income and adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        Adjusted net income and adjusted EBITDA should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net income and Adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

	Year ended December 31,				Six months ended June 30,
	2016	2017	2018	2018	2018	2019	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(In thousands)
Non-GAAP Financial Measures
Net income	97,649	109,569	124,005	18,063	47,444	32,331	4,710
Adjustments:
Share-based compensation	—	—	—	—	—	26,510	3,862
Adjusted net income	97,649	109,569	124,005	18,063	47,444	58,841	8,571
Adjustments:
Interest expense	8,439	12,609	2,475	361	1,251	1,463	213
Income tax	29,123	29,561	46,442	6,765	16,638	29,766	4,336
Depreciation	8,838	14,690	17,946	2,614	8,389	13,541	1,972
Amortization	—	416	624	91	312	312	45
Adjusted EBITDA	144,049	166,845	191,492	27,894	74,034	103,923	15,137

Key Operating Data

        The following table presents our key operating data for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2017	2018	2018	2018	2019	2019
	RMB	RMB	US$	RMB	RMB	US$
	(In thousands, except for percentage)
Monthly average delinquent consumer receivables under collection (MARC)	14,951,372	29,634,997	4,316,824	21,408,583	46,253,518	6,737,585
Total amount collected	1,435,991	2,053,926	299,188	773,343	1,556,039	226,663
Monthly average amount collected per collection specialist	19.7	24.7	3.6	21.5	27.4	4.0
Monthly average commission earned per collection specialist	8.7	9.9	1.4	8.9	9.7	1.4
Monthly weighted average collection rate	0.69%	0.60%		0.54%	0.56%
Effective commission rate	44.3%	39.8%		41.2%	35.3%

RISK FACTORS

        You should carefully consider the risks described below in connection with reviewing this prospectus. If any of the events referred to below actually occurs, our business, financial condition, liquidity and results of operation could suffer. In that case, the trading price of the ADSs could decline and you may lose all or part of your investment. You should also refer to the other information in this prospectus, including our consolidated financial statements and the related notes.

 Risks Related to Our Business

We may not be able to collect delinquent consumer receivables efficiently and a decline in our ability to collect delinquent consumer receivables could adversely affect our ability to generate revenues.

        The success of our business depends on our ability to collect delinquent consumer receivables efficiently. Our clients pay us a certain percentage of the total amount of delinquent consumer receivables collected as commission; the commission rates correlate strongly to our collection rates. Our operations have been profitable largely due to the fact that we have been able to collect these delinquent consumer receivables efficiently, and thus receive a relatively high commission rate. Our ability to collect delinquent consumer receivables and generate revenues may be adversely affected by the debtors' inability to repay in a bad economy, the quality of the receivables, or any problem with our operating portal. If we are unable to collect these delinquent consumer receivables efficiently in the future, our business, financial condition and results of operations could be significantly and adversely impacted.

Our operating margin will suffer if we are not able to maintain our commission, utilize our collection specialists and assets efficiently or maintain and improve the current mix of services that we deliver.

        Our operating margin is largely a function of the commission that we receive for our services, the efficient use of our technology, and the utilization of our collection specialists. Our business model is predicated on our ability to objectively quantify the value that we provide to our clients. If we fail to succeed on any of these objectives, we may experience a decline in our current operating margin.

        The commission we receive for our services, and our ability to manage our technology and collection specialists efficiently, are affected by a number of factors, including but not limited to:

  •
  our clients' perceptions of our ability to add value through our services;

  •
  our ability to negotiate on commercial terms with our clients;

  •
  our ability to objectively differentiate and verify the value we offer to our clients;

  •
  competition;

  •
  introduction of new services by us or our competitors;

  •
  cost of communication services;

  •
  our ability to estimate demand for our services;

  •
  our ability to control costs and improve the efficiency of our collection specialists; and

  •
  general economic and political conditions, including Sino-American relations.

        If we are not able to maintain our commission rates or utilize our collection specialists and assets efficiently, our results of operations may be adversely affected.

We operate a socially sensitive business. Public complaints against the delinquent consumer receivables recovery industry generally or against us in particular may result in increased regulatory risk, which may materially and adversely affect our business, financial condition and results of operations.

        The general public may have certain misconceptions about the receivables recovery industry, such as the perceived use of unlawful means to collect debts. Given the growth of collection service providers in China, the contentious nature associated with debt collection, the unpredictability of debtor behavior, and the inflow of small scale market participants with weak compliance protocols, the delinquent consumer receivables recovery industry is subject to potentially higher and unpredictable government scrutiny. Such development could subject our operations to regulatory restrictions, government investigations, administrative fines and increased compliance requirements. As a result, our business and our ability to generate revenues could be materially and adversely affected.

        Furthermore, negative publicity about our industry and business creates the possibility of heightened attention from the public, the media and government regulators. From time to time, complaints or allegations against us, regardless of their veracity, may result in negative publicity, which in turn could result in government inquiry or reputational harm. There is no assurance that we would not become a target for public scrutiny in the future or such scrutiny and public exposure would not severely damage our reputation as well as our business and prospects. Furthermore, we rely heavily on our reputation to develop and maintain client relationships. Commercial banks and online consumer finance companies may refuse to work with us if we suffer from a tarnished reputation, since any perceived or actual violation of laws and regulations by service providers could increase our clients' regulatory risks. As such, our business is particularly vulnerable to negative media coverage and negative publicity.

        In addition, our directors and management may become subject to scrutiny by the media and the public regarding our business, which may result in unverified, inaccurate or misleading information about our directors and management being reported by the press. Negative publicity about our directors or management, even if untrue or inaccurate, may harm our reputation.

        Debtors may file complaints, with or without merits, against our collection services with our clients or government regulatory agencies, in particular, China Banking and Insurance Regulatory Commission, or CBIRC and other commercial regulatory agencies, alleging improper conduct and violations of law. Major complaints may result in clients penalizing us monetarily, or clients suspending collection services of a certain geographic area. Since our inception, there have been three incidents where our collection services of certain geographic areas were suspended by the clients due in part to complaints filed by debtors. We have conducted internal investigations regarding each allegation in accordance with our policy and resume relationship with the clients. As of the date of this prospectus, we have either resumed service or expect to resume service soon in the particular geographic areas for each of the three clients. However, we cannot assure you that we will not be subject to other major complaints in the future, due to the contentious nature associated with debt collection and unpredictable debtor behavior.

We may not be able to obtain sufficient delinquent consumer receivables for collection from our clients to sustain our business operations.

        We provide services to commercial banks and online consumer finance companies to collect the delinquent consumer receivables that our clients are not able to collect on their own or through other collection service providers. The fees that we receive for collecting these delinquent consumer receivables currently represent almost all of our revenues, and we expect this trend to continue in the future. To operate profitably, we must continuously receive a sufficient supply of delinquent consumer receivables for collection from our clients.

        The availability of delinquent consumer receivables for collection depends on a number of factors outside of our control, including the continued growth of consumer debts in China. The growth in consumer debts may be affected by commercial banks and online consumer finance companies underwriting criteria and government regulations with respect to consumer loans. Any slowing of the consumer debt growth could result in less credit being extended. Therefore, there can be no assurance that our existing or potential clients will continue to outsource their delinquent consumer receivables at recent levels or at all, or that we may be able to continue to offer competitive bids or services for delinquent consumer receivable collection.

        If we are unable to maintain, develop and expand our business or adapt to changing market needs as well as our current or future competitors are able to do, or if the amount of outsourced delinquent consumer receivables available in the market for collection decreases, we may not be able to obtain the same amount of delinquent consumer receivables for collection from our clients as we have in the past. As a result, we may not be able to generate the same level of revenues or profits to sustain our operations.

We are heavily dependent on several major clients.

        We provide receivables collection service to a number of commercial banks and online consumer finance companies. Historically our major clients varied from period to period. Our top five clients as measured by revenue generated during each period, in aggregate provided, 99.2%, 90.2% and 79.2% of our revenues in 2017, 2018 and the six months ended June 30, 2019, respectively. If our business relationships with any of these major clients deteriorate or terminate, or if our clients cease to operate due to legal, compliance or any other reasons, the total amount of delinquent consumer receivables that we receive for collection may decrease. As new client relationships are challenging and time-consuming to develop, any termination could significantly and adversely affect our business, financial condition and results of operations.

        As required by our business, we assign or delegate collection assignments to our branch companies, subsidiaries and affiliates from time to time. Such assignment and delegation may not be permissible under our contracts. In addition, we may be required to destroy certain debtor information or return it to our clients within the agreed time period. Our relationships with major clients may deteriorate and we may be involved in lawsuits if we breach contractual terms, such as any unauthorized assignment or delegation to our branch companies, subsidiaries and affiliates, or failure to fully comply with our contractual commitments to timely destroy or return debtor information.

We are highly dependent on our telecommunications and IT systems, and an interruption or error in those systems could have an adverse effect on our business and results of operations.

        Our business is materially dependent on our proprietary operating portal and services provided by various telecommunications companies. Development and maintenance of our proprietary operating portal is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our operating portal from functioning properly and consequently adversely affect our information infrastructure and our business. If our equipment or systems cease to work or become unavailable, or if there is any significant interruption in telephone services, we may be prevented from providing services and collecting on delinquent consumer receivables. Our business also depends on the efficient and uninterrupted operation of our computer and communications systems. All of our computer hardware and our computing services are currently located in China. Although we have prepared for contingencies through redundancy measures and disaster recovery plans, such preparation may not be sufficient, and we currently do not carry business interruption insurance. Despite any precautions we may take, the occurrence of a natural disaster, such as an earthquake, flood or fire, or other unanticipated problems at our offices in China, including power outages, telecommunications delays or failures, break-ins to our systems or computer viruses, could result in delays or interruptions to our marketplaces and platforms, loss of our and debtors' data and business interruption for us. Any of these events could damage our reputation, significantly disrupt our operations and subject us to liability, which could materially and adversely affect our business, financial condition and results of operations.

Changes in fee arrangements in collection assignments upon renewal could adversely affect our ability to generate revenues.

        Our clients may change commercial terms upon the renewal of engagements, which may not be as favorable compared to those of the previous engagements due to reasons that are not in our control, such as new limitations imposed by the clients' internal budgets. The commercial terms subject to change may include the highest commission rate that could be paid under such agreement, or the highest commission rate, payment schedule and requirement for deposit payments. Since clients usually have the stronger bargaining power in negotiating these terms, we tend to accept their proposed terms. For example, in June 2016, we entered into a portfolio collection service agreement with a new client, which set the highest commission rate at 60%. We collected more receivables than the client's projection and the commission we were contracted to receive under such agreement exceeded the client's internal budgets to pay third-party service providers for such assignment. Therefore, the client reduced the highest commission rate in our next assignment from 60% to 45%. As a result, our ability to generate revenues and our profitability may be adversely affected by our clients' actions, which are beyond our control.

Our employees may violate our compliance policies, our clients' collection standards and government rules and regulations during the collection process.

        We have compliance policies to instruct and guide our employees' actions during the course of the collection process to comply with our clients' collection standards and government rules and regulations. However, our employees may not comply with our compliance policies and observe our clients' collection standards, and our employees may make verbal or written threats of physical harm, use vulgar or inappropriate language or agree to unauthorized repayment arrangements with debtors, among other actions, in order to increase the likelihood of collection.

        Furthermore, our employees may violate laws and regulations in the collection process. Our employees may use illegal tactics such as impersonation of government officials or fabricated documents to exert influence over debtors, and they may solicit debtor's personal information illegally, and sell debtor information to third parties for their personal financial gains.

        Although these are individual acts, violation of our compliance policies or our clients' standards may adversely affect our business, cause reputational damage, or result in monetary penalties or loss of business. If the violations are severe, our clients may terminate our services and cease cooperation with us in the future. For example, in June 2018, one of our major clients suspended our collection services in Anhui province due to alleged improper conduct by our employees. See "Business—Compliance and Quality Control—Complaints Against Our Service." In addition, the government may investigate our operations for potential violations of government rules and regulations, which may interrupt our normal operations, and we may be subject to administrative penalties such as monetary penalties or, in the most severe circumstances, suspension of our business.

We have a limited operating history and our historical financial and operating performance may not be indicative of our future results of operations.

        Our company only commenced our delinquent unsecured consumer receivables recovery business in 2015, although our founder and senior management have accumulated over 15 years of experience in the delinquent consumer receivables recovery industry. As such, we have a limited operating history for you to evaluate our business, financial performance and prospects. We derive substantially all of our revenues from our tertiary receivable collection service, which is a business model that has undergone, and continues to experience, rapid and dramatic changes. For the fiscal years ended December 31, 2017 and 2018 and the six months ended June 30, 2019, we generated revenues of RMB595.3 million, RMB757.8 million (US$110.4 million) and RMB515.1 million (US$75.0 million), respectively. As a result, we have very little operating history for you to evaluate in assessing our future prospects. We may not be able to achieve similar results or growth in future periods. Our business model may become obsolete due to development of other business models or technologies.

        We have primarily focused on the collection of credit card receivables for commercial banks but have started to provide more online receivables collection services since 2018. Although we currently focus our development on the associated consumer finance companies of the largest internet companies and commercial banks in China that provide online loans, this aspect of our business remains in the early stages of its development. Accordingly, we have a limited operating history in the collection of online receivables and we may not have the experience and resources to analyze and collect online receivables as we do with credit card receivables.

        The prospects of our online receivables collection operation must be considered in light of the risks and uncertainties accompanied with early business development. From 2017 to June 30, 2019, we have successfully collected RMB843.3 million of online receivables for our clients. Our limited operating history makes prediction of future performance difficult.

        You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. Our ability to maintain profitability primarily depends on many factors, including our ability to compete effectively in this market, our expertise in the collection of tertiary receivables, volume of receivables under collection, our clients' willingness to waive deposits, our reputation to collect receivables in a timely fashion, our relationships with clients, our technology and IT infrastructure, our ability to bid on charged-off debt portfolios at appropriate terms, our ability to manage debtor complaints, our successful development of collection business with online consumer finance companies, and our team of collection specialists who provide quality customer service and compliance with applicable laws and regulations. We may not be able to maintain such qualities or sustain profitability on an annual basis. Accordingly, you should not rely on our results of operations for any prior period as an indication of our future performance. We may not be able to effectively assess or address the evolving risks and difficulties present in the market, which could threaten our capacity to continue to operate successfully in the future. We have a very limited operating history and our prospects must be considered in light of the risks and uncertainties that face early-stage companies.

Our revenues would be adversely affected if our clients develop, use or adopt an alternative to our services.

        If our clients decide to develop their own receivables collection solution or platform internally or rely on their in-house collection team and other service providers, our business could be adversely affected. For example, our clients may require our collection specialists to sign into our clients' proprietary receivable collection system to access debtor information, instead of allowing us to use such information in our system. Since our success largely depends on our ability to use our advanced technology system to process successful collections, clients resorting to such alternate systems may eliminate our advantage. In addition, our clients may decide against the use of third party service providers altogether by relying on internal and proprietary resources, which could result in the reduction or loss of substantially all of our revenues.

We may not be able to manage our growth effectively.

        We expanded rapidly since our formation and intend to continue to expand our business in terms of market segment participation, regional presence and strategic partnerships. However, our growth will place significant demands on our resources, and we may not manage our growth effectively in the future. In order to successfully manage our growth, we need to:

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  upgrade our administrative infrastructure to effectively oversee and manage the new business operations and regional offices;

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  continue to improve our management, financial and information systems and controls to enable nation-wide support to all regional offices;

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  provide comparable training and management to our current and new employees to meet the challenges entailed by the growth; and

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  provide competitive compensation package, and adjust our operations to support our geographical expansion.

        Continued growth could place a strain on our management, operations and resources. We cannot assure you that our infrastructure, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our results of operations may be adversely affected.

We may not be able to diversify our operations successfully.

        Our current operations focus on the collection of tertiary receivables. While our business has been profitable, the lack of business diversification makes us vulnerable to market volatility within this particular market segment. We may further expand our operation for the collection of fresh, primary and secondary delinquent consumer receivables as well as acquire delinquent consumer receivables for our own collection to diversify our operations.

        However, the primary and secondary delinquent consumer receivable market segments are highly competitive. As a new market participant, we may not compete successfully with the current market participants who have substantially longer operating histories and greater financial resources. There is no assurance that the strategy and methods we developed in the collection of tertiary receivables will be effective in the collection of fresh, primary and secondary delinquent consumer receivables. If we are not be able to offer competitive services, we may not be able obtain fresh, primary and secondary delinquent consumer receivables from potential clients.

        We have limited experience in the acquisition of delinquent consumer receivables for our own collection. The PRC government has not allowed the trading of credit card receivables. Even if the law changes and allows our entry into such business, there is no assurance that we will receive the required regulatory licenses to purchase credit card receivables. The success of any receivable acquisition business largely depends on the ability to price credit card receivables portfolios, and we may not have the appropriate expertise to price such portfolios. Although delinquent consumer receivables are generally purchased at a significant discount, the actual amount collected will vary. The actual amount collected may be less than the amount expected or may even be less than the purchase price paid for such consumer receivables. In addition, the timing or amounts to be collected on those consumer receivables cannot be assured. If cash flows from operations are less than anticipated as a result of our inability to collect these consumer receivables, we may have difficulties servicing our debt obligations and may not be able to purchase new delinquent consumer receivables for collection.

        Therefore, our efforts to diversify our business and venture into new market segments may prove unsuccessful, which could adversely affect our business, financial condition and results of operations.

We may not be successful in implementing our growth expansion strategy

        We had 34 offices in China as of June 30, 2019. We open new offices in order to attract local talent and to engage potential local clients.

        However, we had limited experience operating in cities and counties outside of Hunan province. We may face significant challenges to maintain our established standards, controls and policies in these regional offices, and we may not be able to integrate these regional offices into our established operations. In addition, there is no assurance that we will successfully hire local talent or obtain receivable collection service contracts from local clients. We also cannot predict the financial performance of these regional offices. Our management efficiency, business, financial condition and results of operations may be adversely impacted if our geographical expansion is unsuccessful, because of the upfront investments for our regional offices.

Our senior management team is important to our continued success and the loss of one or more members of senior management could negatively affect our operations.

        Our success depends substantially on the expertise and experience of our executive officers, who have extensive skills in and knowledge about the consumer receivables management industry in China. They also have established relationships with our major clients and government regulators. We do not maintain key-man life insurance for any of our executive officers. The loss of services of any or all of our executive officers in the absence of suitable replacements could have a material adverse effect on our operations and future profitability.

        In addition, if any of our executive officers joins a competitor or forms a competing company, we may lose clients, research and development expertise and employees. We have employment agreements with Mr. Tan, our founder, chief executive officer and chairman of the board; Mr. Xiong Zhou, our executive vice president and Mr. Lei Li, our executive vice president, and most of our other senior executives. The current agreements contain covenants against competition that survive termination of employment. However, these agreements do not and will not assure the continued services of these senior executives, and we cannot assure you that covenants against competition will be enforceable. Our success depends on the continued service and performance of our executive officers, and we cannot guarantee that we will be able to retain those individuals. The loss of the services of Mr. Tan, Mr. Xiong Zhou, Mr. Lei Li or one or more of our other executive officers could seriously impair our ability to continue to collect delinquent consumer receivables efficiently and to manage and expand our business.

We may require additional financing in the future, and our operations could be curtailed if we are unable to obtain required additional financing when needed.

        We may need to obtain additional debt or equity financing to fund future business expansion and capital expenditures. While we do not anticipate seeking additional financing in the immediate future, the holders of our Series B preferred shares and Series C preferred shares may at any time prior to the 180th day after the effective date of this registration statement convert all or part of their outstanding preferred shares into Class A ordinary shares, and we may seek additional equity financing in the future, which may result in dilution to the holders of our outstanding shares of capital stock.

        The 100 Series B preferred shares owned by Rainflower may be converted to 389,610 Class A ordinary shares and the 50 Series C preferred shares owned by EP Next China may be converted to 129,870 Class A ordinary shares if our 2019 audited net earnings multiplied by 15 is more than US$385,000,000 at the time of the conversion or under certain other circumstances. If our 2019 audited net earnings multiplied by 15 is less than US$385,000,000 at the time of the conversion, holders of our Series B preferred shares and Series C preferred shares may be entitled to more Class A ordinary shares, but in no event will the total post-conversion shareholding percentage of the Series B preferred shareholder exceed 11.25% of the Company's pre-IPO total equity on a fully-diluted and as-converted basis and in no event will the total post-conversion shareholding percentage of the Series C preferred shareholder exceed 3.75% of the Company's pre-IPO total equity on a fully-diluted and as-converted basis. For more details regarding Series B and Series C conversion options, please see "Description of Share Capital—Series A, Series B and Series C preferential rights".

        Additional debt financing may restrict our business operations, including the following:

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  limiting our ability to pay dividends or requiring us to seek consent for the payment of dividends;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  requiring us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

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  limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

        We cannot guarantee that we will be able to obtain additional financing on terms that are acceptable to us, or any financing at all.

Our failure to comply with government regulations could result in the suspension or termination of our business operations.

        The business scope indicated in the business licenses of the Yong Xiong Group and almost all our subsidiaries include, among others, activities in relation to the receivable collection business, such as services in relation to receivables management, and the collection business engaged by commercial banks and online consumer finance companies in connection with delinquent consumer receivables. We are required to operate within our registered business scope. As of the date of this prospectus, two of our subsidiaries engage in activities in relation to the receivable collection business, while their registered business scope do not cover corresponding items. These two subsidiaries may be deemed as operating beyond their registered business scope, which may subject us to fines or the suspension or even the cessation of operations. We do not directly derive any external revenue from the two subsidiaries, which mainly operate as our local operating centers. As of August 31, 2019, the two subsidiaries employed 208 full time collection specialists, which accounted for 2.1% among the total number of full time collection specialists employed by us. Relevant regulatory agencies may have the authority to recommend enforcement actions, confiscate illegal gains and impose monetary penalties on us if these agencies view our operations as exceeding such business scope. The regulatory agencies have the authority to investigate consumer complaints against debt collection companies like us and to recommend enforcement actions and impose monetary penalties. We may be routinely subjected regulatory investigations incidental to our business. Failure to comply with applicable laws and regulations could result in warnings, fines, confiscation of earnings, as well as the suspension or termination of our ability to conduct collections, which would materially adversely affect our business, financial condition and results of operations.

        See "Regulation—Regulation on Delinquent Consumer Receivables Recovery Service Providers". As of the date of this prospectus, we did not received any notice of administrative penalty decision from relevant government authorities in connection with such potential non-compliance. Currently, we are in the process of applying for the relevant alteration registration with the relevant local regulatory agencies in relation to the business scope of each of such two subsidiaries to cover receivables management services. we are also in the process to acquire a company engaging in similar business in the same place of which the business scope is in full compliance with the relevant laws and regulations, to replace such subsidiary.

We experience high employee turnover rates and we may not be able to hire and retain a sufficient number of well-trained employees to support our operations.

        The delinquent consumer receivables recovery industry in China is very labor intensive, and we typically experience a relatively high rate of employee turnover. Competition for talent in the recovery industry is intense, and the availability of suitable and qualified candidates in

China is limited. We will need to continue to attract and retain experienced and capable personnel at all levels as we expand our business and operations. We compete for qualified personnel with companies in our industry and in other industries. Competition for these individuals could cause us to offer higher compensation and other benefits to attract and retain them. Even if we were to offer higher compensation and other benefits, there is no assurance that these individuals will choose to join or continue to work for us. Our growth requires that we continually hire and train new collection specialists. A higher turnover rate among our collection specialists will increase our recruiting and training costs and limit the number of experienced collection specialists available to service our delinquent consumer receivables. If this occurs, we would not be able to service our delinquent consumer receivables effectively, which could reduce our ability to continue our growth and maintain or improve profitability.

If we are not able to respond to technological advances in a timely manner, we may not remain competitive.

        Our success depends in a large part on our technology and IT infrastructure. We use these systems to identify, locate and contact large numbers of debtors and record the results of our collection efforts, as well as to provide customer service to our clients. If we are not able to respond to advances in telecommunications and computer technologies in a timely manner, we may not be able to remain competitive. We have made significant investments in technology to remain competitive and we anticipate that it will be necessary to continue to do so in the future. Telecommunications and computer technologies are changing rapidly and are characterized by short product life cycles, so we must anticipate technological developments. If we are not successful in anticipating, managing, or adopting technological changes on a timely basis or if we do not have the capital resources available to invest in new technologies, our business could be materially adversely affected.

Security and privacy breaches, and failure to comply with personal information protection laws and regulations could adversely affect our business, results of operations and financial condition.

        We collect, generate and process a large amount of personal data. Our databases contain our clients' customer data, including credit card information and other personal information. Any security or privacy breach of these databases could expose us to liability, increase our expenses relating to the resolution of these breaches and deter our clients from selecting our service. We face risks inherent in handling large volumes of data and in securing and protecting such data. For example, we face challenges protecting the data in our systems, including attacks on our system by external parties or fraudulent behavior by our employees.

        In addition, we are subject to various personal information protection laws and regulations in China, which regulate the data collection, storage, use, processing, disclosure and transfer of personal information. While we take measures to comply with all applicable personal information protection laws and regulations, we cannot guarantee the effectiveness of these measures. For example, during our skip tracing process, our collection specialist may utilize a series of online/offline search channels, and they may use illegal methods to solicit and collect debtor's personal information. Any failure or perceived failure to comply with any applicable personal information protection laws and regulations, or any failure or perceived failure of our employees to comply with our internal control measures may result in negative publicity, legal proceedings or regulatory actions against us. These results could damage our reputation, discourage current and potential clients from engaging our services and subject us to fines and government investigations, which could have a material adverse effect on our business, results of operations and financial condition. See "Regulations—Regulations on Personal Information Protection."

        Furthermore, the interpretation and application of personal information protection laws and regulations are uncertain and evolving. We cannot assure you that relevant governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. In addition, we may become subject to additional laws and regulations that come into effect regarding the protection of personal information in connection with debtor information to which we have access. Compliance with these additional regulatory requirements could force us to incur substantial costs or require us to change our business practices. Any occurrence of the foregoing circumstances may negatively affect our business, results of operations and financial condition.

If we fail to maintain the requisite licenses or comply with the regulatory requirements under the complex regulatory environment applicable to our businesses in China, our business, financial condition and results of operations may be materially and adversely affected.

        We have obtained value-added telecommunications service licenses, or VATS licenses, for the provision of value-added telecommunication services. These licenses are generally subject to alteration registration and regular government review or renewal. Due to the change of ownership structure of our VIE, we are currently applying for alteration registration of the VATS license held by our VIE. If we fail to maintain or renew our VAT licenses, we may be unable to continue some of our business operations, which could materially and adversely affect our business, financial condition and results of operations. We cannot assure you that we can successfully maintain or renew these licenses in a timely manner in the future or that these licenses are sufficient to conduct all of our present or future business.

        In addition, the outsourced delinquent consumer receivables recovery industry is still at an early stage of development in China, compared to more mature markets such as that of the United States. The regulatory framework of our industry is unclear since the PRC government has not adopted regulations specifically regulating independent delinquent consumer receivables recovery service providers. See "—Regulation on Delinquent Consumer Receivables Recovery Service Providers." Our failure to comply with any new rules or regulations introduced may materially and adversely affect our business, financial condition, and results of operations.

We may be unable to protect our proprietary intellectual property rights from unauthorized use, such that our brand, reputation and business may be negatively impacted.

        Our protection of our intellectual property is crucial to our success and future growth, as we rely on a combination of patents, copyrights, trademarks and other rights to protect our know-how, proprietary technology, processes and other intellectual property. The protective measures we take may not be sufficient to prevent theft and unauthorized use. We may have to bring lengthy and costly litigation and take time-consuming measures in order to protect our intellectual property rights, diverting our management's attention from our business operation. Our brand, reputation and business may be negatively impacted by such measures and risks.

Our senior management lacks experience in managing a public company and complying with laws applicable to operating as a U.S. public company domiciled in the Cayman Islands and failure to comply with such obligations could have a material adverse effect on our business.

        Prior to the completion of this offering, we operated as a private company located in the PRC. In the process of taking steps to prepare us for this offering, the Yong Xiong Group's senior management became the senior management of YX Asset Recovery Limited. Most of the senior management of YX Asset Recovery Limited does not have experience managing a publicly listed company or managing a Cayman Islands exempted company.

        As a result of this offering, we will become subject to laws, regulations and obligations that do not currently apply to us, and most of our senior management currently do not have experience in complying with such laws, regulations and obligations. The senior management is only experienced in operating the business of the Yong Xiong Group in compliance with Chinese laws. Similarly, by virtue of this offering, YX Asset Recovery Limited will be required to file reports in compliance with U.S. securities and other laws. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on us. In addition, we expect that the process of learning about such new obligations as a public company in the United States will require our senior management to devote time and resources to such efforts that might otherwise be spent on the operation of our business.

We have limited business insurance coverage. Any future business liability, disruption or litigation we experience might divert management focus from our business and could significantly impact our financial results.

        Availability of business insurance products and coverage in the PRC is limited, and most business insurance products are expensive in relation to the coverage offered. We have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurances on commercially reasonable terms make it impractical for us to maintain such insurance policies. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in the PRC, and we have not made any reserve for these purposes. Accordingly, a business disruption, litigation or natural disaster may result in substantial costs and divert management's attention from our business, which would have an adverse effect on our results of operations and financial condition.

Certain data and information in this prospectus was obtained from external third parties and we have not independently verified such data and information.

        In this prospectus we have utilized data and information from external sources including various third parties comprising government sources and private entities such as industry consultant iResearch. Such external sources of statistical data include projections based on numerous assumptions. The performance of the overall industry and segment affects our business and the market price of our ADSs, especially if they fail to grow at the projected rate. Further, the new and constantly evolving environment of the industry and market results in significant uncertainties, and the projections or estimates about the growth of the market in which we operate in should be considered in this context. If any of the assumptions underlying the market data prove to be incorrect, discrepancies between the projections and actual results may emerge.

        We have not independently verified data and information obtained from third party external sources, and the method of collection and methodologies employed by such third parties may differ from ours. In addition, these industry reports and publications generally include a disclaimer that the information therein is believed to be reliable but which accuracy and completeness cannot be guaranteed.

We rely on assumptions and estimates to calculate certain key operating metrics and inaccuracies in such metrics may harm our reputation and adversely affect our business.

        Certain key operating metrics in this prospectus are calculated using our internal data that have not been independently verified by third parties. While these numbers are based on what we believe to be reasonable calculations for the applicable periods of measurement, there are some challenges in measuring those metrics. In addition, our key operating metrics are derived and calculated based on different assumptions and estimates, and you should be cautious of such assumptions and estimates when assessing our operating performance.

        Our operating metrics may differ from estimates published by third parties or from similarly titled metrics used by our competitors due to differences in data availability, sources and methodology. If we discover material inaccuracies in our operating metrics, our reputation may be harmed and third parties may be less willing to allocate their resources or spending to us, which could adversely affect our business and operating results.

We may from time to time become party to litigation, other legal or administrative disputes, proceedings and investigations that may materially and adversely affect us.

        In the course of our ordinary business operations, we may become a party to litigation, legal proceedings, claims, disputes or arbitration proceedings from time to time. Any ongoing litigation, legal proceedings, claims, disputes or arbitration proceedings may distract our senior management's attention and consume our time and other resources. In addition, even if we ultimately succeed in such litigation, legal proceedings, claims, disputes or arbitration proceedings, there may be negative publicity attached to such litigation, legal proceedings, claims, disputes or arbitration proceedings, which may materially and adversely affect our reputation and brand names. In the case of an adverse verdict, we may be required to pay significant monetary damages, assume significant liabilities or suspend or terminate parts of our operations. As a result, our business, financial condition, results of operations and prospects may be materially and adversely affected.

        We are unable to predict all the risks and uncertainties that we face as a result of current economic, political, social and regulatory developments and many of these risks are beyond our control. All such factors may adversely affect our business and operations as well as our financial performance. For example, while China has a comprehensive set of laws, rules and regulations, the administration of economic affairs is also highly dependent on changes in national and regional policy, including the implementation of laws, rules and regulations. From time to time, particularly when certain activities are the target of greater policy scrutiny, key personnel of affected enterprises have had to respond to inquiries from Chinese regulatory authorities. The time and energy needed to respond to such inquiries may affect such persons' ability to devote full attention to their enterprises or, in extreme cases, step down from their roles. Resulting negative publicity from such inquiries, whether or not justified, may also have a negative effect on the results of operations of such enterprises.

Risks Related to Our Industry

Debtors may respond to our request for payment with unexpected reactions.

        Our primary method of collecting delinquent consumer receivables is to contact debtors by telephone, inform debtors about the disadvantages and potential consequences of having delinquent debts, and negotiate a payment plan with these debtors. However, debtors may not react to our requests for payments rationally. In certain extreme cases, debtors have threatened us with self-inflicted harm in an attempt to dissuade us from collection.

        In addition, debtors have formed groups to strategize against collection service providers, including entrapment arrangements to induce collection specialists to violate compliance policies and laws and regulations. We are aware of the existence of certain online social media groups organized by debtors to strategize against collection activities, such as inducing collection specialists to use inappropriate language during the collection process and then recording such conversations as evidence against collection service providers in order to claim monetary damages or request reduction or cancellation of their debts.

        Debtors' actions are beyond our control. If any of their threats materializes, such threats may cause significant reputational damage to our operations and/or instigate a government investigation. Our clients may be discouraged from working with us due to the negative publicity caused by debtors' actions, which could result in an increase in staff turnover rates, a decrease in revenues and an adverse impact on our business, financial condition and results of operations. Government agencies may also initiate formal investigations as result of any materialized threats. Government agencies may detain our executives and employees and/or temporarily suspend or permanently shut down our business as part of the investigation. As of the date of this prospectus, government agencies have not initiated any investigation against us for violations during collection.

We operate in a highly competitive and fragmented market, and market competition could materially and adversely affect our business, financial condition and results of operations, and limit our ability to increase market share.

        We operate in a highly competitive and fragmented market and expect competition to persist or intensify in the future. We compete with other collection service providers primarily on industry reputation and expertise in the collection of tertiary receivables, technology and IT infrastructure, relationships with clients, the services of well-trained collection specialists and compliance with applicable collections laws. Some of our competitors may have greater financial, human and other resources, longer operating histories, greater technological expertise, more recognizable brand names and more established relationships than we do in the industries that we currently serve or may serve in the future. Some of our competitors may enter into strategic or commercial relationships among themselves or with larger, more established companies through cooperation, mergers or acquisitions, in order to increase their ability to address client needs. Increased competition, pricing pressure or loss of market share could reduce our operating margin, which could harm our business, results of operations and financial condition. Furthermore, our competitors may be able to develop or adopt new technologies faster than we can, or offer a broader range of services than we are presently able to offer.

        In addition, due to intense competition in our industry, we have been and may be the target of incomplete, inaccurate and false statements about our company that could damage our and our management's reputation and materially deter clients from working with us. Our ability to respond to our competitors' misleading marketing efforts may be limited by legal prohibitions on permissible public communications by us during our initial public offering process or during future periods.

 Risks Related to Our Corporate Structure

If the agreements that establish the structure for certain of our operations in China do not comply with PRC regulations, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Our operations involve value-added telecommunications services and, due to PRC restrictions or prohibitions on foreign ownership of value-added telecommunications businesses in China, we operate our business in China through the Yong Xiong Group, a PRC domestic entity, in which we have no direct ownership interest. See "Corporate History and Structure—Regulation on Foreign Investment in Value—Added Telecommunications Businesses." In November 2018, we, Hunan WFOE and other parties entered into a series of contractual arrangements with our VIE and its shareholders, which enable us to (i) exercise effective control over our VIE; (ii) receive substantially all of the economic benefits of our VIE; and (iii) hold an exclusive option to purchase all or part of the equity interests and assets in our VIE when and to the extent permitted by PRC law. Due to operational reasons, we entered into a series of contractual arrangements with Shanghai WFOE, our VIE and other parties in January 2019, which superseded those entered into in November 2018. We have further amended and restated the contractual arrangements in March 2019 based on the change of the ownership structure of our VIE. These contractual arrangements contain the same terms and conditions as those entered into in November 2018, and continue to have the same effect on the relationship between our VIE and us. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIE and hence consolidate its financial results into our consolidated financial statements under U.S. GAAP. See "Corporate History and Structure" for further details.

        In the opinion of Zhong Lun Law Firm, our PRC legal counsel, (i) the ownership structure of our VIE in China and Shanghai WFOE, both currently and immediately after giving effect to this offering, complies with all existing PRC laws and regulations; and (ii) the contractual arrangements among our company, Shanghai WFOE, our VIE and each of the shareholders of our VIE, governed by PRC law, are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. Zhong Lung Law Firm is also of the opinion that (a) the ownership structure of our VIE in China and Hunan WFOE complied with all PRC laws and regulations then in effect from November 2018 to January 2019; and (b) the contractual arrangements among our company, Hunan WFOE, our VIE and each of the shareholders of our VIE, governed by PRC law, were valid, binding and enforceable, and did not result in any violation of PRC laws or regulations currently in effect. However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or, if adopted, what they would provide. If we or our VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

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  discontinuing or placing restrictions or onerous conditions on our operations through any transactions between our WFOE and our VIE;

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  imposing fines, confiscating the income from our WFOE or our VIE, or imposing other requirements with which we or our VIE may not be able to comply;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and deregistering the equity pledges of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIE; or

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  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

        The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our VIE in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our VIE or our right to receive substantially all the economic benefits and residual returns from our VIE and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIE in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us, would have a material adverse effect on our financial condition and results of operations.

We rely on contractual arrangements with our VIE and its shareholders for a large portion of our business operations, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect on our business and results of operations.

        We will rely on contractual arrangements with our VIE and its shareholders to conduct our businesses. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct its operations in an acceptable manner or taking other actions that are detrimental to our interests.

        If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we will rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. However, the shareholders of our VIE may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with our VIE. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See "—Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business." Therefore, our contractual arrangements with our VIE may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

        In addition, we executed a financial support undertaking letter addressed to our VIE, pursuant to which we irrevocably undertake to provide unlimited financial support to our VIE to the extent permissible under the applicable PRC laws and regulations, regardless of whether our VIE has incurred an operational loss. We will not request repayment of any outstanding loans or borrowings from our VIE under any circumstances. See "Corporate History and Structure—Contractual Arrangements with the VIE and Its Shareholders—Financial Support Undertaking Letter". If our VIE continuously incurs operational loss, and if, consequently, our VIE continuously requires financial support from us, such financial support would have a material and adverse effect on our business.

Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

        We refer to the shareholders of our VIE as its nominee shareholders because although they remain the holders of equity interests on record in our VIE, pursuant to the terms of the relevant power of attorney executed by them, each such shareholder will irrevocably authorize our WFOE to exercise his, her or its rights as a shareholder of the VIE. However, if our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may be limited in our ability to enforce the contractual arrangements that give us effective control, and if we are unable to maintain effective control, we may not be able to continue to consolidate the VIE's financial results with our financial results. Furthermore, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be granted under PRC law. For example, if the shareholders of our VIE refuse to transfer their equity interest in our VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

        All of the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us." Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIE, and our ability to conduct our business may be negatively affected.

The shareholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        The shareholders of our VIE may have potential conflicts of interest with us. These shareholders may breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which would have a material and adverse effect on our ability to effectively control our VIE and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with our VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm's length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIE in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIE for PRC tax purposes, which could in turn increase its tax liabilities without reducing our WFOE's tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE's tax liabilities increase or if it is required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by our VIE that are material to the operation of a certain portion of our business if our VIE enters bankruptcy or becomes subject to a dissolution or liquidation proceeding.

        As part of our contractual arrangements with our VIE, our VIE and its subsidiaries hold certain assets that are material to the operation of certain portion of our business, including intellectual property and premise. If our VIE enters bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our VIE may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If our VIE undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

        On March 15, 2019, the National People's Congress promulgated the Foreign Investment Law (the 'FIL'), which will come into effect on January 1, 2020 and replace the existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The FIL embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. See 'Regulation-Regulation on Foreign Investment.' However, since it is relatively new, uncertainties still exist in relation to interpretation and implementation of the FIL, especially with respect to, among other things, the nature of variable interest entities contractual arrangements, the promulgation schedule of both the "negative list" under the FIL, and specific rlues regulating the organization form of foreign-invested enterprises within the five-year transition period.

        The FIL does not explicitly classify whether variable interest entities controlled through contractual arrangements would be deemed as foreign-invested enterprises. Yet it has a catch-all provision under the definition of 'foreign investment' that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or rules of the State Council, which leaves leeway for future laws, administrative regulations or provisions of the State Council to stipulate contractual arrangements as a form of foreign investment. Therefore, there can be no assurance that our control over our VIE through contractual arrangements will not be deemed as foreign investment in the future. In the event that any possible implementing regulations of the FIL, any other future laws, administrative regulations or provisions deem contractual arrangements as a way of foreign investment, or if any of our operations through contractual arrangements is classified in the 'restricted' or 'prohibited' industry in the future 'negative list' under the FIL, our contractual arrangements may be deemed invalid and illegal, and we may be required to unwind the variable interest entity contractual arrangements and/or dispose of any affected business, any of which may have a material adverse effect on our business and operations.

        Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. In addition, under FIL, foreign investors and foreign-invested enterprises will be subject to legal liabilities if they fail to report investment information in accordance with the FIL. The FIL also provides that foreign-invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within a five-year transition period. We may be required to adjust the structure and corporate governance of certain of our PRC subsidiaries in such transition period. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

Risks Related to doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        All of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

        Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results. In addition to adverse changes in economic policies and conditions, the Chinese government may implement policies and regulations to address prevalent social issues especially during critical times (such as important national anniversaries, major holidays and other dates of cultural importance). Such policy changes and campaigns may adversely affect our business operations and financial performance.

Our revenues may be materially and adversely affected by any economic slowdown in China as well as globally.

        The success of our business ultimately depends on consumer spending. We derive all of our revenues from China. As a result, our revenues and net income are impacted to a significant extent by economic conditions in China and globally. The global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, levels of employment, inflation or deflation, real disposable income, interest rates, taxation and currency exchange rates.

        The PRC government has in recent years implemented a number of measures to control the rate of economic growth, including by raising interest rates and adjusting deposit reserve ratios for commercial banks as well as by implementing other measures designed to tighten credit and liquidity. These measures have contributed to a slowdown of the PRC economy. According to the National Bureau of Statistics of China, in the second quarter of 2018, China's GDP growth rate was 6.7%. Any continuing or worsening slowdown could significantly reduce domestic commerce in China. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in China or any other market in which we may operate could have a material adverse effect on our business, financial condition and results of operations.

        Recently, the United States imposed significant tariffs on certain Chinese-made products. The PRC has in turn imposed tariffs against certain U.S. products in response to U.S. tariffs. Continued trade tensions between the U.S. and China may ultimately have an adverse effect on the global or Chinese economy, which in turn may affect our business.

Uncertainties with respect to the PRC legal system could adversely affect us.

        The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

        In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in this annual report based on foreign laws.

        We are an exempted company incorporated under the laws of the Cayman Islands, and we conduct all of our operations in China and all of our assets are located in China. In addition, most of our senior executive officers reside within China for a significant portion of the time, and most are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who reside and whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

        The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business.

        We are a Cayman Islands holding company, and we may rely on dividends and other distributions on equity from our PRC subsidiary, which in turn depend on the service fees paid to our PRC subsidiary, for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and for services of any debt we may incur. We currently, and expect that we will, in the near future, derive substantially all of our revenues from our VIE, subject to future business plans. However, this does not mean that we are able to have unfettered access to our PRC subsidiary's and VIE's revenues due to PRC legal restrictions on the payment of dividends by PRC companies, foreign exchange control restrictions, and restrictions on foreign investment, among others. Our subsidiaries' ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, both of our PRC subsidiary and our VIE are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entities in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. These reserves are not distributable as cash dividends. If our PRC subsidiary incurs debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiary to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

        In response to the persistent capital outflow and RMB's depreciation against U.S. dollar in the fourth quarter of 2016, the People's Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, the People's Bank of China issued the Circular on Further Clarification of Relevant Matters Relating to Offshore RMB Loans Provided by Domestic Enterprises, or the PBOC Circular 306, on November 29, 2016, which provides that offshore RMB loans provided by a domestic enterprise to its offshore holding enterprises cannot exceed 30% of the domestic enterprise's ownership interest in the offshore enterprise. The PBOC Circular 306 may constrain our PRC subsidiary's ability to provide offshore loans to us. The PRC government may continue to strengthen its capital controls and our PRC subsidiary's dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also "—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

        Under the Enterprise Income Tax Law of the PRC and related regulations, dividends, interests, rent or royalties payable by a foreign-invested enterprise, such as our PRC subsidiary, to any of its foreign non-resident enterprise investors, and proceeds from any such foreign enterprise investor's disposition of assets (after deducting the net value of such assets)

are subject to a 10% withholding tax, unless the foreign enterprise investor's jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax. Undistributed profits earned by foreign-invested enterprises prior to January 1, 2008 are exempted from any withholding tax. Hong Kong has a tax arrangement with China that provides for a 5% withholding tax on dividends subject to certain conditions and requirements, such as the requirement that the Hong Kong resident enterprise own at least 25% of the PRC enterprise distributing the dividend at all times within the 12-month period immediately preceding the distribution of dividends and be a "beneficial owner" of the dividends. For example, YX Services Limited, which directly owns our PRC subsidiary is incorporated in Hong Kong. However, if YX Services Limited is not considered to be the beneficial owner of dividends paid to it by our PRC subsidiary under the tax circulars promulgated in April, 2018, such dividends would be subject to withholding tax at a rate of 10%. If our PRC subsidiary declares and distributes profits to us, such payments will be subject to withholding tax, which will increase our tax liability and reduce the amount of cash available to our company.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary and VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        Any funds we transfer to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs, in China, capital contributions to our PRC subsidiary are subject to filing with the Ministry of Commerce, or ("the MOFCOM") in its foreign investment comprehensive management information system and registration with other governmental authorities in China. In addition, (a) any foreign loan procured by our PRC subsidiary and VIE is required to be registered with the SAFE or its local branches or filed with SAFE in its information system, and (b) each of our PRC subsidiary and VIE may not procure loans which exceed the difference between its registered capital and its total investment amount as recorded in the foreign investment comprehensive management information system or, as an alternative, only procure loans subject to the Risk-Weighted Approach and the Net Asset Limits. See "Regulation—Regulations on Foreign Exchange." Any medium or long term loan to be provided by us to our VIE must also be approved by the National Department and Reform Commission, or ("NDRC"). We may not obtain these government approvals or complete such registrations or filings on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiary and VIE. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiary. This is because there is no statutory limit on the amount of registered capital for our PRC subsidiary, and we are allowed to make capital contributions to our PRC subsidiary by subscribing for their initial registered capital and increased registered capital, provided that the PRC subsidiary completes the relevant filing and registration procedures. With respect to loans to the PRC subsidiary by us, (i) if the relevant PRC subsidiary adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt mechanism, the outstanding amount of the loans cannot exceed the difference between the total investment and the registered capital of the PRC subsidiary and there is, in effect, no statutory limit on the amount of loans that we can make to our PRC subsidiary under this circumstance because we can increase the registered capital of our PRC subsidiary by making capital contributions to them, subject to the completion of the required registrations, and the difference between the total investment and the registered capital will increase accordingly; and (ii) if the relevant PRC subsidiary adopt the foreign exchange administration mechanism as provided in the PBOC Notice No. 9, or the Notice No. 9 Foreign Debt mechanism, the risk-weighted outstanding amount of the loans, which is calculated based on the formula provided in the PBOC Notice No. 9, cannot exceed 200% of the net asset of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiary. Currently, our PRC subsidiary has the flexibility to choose between the Current Foreign Debt mechanism and the Notice No. 9 Foreign Debt mechanism before it submits information on the conclusion of the cross-border financing contract for record-filing for the first time. However, if the Notice No. 9 Foreign Debt Mechanism, or a more stringent foreign debt mechanism becomes mandatory and our PRC subsidiary is no longer able to choose the Current Foreign Debt mechanism, our ability to provide loans to our PRC subsidiary or our VIE may be significantly limited, which may adversely affect our business, financial condition and results of operations.

        In 2008, the SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 regulates the conversion by FIEs of foreign currency into Renminbi by restricting the usage of converted Renminbi. SAFE Circular 142 provides that any Renminbi capital converted from registered capitals in foreign currency of FIEs may only be used for purposes within the business scopes approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within China unless otherwise permitted by the PRC law. In addition, the SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from registered capital in foreign currency of FIEs. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. On April 8, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19. SAFE Circular 19 took effect as of June 1, 2015 and superseded SAFE Circular 142 on the same date. SAFE further promulgated Circular 16, effective on June 9, 2016, which, among other things, amended certain provisions of Circular 19. SAFE Circulars 19 and 16 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, and also prohibit FIEs from using such Renminbi fund to provide loans to persons other than affiliates unless otherwise permitted under its business scope. As a result, we are required to apply Renminbi funds converted from the net proceeds we received from this offering within the business scopes of our PRC subsidiary. SAFE Circular 19 and 16 may significantly limit our ability to transfer to and use in China the net proceeds from this offering, which may adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund, or IMF, completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. As of August 23, 2019, the RMB was valued at RMB7.0928 against the U.S. dollar.

        Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Our use of some leased properties could be challenged by third parties or governmental authorities, which may cause interruptions to our business operations.

        As of the date of this prospectus, some of the lessors of our properties leased by us in China have not provided us with their property ownership certificates or any other documentation proving their right to lease those properties to us. If our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant governmental authorities, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with the owners or other parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us. Although we may seek damages from such lessors, such leases may be void and we may be forced to relocate. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties' challenges on our use of such properties. As a result, our business, financial condition and results of operations may be materially and adversely affected.

        In addition, a substantial portion of our leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by relevant PRC laws. The failure to register leasehold interests may expose us to potential warnings and penalties up to RMB10,000 per unregistered leased property.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and results of operations.

        Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing funds and employers are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees. If we fail to make adequate social insurance and housing fund contributions, we may be subject to fines and legal sanctions, and our business, financial condition and results of operations may be adversely affected.

        These laws designed to enhance labor protection tend to increase our labor costs. In addition, as the interpretation and implementation of these regulations are still evolving, our employment practices may not be at all times be deemed in compliance with the regulations. As a result, we could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

Our failure to make sufficient statutory social welfare payments for our employees could materially and adversely affect our business, financial condition, results of operations and prospects.

        PRC laws and regulations require us to pay several statutory social welfare benefits for our employees, including medical care insurance, occupational injury insurance, unemployment insurance, maternity insurance, pension benefits and housing fund contributions. While we believe we have made adequate provision in our audited consolidated financial statements for any outstanding amounts that are not paid or withheld, our failure to make payments may be in violation of the applicable PRC laws and regulations and we may be subject to fines and penalties. According to the applicable PRC laws and regulations, employers failing to make any of these social welfare benefit payments may be ordered by the government to rectify the noncompliance and make the required payments. Failure to make social insurance premium payments may also subject employers to a late fee of up to 0.2% or 0.05%, as the case may be, of the amount overdue per day from the original due date, by a stipulated deadline after they receive written notice from the authorities. If the payment is not made by the stipulated deadline after the employer receives written notice from the authorities in the case of any of the insurance and pension benefit premium described above, the employer may be assessed by the relevant government authority for fines of up to three times the amount of any under-reported obligation of the employer. An application may be made to the relevant government authority for deduction of the overdue amount from the employer's bank account or to a local court for compulsory enforcement of any of these payment obligations and an employee is entitled to compensation if the employer fails to make payments due for social welfare benefits. Late charges, penalties or legal or administrative proceedings to which we may be subject could materially and adversely affect our reputation, financial condition, results of operations and prospects.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and certain other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM should be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

        The SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Round-trip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents or entities' legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. In February 2015, the SAFE promulgated the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of the SAFE. Qualified banks should examine the applications and accept registrations under the supervision of the SAFE.

        If our shareholders who are PRC residents or entities do not complete their registration procedures set forth in the foregoing regulations, our PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

        We have notified all PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. In November 2018, Mr. Tan, our chief executive officer and chairman of the board, and Ms. Zhou, our shareholder, both PRC residents, completed the foreign exchange registrations under the relevant PRC laws.

        However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary's ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In the meantime, our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who will be granted share-based awards by us, may follow the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company or the 2012 SAFE Notices, promulgated by the SAFE in 2012. Pursuant to the 2012 SAFE Notices, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We, our directors, our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who will be granted share-based awards will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary's ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See "Regulation—Regulations on Employee Share Options."

        The State Administration of Taxation, or SAT, has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities. See "Regulation—Regulations on Employee Share Options."

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its "de facto management body" within the PRC is considered a "resident enterprise" and will be subject to PRC enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." If the PRC tax authorities determine that YX Asset Recovery Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares at a rate of 10%, if such income is treated as sourced from within the PRC. Furthermore, if PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, dividends paid to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us), if such gains are deemed to be from PRC sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of YX Asset Recovery Limited would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that YX Asset Recovery Limited is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        On December 10, 2009, the SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, with retroactive effect from January 1, 2008, to December 1, 2017. Pursuant to SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, should report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer.

        On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 extends its tax jurisdiction to not only Indirect Transfers set forth under SAT Circular 698 but also transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

        On October 17, 2017, the SAT released Public Notice Regarding Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Public Notice 37, with effect from December 1, 2017. SAT Public Notice 37 replaced a series of important circulars, including but not limited to SAT Circular 698, and revised the rules governing the administration of withholding tax on China-source income derived by the non-resident enterprise. SAT Public Notice 37 provided certain key changes to the current withholding regime, such as (i) the withholding obligation for non-resident enterprise deriving dividend arises on the day the payment is actually made rather than on the day of the resolution to declare the dividends; (ii) the provision that non-resident enterprise should self-report tax within seven days if their withholding agents fail to withhold any or sufficient tax is removed.

        We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring and sale of the shares in our offshore subsidiaries and investments. Our company may be subject to withholding obligations if our company is a transferee in such transactions under SAT Public Notice 37 and SAT Public Notice 7. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be required to expend valuable resources to comply with SAT Public Notice 37 and SAT Public Notice 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars. Our expending of such resources may affect our ability to deploy adequate resources to the operation of our business, which may have an adverse effect on our financial condition and results of operations.

Several of our business premises are not in full compliance with the PRC fire safety regulations.

        According to the PRC fire safety laws and regulations, construction projects are generally required to complete fire safety filings or inspections. See "Regulation—Regulation on Fire Safety." As of the date of this prospectus, several of our business premises have not completed the required fire safety filings and may not be in full compliance with relevant laws and regulations. Based on our discussion with the relevant goverment authorities, we believe that the risk that we will be subjected to material administrative penalties imposed by local fire control authorities for our failure to comply with the fire safety laws and regulations is relatively low. However, we cannot assure you that we may be able to complete the fire safety filings, rectify our non-compliance or otherwise fully comply with the relevant fire safety laws and regulations at all of our current premises in a timely manner or at all, and we may be subject to fines and orders to rectify within a specified period of time or to suspend operations for our non-compliance. As a result, we may not be able to occupy certain of our current premises and may be ordered to relocate our operations to other locations that comply with the relevant fire safety laws and regulations, and we cannot assure you that such alternative locations will be available on commercially reasonable terms or at all, which could materially and adversely affect our business, results of operations and financial conditions.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issues the audit report included in our prospectus filed with the U.S. Securities and Exchange Commission, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of

PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        Starting in 2011 the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the China Securities Regulatory Commission, or CSRC.

        In December 2012, the SEC instituted proceedings under Rule 102(e)(1)(iii) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against five Chinese-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC's rules and regulations thereunder by failing to provide to the SEC the firms' work papers related to their audits of certain China-based companies that are publicly traded in the U.S. Rule 102(e)(1)(iii) grants the SEC the authority to deny to any person, temporarily or permanently, the ability to practice before the SEC who is found by the SEC, after notice and opportunity for a hearing, to have willfully violated any such laws or rules and regulations. On January 22, 2014, an initial administrative law decision was issued, censuring these accounting firms and suspending four of the five firms from practicing before the SEC for a period of six months. Four of these China-based accounting firms appealed to the SEC against this decision and, on February 6, 2015, each of the four China-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The firms' ability to continue to serve all their respective customers is not affected by the settlement. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms' audit documents via the CSRC. If the firms do not follow these procedures, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings. The settlement did not require the firms to admit to any violation of law and preserves the firms' legal defenses in the event the administrative proceeding is restarted.

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ordinary shares may be adversely affected.

        If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Our failure to comply with the U.S. Foreign Corrupt Practices Act, or the FCPA, and other anticorruption laws could result in penalties which could harm our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

        After the completion of this offering, we will be subject to the FCPA, which prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits, along with various other anticorruption laws. We are in the process of implementing policies and procedures designed to ensure that we, our employees and other intermediaries comply with the FCPA and other anti-corruption laws to which we are subject. Such policies or procedures may not work effectively or protect us against liability under the FCPA or other laws for actions taken by our employees and other intermediaries with respect to our business or any businesses that we may acquire. As we market and offer our services to increasing numbers of state-owned enterprises, we will have frequent contact with persons who may be considered "foreign officials" under the FCPA, resulting in an elevated risk of potential FCPA violations. Any investigation of a potential violation of the FCPA or other anticorruption laws by the United States or foreign authorities could have an adverse impact on our reputation, and if we are not in compliance with the FCPA and other laws governing the conduct of business with government entities, we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our reputation, business, financial condition, results of operations and prospects.

        Our extensive and growing operations in the PRC may give rise to elevated compliance risks on anti-bribery. In recent years, commercial bribery has increasingly been identified as a key risk in doing business in the PRC. If PRC regulatory authorities determine that our marketing or other activity violates the anti-bribery or anti-corruption laws, we may be penalized or ordered to cease such activity, which could have an adverse impact on our business.

Risks Related to the ADSs and this Offering

An active trading market for our ordinary shares or the ADSs may not develop and the trading price for ADSs may fluctuate significantly.

        The ADSs have been approved for listing on the New York Stock Exchange. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price for the ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of ADSs is likely to be volatile, which could result in substantial losses to investors.

        The trading price of the ADSs is likely to be volatile and could fluctuate widely due to multiple factors, some of which are beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

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  regulatory developments affecting us or our industry;

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  variations in our revenues, operating costs and expenses, earnings and cash flow;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new offerings, solutions and expansions by us or our competitors;

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  changes in financial estimates by securities analysts;

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  detrimental adverse publicity about us, our services, our employees, our content offerings, our business model or our industry;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

        In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

        The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

        Sales of substantial amounts of ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be             ADSs (equivalent to             Class A ordinary shares) outstanding immediately after this offering, or             ADSs (equivalent to             Class A to ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our directors, executive officers and our existing shareholders as well as our option holders have agreed not to sell any ordinary shares, ADSs or similar securities for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See "Underwriting" and "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our securities after this offering.

Our proposed dual-class voting structure will enable Mr. Tan to exercise decisive control over matters requiring a super-majority of shareholders' vote, limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.

        Our authorized and issued ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering (with a third class of undesignated shares authorized but not issued). Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 10 votes per share. We will issue Class A ordinary shares represented by ADSs in this offering. All of the outstanding ordinary shares, either directly or indirectly, held by YX Major Limited or its affiliates as of the date of this prospectus will be automatically converted into Class B ordinary shares immediately prior to the completion of this offering. All other ordinary shares or Series A preferred shares that are outstanding as of the date of this prospectus will be automatically re-designated or converted into Class A ordinary shares immediately prior to the completion of this offering. We intend to maintain the dual-class voting structure after the completion of this offering.

        Due to the disparate voting powers attached to these two classes of ordinary shares, Mr. Tan will beneficially own approximately         % of our total issued and outstanding ordinary shares on an as-converted basis and         % of the voting power of our outstanding shares immediately after this offering, assuming no exercise of the underwriters' option to purchase additional ADSs. Therefore, immediately following the completion of this offering and as long as YX Major Limited maintains Class B ordinary shares representing no less than

% of our outstanding shares, Mr. Tan will control the outcome of matters requiring a super-majority of shareholders' vote, including election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. In addition, Mr. Tan will have the ability to unilaterally amend our organizational and corporate governance documents. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of ADSs. There is no guarantee that ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in ADSs and you may even lose your entire investment in ADSs.

The approval of the CSRC may be required in connection with this offering under PRC law.

        The M&A Rules, which were adopted in 2006 by six PRC regulatory agencies, including the CSRC, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

        Our PRC counsel, Zhong Lun Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on New York Stock Exchange because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, (ii) our wholly owned PRC subsidiary were established by foreign direct investment, rather than through a merger or acquisition of a domestic company as defined under the M&A Rules and (iii) no explicit provision in the M&A Rules classifies the respective contractual arrangements among our PRC subsidiary, the VIE and their shareholders as a type of acquisition transaction falling under the M&A Rules.

        However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.

        We will adopt the fourth amended and restated memorandum and articles of association that will become effective upon the completion of this offering. Our new memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Cayman Islands Companies Law (as amended) and the common law. The Cayman Islands has not codified the common law duties of directors. The general authority of our directors to conduct the business of the company is set out in our memorandum and articles of association. In addition the Cayman Islands Courts have also generally adopted the English common law principles relating to directors' duties. Where loss has been suffered by the company, the general principle is that the directors' duties are owed to the company and not to its individual shareholders. As a matter of Cayman Islands' law, a shareholder may commence a derivative action in the name of the company against the director(s) in breach of duties. If that claim is defended, the shareholder would then need to make an application to the Cayman Islands Court for leave to continue the action. There are material differences between the rights available to shareholders under Cayman Islands laws as opposed to the laws of jurisdictions in the United States. By way of example, the Cayman Islands has a less developed body of securities laws than the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States although a derivative action may be available to shareholders in the Cayman Islands Court.

        Under the laws of some jurisdictions in the United States, such as Delaware corporate law, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. Therefore, conduct that may give rise to an oppression claim in other jurisdictions may give rise to a breach of fiduciary duty claim in Delaware.

        On the contrary, a controlling shareholder does not owe any fiduciary duties to a company and its minority shareholders under Cayman Islands law. Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies, which are protections available for shareholders of a Delaware company. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. As a result, your ability to protect your interest as a minority shareholder may be limited compared to that of a shareholder of a Delaware company.

        Certain corporate governance practices in the Cayman Islands, which is our home jurisdiction, differ from requirements for companies incorporated in other jurisdictions such as the United States. For a discussion of differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Differences in Corporate Law."

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands company and all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.

        As a holder of ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 days' prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

You may experience dilution of your holdings due to inability to participate in rights offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary should maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

        Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

        In addition, as a foreign private issuer whose securities are listed on the New York Stock Exchange, we are permitted to follow certain home country corporate governance practices in lieu of the requirements of the New York Stock Exchange Rules pursuant to New York Stock Exchange Rule 303A.00, which provides for such exemption to compliance with the provisions of New York Stock Exchange Rule 303A. We intend to rely on the exemption available to foreign private issuers for the requirement that an audit committee be comprised of at least three members under New York Stock Exchange Rule 303A.07. We are not required to and will not voluntarily meet this requirement. As a result of our use of the "foreign private issuer" exemptions, our investors will not have the same protection afforded to shareholders of companies that are subject to all of New York Stock Exchange's corporate governance requirements.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We are a controlled company within the meaning of the New York Stock Exchange Rules and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

        We are a "controlled company" as defined under the New York Stock Exchange Rule because Mr. Tan beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including:

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  an exemption from the rule that a majority of our board of directors must be independent directors;

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  an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

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  an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

        As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

If we fail to implement and maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

        Before this offering, we were a private company of limited resources. Our internal controls and procedures, especially over financial reporting, may not be able to sufficiently identify any material weaknesses and control deficiencies that could lead to inaccuracies in our financial statements. Our ability to comply with applicable financial reporting requirements and regulatory filings in a timely manner may be impaired. Our independent registered public accounting firm has not conducted an attestation of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2018, we and our independent registered public accounting firm identified one material weakness as of December 31, 2018. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel to formalize and implement key controls over financial reporting process and to prepare, review and report financial information in accordance with U.S. GAAP and SEC reporting requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act of 2002 for purposes of identifying and reporting any weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control weaknesses may have been identified.

        Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act. Section 404 of this Act will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2020. However, as an emerging growth company as defined in the JOBS Act, we may choose to not comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act as to the effectiveness of our internal controls over financial reporting until such time that we cease to be an emerging growth company, although we will still be required to implement and maintain internal control over financial reporting and include the management assessment in our annual reports under Section 404. To comply with Section 404, we may incur substantial costs, expend significant management time on compliance-related issues and hire additional accounting, financial and internal audit staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources. Any failure to maintain effective disclosure controls and procedures or internal control over financial reporting could have a material adverse effect on our business and operating results, and cause a decline in the price of our ADSs.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We will incur additional costs as a result of being a public company.

        Upon completion of this offering, we will become a public company and expect to incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and New York Stock Exchange, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. We expect these rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

We may be a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors owning ADSs or ordinary shares.

        A non-U.S. corporation, such as our company, will be considered a passive foreign investment company, or "PFIC," for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. The value of our assets may be determined by reference to the market price of the ADSs and ordinary shares, which may fluctuate considerably. In addition, because there are uncertainties in the application of the relevant rules and because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given with respect to our PFIC status for the current or any future taxable year.

        Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, given the lack of authority and the highly factual nature of the analyses, no assurance can be given in this regard. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ADSs. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service, or IRS, may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. Furthermore, we may also be a PFIC if we were not treated as the owner of our VIE for U.S. tax purposes.

        If we were treated as a PFIC for any taxable year during which a U.S. investor held an ADS or an ordinary share, certain adverse U.S. federal income tax consequences could apply to the U.S. Holder. See "Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Considerations."

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

        The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

        If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

        Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

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  our goals and strategies;

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  relevant government policies and regulations relating to our industry;

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  our ability to retain and increase the amount of receivables for collection and our clients, and expand our service offerings;

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  our future business development, financial condition and results of operations;

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  expected changes in our revenues, costs or expenditures;

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  our expectation regarding the use of proceeds from this offering;

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  competition in our industry;

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  general economic and business conditions globally and in China; and

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  assumptions underlying or related to any of the foregoing.

        You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        This prospectus contains certain data and information that we obtained from various government and private publications, including certain statistical data and estimates from an industry report commissioned by us and prepared by iResearch, an independent market research firm. This information involves a number of assumptions, estimates and limitations. These industry publications, surveys and forecasts generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Nothing in such data should be construed as advice. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The delinquent consumer receivable recovery market in China may not grow at the rate projected by market data, or at all. Failure to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapid evolution of technology, and constantly changing environment in China may result in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of the delinquent consumer receivable recovery industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$              million, or approximately US$              million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us of US$              million.

        The primary purposes of this offering are to expand our operations, attract, retain and motivate talented employees by providing them with equity incentives, and obtain additional capital. We intend to use the proceeds we receive from this offering as follows:

  •
  approximately US$              million, or 60% of the net proceeds to expand our operations and the capacity of our operating centers;

  •
  approximately US$              million, or 30% of the net proceeds to upgrade our technology and IT infrastructure; and

  •
  the balance, approximately US$              million, or 10% of the net proceeds, for working capital and other general corporate purposes.

        The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds differently than as described in this prospectus.

        In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiary or make additional capital contributions to our PRC subsidiary to fund its capital expenditures or working capital. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiary. This is because there is no statutory limit on the amount of registered capital for our PRC subsidiary, and we are allowed to make capital contributions to our PRC subsidiary by subscribing for its initial registered capital and increased registered capital, provided that the PRC subsidiary completes the relevant filing and registration procedures.

        With respect to loans to the PRC subsidiary we may provide, PRC law provides two mechanisms that regulate the maximum amount of loans we may make to our PRC subsidiary. We believe the maximum amount of loans that we are currently allowed to make to our WFOE could be the higher amount calculated pursuant to such mechanisms. Under the traditional foreign exchange administration mechanism, the outstanding amount of the loans should not exceed the difference between the total investment and the registered capital of the PRC subsidiary, while under the foreign exchange administration mechanism as provided in the PBOC Notice No. 9, the risk-weighted outstanding amount of the loans should not exceed 200% of the net asset of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. Currently, the maximum amount of loans we may make to our WFOE under the traditional foreign exchange administration mechanism is US$5 million, being the difference between the total investment

and registered capital of our PRC subsidiary as of                   2019. However, such maximum amount and the difference may increase as the total investment and the registered capital of our PRC subsidiary increase, subject to the completion of relevant registrations. Under the foreign exchange administration mechanism, the maximum amount of loans we may make to our WFOE as of                    2019 is US$             , being 200% of the net asset of our WFOE. Comparing the results under these two mechanisms, we believe all of the net offering proceeds currently would be available for use in our PRC operations via loans to our PRC subsidiary. However, it is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiary, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary and VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business." It is likely that we will need to convert some of our net proceeds in U.S. dollars into Renminbi in order to use as proceeds as contemplated in this section. For details of PRC regulations governing foreign currency conversion, see "Regulation—Regulations on Foreign Exchange."

        Pending use of the net proceeds, we intend to hold our net proceeds in demand deposits or invest them in interest-bearing government securities.

        We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

 DIVIDEND POLICY

        Our board of directors has complete discretion on whether to distribute dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiary in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See "Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business."

        If we pay any dividends, we will pay our ADS holders to the same extent as holders of our Class A ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        The following table sets forth our capitalization, defined as our long-term bank loan, excluding current portion and total equity, as of June 30, 2019:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (i) the automatic conversion of Series A preferred shares into 2,060,000 ordinary shares; (ii) the re-designation of ordinary shares held by holders other than YX Major Limited into                  Class A ordinary shares; and (iii) the re-designation of ordinary shares held by YX Major Limited into 1,500,000 Class B ordinary shares, in each case immediately prior to the completion of this offering; and

  •
  a pro forma as adjusted basis to reflect (i) the automatic conversion of Series A preferred shares into 2,060,000 ordinary shares; (ii) the re-designation of ordinary shares held by holders other than YX Major Limited into         Class A ordinary shares; and (iii) the re-designation of ordinary shares held by YX Major Limited into 1,500,000 Class B ordinary shares, in each case immediately prior to the completion of this offering; and (iv) the issuance and sale of                   Class A ordinary shares in the form of ADSs by us in this offering at the initial public offering price of US$             per ADS, after deducting the underwriting discounts and commissions and estimated offering expenses of RMB                  (US$             ) payable by us, assuming the underwriters do not exercise the option to purchase additional ADSs.

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the holders of our Series B preferred shares and Series C preferred shares may at any time prior to the the 180th day after the effective date of this registration statement convert all or part of their outstanding preferred shares into Class A ordinary shares. For more details, please see

"Description of Share Capital—Series A, Series B and Series C Preferential Rights—Conversion Options."

	As of June 30, 2019,
	Actual	Pro forma	Pro forma as adjusted
	(RMB in thousands)
Non-Current Liabilities
Long-term bank loan, excluding current portion	22,703
Equity:
[Class A ordinary shares]
[Class B ordinary shares]
Ordinary Shares (US$0.001 par value; 97,940,000 shares authorized, 7,940,000 shares issued and outstanding as of June 30, 2019, respectively)	55
Series A Convertible Preferred shares ("Series A preferred shares") (US$0.001 par value; 2,060,000 shares authorized, issued and outstanding as of June 30, 2019, respectively)	14
Subscription receivable	(69)
Additional paid-in capital	104,436
Retained earnings	288,092

Total shareholders' equity	392,528

Total capitalization (1)	415,231

(1)
Total capitalization equals the sum of long-term bank loan, excluding current portion, and total shareholders' equity.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of June 30, 2019 was US$57.2 million, or US$             per ordinary share and US$             per ADS. We did not have intangible assets as of                  , therefore, our net tangible book value represents the amount of our total assets, less the amount of our total liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the initial public offering price of US$             per ordinary share, which is set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all ordinary shares.

        Without taking into account any other changes in net tangible book value after                  , other than to give effect to (i) the automatic conversion of Series A preferred shares into 2,060,000 ordinary shares; (ii) the re-designation of ordinary shares held by holders other than YX Major Limited into                  Class A ordinary shares; (iii) the re-designation of ordinary shares held by YX Major Limited into 1,500,000 Class B ordinary shares, in each case immediately prior to the completion of this offering, and (iv) our issuance and sale of                  ADSs, representing                  Class A ordinary shares, offered in this offering at the initial public offering price of US$             per ADS, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of                   would have been US$              million, or US$             per ordinary share and US$             per ADS. This represents an immediate increase in net tangible book value of US$              per ordinary share and US$             per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share and US$             per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Initial public offering price	US$	US$
Net tangible book value as of	US$	US$
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	US$
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$	US$
Amount of dilution in net tangible book value to new investors in this offering	US$	US$

        The following table summarizes, on a pro forma as adjusted basis as of         , the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us in this offering, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option granted to the underwriters to purchase additional ADSs.

	Ordinary Shares Purchased		Total Consideration
Average Price Per Ordinary Share
Average Price Per ADS
	Number	%	Amount	%
(in millions of US$, except number of shares and percentages)
Existing shareholders					US$	US$
New investors					US$	US$

Total		100.0		100.0

        The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing. In addition, the holders of our Series B preferred shares and Series C preferred shares may at any time prior to the 180th day after the effective date of this registration statement convert all or part of their outstanding preferred shares into Class A ordinary shares, which may further dilute our net tangible value. For more details, please see "Description of Share Capital—Series A, Series B and Series C Preferential Rights—Conversion Options."

 EXCHANGE RATE INFORMATION

        All of our operations are conducted in China and all of our revenues are denominated in RMB. This prospectus contains conversion of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all conversion from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.8650 to US$1.00, the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 28, 2019. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, at the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On                           , 2019, the noon buying rate was RMB             to US$1.00.

        The following table sets forth, for the periods indicated, information concerning exchange rates between the Renminbi and the U.S. dollar based on the noon buying rate in New York City as certified for customs purposes by the Federal Reserve Bank of New York. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
	Period End	Average (1)	High	Low
	(RMB per US$1.00)
Period
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017	6.5063	6.7350	6.9575	6.4773
2018	6.8755	6.6090	6.9737	6.2649
2019
March	6.7112	6.7119	6.7381	6.6912
April	6.7347	6.7161	6.7418	6.6870
May	6.9027	6.8519	6.9182	6.7319
June	6.8650	6.8977	6.9298	6.8510
July	6.8833	6.8775	6.8927	6.8487
August	7.1543	7.0629	7.1628	6.8972
September	7.1218	7.1119	7.1786	7.0659
October (through October [21], 2019)	7.0868	7.1347	7.1473	7.0868

Note:

(1)
Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

        We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        All of our operations are conducted in China, and all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed C T Corporation System, located at 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        We have been advised by Walkers (Hong Kong), our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature. We have also been advised by Walkers (Hong Kong) that, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that:

  •
  the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

  •
  the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

  •
  the judgment was final and conclusive and for a liquidated sum;

  •
  the judgment was not obtained by fraud; and

  •
  the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

        A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Grand Court of the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

PRC

        Zhong Lun Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law and relevant civil procedure requirements in China. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in the PRC for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

        It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

 CORPORATE HISTORY AND STRUCTURE

Corporate History

        In April 2014, Ms. Zhou established Yong Xiong Investment with other shareholders. In July 2015, Mr. Tan purchased 94% and 3% equity interests of Yong Xiong Investment from Ms. Zhou and another shareholder, respectively. Upon the completion of such share purchase, Mr. Tan and Ms. Zhou held 97% and 3% equity interest in Yong Xiong Investment, respectively. Yong Xiong Investment was renamed the Yong Xiong Group in 2015.

        Beginning in August 2018, we began our restructuring in contemplation of this offering. Under the restructuring:

  •
  Incorporation of the listing entity.    In August 2018, we incorporated YX Asset Recovery Limited under the laws of the Cayman Islands as our offshore holding company to facilitate financing and an offshore listing.

  •
  Incorporation of British Virgin Islands holding company, Hong Kong holding company and WFOE.    In August 2018, YX Asset Recovery Limited established a wholly-owned subsidiary in the British Virgin Islands named YX International Holding Ltd. In September 2018, YX International Holding Ltd established a wholly-owned subsidiary in Hong Kong named YX Services Limited. In November 2018, YX Services Limited established Hunan WFOE in China, which we will de-register in                  2019. In January 2019, YX Services Limited established a wholly-owned subsidiary in China named Shanghai Yong Xiong Information Technology Services Co., Ltd, or Shanghai WFOE. For the avoidance of doubt, we refer to Hunan WFOE as our WFOE from November 8, 2018 to January 11, 2019, and we refer to Shanghai WFOE as our WFOE from January 12, 2019 onwards.

  •
  Contractual arrangements.    Our operations involve value-added telecommunications services. Due to PRC restrictions or prohibitions on foreign ownership of value-added telecommunications businesses in China, we operate our business in China through the Yong Xiong Group, a PRC domestic entity, in which we have no direct ownership interest. In November 2018, we, Hunan WFOE and other parties entered into a series of contractual arrangements with the Yong Xiong Group, which we refer to as our VIE in this prospectus, and its respective shareholders. These contractual arrangements enable us to exercise effective control over our VIE, receive substantially all of the economic benefits of our VIE, and have the exclusive option to purchase all or part of the equity interests in and assets of our VIE to the extent permitted by PRC law. Due to operational reasons, we entered into a series of contractual arrangements with Shanghai WFOE, our VIE and other parties in January 2019, which superseded those entered into in November 2018. We have further amended and restated the contractual arrangements in March 2019 based on the change of the ownership structure of our VIE. These contractual arrangements contain the same terms and conditions as those entered into in November 2018, and continue to have the same effect on the relationship between our VIE and us. For more details, please see "—Contractual Arrangements with the VIE and Its Shareholders."

        As a result of our restructuring and the VIE contractual arrangements, we are the primary beneficiary of our VIE, and we treat the Yong Xiong Group and its subsidiaries as our consolidated variable interest entities under U.S. GAAP. We rely on dividends and other distributions paid to us by our WFOE, which in turn depends on the service fees that our VIE pays to our WFOE. The amount of dividends we will collect from our WFOE depends on our dividend policy. We do not expect to collect any dividend from our WFOE in the foreseeable future because we do not expect to pay any dividend to our shareholders. For more details, please see "Dividend Policy." Our WFOE will collect service fees from our VIE pursuant to the VIE contractual arrangements, according to which our VIE should pay service fees to our WFOE after our VIE reserves funds for reasonable profits and costs. Our WFOE has the right to make discretionary determination on the amount of service fees to be collected from our VIE. We currently, and expect that we will, in the near future, derive substantially all of our revenues from our VIE, subject to future business plans. However, we do not have unfettered access to our WFOE's and VIE's revenues due to PRC legal restrictions on the payment of dividends by PRC companies, foreign exchange control restrictions, and the restrictions on foreign investment, among others. For more details and risks related to our variable interest entity structure, please see "Risk Factors—Risks Related to Our Corporate Structure." We have consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

        In August 2018, Mr. Tan, Ms. Zhou, the Yong Xiong Group, and other related parties entered into a framework agreement with Zhong Ping Capital to set forth the commercial arrangements among the parties, pending execution of definitive agreements. The parties first entered into the framework agreement rather than immediately agreeing to a definitive agreement because, in order for Mr. Tan to receive the deposit payment from Zhong Ping Capital in a timely manner, the principal terms of the transaction had to be agreed to as soon as possible. These principal terms were memorialized in the framework agreement. In addition, we believe that the transaction with Zhong Ping Capital will enable us to utilize Zhong Ping Capital's expertise and experience in the professional investment industry to strengthen our corporate profile and corporate governance as well as to diversify our shareholder composition.

        In January 2019, we, Mr. Tan, Ms. Zhou, the Yong Xiong Group and other parties entered into an amended and restated shares sale and purchase agreement with Zhong Ping Capital and Zhong Ping Vehicle, pursuant to which Zhong Ping Vehicle agreed to acquire 2,000,000 ordinary shares of YX Asset Recovery Limited from Mr. Tan with cash consideration of RMB300,000,000, representing 20% equity interest of YX Asset Recovery Limited from Mr. Tan immediately prior to the completion of this offering. In November 2018, Zhong Ping Vehicle and Mr. Tan entered into an equity transfer agreement, pursuant to which Zhong Ping Vehicle agreed to purchase a nominal 0.0001% equity interest of the Yong Xiong Group from Mr. Tan immediately prior to the completion of this offering. The purchase of 2,000,000 ordinary shares of YX Asset Recovery Limited and the purchase of nominal 0.0001% equity interest of the Yong Xiong Group by Zhong Ping Vechicle are collectively referred to as the Zhong Ping Transactions. At the closing of the Zhong Ping Transactions, 2,000,000 ordinary shares of YX Asset Recovery Limited were re-designated as 2,000,000 Series A preferred shares to Zhong Ping Vehicle.

        In January 2019, we, YX Management Holding Ltd., an entity wholly-owned by Mr. Tan, the Yong Xiong Group and other parties entered into an amended and restated share sale and purchase agreement with Lugu, pursuant to which Lugu agreed to purchase, or designate its affiliate to acquire 60,000 ordinary shares of YX Asset Recovery Limited from YX Management Holding Ltd. with cash consideration of RMB9,000,000 representing 0.6% equity interest of YX Asset Recovery Limited from YX Management Holding Ltd immediately prior to the completion of this offering, or the Lugu Transaction. At the closing of the Lugu Transaction in March 2019, 60,000 ordinary shares of YX Asset Recovery Limited were re-designated as 60,000 Series A preferred shares to Lugu.

        In July 2019, we incorporated Zhuhai Yongxiong Information Technology Services Co., Ltd. for the purpose of back office management and operation.

        In August 2019, we and Mr. Tan entered into a Series B preferred shares purchase agreement with Rainflower Investments Limited, or Rainflower, which was subsequently amended and restated by the parties in October 2019. Pursuant to the Series B preferred share purchase agreement, we agreed to issue and Rainflower agreed to subscribe 100 redeemable convertible Series B preferred shares, or Series B preferred shares, of YX Asset Recovery Limited with cash consideration of USD15,000,000, which transaction we refer to as the Rainflower Transaction. Rainflower is a subsidiary of Avenue Capital Group. At the closing of the Rainflower Transaction, we issued 100 Series B preferred shares to Rainflower. Avenue is a seasoned strategic investor specialized in dealing in distressed debts. We believe our partnership with Avenue will create synergies through the leveraging of our expertise in collection of delinquent consumer receivables and Avenue's rich market experience in investment in distressed debt.

        In August 2019, we and Mr. Tan entered into a Series C preferred share purchase agreement with EP Next China Fund I, or EP Next China, which was subsequently amended and restated by the parties in October 2019. Pursuant to the Series C preferred share purchase agreement, we agreed to issue and EP Next China agreed to subscribe 50 redeemable convertible Series C preferred shares, or Series C preferred shares, of YX Asset Recovery Limited with cash consideration of USD5,000,000 which transaction we refer to as the EP Next China Transaction. EP Next China is a subsidiary of Earnest Partner LLC, or Earnest. At the closing of the EP Next China Transaction, we issued 50 Series C preferred shares to EP Next China.

Corporate Structure

        The following diagram illustrates our corporate structure, including our principal subsidiaries and the VIE, upon the closing of this offering:

Notes:

(1)
Immediately following the completion of this offering, the shareholders of the Yong Xiong Group will be Mr. Tan, who holds 81.9999% of its equity interest, Hunan Yuxiong Enterprise Management Limited Partnership, which holds 15% of its equity interest, Ms. Zhou, who holds 3% of its equity interest, and Zhong Ping Vehicle, which holds 0.0001% of its equity interest.

(2)
We expect to de-register Hunan Yong Xiong Information Technology Services Co., Ltd. and Hunan Yong Xiong Intelligence Technology Co., Ltd. in due course.

Contractual Arrangements with the VIE and Its Shareholders

        Due to PRC legal restrictions on foreign ownership and investment in value-added telecommunications businesses, we currently conduct our business operations through our

VIE, which we effectively control through a series of contractual arrangements. These contractual arrangements allow us to:

  •
  exercise effective control over our VIE;

  •
  receive substantially all of the economic benefits of our VIE; and

  •
  have an exclusive option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law.

        As a result of these contractual arrangements, we are the primary beneficiary of our VIE. We have consolidated our VIE's financial results in our consolidated financial statements in accordance with U.S. GAAP.

        The following is a summary of the effective contractual arrangements by and among our company, our WFOE, our VIE and each of the shareholders of our VIE.

Agreements that provide us with effective control over our VIE

        Shareholder Voting Proxy Agreement and Powers of Attorney.    Our WFOE, our VIE and each of the shareholders of our VIE entered into a Shareholder Voting Proxy Agreement, pursuant to which each of the shareholders of our VIE executed a power of attorney to irrevocably authorize our WFOE or any person designated by our WFOE to act as their attorney-in-fact to exercise all of their rights as a shareholder of our VIE, including, but not limited to, the right to convene and attend shareholders' meetings, vote on any resolution that requires a shareholder vote, such as the appointment and removal of directors, supervisors and officers, as well as the sale, transfer, pledge and disposal of all or part of the equity interests owned by such shareholder. The power of attorney will remain effective until the termination of the Shareholder Voting Proxy Agreement unless otherwise instructed by our WFOE.

        Equity Pledge Agreement.    Our WFOE, our VIE and each of the shareholders of our VIE entered into an Equity Pledge Agreement, pursuant to which the shareholders of our VIE agreed to pledge 100% equity interests of our VIE to our WFOE to guarantee the performance by the shareholders of their obligations under the contractual arrangements including the Exclusive Option Agreement, the Shareholder Voting Proxy Agreement and the Equity Pledge Agreement, as well as the performance by our VIE of its obligations under the Exclusive Option Agreement, the Shareholder Voting Proxy Agreement, the Exclusive Consultation and Service Agreement and the Equity Pledge Agreement. We completed the registration of all the equity pledges with relevant regulatory authorities in accordance with the PRC Property Rights Law. In the event of a breach by our VIE or any shareholder of contractual obligations under the Equity Pledge Agreement, our WFOE, as pledgee, has the right to dispose of the pledged equity interests in our VIE and has priority in receiving the proceeds from such disposal. The shareholders of our VIE also undertake that, without the prior written consent of our WFOE, they will not dispose of, create or allow any encumbrance on the pledged equity interests. Our VIE undertakes that, without the prior written consent of our WFOE, it will not assist or allow any encumbrance to be created on the pledged equity interests. Each shareholder also executed a power of attorney to irrevocably authorize Mr. Tan as their attorney-in-fact to sign any legal documents that are required or useful in exercising our WFOE's rights under the Equity Pledge Agreement.

Agreement that allow us to receive economic benefits from the VIE

        Exclusive Consultation and Service Agreement.    Our WFOE and our VIE entered into an Exclusive Consultation and Service Agreement, pursuant to which our WFOE has the exclusive right to provide our VIE with the consulting and technical services required by our VIE's business. Under the Exclusive Consultation and Service Agreement, our VIE agrees that it may not accept any services subject to this agreement from any third party without our WFOE's prior written consent. Our VIE agreed to pay our WFOE service fees after our VIE reserves for reasonable profits and costs. Our WFOE has the right to make discretionary determination on the amount of service fees to collect from our VIE. Our WFOE has the exclusive ownership of all the intellectual property rights created as a result of the performance of the Exclusive Consultation and Service Agreement, to the extent permitted by applicable PRC laws. To guarantee our VIE's performance of its obligations thereunder, the shareholders agreed to pledge their equity interests of our VIE to our WFOE pursuant to the Equity Pledge Agreement. The Exclusive Consultation and Service Agreement will remain effective for an indefinite term, unless otherwise terminated pursuant to mutual agreement in writing or applicable PRC laws.

Agreement that provides us with the option to purchase the equity interests and assets of the VIE

        Exclusive Option Agreement.    We, our WFOE, our VIE and each of the shareholders of our VIE entered into an Exclusive Option Agreement, pursuant to which the shareholders of our VIE will irrevocably granted our WFOE an exclusive option to purchase all or part of their equity interests of our VIE, and our VIE will irrevocably granted our WFOE an exclusive option to purchase all or part of its assets. Under the Exclusive Option Agreement, our WFOE has the right to exercise, or designate a person or entity to exercise, such options at the lowest price permitted under applicable PRC laws. The shareholders of our VIE undertake that, without our WFOE's prior written consent, they will not, among other things, (i) create any pledge or encumbrance on their equity interests of our VIE, (ii) transfer or otherwise dispose of their equity interests of our VIE, (iii) change our VIE's registered capital, (iv) amend our VIE's articles of association, (v) dispose of our VIE's material assets (except in the ordinary course of business), or (vi) merge our VIE with any other entity. In addition, our VIE undertakes that, without our WFOE's prior written consent, it will not, among other things, create any pledge or encumbrance on any of its assets, or transfer or otherwise dispose of its material assets (except in the ordinary course of business). The WFOE has the right to transfer its rights and/or obligations under the Exclusive Option Agreement to YX Asset. The Exclusive Option Agreement will remain effective until the entire equity interests and all the assets of our VIE have been transferred to our WFOE or its designated person or entity.

Financial Support Undertaking Letter

        We executed a financial support undertaking letter addressed to our VIE, pursuant to which we irrevocably undertake to provide unlimited financial support to our VIE to the extent permissible under the applicable PRC laws and regulations, regardless of whether our VIE has incurred an operational loss. We executed this financial support undertaking letter because our entire operation is located within the PRC and substantially carried out by our VIE, which may require capital from time to time to meet its operational needs. The board of directors of our VIE will decide how much financial support should be provided. The form of financial support includes but is not limited to cash, entrusted loans and borrowings. We will not request repayment of any outstanding loans or borrowings from our VIE under any circumstances. The letter is effective until the earlier of (i) the date on which all of the equity interests of our VIE have been acquired by us or its designated representative(s); and (ii) the date on which we, in our sole and absolute discretion, unilaterally terminate the applicable financial support undertaking letter.

*    *    *

        In the opinion of Zhong Lun Law Firm, our PRC legal counsel:

  •
  the ownership structures of our VIE in China and Hunan WFOE complied with all PRC laws and regulations then in effect from November 2018 to January 2019;

  •
  the ownership structures of our VIE in China and Shanghai WFOE, both currently and immediately after giving effect to this offering, comply with all existing PRC laws and regulations; and

  •
  the contractual arrangements among our company, our WFOE, our VIE and each of the shareholders of our VIE, governed by PRC law, are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect.

        However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or, if adopted, what they would provide. If we or our VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See "Risk Factors—Risks Related to Our Corporate Structure—If the agreements that establish the structure for certain of our operations in China do not comply with PRC regulations, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations" and "Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated statements of income data (other than US$ data) for the years ended December 31, 2016, 2017 and 2018, selected consolidated balance sheets data (other than US$ data) as of December 31, 2017 and 2018 and selected consolidated statements of cash flows data (other than US$ data) for the years ended December 31, 2016, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this registration statement. Our selected consolidated balance sheets data as of December 31, 2016 have been derived from our audited consolidated financial statements not included in this registration statement. Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The following selected consolidated statements of income data (other than US$ data) for the six months ended June 30, 2018 and 2019, selected consolidated balance sheet data (other than US$ data) as of June 30, 2019 and selected consolidated statements of cash flows data (other than US$ data) for the six months ended June 30, 2018 and 2019 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

	Year ended December 31,							Six months ended June 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Selected Consolidated Statements of Income Data
Revenues	435,636	100.0	595,279	100.0	757,788	110,384	100.0	292,964	100.0	515,116	75,035	100.0
Cost of revenues	(244,109)	(56.0)	(388,106)	(65.2)	(519,414)	(75,661)	(68.5)	(200,056)	(68.3)	(381,914)	(55,632)	(74.1)

Gross Profit	191,527	44.0	207,173	34.8	238,374	34,723	31.5	92,908	31.7	133,202	19,403	25.9

Selling and marketing expenses	(1,145)	(0.3)	(981)	(0.2)	(502)	(73)	(0.1)	(263)	0.1	(111)	(16)	0.0
General and administrative expenses	(55,505)	(12.7)	(56,497)	(9.5)	(69,926)	(10,186)	(9.2)	(27,710)	(9.5)	(76,658)	(11,166)	(14.9)

Income from operations	134,877	31.0	149,695	25.1	167,946	24,464	22.2	64,935	22.2	56,433	8,220	11.0

Interest income	32	0.0	85	0.0	120	17	0.0	40	0.0	88	13	0.0
Interest expense	(8,439)	(1.9)	(12,609)	(2.1)	(2,475)	(361)	(0.3)	(1,251)	(0.4)	(1,463)	(213)	(0.3)
Government grants	302	0.1	1,959	0.3	4,856	707	0.6	358	0.1	7,039	1,025	1.4

Income before income taxes	126,772	29.1	139,130	23.4	170,447	24,828	22.5	64,082	21.9	62,097	9,045	12.1

Income tax expense	(29,123)	(6.7)	(29,561)	(5.0)	(46,442)	(6,765)	(6.1)	(16,638)	(5.7)	(29,766)	(4,336)	(5.8)

Net income	97,649	22.4	109,569	18.4	124,005	18,063	16.4	47,444	16.2	32,331	4,710	6.3

	As of December 31,
					As of June 30, 2019
	2016	2017	2018
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheets Data:
Cash	45,003	44,830	61,806	9,003	93,464	13,615
Accounts receivable	91,819	105,110	250,591	36,503	247,535	36,058
Amounts due from related parties	45,695	117,594	14	2	177	26
Prepaid expenses and other current assets	47,143	73,717	15,037	2,190	37,307	5,434
Total current assets	230,904	364,310	331,173	48,241	379,311	55,253
Total assets	361,458	530,167	586,330	85,409	641,362	93,425
Short-term bank loans, including current portion of long-term bank loan	111,466	8,833	4,961	723	29,639	4,317
Amounts due to related parties	22,052	77,605	—	—	—	—
Accrued expenses and other payables	80,773	143,330	146,044	21,274	126,713	18,458
Total current liabilities	251,022	270,034	192,436	28,031	191,281	27,863
Long-term bank loan, excluding current portion	34,908	30,275	25,314	3,687	22,703	3,307
Total liabilities	291,315	320,485	252,643	36,802	248,834	36,247
Total equity	70,143	209,682	333,687	48,607	392,528	57,178

	Year ended December 31,				Six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash provided by operating activities	88,801	137,165	63,671	9,275	35,256	37,572	5,473
Net cash used in investing activities	(132,081)	(105,797)	(102,117)	(14,875)	(73,663)	(23,072)	(3,361)
Net cash provided by (used in) financing activities	80,303	(31,541)	55,422	8,073	8,729	17,158	2,499
Net increase (decrease) in cash	37,023	(173)	16,976	2,473	(29,678)	31,658	4,612
Cash at the beginning of the year/period	7,980	45,003	44,830	6,530	44,830	61,806	9,003

Cash at the end of the year/period	45,003	44,830	61,806	9,003	15,152	93,464	13,615

Non-GAAP Financial Measures

        We use adjusted net income and adjusted EBITDA, which are non-GAAP financial measures, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net income represents net income excluding share-based compensation expenses, and such adjustment has no impacts on income tax.

        We believe that adjusted net income and adjusted EBITDA help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in net income. We believe that adjusted net income and adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        Adjusted net income and adjusted EBITDA should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net income and Adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

	Year ended December 31,				Six months ended June 30,
	2016	2017	2018	2018	2018	2019	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
		(In thousands)
Non-GAAP Financial Measures
Net income	97,649	109,569	124,005	18,063	47,444	32,331	4,710
Adjustments:
Share-based compensation	—	—	—	—	—	26,510	3,862
Adjusted net income	97,649	109,569	124,005	18,063	47,444	58,841	8,571
Adjustments:
Interest expense	8,439	12,609	2,475	361	1,251	1,463	213
Income tax	29,123	29,561	46,442	6,765	16,638	29,766	4,336
Depreciation	8,838	14,690	17,946	2,614	8,389	13,541	1,972
Amortization	—	416	624	91	312	312	45
Adjusted EBITDA	144,049	166,845	191,492	27,894	74,034	103,923	15,137

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading business service provider of delinquent consumer debt collection in China. We believe that delinquent consumer debt collection is crucial to the maintenance of a sound financial environment because debt collection is a mechanism to establish principles and rules governing consumer lending, and facilitates the restoration of credit of the debtors and the establishment of a society built on credit. According to iResearch, we are the largest provider of delinquent credit card receivables recovery service in the PRC in terms of total value of receivables under collection and number of collection specialists employed as of June 30, 2019, and total commission for the six months ended June 30, 2019. We offer nation-wide consumer debt collection services. We collect delinquent consumer receivables such as credit card receivables originated by commercial banks, and online receivables originated by online consumer finance companies. For the six month period ended June 30, 2019, we serviced seven of the top 10 commercial banks as measured by outstanding balance of credit cards in China in 2018, and reputable online consumer finance companies in China. Our clients engage us to collect delinquent consumer receivables and we primarily generate commission-based fees based on our collection success. Our industry expertise, operation scale, innovative approach and IT infrastructure allow us to offer our clients a cost-effective and trustworthy solution to recover delinquent consumer receivables. We intend to continue to leverage our strengths and grow our business through our disciplined approach, which has contributed to our growth and success to-date.

        We generate substantially all of our revenue from the commission we receive from the successful collection of delinquent consumer receivables. In the six months ended June 30, 2019, we derived 72.3% of our revenues from the collection of delinquent credit card receivables, 27.7% from the collection of online receivables, and the remaining revenue from other activities. In most cases, our clients have unsuccessfully attempted to collect these delinquent consumer receivables through their in-house collection teams and other service providers prior to engaging us. Tertiary receivables are past due for a longer period of time and more difficult to collect compared to fresher receivables such as primary and secondary receivables, and thus the market compensation for successful collection of tertiary receivables is generally higher than the market compensation for successful collection of primary and secondary receivables. We believe our focus on the tertiary receivables segment of the general market enables us to generate higher profit margins relative to other collection service providers in China.

        We have achieved strong growth in the recent period. In the six months ended June 30, 2019, our revenue reached RMB515.1 million (US$75.0 million), representing a growth of 75.8% compared to the six months ended June 30, 2018. In the six months ended June 30, 2019, our gross profit amounted to RMB133.2 million (US$19.4 million), representing a growth of 43.4% compared to the six months ended June 30, 2018. For the six months ended June 30, 2018 and 2019, our net income for the period amounted to RMB47.4 million and

RMB32.3 million (US$4.7 million), respectively. Our adjusted net income increased from RMB47.4 million in the six months ended June 30, 2018 to RMB58.8 million (US$8.6 million) in the six months ended June 30, 2019. See "Non-GAAP Financial Measures." From 2017 to 2018, our revenue increased from RMB595.3 million to RMB757.8 million (US$110.4 million). In 2017 and 2018, we reported gross profit of RMB207.2 million and RMB238.4 million (US$34.7 million), respectively, and recorded net income of RMB109.6 million and RMB124.0 million (US$18.1 million), respectively.

General Factors Affecting Our Results of Operations

        Our business and operating results are affected by, among others, general factors that affect China's consumer receivable recovery industry, which include:

  •
  China's overall economic growth and level of per capita disposable income;

  •
  the availability of consumer credit and the continued growth of consumer debt in China;

  •
  commercial banks, online consumer finance companies and other financial service providers' willingness to outsource delinquent consumer receivables for collection;

  •
  commercial banks, online consumer finance companies and other financial service providers' pricing strategy for outsourced collections;

  •
  the overall competitive landscape of the delinquent receivable recovery industry;

  •
  the general collectability of the delinquent consumer receivables outsourced; and

  •
  regulatory policies and initiatives that affect China's consumer receivable recovery industry.

        Unfavorable changes in any of these general industry conditions could negatively affect demand for our services and materially and adversely affect our results of operations.

Specific Factors Affecting Our Results of Operations

        While our business is influenced by general factors affecting the consumer receivable recovery industry in China, we believe our results of operations are more directly affected by company-specific factors, including the following major factors.

Our ability to obtain sufficient quality delinquent consumer receivables for collection

        We derive our revenue primarily from providing collection services to commercial banks and online consumer finance companies. The commissions that we receive from such services represent the predominant source of our revenues. To operate profitably, we must continuously receive delinquent consumer receivables for collection from our clients. Therefore, our ability to maintain, develop and expand our business to obtain the same or greater value and number of quality delinquent consumer receivables for collection is essential to our operation. Any material change in consumer receivables for collection could have a significant impact on our results of operations. We currently maintain strong business relationships with top national commercial banks and reputable online consumer finance companies in China and have a consistent stream of receivables for collection. To this end, we need to continue to maintain our relationships with existing clients and develop business relationships with new clients to ensure that we have sufficient consumer receivables for collection.

Our ability to allocate company resources and select profitable consumer receivables for collection

        The efficient use of limited resources, which include human resources and capital commitments, to conduct our collection operation is fundamental to our success. Therefore, our ability to select profitable consumer receivables based on the receivables' overall collectability and projected commission revenue is essential to our operation. Based on our market experience and the industry data we accumulated over the years, we have the ability to assess and evaluate receivable portfolio bids under portfolio collection and the ability to target commercial banks as ideal clients under general collection. We believe as we further implement and incorporate greater technology into our collection platform, our ability to select profitable consumer receivables for collection and ability to allocate company resources will improve.

Our ability to collect delinquent consumer receivables efficiently

        Our business, financial condition and results of operations depend on our ability to collect delinquent consumer receivables efficiently. Our clients pay us a certain percentage of the total value of delinquent consumer receivables collected as commission and the commission rates are correlated to an agreed-upon collection rate schedule with our clients. Our operations have been profitable largely due to the fact that we have been able to collect these delinquent consumer receivables at rates that are generally above the industry average collection rates, and thus receive relatively higher commissions. The key measures of our collection efficiency are the monthly average amount collected per collection specialist, monthly commission earned per collection specialist and the total amount collected. As a result of our experienced collection specialists and advances in technology, we believe we can maintain and continue to improve our overall productivity and efficiency in our future operation.

Our ability to manage our growth effectively

        We expanded rapidly since our formation and intend to continue to expand our business in terms of market segment expansion, geographic presence and strategic partnerships. As a part of our overall expansion plan, we will leverage our experience in tertiary receivable recovery into earlier stage consumer receivable segments and other non-consumer receivable markets, increase our geographic coverage in China by establishing additional offices and synergize our big data resources into our current operations.

  •
  Market Segment Expansion.    We believe our success in the tertiary receivable segment enables us to expand into other segments of the collection industry.

  •
  Geographic Expansion.    We will continue to use our centralized operations and proprietary management system to manage our ongoing geographic expansion. Many of our competitors allow their regional offices to operate relatively more independent from central management by allowing their branch offices to engage clients directly and only collect delinquent consumer receivables from credit originators in that local area. Unlike our competitors, our company headquarters in Changsha centrally manage our regional offices by centralizing nationwide client engagement efforts and allocating consumer receivables to regional offices and operating centers for collection based on our efficiency analysis. Therefore, we believe we can maintain the same quality of service throughout all of our regional offices.

  •
  Partnerships.    Our strategic partnership with China Unicom aims to utilize the database of one of the largest telecommunication service providers in China to strengthen our skip tracing system. We believe we can leverage and utilize China Unicom's large database resources into our current platform to improve our collection efficiency.

        We believe we can manage our expansion initiatives effectively to develop and grow our company. Failure to do so could adversely affect our business and results of operation.

Our ability to invest in technology infrastructure effectively

        Our technology infrastructure and innovation are critical to our collection service. We must continue to upgrade and expand our technology infrastructure to keep pace with the growth of our operations and accommodate changes in the market. We devote significant resources to develop and improve our technology. In addition, we aim to incorporate the use of AI, and big data analytical capability platform into our current technology infrastructure. We believe our ability to effectively invest in technology infrastructure solidifies our status as an innovative industry leader. Failure to continue to successfully adopt technology infrastructure could adversely affect our results of operation.

Our ability to attract, nurture, retain and motivate collection specialists and our ability to manage staff costs

        Our ability to collect delinquent consumer receivables depends on our collection specialists' capability and experience. Therefore, the ability to attract, nurture, retain and motivate capable collection specialists is critical to the success of our business. We believe our reputation as an industry leader and a preferred employer as well as the training and compensation we offer to our employees afford us the ability to maintain a sufficient level of employees to ensure our business operation, overall productivity and expansion initiative to develop and grow our company.

        Our efforts to maintain a capable collection team must be balanced with the effective management of staff costs. Staff costs constitute our largest operating cost by far. The inability to manage staff costs diminishes our profitability. We continue to implement and incorporate technologies to increase per specialist output and reduce reliance on human resources in expanding our business.

Key Components of Results of Operations

Revenues

        We derive our revenues substantially from commissions generated from our collection of delinquent credit card receivables and online receivables. The following table presents our revenue lines and as percentages of our total revenues for the periods presented.

	Year ended December 31,							Six months ended June 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Collection of credit card debts	420,033	96.4	574,924	96.6	610,108	88,872	80.5	255,586	87.2	372,431	54,251	72.3
Collection of other debts	10,012	2.3	18,622	3.1	147,556	21,494	19.5	37,276	12.7	142,574	20,768	27.7
Others	5,591	1.3	1,733	0.3	124	18	0.0	102	0.1	111	16	0.0

Total	435,636	100.0	595,279	100.0	757,788	110,384	100.0	292,964	100.0	515,116	75,035	100.0

Collection Service

        We collect delinquent consumer receivables such as delinquent credit card receivables and online receivables. We mainly generate our revenues from commissions received for the successful collection of delinquent credit card receivables. With the emergence of the online receivable industry and the growth of online receivable market in China, we expect our revenue generated from online receivable collections to increase in the next few years.

Others

        Revenue from other services in 2016 and 2017 primarily consists of revenues generated from Yong Xin Catering for meal services provided to our employees. In March 2017, Yong Xin Catering was sold to Changsha Yong Xiong Equity Investment Management Co., Ltd., or Yong Xiong Equity Investment, a company controlled by our founder, Mr. Tan.

Operating Costs and Expenses

        Our operating costs and expenses consist of (i) cost of revenues, (ii) selling and marketing expenses, and (iii) general and administrative expenses.

        Cost of revenues.    Our cost of revenues mainly consists of staff costs, operating lease charges, depreciation and amortization, property management fees, and communication charges incurred from our provision of collection services. Staff costs under cost of revenues consist of the salary, bonus, social benefit contributions and other compensation that we pay to our collection specialists. Operating lease charges are expenses related to the lease of our operating centers in Changsha and regional offices. Depreciation and amortization expenses consist of the depreciated value of our property and equipment such as buildings, leasehold improvements and building decorations, machinery and electronic equipment, office equipment and motor vehicles used for our collection service. Property management fees consist of management fees and utility expenses for our operating centers and regional offices. Communication charges are expenses related to our collection service in which we attempt to contact debtors mainly by telephone calls and text messages.

        Selling and marketing expenses.    Our sales expenses consist of business entertainment expenses, and other related expenses. Business entertainment expenses are expenses incurred by our marketing department for providing meals, hotel accommodations and transportation for business development activities. Other related expenses primarily consist of marketing and advertising expenses.

        General and administrative expenses.    Our general and administrative expenses mainly consist of staff costs, depreciation and amortization, business entertainment expenses, professional fees and other related expenses. Similar to our cost of revenues, staff costs and depreciation and amortization of assets comprise a large portion of our general and administrative expenses. Under general and administrative expenses, staff costs are salary, bonus, social benefit contributions and other compensation to company management and administrative staff. Depreciation and amortization expenses consist of depreciated value of our property and equipment such as buildings, leasehold improvements and building decorations, machinery and electronic equipment, office equipment and motor vehicles used by our company management administrative staff. Business entertainment expenses are meal, hotel accommodation and transportation expenses incurred by our administrative and management departments for business development activities. Professional fees consist of fees the company paid to law firms, accounting and auditing firms and consulting firms for legal, auditing, tax and other professional services. We expect that we will continue to incur expenses for professional services in the near future as we become a publicly listed company and need to comply with U.S. securities laws and other U.S. regulations. Other expenses include miscellaneous administrative and office expenses.

Interest Expenses

        In the course of engaging our clients to obtain portfolio collection contracts, we may need to provide security deposits to these clients as guarantees for the minimum value of consumer receivables collected. We may, from time to time, finance these security deposits by obtaining loans from various banks. Therefore, we incur interest expenses for the provision of security deposits. We also obtained a mortgage for the purchase of our headquarters building in Changsha which contributed to our interest expenses.

Taxation

        We had income tax expenses of RMB29.1 million, RMB29.6 million, RMB46.4 million (US$6.8 million) and RMB29.8 million (US$4.3 million) in 2016, 2017, 2018 and the six months ended June 30, 2019, respectively. We are subject to various rates of income tax under different jurisdictions. The following summarizes the major factors affecting our applicable tax rates in the Cayman Islands, Hong Kong and the PRC.

Cayman Islands

        We are an exempted company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income, corporation or capital gains tax in the Cayman Islands. In addition, our payment of dividends to our shareholders, if any, is not subject to withholding tax in the Cayman Islands.

Hong Kong

        Our subsidiaries in Hong Kong are subject to the uniform tax rate of 16.5%. Under Hong Kong tax law, our subsidiaries in Hong Kong are exempted from income tax on their foreign-derived income and there is no withholding tax in Hong Kong on remittance of dividends. A two-tiered profits tax rates regime was introduced in 2018 where the first HK$2,000 of assessable profits earned by a company will be taxed at half of the current tax rate while the remaining profits will continue to be taxed at 16.5%. We did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong for any of the periods presented.

PRC

        Generally, our PRC subsidiary, our VIE and its subsidiaries are subject to enterprise income tax, or EIT, on their taxable income in the PRC at a rate of 25.0%. The EIT is calculated based on the entity's global income as determined under PRC tax laws and accounting standards.

        Yubang Software currently qualifies as a Newly Established and Qualified Software Enterprise and enjoys two year tax holiday from 2016 to 2017 and three year 50.0% tax reductions under the preferential tax treatment from 2018 to 2020.

        Our PRC subsidiary, our VIE and its subsidiaries are currently subject to VAT at a rate of 6.0% on the services we provide.

        If our holding company in the Cayman Islands or our subsidiary outside of the PRC were deemed to be a "resident enterprise" under the EIT law, it would be subject to EIT on its worldwide income at a rate of 25.0%. See "Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

Results of Operations

        The following table summarizes our consolidated results of operations and as percentages of our total revenues for the years presented.

	Year ended December 31,							Six months ended June 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Revenues
Collection of credit card debts	420,033	96.4	574,924	96.6	610,108	88,872	80.5	255,586	87.2	372,431	54,251	72.3
Collection of other debts	10,012	2.3	18,622	3.1	147,556	21,494	19.5	37,276	12.7	142,574	20,768	27.7
Others	5,591	1.3	1,733	0.3	124	18	0.0	102	0.1	111	16	0.0

Revenues	435,636	100.0	595,279	100.0	757,788	110,384	100.0	292,964	100.0	515,116	75,035	100.0
Cost of revenues	(244,109)	(56.0)	(388,106)	(65.2)	(519,414)	(75,661)	(68.5)	(200,056)	(68.3)	(381,914)	(55,632)	(74.1)

Gross Profit	191,527	44.0	207,173	34.8	238,374	34,723	31.5	92,908	31.7	133,202	19,403	25.9

Operating Expenses
Selling and marketing expenses	(1,145)	(0.3)	(981)	(0.2)	(502)	(73)	(0.1)	(263)	(0.1)	(111)	(16)	0.0
General and administrative expenses	(55,505)	(12.7)	(56,497)	(9.5)	(69,926)	(10,186)	(9.2)	(27,710)	(9.5)	(76,658)	(11,166)	(14.9)

Income from operations	134,877	31.0	149,695	25.1	167,946	24,464	22.2	64,935	22.2	56,433	8,220	11.0

Interest income	32	0.0	85	0.0	120	17	0.0	40	0.0	88	13	0.0
Interest expense	(8,439)	(1.9)	(12,609)	(2.1)	(2,475)	(361)	(0.3)	(1,251)	(0.4)	(1,463)	(213)	(0.3)
Government grants	302	0.1	1,959	0.3	4,856	707	0.6	358	0.1	7,039	1,025	1.4

Income before income taxes	126,772	29.1	139,130	23.4	170,447	24,828	22.5	64,082	21.9	62,097	9,045	12.1

Income tax expense	(29,123)	(6.7)	(29,561)	(5.0)	(46,442)	(6,765)	(6.1)	(16,638)	(5.7)	(29,766)	(4,336)	(5.8)

Net income	97,649	22.4	109,569	18.4	124,005	18,063	16.4	47,444	16.2	32,331	4,710	6.3

Six Months Ended June 30, 2019 Compared with Six Months Ended June 30, 2018

Revenues

        Our revenue from debt collection increased by 75.9% from RMB292.9 million in the six months ended June 30, 2018 to RMB515.0 million (US$75.0 million) in the six months ended June 30, 2019 primarily driven by the increase in total amount of debt we collected on behalf of our clients, which increased by 101.2% from RMB733.3 million for the six months ended June 30, 2018 to RMB1.6 billion (US$233.0 million) for the six months ended June 30, 2019. Our revenue from the collection of delinquent credit card receivables increased by 45.7% from RMB255.6 million for the six months ended June 30, 2018 to RMB372.4 million (US$54.3 million) for the six months ended June 30, 2019. Our revenue from the collection of online receivables increased by 282.5% from RMB37.3 million for the six months ended June 30, 2018 to RMB142.6 million (US$20.8 million) for the six months ended June 30, 2019. Collection of delinquent credit card receivables continued to generate a substantial portion of our revenues while collection of online receivables experienced significant growth. The increase in delinquent credit card receivable collection was attributable to the expansion of our business operations and the establishment of additional regional offices, continued engagement of high quality clients and receivables under portfolio and general collections, our enhanced capacity to service more delinquent credit card receivables effected by the hiring of additional collection specialists, our commitment to maintain our competitive edge in technological advances and improvement in operation efficiency. The significant increase in online receivable collection was attributable to the continued growth of the online receivable industry and our strategic effort to further establish ourselves in the collection of online receivables from online consumer finance companies. Our recent efforts to engage more online consumer finance companies have diversified our client base and broadened the source of consumer receivables we obtained for collection. Similar to the collection of credit card receivables, the commission we receive from the collection of online receivables depends on the collectability of these receivables. Receivables originated from online consumer finance companies are not materially different from credit card receivables originated from commercial banks. As such, the origination of online receivables does not materially impact our key operating measures and data. For more details regarding our key operating data, please see "Business—Our Services—Business Model."

        The total amount of debt we collected grew at a higher rate compared to our revenue growth as a result of the decrease in effective commission rate. The decrease in effective commission rate was primarily attributed to variations in the delinquency period for tertiary receivables we were engaged to collect; as the overall period of delinquency of tertiary receivables we collected generally decreased in the six months ended June 30, 2019, the effective commission rate decreased as well. Our continued engagement of primary and secondary receivables, which have a lower effective commission rate compared to tertiary receivables, also contributed to the effect.

Cost of Revenues

        Our cost of revenues increased by 90.9% from RMB200.1 million for the six months ended June 30, 2018 to RMB381.9 million (US$55.6 million) for the six months ended June 30, 2019 due to the expansion of our business and by the increases in staff costs, operating lease charges and depreciation and amortization.

        Staff costs.    Staff costs experienced a two-fold increase from RMB172.0 million in the six months ended June 30, 2018 to RMB342.1 million (US$49.8 million) in the six months ended June 30, 2019 as a result of the hiring of 3,181 additional collection specialists. In addition to a growing workforce, increases in employee salary and contribution to the employees' social security benefits also contributed to the overall increase in staff costs in the six months ended June 30, 2019. Our average employee compensation increased by 23.8% from RMB4,777 per month in the six months ended June 30, 2018 to RMB5,912 (US$861.2) in the six months ended June 30, 2019.

        Operating lease charges.    Operating lease charges increased by 35.9% from RMB16.3 million for the six months ended June 30, 2018 to RMB22.1 million (US$3.2 million) for the six months ended June 30, 2019 as a result of the establishment of additional operating centers and regional offices in various cities in China.

        Depreciation and amortization.    Depreciation and amortization increased by 79.3% from RMB5.7 million for the six months ended June 30, 2018 to RMB10.3 million (US$1.5 million) for the six months ended June 30, 2019 as a result of the increased leasehold improvement for renovation as well as the purchase of computer equipment and furniture for our new operating centers and regional offices.

Gross Profit

        As a result of the foregoing, we had gross profits of RMB92.9 million and RMB133.2 million (US$19.4 million) in the six months ended June 30, 2018 and 2019, respectively, which represented a 43.4% growth. Our gross profit as a percentage of revenues, or gross margin, were 31.7% and 25.9% for the six months ended June 30, 2018 and 2019, respectively. Our gross margin decreased in the six months ended June 30, 2019 primarily due to increases in costs related to our business expansion plan. While our revenue increased for the six months ended June 30, 2019, staff costs increased significantly due to the hiring of additional collection specialists as part of our expansion plan. Our newly hired collection specialists also required certain time and training to attain the collection efficiency of our more experienced collection specialists. This impacted the growth rate for gross profits in the six months ended June 30, 2019. In addition, we conducted a one-off comprehensive compliance review in the second quarter of 2019 as part of our expansion plan. We allocated significant resources for this compliance review, and as a result our collection activities decreased during the second quarter of 2019. We expect our gross margin to normalize as our regional offices continue to improve their operations and as our new employees gain more experience in the consumer receivables collection industry to reach an optimal efficiency level.

Operating Expenses

Selling and Marketing Expenses

        Selling and marketing expenses decreased by 57.8% from RMB263,000 for the six months ended June 30, 2018 to RMB111,000 (US$16,169) for the six months ended June 30, 2019, primarily due to a significant decrease in expenses related to the advertising activities due to improvements in our market recognition.

General and Administrative Expenses

        General and administrative expenses increased significantly from RMB27.7 million for the six months ended June 30, 2018 to RMB76.7 million (US$11.2 million) for the six months ended June 30, 2019, primarily due to increases in share-based compensation expenses, staff costs, professional fees and other expenses. The share-based compensation expense of RMB26.5 million (US$3.9 million) recognized for the six months ended June 30, 2019 was due to the accelerated vesting of certain restricted ordinary shares held by a former employee, who resigned in May 2019. Staff costs under general and administrative expenses increased from RMB14.8 million for the six months ended June 30, 2018 to RMB23.5 million (US$3.4 million) for the six months ended June 30, 2019 due to the hiring of new employees for administrative purposes related to the operations of our new regional offices. In addition, we closed a number of pilot regional offices as part of our expansion plan to test certain geographical markets and the related dismissal costs contributed to the increase of staff costs. We also incurred losses on disposal of property and equipment of RMB3.4 million (US$502,403) for the six months ended June 30, 2019 due to the closing of several operating centers. Apart from that, professional fees increased from RMB1.3 million for the six months ended June 30, 2018 to RMB5.3 million (US$770,430) for the six months ended June 30, 2019 primarily due to increased expenses related to our restructuring and financing plan.

Interest Expense

        We had interest expense of RMB1.3 million for the six months ended June 30, 2018 and RMB1.5 million (US$213,110) for the six months ended June 30, 2019. The slight increase in interest expense was mainly due to the increase in the use of revolving credit for the provision of security deposits required for some of the portfolio collections.

Income Tax Expense

        We had income tax expenses of RMB16.6 million and RMB29.8 million (US$4.3 million) for the six months ended June 30, 2018 and 2019, respectively. The effective income tax rate for the six months ended June 30, 2018 and 2019 was 26.0% and 47.9% respectively.

        Yubang Software obtained a software enterprise certificate in 2016. Pursuant to the relevant tax laws, Yubang Software qualified as a "Newly Established and Qualified Software Enterprises," and was entitled to a tax holiday from 2016 to 2017. From 2018 to 2020, Yubang Software is entitled to a preferential income tax rate of 12.5%.

        The PRC statutory tax rate applicable to our operations is a uniform rate of 25%. The effective income tax rate for the six months ended June 30, 2018 differs from the PRC statutory income tax rate of 25% primarily due to the effect of the unrecognized tax benefits and change in valuation allowance, partially offset by the effect of the preferential income tax rate Yubang Software enjoyed. The effective income tax rate for the six months ended June 30, 2019 differs from the PRC statutory income tax rate of 25% primarily due to the effect of non-deductible share-based compensation expense and change in valuation allowance, partially offset by the effect of the preferential income tax rate Yubang Software enjoyed.

Net Income

        As a result of the foregoing, we had net income of RMB47.4 million in the six months ended June 30, 2018 and RMB32.3 million (US$4.7 million) in the six months ended June 30, 2019.

Year Ended December 31, 2018 Compared with Year Ended December 31, 2017

Revenues

        Our revenues increased by 27.3% from RMB595.3 million in 2017 to RMB757.8 million (US$110.4 million) in 2018.

        Collection Service.    Our revenue from debt collection increased by 27.7% from RMB593.5 million in 2017 to RMB757.7 million (US$110.4 million) in 2018, primarily driven by the increase in total amount of debt we collected on behalf of our clients, which increased by 43.0% from RMB1.4 billion in 2017 to RMB2.1 billion (US$305.9 million) in 2018. Our revenue from the collection of delinquent credit card receivables increased by 6.1% from RMB574.9 million in 2017 to RMB610.1 million (US$88.9 million) in 2018. Our revenue from the collection of online receivables experienced significant growth, which increased from RMB18.6 million in 2017 to RMB147.6 million (US$21.5 million) in 2018. Collection of delinquent credit card receivables generated a substantial portion of our revenues and growth while collection of online receivables experienced exponential growth in 2018. The increase in delinquent credit card receivable collection was attributable to our engagement of higher quality clients and receivables under portfolio and general collections, our overall increase in capacity to service more delinquent credit card receivables, our technological advances and improvement in operation efficiency. The significant increase in online receivable collection was attributable to the growth of the online receivable industry and our conscious effort to obtain more receivables for collection from online consumer finance companies by allocating additional resources in order to establish ourselves in this market segment. In addition to collecting a greater number and value of online receivables for our existing clients, we obtained receivables for collection from new clients.

        The total amount of debt we collected grew at a higher rate compared to our revenue growth as a result of the decrease in effective commission rate. The decrease in effective commission rate was primarily attributed to variations in the deliquency period for tertiary receivables we were engaged to collect; as the overall period of deliquency of tertiary receivables under collection generally decreased in this period, the effective commission rate decreased as well. We also began to engage secondary receivables for collection in 2018, which have a lower effective commission rate.

        Others.    Revenue from other services decreased by 92.8% from RMB1.7 million in 2017 to RMB124,000 (US$18,063) in 2018 mainly because we ceased operation of Yong Xin Catering in March 2017.

Cost of Revenues

        Our cost of revenues increased by 33.8% from RMB388.1 million in 2017 to RMB519.4 million (US$75.7 million) in 2018 as a result of increases in staff costs, operating lease charges, depreciation and amortization and property management fees.

        Staff costs.    Staff costs increased by 33.1% from RMB342.0 million in 2017 to RMB455.2 million (US$66.3 million) in 2018 as a result of the hiring of 2,547 additional collection specialists. In addition to a growing workforce, increases in employee salary and contribution to the employees' social security benefits also contributed to the overall increase in staff costs in 2018. Our average employee compensation increased by 17.8% from RMB4,733 per month in 2017 to RMB5,575 (US$812.1) per month in 2018.

        Operating lease charges.    Operating lease charges increased by 52.2% from RMB24.6 million in 2017 to RMB37.4 million (US$5.4 million) in 2018 as a result of the establishment of additional regional offices and operating centers in the PRC.

        Depreciation and amortization.    Depreciation and amortization increased by 32.3% from RMB9.4 million in 2017 to RMB12.5 million (US$1.8 million) in 2018 as a result of the increased leasehold improvement for renovation as well as the purchase of computer equipment and furniture for our newly established regional offices.

        Property Management Fees:    Property management fees increased from RMB4.4 million in 2017 to RMB6.5 million (US$953,387) in 2018 due to the establishment of additional regional offices in China in 2018.

        Communication charges.    Expenses for the use of telephone and text message in rendering collection services decreased by 4.6% from RMB6.1 million in 2017 to RMB5.8 million (US$847,050) in 2018 due to the fact that we were able to obtain a preferred service plan with a lower average rate from our telephone service provider in 2018.

Gross Profit

        As a result of the foregoing, we had gross profit of RMB207.2 million and RMB238.4 million (US$34.7 million) in 2017 and 2018, respectively, which represented a 15.1% growth. Our gross profit as a percentage of revenues, or gross margin, decreased from 34.8% in 2017 to 31.5% in 2018. Our gross margin decreased slightly in 2018 due to our regional expansion, the hiring of additional collection specialists and the implementation of a new incentive mechanism, which increased the overall compensation for our employees. Because new collection specialists require certain time to reach the optimal collection efficiency, the improvement of average efficiency of the collection team was less than the increase in overall compensation we offered the collection team. These factors combine to decrease our gross margin in 2018.

Operating Expenses

Selling and Marketing Expenses

        Selling and marketing expenses decreased by 48.8% from RMB981,000 in 2017 to RMB502,000 (US$73,125) in 2018, primarily due to a decrease in marketing and advertising activities. As a result of the decrease in advertising activities, advertising expenses decreased from RMB728,000 in 2017 to RMB429,000 (US$62,491) in 2018.

General and Administrative Expenses

        General and administrative expenses increased by 23.8% from RMB56.5 million in 2017 to RMB69.9 million (US$10.2 million) in 2018, primarily due to the increase in professional fees and other expenses. Our professional fee increased significantly from RMB448,000 in 2017 to RMB11.5 million (US$1.7 million) in 2018 for expenses related to this offering. Travel expenses under other expenses in general and administrative expenses increased by 54.7% from RMB1.9 million in 2017 to RMB 2.9 million (US$423,015) in 2018 due to the establishment of our regional offices. These increases were offset by minimal decreases in other general and administrative expenses such as staff costs, property management fee and business entertainment expenses.

Interest Expense

        We had interest expense of RMB12.6 million in 2017 and RMB2.5 million (US$360,524) in 2018. The significant decrease in interest expense in 2018 was mainly due to the repayment of bank loans and the decrease of insurance fees for bank loans.

Income Tax Expense

        We had income tax expense of RMB29.6 million in 2017 and RMB46.4 million (US$6.8 million) in 2018. Our effective tax rate increased from 21.2% in 2017 to 27.2% in 2018. The increase in effective income tax rate was primarily due to the changes in income tax exemption enjoyed by Yubang Software.

        Yubang Software obtained a software enterprise certificate in 2016. Pursuant to the respective tax laws, Yubang Software qualifies as a "Newly Established and Qualified Software Enterprises," and was entitled to an income tax holiday from 2016 to 2017. The effect of Yubang Software's tax holiday was RMB4.1 million and RMB11.3 million for the years ended December 31, 2016 and 2017, respectively. From 2018 to 2020, Yubang Software is entitled to a preferential income tax rate of 12.5%. The tax rate increase for Yubang Software increased our overall effective tax rate.

Net Income

        As a result of the foregoing, we had net income of RMB109.6 million and RMB124.0 million (US$18.1 million) in 2017 and 2018, respectively, which represented a 13.2% increase.

Year Ended December 31, 2017 Compared with Year Ended December 31, 2016

Revenues

        Our revenues increased by 36.6% from RMB435.6 million in 2016 to RMB595.3 million in 2017.

        Collection Service.    Our revenue from debt collection increased by 38.0% from RMB430.0 million in 2016 to RMB593.5 million in 2017, primarily driven by the increase in total amount of debt we collected on behalf of our clients, which increased by 56.0% from RMB920.5 million in 2016 to RMB1.4 billion in 2017. Our revenue from the collection of delinquent credit card receivables increased by 36.9% from RMB420.0 million in 2016 to RMB574.9 million in 2017. Our revenue from the collection of online receivables increased by 86.0% from RMB10.0 million in 2016 to RMB18.6 million in 2017. Collection of delinquent credit card receivables continued to generate a substantial portion of our revenues and growth while collection of online receivables experienced large growth in 2017. The increase in delinquent credit card receivable collection was attributable to our engagement of higher quality clients and receivables under portfolio and general collections, our overall increase in capacity to service more delinquent credit card receivables, our technological advances and improvement in operation efficiency. The significant increase in online receivable collection was attributable to the growth of the online receivables industry and our conscious effort to obtain more receivables for collection from online consumer finance companies by allocating additional resources in order to establish ourselves in this market segment. In addition to collecting a greater number and value of online receivables for our existing clients, we obtained receivables for collection from new clients.

        Others    Revenue from other services decreased by 69.0% from RMB5.6 million in 2016 to RMB1.7 million in 2017 mainly because we ceased operation of Yong Xin Catering in March 2017.

        The total amount of debt we collected grew at a higher rate compared to our revenue growth as a result of the decrease in effective commission rate. The ceased operation of Yong Xin Catering partially offset the increase in revenue generated from debt collection as well.

Cost of Revenues

        Our cost of revenues increased by 59.0% from RMB244.1 million in 2016 to RMB388.1 million in 2017 as a result of increases in staff costs, operating lease charges, depreciation and amortization and communication charges.

        Staff costs.    Staff costs increased by 57.7% from RMB216.8 million in 2016 to RMB342.0 million in 2017 as a result of the hiring of 244 additional collection specialists. In addition to a growing workforce, increases in employee salary and contribution to the employees' social security benefits also contributed to the overall increase in staff costs in 2017. Our average employee compensation increased by 5.6% from RMB4,482 per month in 2016 to RMB4,733 per month in 2017.

        Operating lease charges.    Operating lease charges increased by 69.7% from RMB14.5 million in 2016 to RMB24.6 million in 2017 as a result of the additional operating centers in Changsha and various other facilities.

        Depreciation and amortization.    Depreciation and amortization increased by 118.6% from RMB4.3 million in 2016 to RMB9.4 million in 2017 as a result of the increased leasehold improvement for renovation as well as the purchase of computer equipment and furniture for the Xinyuan and Riye operating centers.

        Communication charges.    Expenses for the use of telephone and text message in rendering collection services increased by 52.5% from RMB4.0 million in 2016 to RMB6.1 million in 2017 as a result of the increase in our overall business activity and, in particular, an increase in the number of receivables under collection in 2017.

Gross Profit

        As a result of the foregoing, we had gross profit of RMB191.5 million and RMB207.2 million in 2016 and 2017, respectively. Our gross profit as a percentage of revenues, or gross margin, decreased from 44.0% in 2016 to 34.8% in 2017. We maintained a relatively stable gross margin since the commencement of our operations in 2015. The exceptional increase in gross margin in 2016 was due to our first business engagement with one of the largest commercial banks in China for its portfolio collection. This particular client overestimated the collection difficulty and anticipated a longer collection period in order for us to meet the collection requirement. As our commission rate was correlated to the difficulty of collection, we met the collection requirement sooner than anticipated and generated RMB111.8 million in commission fee, which represented a substantial portion of our revenue in 2016. Such efficient collection service also afforded us resources to engage more collection portfolios in 2016. This particular engagement generated an exceptionally high commission rate and, as a result, our gross margin in 2016 was substantially higher than our gross margin of prior years. This particular client adjusted its pricing strategy in its subsequent business engagements with us, and our gross margin stabilized in 2017.

Operating Expenses

Selling and Marketing Expenses

        Selling and marketing expenses decreased by 14.3% from RMB1.1 million in 2016 to RMB981,000 in 2017, primarily due to a decrease in marketing and advertising activities. As a result of the decrease in advertising activities, advertising expenses decreased from RMB1.1 million in 2016 to RMB728,000 in 2017.

General and Administrative Expenses

        General and administrative expenses increased by 1.8% from RMB55.5 million in 2016 to RMB56.5 million in 2017, primarily due to the increase in staff costs, depreciation and amortization, business entertainment expenses and conference fees. Our staff costs increased by 5.7% from RMB33.1 million in 2016 to RMB35.0 million in 2017 mainly due to an increased headcount. Our depreciation and amortization increased by 23.9% from RMB4.6 million in 2016 to RMB5.7 million in 2017 primarily due to leasehold improvements for the renovation of our new headquarters office building in 2016. Our business entertainment expenses and conference fees increased by 114.6% from RMB966,000 in 2016 to RMB2.1 million in 2017 as a result of an increase in business development activities. These increases were offset by decreases in other general and administrative expenses such as company donations which decreased from RMB2.9 million in 2016 to RMB100,000 in 2017.

Interest Expense

        We had interest expense of RMB8.4 million in 2016 and RMB12.6 million in 2017. The 49.4% increase in interest expense in 2017 was mainly due to our increased use of revolving credit for the provision of security deposits required for some of the portfolio collections as we obtained additional portfolio collections from our clients in 2017.

Income Tax Expense

        We had income tax expense of RMB29.1 million in 2016 and RMB29.6 million in 2017. Our effective tax rate decreased from 23.0% in 2016 to 21.2% in 2017. The difference in effective income tax rate and the PRC statutory tax rate of 25% applicable to our major operating subsidiaries was primarily due to the income tax exemption enjoyed by Yubang Software, which was partially offset by non-deductible expenses.

        Yubang Software obtained a software enterprise certificate in 2016. Pursuant to the respective tax laws, Yubang Software qualifies as a "Newly Established and Qualified Software Enterprises," and was entitled to a preferred income tax rate of 0% from 2016 to 2017. The effect of Yubang Software's tax holiday was RMB4.1 million and RMB11.3 million for the years ended December 31, 2016 and 2017, respectively.

Net Income

        As a result of the foregoing, we had net income of RMB97.6 million and RMB109.6 million in 2016 and 2017, respectively, which represented a 12.2% increase.

Non-GAAP Financial Measures

        We use adjusted net income and adjusted EBITDA, which are non-GAAP financial measures, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net income represents net income excluding share-based compensation expenses, and such adjustment has no impacts on income tax.

        We believe that adjusted net income and adjusted EBITDA help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in net income. We believe that adjusted net income and adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        Adjusted net income and adjusted EBITDA should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net income and Adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        The table below sets forth a reconciliation of our adjusted net income to net income for the periods indicated.

	Year ended December 31,				Six months ended June 30,
	2016	2017	2018	2018	2018	2019	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(In thousands)
Non-GAAP Financial Measures
Net income	97,649	109,569	124,005	18,063	47,444	32,331	4,710
Adjustments:
Share-based compensation	—	—	—	—	—	26,510	3,862
Adjusted net income	97,649	109,569	124,005	18,063	47,444	58,841	8,572
Adjustments:
Interest expense	8,439	12,609	2,475	361	1,251	1,463	213
Income tax	29,123	29,561	46,442	6,765	16,638	29,766	4,336
Depreciation	8,838	14,690	17,946	2,614	8,389	13,541	1,972
Amortization	—	416	624	91	312	312	45
Adjusted EBITDA	144,049	166,845	191,492	27,894	74,034	103,923	15,137

Selected Quarterly Results of Operations

        The following table sets forth our unaudited condensed consolidated statement of operations data for each of the eight quarters from the quarter ended September 30, 2017 to the quarter ended June 30, 2019. The unaudited quarterly statement of operations data set forth below have been prepared on the same basis as our audited annual consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented. Our historical results are not necessarily indicative of the results to be expected for any future period. The following quarterly financial data for the periods indicated are qualified by reference to and should be read in conjunction with our consolidated financial statements and related notes which are included elsewhere in this prospectus.

	For the three months ended
	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(In thousands)
Revenues
Collection of credit card debts	162,225	175,574	118,497	137,089	162,682	191,840	207,653	164,778
Collection of other debts	5,955	5,460	12,979	24,297	47,533	62,747	69,095	73,479
Others	51	51	51	51	8	14	34	77
Revenues	168,231	181,085	131,527	161,437	210,223	254,601	276,782	238,334

Cost of revenues	(101,007)	(110,809)	(94,977)	(105,079)	(140,041)	(179,317)	(195,032)	(186,882)

Gross Profit	67,224	70,276	36,550	56,358	70,182	75,284	81,750	51,452
Operating Expenses
Selling and marketing expenses	(26)	(77)	(140)	(123)	(173)	(66)	(53)	(58)
General and administrative expenses	(13,973)	(15,641)	(11,902)	(15,808)	(21,909)	(20,307)	(21,652)	(55,006)

Income/ (loss) from operations	53,225	54,558	24,508	40,427	48,100	54,911	60,045	(3,612)

Interest income	17	15	19	21	35	45	41	47

Interest expense	(3,241)	(2,245)	(542)	(709)	(645)	(579)	(559)	(904)

Government grants	3	1,860	212	146	748	3,750	5,522	1,517

Income/ (loss) before income taxes	50,004	54,188	24,197	39,885	48,238	58,127	65,049	(2,952)

Income tax expense	(11,582)	(11,752)	(6,503)	(10,135)	(12,763)	(17,041)	(20,369)	(9,397)

Net income/ (loss)	38,422	42,436	17,694	29,750	35,475	41,086	44,680	(12,349)

        Notwithstanding the fluctuations of our quarterly results of operations in the three months ended March 31, 2018, June 30, 2018 and June 30, 2019, respectively, we have achieved significant revenue growth from September 30, 2017 to June 30, 2019 primarily due to our strategic effort to expand our collection of online receivables from online consumer finance companies, in addition to the persistent growth of our collection of credit card receivables. The revenue fluctuations in the three months ended March 31, 2018 was due to seasonality factors and June 30, 2018 was due to pricing strategy adjustments made by one of our clients, whose commission rate was significantly higher in previous quarters. The revenue fluctuation in the three months ended June 30, 2019 was due to the one-off comprehensive compliance review. The net loss in the three months ended June 30, 2019 was mainly due to the shared-based compensation expense charged in accordance with an employee incentive arrangement. Our performance has rebounded from the one-off events; for the two months ended August 31, 2019, our revenue grossed RMB217.1 (US$31.6 million). Our quarterly cost of revenue generally increased primarily due to the growth of our collection activities, which we achieved through the hiring of additional collection specialists, establishment of additional regional offices and incurrence of other costs.

Liquidity and Capital Resources

        Prior to this offering, our principal source of liquidity has been the commissions that we receive for our successful collection of consumer receivables.

        As of December 31, 2018 and June 30, 2019, our total current assets were RMB331.2 million (US$48.2 million) and RMB379.3 million (US$55.3 million), respectively. As of June 30, 2019, our total current assets were primarily consisted of accounts receivable, cash, prepaid expenses and other current assets, and contract assets. We had RMB247.5 million

(US$36.1 million) in accounts receivable of VIE which consisted of commission receivables from clients, and we expect to recover these receivables within one year. We had RMB93.5 million (US$13.6 million) in cash. Our cash consisted of cash at bank and on hand, which are unrestricted from withdrawal or use. We had RMB37.3 million (US$5.4 million) in prepaid expenses and other current assets of VIE. We had RMB828,000 (US$120,612) in contract assets which are recognized when we recognize revenue before being unconditionally entitled to the consideration under the payment terms set out in the contract.

        As of December 31, 2018 and June 30, 2019, our total current liabilities were RMB192.4 million (US$28.0 million) and RMB191.3 million (US$27.9 million), respectively. As of June 30, 2019, our total current liabilities primarily consisted of accrued expenses and other payables, income tax payables and short-term bank loans. RMB126.7 million (US$18.5 million) in accrued expenses and other payables which mainly include RMB94.7 million (US$13.8 million) in accrued payroll and benefits, RMB15.7 million (US$2.3 million) in VAT and other tax payables, and RMB5.5 million (US$807,866) in payables for construction of building and purchase of equipment.

        We had a working capital (defined as total current assets deducted by total current liabilities) surplus as of December 31, 2018 and June 30, 2019. Historically, we have been profitable and are able to generate positive net cash flows. We were able to generate a working capital surplus due to our effort to deleverage through loan repayment, which reduced current liabilities, and an increase in current trade receivables as a result of our business growth.

        We believe that our current cash and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the 12 months following this offering. We may, however, need additional capital in the future to fund our continued operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In the future, should we require additional liquidity and capital resources to fund our business and operations, we may need to obtain additional financing, including financing from new and/or existing shareholders, and financing generated through capital markets and commercial banks. See "Risk Factors—Risks Related to Our Business."

        As of June 30, 2019, 100.0% of our cash were held in the PRC by the Yong Xiong Group and its subsidiaries.

        Although we will consolidate the results of our VIE and its subsidiaries, we will only have access to the assets or earnings of our VIE and its subsidiaries through our contractual arrangements with our VIE and its shareholders. See "Corporate History and Structure—Contractual Arrangements with the VIE and Its Shareholders." For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "—Holding company structure."

        In utilizing the proceeds that we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiary, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to these PRC subsidiaries, or acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals. For example:

  •
  capital contributions to our existing PRC subsidiary or any new subsidiaries in the PRC that we may establish must be filed with MOFCOM in its foreign investment comprehensive management information system; and

  •
  loans by us to our PRC subsidiary to finance its activities cannot exceed the difference between its registered capital and its total investment amount as recorded in the foreign investment comprehensive management information system or, as an alternative, we may procure loans subject to the Risk-Weighted Approach and the Net Asset Limits and must be registered with SAFE or its local branches or filed with SAFE in its information system.

        See "Regulation—Regulations on Foreign Exchange." There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiary. This is because there is no statutory limit on the amount of registered capital for companies under PRC laws, and we are allowed to make capital contributions to our PRC subsidiary by subscribing for its initial registered capital and increased registered capital, provided that the PRC subsidiary completes the relevant filing and registration procedures. With respect to loans to the PRC subsidiaries by us, (i) if the relevant PRC subsidiary determine to adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt mechanism, the outstanding amount of the loans should not exceed the difference between the total investment and the registered capital of the PRC subsidiaries and there is, in effect, no statutory limit on the amount of loans that we can make to our PRC subsidiary under this circumstance since we can increase the registered capital of our PRC subsidiary by making capital contributions to it, subject to the completion of relevant registrations, and the difference between the total investment and the registered capital will increase accordingly; and (ii) if the relevant PRC subsidiary determines to adopt the foreign exchange administration mechanism as provided in the Notice No. 9 Foreign Debt mechanism, the risk-weighted outstanding amount of the loans, which is calculated based on the formula provided in the PBOC Notice No. 9, should not exceed 200.0% of the net asset of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year beginning from the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiary.

        A majority of our future revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign exchange for current account items, including profit distributions, interest payments and trade-and service related foreign exchange transactions.

        Our PRC subsidiary may convert Renminbi amounts that it generates in its own business activities, including technical consulting and related service fees pursuant to its contracts with the VIE, as well as dividends they receive from their own subsidiaries, into foreign exchange and pay them to their non-PRC parent companies in the form of dividends. However, current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary is required to set aside at least 10.0% of its after-tax profits after making up previous years' accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE and its local branches. The total amount of loans we can make to our PRC subsidiary cannot exceed statutory limits and must be registered with the local counterpart of SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the MOFCOM and the amount of registered capital of such foreign-invested company.

        The following table sets forth a summary of our cash flows for the years indicated.

	Year ended December 31,				Six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	88,801	137,165	63,671	9,275	35,256	37,572	5,473
Net cash used in investing activities	(132,081)	(105,797)	(102,117)	(14,875)	(73,663)	(23,072)	(3,361)
Net cash provided by (used in) financing activities	80,303	(31,541)	55,422	8,073	8,729	17,158	2,499
Net increase (decrease) in cash	37,023	(173)	16,976	2,473	(29,678)	31,658	4,612
Cash at the beginning of the year/period	7,980	45,003	44,830	6,530	44,830	61,806	9,003

Cash at the end of the year/period	45,003	44,830	61,806	9,003	15,152	93,464	13,615

Net Cash Provided By Operating Activities

        Net cash provided by operating activities increased from RMB35.3 million in the six months ended June 30, 2018 to RMB37.6 million (US$5.5 million) in the six months ended June 30, 2019, primarily due to the combined effect of adjustments made to reconcile net income to net cash and changes in operating assets and liabilities. While the increase was minimal, adjustments made for non-cash transactions and changes in operating assets and liabilities varied. Key factors that caused operating cash inflow included the non-cash adjustments on share-based compensation from nil in the six months ended June 30, 2018 to RMB26.5 million (US$3.9 million) in the six months ended June 30, 2019, changes in balances of accounts receivable increased by RMB23.6 million from RMB 20.6 million outflow in the six months ended June 30, 2018 to RMB3.1 million (US$445,157) in the six months ended June 30, 2019, and cash outflow from prepaid expenses and other current assets decreased from RMB 40.7 million outflow in the six months ended June 30, 2018 to RMB22.3 million (US$3.2 million) in the six months ended June 30, 2019. The increase in operating cash inflow was partially offset by a decrease in changes in contract assets from RMB13.5 million inflow in the six months ended June 30, 2018 to RMB2.9 million (US$421,996) in the six months ended June 30, 2019, and changes in balances of accrued expenses and other liabilities decreased by RMB37.2 million from RMB29.9 million inflow in the six months ended June 30, 2018 to RMB7.3 million (US$1.1 million) in the six months ended June 30, 2019.

        Net cash provided by operating activities decreased from RMB137.2 million in 2017 to RMB63.7 million (US$9.3 million) in 2018 primarily due to the combined effect of changes in operating assets and liabilities. Key changes in operating assets and liabilities that caused the decrease in net cash provided by operating activities included changes in the increase in accounts receivable from RMB13.3 million in 2017 to RMB145.5 million (US$21.2 million) in 2018 and accrued expenses and other liabilities decreased from RMB60.8 million accrued in 2017 to RMB7.2 million (US$1.1 million) paid in 2018. The significant increase in accounts receivable was mostly attributed to our first engagement of a client which had a longer payment schedule practice. Such extension payment schedule impact our ability to collect these accounts receivables from this client. The decrease in net cash provided by operating activities was partially offset by an increase in net income and decreases in contract assets, which changed from RMB21.8 million outflow to RMB19.3 million (US$2.8 million) inflow, and prepaid expenses and other current assets, which changed from RMB24.8 million outflow to RMB58.7 million (US$8.5 million) inflow.

        Net cash provided by operating activities increased from RMB88.8 million in 2016 to RMB137.2 million in 2017 primarily due to the combined effect of increase in net income, and changes in operating assets and liabilities. Net income increased by RMB12.0 million from RMB97.6 million in 2016 to RMB109.6 million in 2017. Key changes in operating assets and liabilities that caused operating cash inflow include that the increase of accounts receivable decreased from RMB49.8 million in 2016 to RMB13.3 million in 2017, and that the increase of accrued expenses and other liabilities increased from RMB16.5 million in 2016 to RMB60.8 million in 2017.

Net Cash Used In Investing Activities

        Net cash used in investing activities decreased from RMB73.7 million in the six months ended June 30, 2018 to RMB23.1 million (US$3.4 million) in the six months ended June 30, 2019. The decrease in net cash used in investing activities was caused by significant decreases in advances to related parties and purchases of property and equipment. Advances to related parties decreased significantly from RMB44.4 million in the six months ended June 30, 2018 to RMB200,000 (US$29,133) in the six months ended June 30, 2019. The purchase of property and equipment also decreased from RMB37.2 million in the six months ended June 30, 2018 to RMB23.3 million (US$3.4 million) in the six months ended June 30, 2019.

        Net cash used in investing activities decreased from RMB105.8 million in 2017 to RMB102.1 million (US$14.9 million) in 2018. We did not purchase any additional land use right in 2018 as compared to spending RMB25.0 million for related purchases in 2017. Advances to related parties decreased from RMB80.3 million in 2017 to RMB66.2 million (US$9.6 million) in 2018, and collection of advances to a related party increased from RMB8.9 million in 2017 to RMB34.2 million (US$5.0 million) in 2018. These effects were offset by additional purchase of property and equipment which increased from RMB20.6 million in 2017 to RMB83.2 million (US$12.1 million) in 2018.

        Net cash used in investing activities decreased from RMB132.1 million in 2016 to RMB105.8 million in 2017 primarily due to a decrease in purchases of property and equipment from RMB81.2 million in 2016 to RMB20.6 million in 2017 as result of a decrease in property acquisition activities. The government also provided RMB11.2 million in subsidy related to the acquisition of our headquarters building in Changsha. The decrease in net cash used in investing activities was partially offset by an increase in purchase of land use right in the amount of RMB25.0 million in 2017, and the increase in advanced funds to related parties from RMB45.7 million in 2016 to RMB80.3 million in 2017.

Net Cash Provided By (Used In) Financing Activities

        Net cash from financing activities increased from RMB8.7 million provided in the six months ended June 30, 2018 to RMB17.2 million (US$2.5 million) provided in the six months ended June 30, 2019, primarily due to the RMB34.5 million (US$5.0 million) in bank loans that we received in the six months ended June 30, 2019. The increase in net cash provided by financing activities was partially offset by the absence of advances from related parties and increases in repayment of bank loans and payment for costs related to this offering in the six months ended June 30, 2019.

        Net cash from financing activities changed from RMB31.5 million used in 2017 to RMB55.4 million (US$8.1 million) provided in 2018, primarily due to the combined effect of increased advances from related parties and significant decrease in repayment of bank loans. Advances from related parties increased from RMB25.2 million in 2017 to RMB73.2 million (US$10.7 million) in 2018. Repayment of bank loans decreased from RMB179.0 million in 2017 to RMB8.8 million (US$1.3 million) in 2018. The lack of payment for the acquisition of non-controlling interests, repayments of borrowings from related parties and insurance fee paid for obtaining bank loans in 2018 also contributed to the net cash provided by financing activities.

        Net cash from financing activities changed from RMB80.3 million provided in 2016 to RMB31.5 million used in 2017 primarily due to the combined effect of the RMB32.9 million payment we collected on behalf of a related party in 2017, the RMB97.5 million repayment of advanced funds from related parties in 2016, the decrease in proceeds from bank loans and increase in repayments of bank loans. Proceeds from bank loans decreased from RMB230.7 million in 2016 to RMB68.2 million in 2017. Repayment of bank loans increased from RMB87.4 million in 2016 to RMB179.0 million in 2017.

Contractual Obligations

        The following table sets forth our contractual obligations by specified categories as of June 30, 2019.

	Total	2019	2020	2021	2022	2023 and after
Operating lease obligations (1)	121,590	19,576	37,006	31,255	24,551	9,202
Long-term bank loan obligations, including current portion (2)	32,698	3,442	6,884	6,884	6,884	8,604
Long-term payables obligations, including current portion (3)	3,209	436	181	160	160	2,272

Total	157,497	23,454	44,071	38,299	31,595	20,078

Notes:

(1)
Operating lease obligations represent our obligations for office premise and staff apartment leases.

(2)
Long-term bank loan obligations represent our secured loan obligations. The balances include interest of RMB4.9 million, which is accrued at the interest rate as of June 30, 2019.

(3)
Long-term payables obligations represent our obligations under installment plans related to the purchase of motor vehicles and property for employee benefits. The balances include interest of RMB699,000.

        Our contractual obligations as of June 30, 2019 also included additional income taxes payable of RMB10.2 million in the event that a tax position is ultimately disallowed by the relevant tax authority.

Holding Company Structure

        YX Asset Recovery Limited is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiary, our VIE and its subsidiaries in China. As a result, YX Asset Recovery Limited's ability to pay dividends depends upon dividends paid by our PRC subsidiary. If our existing PRC subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC laws, each of our subsidiary and our VIE in China is required to set aside at least 10.0% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50.0% of its registered capital. In addition, each of our wholly foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our VIE may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiary has not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

        Our revenues and expenses are denominated in Renminbi. Renminbi is not freely convertible into foreign currencies for capital account transactions. The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20.0% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

        To date, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. To the extent that we need to convert U.S. dollars we received from this offering into Renminbi for our operations or capital expenditures, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the

U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

        We estimate that we will receive net proceeds of approximately US$              million from this offering if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10.0% appreciation of the U.S. dollar against Renminbi, from a rate of RMB             to US$1.00 as of             , 2019 to a rate of RMB             to US$1.00, will result in an increase of RMB              million in our net proceeds from this offering. Conversely, a 10.0% depreciation of the U.S. dollar against the Renminbi, from a rate of RMB              to US$1.00 as of             , 2019 to a rate of RMB             to US$1.00, will result in a decrease of RMB              million in our net proceeds from this offering.

Interest Rate Risk

        Our exposure to interest rate risk primarily relates to interest expenses under our loan agreements, which may bear a floating interest rate, and interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest expenses and interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest expenses may increase or interest income may fall short of expectations due to changes in market interest rates.

Inflation

        To date, inflation in the PRC has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for [December 2015, 2016, 2017 and 2018 were increases of 1.4%, 2.0%, 1.6% and 2.1%, respectively]. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in the PRC. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Critical Accounting Policies, Judgments and Estimates

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

        We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

        The following describes our critical accounting policy, judgments and estimates, which should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our consolidated financial statements, you should consider our selection of critical accounting policy, the judgments and other uncertainties affecting the application of such policy and the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

        We have adopted ASC 606, Revenue from Contracts with Customers, since our establishment. Revenue is recognized when control over the service is transferred to the customer at the amount of promised consideration to which we are expected to be entitled.

        The transaction price is the amount of consideration to which we expect to be entitled in exchange for transferring debt collection service to a customer, excluding amounts collected on behalf of governmental authorities, such as value-added tax and other sales related taxes. The transaction price includes variable consideration where our performance may result in increased commission rates and/or full or partial return of the deposits originally placed with certain customers based on the achievement of agreed contractual milestones and performance targets. We estimate the transaction price at contract inception based on either the expected value method or the most likely outcome method, depending on which method we expect to better predict the amount of consideration to which we will be entitled in each contract. In making the estimate of variable consideration, we apply judgments which are inherently subjective. This includes the assessment of the estimated amount of successful debt collections based upon a number of factors such as the quality of debt of similar nature, workforce and their historical experience and performance. The amount of estimated variable consideration included in the transaction price is limited only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable condition is subsequently resolved. We review these estimates on a regular basis. Any changes in these factors could materially affect the estimated variable consideration and revenue recognized.

Share-based Compensation

        We account for share-based compensation following the provisions of ASC Topic 718, Compensation—Stock Compensation. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognize the cost over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. For restricted shares granted with future service condition after the Company's IPO and the occurrence of an IPO as performance condition, share-based compensation expenses for the restricted shares, net of estimated forfeitures, will be recorded on a straight-line basis over the future service period upon the completion of the Company's IPO, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. Forfeiture rates are estimated based on historical and future expectations of employee turnover rates.

        Employee Incentive Arrangement to 10 employees ("2018 Employee Plan")

        On October 18, 2018, Yong Xiong Group adopted a shareholders resolution approving an incentive arrangement, or the 2018 Employee Plan, pursuant to which Mr. Tan agreed to award 15% equity interests of Yong Xiong Group that he held, to certain employees ("Award Recipients") as share incentives in exchange for US$4.8 million which was calculated based on the carrying amount of net assets of Yong Xiong Group as of December 31, 2017. In connection with the reorganization, the 15% equity interests of Yong Xiong Group awarded to the employees will be replaced by the equivalent percentage of ordinary shares of the Company, upon the completion of the reorganization and the employees become a party to the VIE Agreements as nominee equityholders of Yong Xiong Group. In order to receive the share incentives granted by the founder, these employees established YuXiong Investment in British Virgin Islands in December 2018. In January, 2019, YX Management Holding Ltd. transferred 1,500,000 ordinary shares of the Company to YuXiong Investment.

        The shares under the 2018 Employee Plan will be vested at the end of the fifth anniversary after the Company's IPO. If any employee resigns from the Company for any reason before the fifth anniversary after the Company's IPO, Mr. Tan has the right to repurchase his/her awarded shares at original price. Since IPO is not deemed probable until it is effective, no compensation expense relating to the 2018 Employee Plan was recorded for the year ended December 31, 2018. The Company will recognize compensation expenses in the amount of RMB201.9 million relating to the 2018 Employee Plan on a straight-line basis over a five-year period upon the completion of the Company's IPO.

        The estimated fair value of the underlying restricted shares of the Company on the grant date in the amount of RMB233.4 million in total, or RMB155.57 per share was determined based on a retrospective valuation conducted by an independent valuation firm. The Company first determined its enterprise value by using income approach, which required the estimation of future free cash flow, and the application of an appropriate discount rate of 18.47% with reference to comparable listed companies engaged in the similar industry to convert such future cash flows to a single present value. In addition, discount for lack of marketability, taking into consideration the plans for and status of the Company's proposed initial public offering of 8.19% was applied to arrive at the fair value of the restricted shares as of October 18, 2018.

        On May 20, 2019, a former employee who has been awarded 130,000 restricted shares of the Company held by Mr. Tan pursuant to the 2018 Employee Plan, resigned from the Company. Mr. Tan has decided not to repurchase from the employee the awarded shares at original price, according to the original vesting condition. It represents a modification of accelerating vesting that at the date of the modification, the award is not expected to vest under the original vesting condition. Hence, total compensation cost recognized is equal to the modified award's fair value at the date of the modification. Compensation cost of RMB26.5 million was recognized immediately as general and administrative expenses upon the modification.

        The estimated fair value of the underlying ordinary shares of the Company on the modification day in the amount of RMB29.2 million in total, or RMB224.88 per share, was determined by management based on a retrospective valuation conducted by an independent appraisal. The Company first determined its enterprise value by using income approach, which required the estimation of future free cash flow, and the application of an appropriate discount rate of 16.60% with reference to comparable listed companies engaged in the similar industry to convert such future cash flows to a single present value. Discount for lack of marketability, taking into consideration the plans for and status of the Company's proposed initial public offering and post-vesting condition of restricted share of 10.81% was applied to arrive at the fair value of the restricted shares as of May 20, 2019.

        Discount rate for the valuation of our restricted shares on October 18, 2018 and May 20, 2019 was 18.47% and 16.60%, respectively. The decrease in discount rate of the Company was mainly due to (i) the decrease in size premium driven by our strong growth in scale, (ii) the optimization of our capital structure, and (iii) the improvement of market condition which results in lower systematic risk.

        The fair value of our restricted shares increased from RMB155.57 per share as of October 18, 2018 to RMB224.88 per share as of May 20, 2019. The increase in fair value was primarily attributable to our significant growth, as we (i) obtained a higher number of receivables under collection; (ii) expanded our customer base as we acquired new clients, particularly through our targeted expansion in the online consumer finance business; and (iii) expanded our geographic presence, through the opening of new operating centers in various cities in China.

Internal Control Over Financial Reporting

        Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures and we were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2016, 2017 and 2018, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2018. In accordance with reporting requirements set forth by the SEC, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company's annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

        The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel to formalize and implement key controls over financial reporting process and to prepare, review and report financial information in accordance with U.S. GAAP and SEC reporting requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control weaknesses may have been identified.

        To remedy our identified material weakness subsequent to December 31, 2018, we plan to undertake steps to strengthen our internal control over financial reporting, including: (i) hiring more qualified resources including financial controller, equipped with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (iii) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with SEC reporting requirements, and (iv) enhancing an internal audit function as well as engaging an external consulting firm to help us assess our compliance readiness under rule 13a-15 of the Exchange Act and improve overall internal control.

        However, we cannot assure you that we will remediate our material weakness in a timely manner.

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, related to the assessment of the effectiveness of the emerging growth company's internal control over financial reporting. Under the JOBS Act, we also do not need to comply with any new or revised financial accounting standards until the date that private companies are required to do so.

Recently Issued Accounting Standards

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), a new standard on revenue which will supersede the revenue recognition requirements in ASC 605. The new standard, as amended, sets forth a single comprehensive model for recognizing and reporting revenues. The new guidance requires us to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. The new guidance requires us to apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, we satisfy a performance obligation. The standard also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenues and cash flows relating to customer contracts. The standard is effective for public business entities for annual periods beginning after December 15, 2017, and interim periods therein. Early adoption is permitted. We have early adopted the standard since our establishment.

        In June 2016, the FASB issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. The standard is effective for public business entities for annual periods beginning after December 15, 2019, and interim periods therein. For all other entities, ASU 2016-13 is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. As we are an "emerging growth company," which elects to apply new and revised accounting standards at the effective date for a private company, we will adopt the new standard on January 1, 2021. We are in the process of evaluating the impact that the adoption of this ASU will have on our consolidated financial statements and disclosures.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. The new standard requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Consistent with current GAAP (Topic 840), the recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a financing or operating lease. However, unlike current U.S. GAAP (Topic 840), which requires only capital leases to be recognized on the balance sheet, ASU 2016-02 will require both types of leases to be recognized on the balance sheet. As a result, lessees will be required to put most leases on their balance sheets while recognizing expense on their consolidated statements of income in a manner similar to current accounting. In addition, this guidance requires disclosures about the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 specifies a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements and that the new and enhanced disclosures be provided for each period presented (including comparative periods). On March 7, 2018, the FASB affirmed its proposed ASU, Leases (Topic 842): Targeted Improvements, which provides entities with an additional (and optional) transition method to adopt the new lease requirements by allowing entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The standard is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods therein. For all other entities, ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. As we are an "emerging growth company," which elects to apply new and revised accounting standards at the effective date for a private company, we will adopt the new standard on January 1, 2020. We are in the process of evaluating the impact that the adoption of this ASU will have on our consolidated financial statements and disclosures, including the effect of certain optional practical expedients permitted under the transition guidance.

INDUSTRY

        The information presented in this section has been derived from an industry report commissioned by us and prepared by iResearch, an independent research firm, regarding our industry and our market position in China.

Consumer Credit Market in China

Overview

        The consumer credit market in China has experienced substantial growth in recent years due to a fast growing economy and an evolving consumer base. The government's effort to implement policies promoting consumption, consumption upgrades and the increasing popularity of consumer lending have in turn triggered the high growth of consumer lending.

  •
  Government policies.    In recent years, the Chinese government promoted domestic consumption and spending as the major driving forces of economic growth. In 2018, domestic consumption and spending contributed to 76.2% of China's GDP growth and are projected to contribute up to 97.5% of China's GDP growth in 2022E.

  •
  Consumption upgrade.    With the growth in disposable income, mass population has started to focus on improving their quality of life as demonstrated by their increasing demand for diverse consumer products and services.

  •
  Popularity of consumer financing.    Different spending and payment methods such as credit card online consumer finance and consumption installments have emerged to support consumers' increasing demand for more diversified consumer goods. Demand for consumer financing has been increasing in the past few years.

        The consumer credit market in China mainly consists of traditional financial institutions such as commercial banks and non-traditional financial institutions such as online consumer finance companies. Consumer products offered by commercial banks mainly consist of credit cards, which has experienced rapid growth in the past few years given the proliferation of the retail banking sector in China. The outstanding balance of credit cards issued by commercial banks has been and is expected to be the fastest growing segment of the consumer credit market, according to iResearch. The total outstanding balance of the credit card market in China surged at a CAGR of 30.8% from RMB1.8 trillion at the end of 2013 to RMB6.9 trillion at the end of 2018, and it is estimated to continue to grow at a CAGR of 25.3% to reach RMB17.0 trillion by the end of 2022E, according to iResearch.

2013-2022E Outstanding Balance of Credit Cards Issued in China (RMB trillion)

Source: iResearch

        In addition, the credit card market in China is highly concentrated. According to iResearch, the outstanding balance of credit cards issued by the top 20 commercial banks accounted for approximately 93.8% of total outstanding balance of credit cards issued by all commercial banks in China in 2018.

Delinquent Consumer Receivables Market

        Delinquent consumer receivables refer to unpaid and past due financial obligations of consumers owed to credit originators, including banks, online consumer finance companies and other financial service providers. According to iResearch, the market size of delinquent consumer receivables in China has been and is expected to maintain a high growth rate.

        Outstanding balance of delinquent credit card receivables is the fastest growing segment given the increasing popularity of credit card usage for personal consumption expenditure. The increasing number of credit cards issued in recent years and the introduction of credit cards to less sophisticated borrowers contributed to the increase in delinquent credit card receivables. Total outstanding balance of delinquent credit card receivables has increased from RMB138.7 billion at the end of 2013 to RMB668.3 billion at the end of 2017 with a CAGR of 48.2%, and is projected to continue to grow at a CAGR of 25.2% to reach RMB2,057.0 billion by the end of 2022E.

2013-2022E Outstanding Balance of Delinquent Consumer Receivables in China (RMB billion)

Source: iResearch

Types of Delinquent Consumer Receivables

        Delinquent consumer receivables are divided into primary delinquent consumer receivables, or primary receivables, secondary delinquent consumer receivables, or secondary receivables, and tertiary delinquent consumer receivables, or tertiary receivables, depending on the length of time past due.

        For delinquent consumer receivables that originated from traditional consumer finance instruments, such as credit card, primary receivables are receivables that are one to three months past due. Secondary receivables are within four to 12 months past due, and tertiary receivables are over 12 months past due or have been charged-off. For delinquent online receivables, primary receivables are within one to three months past due, secondary receivables are within four to six months past due, and tertiary receivables are over six months past due or have been charged-off.

Life Cycle of Delinquent Consumer Receivables

Source: iResearch

        The tertiary receivables include not only the newly generated delinquent loan balance of the current year which has not been collected during primary and secondary collection stages, but also all outstanding loan balance that had not been recovered or that has already been charged-off over the previous years as well as their accumulated interest. The flow-on and multiplier effect of tertiary receivables lead to the high growth of the tertiary delinquent market.

 2013-2022E Outstanding Balance of Delinquent Consumer Receivables by Types in China (RMB billion)

Source: iResearch

        As the outstanding balance of credit card has been increasing significantly, tertiary delinquent credit card receivables accounts for the largest proportion of total tertiary delinquent receivable market in China. According to iResearch, the tertiary delinquent credit card receivables market has increased from RMB10.4 billion at the end of 2013 to RMB274.0 billion at the end of 2018 with a CAGR of 92.4%, and is expected to continue to grow at a CAGR of 40.6% to reach RMB1072.2 billion by the end of 2022E.

2013-2022E Outstanding Balance of Tertiary Delinquent Receivables in China (RMB billion)

Source: iResearch

China's Delinquent Consumer Receivables Recovery Market

Overview

        Delinquent consumer receivables are usually smaller in value per case but have a much larger number of cases compared to other types of delinquent receivables. According to iResearch, the average account value of delinquent credit card receivables is approximately RMB20,000 per case. A large percentage of delinquent consumer receivables are unsecured, limiting commercial banks and online consumer finance companies' recourse to collection efforts against debtors in the event of default. With respect to delinquent consumer receivables, commercial banks and online consumer finance companies usually impose life-time payment obligation on the debtors. Commercial banks and online consumer finance companies have limited resource to conduct internal collection. However, they are required to reduce delinquency in order to meet regulatory requirements and business viability. As a result, commercial banks and online consumer finance companies are motivated to outsource delinquent consumer receivables which their internal collection efforts fail to collect to third-party service providers.

        China's delinquent consumer receivables recovery market is in its early stage of development, compared to more mature markets such as that of the United States and has experienced a high rate of growth since 2013. Total revenue generated by China's delinquent consumer receivables recovery market grew at a CAGR of 48.5% from 2013 to 2017, compared to a CAGR of 2.9% in the U.S. market during the same period. At the same time, the market share of the top three service providers, as measured by total revenue, was 4.3% for China's market, compared with 28.6% for the U.S. market in 2017. Major market participants in China have significant growth opportunities through consolidation of the fragmented market shares by using their reputable brand name, strong relationship with financial institutions and sufficient resources, such as human and capital resources.

The Collection Rate and Commission Rate of Different Types of Delinquent Consumer Receivables

        In the receivable recovery industry, the monthly weighted average collection rate of the consumer receivables correlates strongly with the past due period. At the same time, the commission rate is based on the length of time receivables are past due. The industry average collection rate and commission rate for delinquent credit card receivables are shown in the following table:

	Primary		Secondary			Tertiary

	M1-M2		M3-M6		M7-M12	Over M12

	M1	M2	M3	M4-M6		M13-M24	M24+

Industry monthly weighted average collection rate (credit card receivables)*	90%	40%	20%	5%	1.5%	0.4%

Commission rate	Fixed price at RMB10,000 (US$1,457) per month per telephone seat to be operated by collection specialist to reach the debtor		10%-25% of receivables collected		30% of receivables collected	35% of receivables collected	Over 40% of receivables collected

*
Assume maximum capacity utilised

Source: iResearch.

        Revenues generated from tertiary receivables by delinquent receivables collection service providers to grow at a faster rate than those from primary and secondary receivables.

2013-2022E Revenue Generated by Collection Agencies in China (RMB billion)

        Tertiary receivables contribution to the total revenue of consumer receivables recovery market will continue to grow and become the largest segment in the future.

Tertiary Receivables Recovery Market in China

        The key characteristics of the tertiary receivable recovery market are lower collection rate, higher commission rate, high entry barrier and potential for operational expansion.

        Lower collection rate and higher commission rate.    Compared with primary and secondary receivables, tertiary receivables are more difficult to collect due to their longer period of delinquency and lower probability of making successful contact with debtors. As a result, the commission rate for tertiary receivables are significantly higher than the commission rate is for primary and secondary receivables. According to iResearch, commission as a percentage of the amount collected can be over 40% for tertiary receivables, which is higher than that of primary and secondary receivables. With the growing market scale and higher commission rate of tertiary receivables, Revenues generated from tertiary receivables by delinquent receivables collection service providers to grow at a faster rate than those from primary and secondary receivables.

        High entry barrier.    Commercial banks and online consumer finance companies tend to have stringent technology, facility, compliance and scale requirements for service providers. These requirements are put in place to protect the authenticity and compliance of the collection process since any violation of industry standard practices and regulations can taint commercial banks and online consumer finance companies' reputation and increase their regulatory risks. As a result, only reputable service providers with scale and established track records are likely to be able to form stable and long-term relationships with commercial banks and online consumer finance companies.

        Potential for operations expansion.    Service providers in China who conduct their collection services through remote means are highly scalable. Their remote collection methods are highly transferable to the collection of primary and secondary delinquent receivables. At the same time, tertiary receivables collection service providers have developed a specific set of skills in identifying and negotiating with debtors which is only achieved through significant amount of experience and data accumulation, making it easier for tertiary receivables collection service providers to expand their operations into the primary and secondary receivables recovery market.

Competition Landscape

        The delinquent consumer receivables recovery industry in China is highly fragmented. As of June 30, 2019, there were over 3,000 delinquent receivables collection service providers in the market. YX ranked first in the credit card receivables recovery market in terms of credit card receivables under collection and number of collection specialists as of December 31, 2018 and June 30, 2019 with RMB36.2 billion and RMB28.9 billion receivables under collection and 9,744 and 10,915 collection specialists respectively. For the six months ended June 30, 2019, YX also led the credit card receivables recovery market in terms of total commission received.

Rank	Company	As of June 30, 2019 Delinquent credit card receivables under collection (RMB billion)	Rank	Company	As of June 30, 2019 Number of collection specialists employed
1	YX	28.9	1	YX	10,915
2	Company A	15.0	2	Company A	4,600
3	Company B	14.5	3	Company B	4,500
4	Company C	8.8	4	Company C	4,500
5	Company D	7.0	5	Company D	4,300

        Out of all the delinquent receivables collection service providers in China, over 1,000 of them primarily focus on the tertiary credit card receivables segment as of June 30, 2019. In the tertiary receivables segment, YX also ranked first with a resounding lead in terms of of receivables under collection and number of collection specialists as of December 31, 2018 and June 30, 2019 with RMB35.2 billion and RMB27.4 billion receivables under collection, and RMB1.52 billion and RMB0.93 billion amount collected respectively. For the six months ended June 30, 2019, YX also led the tertiary credit card receivables recovery market in terms of amount collected and total commission received.

Rank	Company	As of June 30, 2019 Tertiary delinquent credit card receivables under collection (RMB billion)	Market share	Rank	Company	For the six month ended June 30, 2019 Tertiary delinquent credit card receivables amount collected (RMB billion)	Market share
1	YX	27.4	8.9%	1	YX	0.93	16.6%
2	Company A	6.5	2.1%	2	Company A	0.37	6.6%
3	Company B	2.5	0.8%	3	Company B	0.13	2.3%
4	Company C	2.0	0.6%	4	Company C	0.13	2.2%
5	Company D	2.0	0.6%	5	Company D	0.12	2.1%

Source: iResearch

Note: Company A, B, C and D in the above tables are not necessarily referring to the same companies

        Key factors for success in the tertiary receivable recovery market include (i) reputable brand name to maintain long-term cooperation with commercial banks and online consumer finance companies; (ii) sizable scale of operations enabled by centralized management and large collection specialist teams; (iii) professional and standardized operations in compliance with relevant rules and regulations; (iv) use of technology such as big data information recovery, electronic claims, electronic analysis and continuous training to reduce human capital costs; and (v) cultivation of professional employees.

Key Development In Industry Trends

        The increasing credit need of consumers in China, coupled with the low penetration of traditional financial institutions serving consumer's credit need, has generated considerable opportunities for online consumer finance platforms in China. Online consumer finance companies in China have undergone substantial expansion in recent years with total outstanding balance of online receivables growing at a CAGR of 94.0% from RMB46.4 billion at the end of 2013 to RMB1,273.9 billion at the end of 2018. With the proliferation of online consumer finance balance, tertiary delinquent consumer receivables generated by online consumer finance companies have also grown in scale and reached RMB38.7 billion by the end of 2018 and is expected to grow at a CAGR of 32.8% to reach RMB120.2 billion at the end of 2022. The need for third party delinquent collection service providers is more prevalent for online consumer finance companies as they usually lack a large internal collection team and have shorter charge-off periods (usually 6 months). Top credit card tertiary receivable collection service providers have a natural advantage in competing in the online receivable collection market due to their accumulated industry know-how and stringent compliance measures. They are preferred by major online consumer finance platforms who are usually the financial arms of China's largest internet giants due to their high compliance standards and reputable brand names.

BUSINESS

Our Mission

        To be a pioneer in institutionalizing a transparent Chinese consumer credit recovery industry by helping borrowers rebuild credit, maximizing financial institutions' recovery and nurturing a new generation of talent.

Overview

        We are a leading business service provider of delinquent consumer debt collection in China. We believe that delinquent consumer debt collection is crucial to the maintenance of a sound financial environment because debt collection is a mechanism to establish principles and rules governing consumer lending, and facilitates the restoration of credit of the debtors and the establishment of a society built on credit. According to iResearch, we are the largest provider of delinquent credit card receivables recovery service in the PRC in terms of total value of receivables under collection and number of collection specialists employed as of June 30, 2019, and total commission for the six months ended June 30, 2019. We offer nation-wide consumer debt collection services. We collect delinquent consumer receivables such as credit card receivables originated by commercial banks, and online receivables originated by online consumer finance companies. For the six month period ended June 30, 2019, we serviced seven of the top 10 commercial banks as measured by outstanding balance of credit cards in China in 2018, and reputable online consumer finance companies in China. Our clients engage us to collect delinquent consumer receivables and we primarily generate commission-based fees based on our collection success. Our industry expertise, operation scale, innovative approach and IT infrastructure allow us to offer our clients a cost-effective and trustworthy solution to recover delinquent consumer receivables. We intend to continue to leverage our strengths and grow our business through our disciplined approach, which has contributed to our growth and success to-date.

        We focus on the collection of tertiary receivables. According to iResearch, we outperformed by a large margin all other service providers in the PRC tertiary receivables recovery market in terms of total value of receivables under collection and number of collection specialists employed as of June 30, 2019, and total commission for the six months June 30, 2019. The commission rate for the collection of tertiary receivables is typically higher than that of fresher receivables, which includes primary and secondary receivables, because (i) tertiary receivables are past due for a longer period of time, and thus are more difficult to collect compared to fresher receivables; and (ii) tertiary receivables may also have been charged off by the lender and therefore any amount we collect generates additional income for the clients. In most cases, prior to engaging us, our clients had unsuccessfully attempted to collect these delinquent consumer receivables through their in-house collection teams and other service providers. In 2017, 2018 and for the six months ended June 30 2019, we derived 96.6%, 80.5% and 72.3% of our revenues from our credit card receivables collection services, respectively, and 3.1%, 19.5% and 27.7% from online receivables, respectively.

        Our remote collection approach and centralized management contribute to our overall success. According to iResearch, we are one of the pioneers in the industry as we provide collection services solely by remote means, such as telephone and text messages, or remote collection, without on-site visit or face-to-face negotiation with debtors. We purposefully do not engage in face-to-face interaction to avoid potential physical confrontation with debtors, control compliance-related risks, streamline and standardize the collection process, and increase collection efficiency. Our quality assurance team leverages our technology and IT system to better monitor the conduct of our collection specialists during the collection process. For example, our operating portal records all telephone conversations with debtors, and our intelligent speech recognition system transcribes these recordings into text for our quality assurance team to review internally in accordance with our quality assurance protocol. In addition, we coordinate and manage all client engagements and collection assignment allocations centrally through our Changsha headquarters as part of an integrated and centralized operation management system, or centralized management. We have 34 operating centers located in 29 cities across China. Our proprietary operating portal automatically and centrally assigns and adjusts collection tasks to collection specialists at headquarters and other operating centers monthly following its pre-set distribution rules considering factors such as the performance and current workload of a particular collection specialist and the value and difficulty of the collection tasks. We believe our centralized management allows us to consolidate marketing efforts, standardize the collection process and monitor quality compliance of thousands of our collection specialists. We believe our centralized management enables us to expand rapidly and efficiently while maintaining our service quality.

        We are committed to maintaining and upgrading our technological advances. We focus on building our technology platform, which is supported by our proprietary customer database. Our integrated platform and information technology ensure efficient data mapping and robust reporting capabilities to generate continuously improving collection results. For example, our proprietary information technology system, or operating portal, supports core processing and analytics functions of our business under a set of integrated databases and is designed to be both replicable and scalable to accommodate our organic growth. Our system is also configured with multiple layers of security modules, as part of our overall data privacy and security program, to protect our database from unauthorized access.

        We believe the expertise of our collection team is critical to the success of our business. Our experience is that the tenure and the productivity of our collection specialists are positively correlated to our performance. Experienced collection specialists are critical in conducting skip tracing and negotiation with debtors. As a result, we place considerable focus on the attracting, nurturing, retaining and motivating of our collection team by providing mentorship, continued education and promotion track based on performance. In addition, we employ a performance monitoring system to monitor our collection specialists' activities and set daily minimum performance standards, which is linked to our compensation structure based on performance. We expect continued improvement in productivity and profitability as our collection specialists accumulate experience over time. As of June 30, 2019, we had 10,915 full time collection specialists in our operating centers located in 29 cities in China, which constituted 95.0% of our employees. The full time collection specialists include 1,109 senior collection specialists who have years of experience and are qualified to conduct direct negotiation with debtors. Monthly average amount collected per collection specialist reached RMB27,385 (US$3,989) for the six months ended June 30, 2019, which was 27.5% higher than that for the corresponding period in 2018.

        Mr. Tan, our founder, has more than 15 years of experience in collecting delinquent consumer receivables. Mr. Tan has utilized his backgrounds in law and entrepreneurship to lead our business operation. Mr. Tan also devoted his expertise and resources to the development of legislation, industry standards, as well as education in the area of delinquent consumer receivables recovery. With the vision of institutionalizing a transparent consumer credit recovering industry in China in mind, Mr. Tan founded our company to focus on collecting delinquent consumer receivables.

        We have achieved strong growth in recent period. In the six months ended June 30, 2019, our revenue reached RMB515.1 million (US$75.0 million), representing a growth of 75.8% compared to the six months ended June 30, 2018. In the six months ended June 30, 2019, our gross profit amounted to RMB133.2 million (US$19.4 million), representing a growth of 43.4% compared to the six months ended June 30, 2018. For the six months ended June 30, 2018 and 2019, our net income for the period amounted to RMB47.4 million and RMB32.3 million (US$4.7 million), respectively. Our adjusted net income increased from RMB47.4 million in the six months ended June 30, 2018 to RMB58.8 million (US$8.6 million) in the six months ended June 30, 2019. See "Non-GAAP Financial Measures." From 2017 to 2018, our revenue increased from RMB595.3 million to RMB757.8 million (US$110.4 million). In 2017 and 2018, we reported gross profit of RMB207.2 million and RMB238.4 million (US$34.7 million), respectively, and recorded net income of RMB109.6 million and RMB124.0 million (US$18.1 million), respectively.

        The following table presents our key operating data for the periods indicated:

	Year Ended December 31			Six months ended 30 June
	2017	2018	2018	2018	2019	2019
	RMB	RMB	US$	RMB	RMB	US$
	(In thousands, except percentage)
Monthly average delinquent consumer receivables under collection (MARC)	14,951,372	29,634,997	4,316,824	21,408,583	46,253,518	6,737,585
Tertiary	14,951,372	24,375,405	3,550,678	21,408,582	42,966,329	6,258,751
Primary and Secondary	—	5,259,592	766,146	—	3,287,189	478,833
Total amount collected	1,435,991	2,053,926	299,188	773,343	1,556,039	226,663
Tertiary	1,435,991	1,903,168	277,228	773,343	1,333,086	194,186
Primary and Secondary	—	150,758	21,960	—	222,952	32,477
Weighted monthly average collection rate	0.69%	0.60%		0.54%	0.56%
Tertiary	0.69%	0.58%		0.54%	0.53%
Primary and Secondary	—	0.73%		—	0.72%
Effective commission rate	44.3%	39.8%		41.2%	35.3%
Tertiary	44.3%	41.3%		41.2%	36.2%
Primary and Secondary	—	21.0%		—	30.0%
Monthly average amount collected per collection specialist	19.7	24.7	3.6	21.5	27.4	4.0
Monthly average commission earned per collection specialist	8.7	9.9	1.4	8.9	9.7	1.4

Our Competitive Strengths

        We believe that the following competitive strengths contribute to our success and differentiate us from our competitors.

Industry-leading position and strong relationships with major consumer credit originators

        We are a leading business service provider of delinquent consumer debt collection in China. According to iResearch, we are the largest provider of delinquent credit card receivables recovery service in the PRC in terms of total value of receivables under collection, total commission during the six months ended June 30, 2019, and number of collection specialists employed as of June 30, 2019. We have the largest market shares of 8.9% of the total value of tertiary receivables under collection and 16.6% of the total amount collected for the six months ended June 30, 2019, which was more than four and two times of the market share of the second largest service provider within the corresponding period, respectively.

        According to iResearch, the market for tertiary credit card receivables collection service in the PRC is expected to grow from RMB274.0 billion (US$39.9 billion) to RMB1,072.2 billion (US$15.6 billion) from 2018 to 2022 in terms of outstanding balance of receivables under collection, representing a projected CAGR of 40.6%. As the market leader, we are well positioned to capture the growth potential of the industry. From 2017 to 2018, the total number of cases we were engaged to collect grew from approximately 2.4 million to 5.4 million, and reached 5.1 million for the six months ended June 30, 2019. We believe the accumulation of experience and expertise over time enables continuous effectiveness and efficiency improvement of our service. This virtuous cycle has allowed us to increase our market share over time and we believe makes it increasingly difficult for competitors to replicate our success.

        We provide our nation-wide delinquent consumer receivables collection services to many of the leading consumer lenders in China. For the six month period ended June 30, 2019, we serviced seven of the top 10 commercial banks as measured by outstanding balance of credit cards in China in 2018 for the collection of credit card receivables. In addition, we collaborate with reputable online consumer finance companies for the collection of online receivables. Most of these online consumer finance companies are financial arms of certain Chinese conglomerates and the largest internet giants. From our clients' perspective, any violation of industry standard practices and regulations can taint their reputation and increase their regulatory risks. Therefore, our clients, especially commercial banks, often apply rigorous criteria when selecting collection agencies. We are shortlisted by several PRC commercial banks as their preferred service provider and are their trusted business partner in improving the delinquency rate of their consumer receivables. Our strong relationships with consumer lenders are based on our business reputation, industry experience, scale of business operation, geographic reach, infrastructure, and commitment to compliance and data security. The combination of these elements serves as entry barriers for the tertiary receivables market segment as most of our competitors have more regional operations and lack these qualifications to engage and develop long-term relationships with major consumer lenders such as commercial banks.

Advanced know-how and proven track record in an emerging industry

        China's delinquent consumer receivables recovery market is still in the early stage of development and is highly fragmented compared to countries such as the United States, which is a more mature market. Together with the overall growth of delinquent consumer receivables, the value of tertiary receivables in China is outgrowing exponentially that of fresher receivables due to flow-on effect and multiplier effect as fresher receivables age and accrue overdue interest. Due to their longer delinquency period and lower probability of collection, tertiary receivables are generally more difficult to collect than fresher receivables. The collection of tertiary receivables requires specific know-hows in skip tracing and negotiation expertise. We believe our clientele, expertise, and reputation allow us to maintain a leading position in the tertiary receivables market segment.

        We have sophisticated industry insight and business expertise that are well demonstrated by our service record. We achieved strong collection results, with total amount collected grew from RMB1.4 billion in 2017 to RMB2.1 billion (US$305.9 million) in 2018, representing a growth of 43.1%. We use our proprietary analytical processes coupled with the experience gained through massive receivable collection cases we serviced from 2017 to June 30, 2019 to provide customized solutions to our clients. For the year ended Dec 31, 2018 and six months ended June 30, 2019, the total number of cases we were engaged to collect were 5.4 million and 5.1 million, respectively.

        We have also been operating in compliance with relevant laws and regulations and our clients' compliance policies. We developed an Employee Code of Conduct and a Quality Assurance Management Plan, and we require all of our employees to strictly comply with these compliance policies and laws and regulations. In addition, we established separate departments for quality inspection, supervision, security and legal compliance to control all phases of the collection process. As a result, we have maintained a low complaint rate, at 0.11% for the six months ended June 30, 2019. As of the date of this prospectus, we have not been involved in any material litigation regarding our collection practice.

Innovative collection process supported by proprietary IT systems and infrastructure

        Our innovative collection process is characterized by centralized management and nation-wide remote collection. We coordinate and manage all client engagements and collection assignment allocations centrally through our Changsha headquarters, while we have 34 operating centers located in 29 cities across China primarily to carry out our collection activities. Our standardized operating procedures enable us to provide collection service solely through telephone and text messages without any geographical limitation, and we utilize an integrated and centralized operation management system to coordinate substantially all client engagements and collection assignment allocations. Our centralized management differentiates us from the localized practice of most of our competitors, through which their local operating centers independently engage local clients and only collect consumer receivables from these local clients. We, on the other hand, offer nation-wide collection service and further distribute collection assignments to our operating centers and collection specialists across China based on our pre-set distribution rules without over-emphasizing geographic location.

        We devote significant effort to standardize and improve our collection process in order to optimize our collection results through developing our proprietary IT system and infrastructure. Our operating portal meets all of our client's security and safety requirements, processes large volumes of debtor and receivable information, ensures compliance and information security and is designed to be scalable to support the expansion of our business operations. As of June 30, 2019, we owned 56 computer software copyrights and 10 patents. We established statistical models and proprietary algorithms as part of our operating portal to streamline our collection process and created various integrated modules to facilitate an efficient, compliant and intelligent operation. Our AI-based relationship mapping function identifies a new debtor's link to existing debtors, guarantors and contact persons in the database we are authorized to use. Our AI-based debtor profiling function generates analytical profiles that evaluate the debtors' payment ability, willingness to pay and viable payment plans to recommend a negotiation strategy to our collection specialists. In cases where sufficient information has been made available to us, our AI-based receivables evaluation model utilizes our proprietary algorithm to analyze the collectability of target receivables and recommends bidding terms we would offer to our clients. Our intelligent speech recognition system transcribes our collection specialists' telephone conversations with debtors into text for our quality control team to review. As a result of our technological advancement and our overall increase in efficiency, our MARC reached RMB29.6 billion and RMB46.3 billion (US$6.7 billion) for the year ended December 31, 2018 and for the six months ended June 30, 2019, respectively, representing a growth of 98.2% and 116.1% compared to the year ended December 31, 2017 and the corresponding period in 2018, respectively; our monthly average amount collected per collection specialist reached RMB24,688 and RMB27,385(US$3,989), respectively, for the year ended December 31, 2018 and the six months ended June 30, 2019, which was 25.4% and 27.5% higher compared to the year ended December 31, 2017 and the corresponding period in 2018, respectively.

Strong team of collection specialists with a unique team structure

        We place considerable focus on attracting, nurturing, retaining and motivating our team of collection specialists. According to iResearch, we had the largest number of collection specialists among delinquent consumer receivables collection service providers in China in 2018. We provide multi-stage training and mentorship programs for our newly recruited collection specialists and continuing education programs for experienced collection specialists. We maintain an efficient and sophisticated work specialization system to better utilize our collection specialists' expertise. We divide our collection specialists into approximately 272 work groups, each of which focuses on one particular client at a time. Collection specialists in each team are assigned to focus on different stages of the collection process ranging from information collection, data analysis to borrower negotiation. We believe such system allows our collection specialists to quickly familiarize each client's collection requirements and become experts in the collection process. This unique team structure allows for a clear division of labor that focuses on analytical ground work and collaboration across different stages to significantly improve our collection efficiency. We also offer ample opportunities of upward mobility to our collection specialists, including unlimited incentive bonuses and fast promotion track based on their performance. We offer employees competitive salaries, performance-based cash bonuses and other incentives.

        We also employ a performance monitoring system to monitor our collection specialists' activities and set daily minimum performance standards. This system assigns a performance score to each collection specialist based on factors such as the amount collected, quality and compliance-related performance, work logs and call time data. We believe that this system helps us identify and train low performers, reward high performers, and ultimately achieve high levels of work quality for our clients. This performance monitoring system is also linked to our compensation structure to provide an open and transparent compensation system to reward our employees based on their performance.

        We believe our significantly higher number of experienced collection specialists compared to our competitors, our large number of high-quality employees, and our performance monitoring system enable us to manage larger portfolios from credit originators with more efficiency. Our clients are also attracted to us due to our capacity to handle a large number of cases. Our ability to hire, develop and retain a strong collection team is critical to our continued growth and profitability, and creates a strong competitive advantage over other smaller delinquent consumer receivables collection agencies.

Visionary and experienced leadership backed by a strong team of talent

        Our founder, Mr. Tan, has more than 15 years of experience in the delinquent consumer receivables recovery industry. We have an experienced management team that consists of professionals with extensive expertise in the debt recovery and management industry.

        Mr. Tan, our founder, chief executive officer and chairman of the board, is known as a pioneer and leader of the delinquent consumer receivables recovery industry. As a former practising lawyer, Mr. Tan has guided and overseen the development of our company and is instrumental to our continuing success. Mr. Tan has utilized and devoted his experience and resources to perfect the legal framework, industry compliance standards, as well as education to ensure a persistent stream of industry talent. Mr. Tan, along with other industry leaders, founded the Industry Association of Outsourced Non-performing Assets Recovery on July 5, 2017. In February 2018, Mr. Tan, on behalf of Yong Xiong Equity Investment, signed an agreement with Xiangtan University and Tulane University to establish an LLM program in credit law at Tulane University Law School.

        Mr. Joe Huaqiao Zhang, our vice chairman and one of our directors, is a seasoned banker with over 30 years of corporate finance experience and has served in various senior positions at major investment banks and private equity firms.

        Our senior management is mainly composed of executives with over 10 years of industry experience. We also have five core team members, each of whom has worked with Mr. Tan in the delinquent receivables recovery business since 2010. Most of the senior management team have joined us from a junior position and have developed thorough knowledge across all operational aspects of the business, which makes them versatile for a variety of roles in our business management. We believe the senior management team's experiences and the core team members' understanding of the Chinese consumer receivables recovery market have helped us become a strong industry leader.

Our Strategies

        We believe the following strategies will contribute to our goal of becoming a market-leading full-service consumer debt collection.

Continue to invest in and upgrade our big data and IT System

        We expect to continue to strengthen our big data application capability and upgrade our IT system for AI compatibility and functionality. We aim to extract greater use of the industry data and debtor information by strengthening our big data processing capabilities and applications to our collection work. In addition, we are developing a skip tracing application which can continuously gather and process publicly-available information to feed into our debtor profiling database in order to further enhance our collection activities, such as the gathering of information related to actions against the debtors. We believe the continued utilization of our big data platform forms the basis for more analytical and AI application that can improve employee productivity, receivables portfolio pricing efficiency and overall financial performance. We will continue to upgrade and fine-tune our model and algorithm based on big data to establish more accurate connections between debtor profiles or factors and the probability of recovery. We hope to continue both in-house development and external acquisition of technology to better utilize our technical know-how in the delinquent consumer receivables recovery industry to provide better collection results.

        On May 24, 2018, we entered into a big data service agreement with China United Network Communication Group Co., Ltd., or China Unicom, which is one of the largest telecommunication companies in China. Under such contract, China Unicom provides us with a special platform accessible from our operating portal, through which our collection specialists can enter the personal identification number of the debtor, and the platform can automatically call the debtor using the current contact information stored in China Unicom's databases. The collection specialist will not have access to the real contact information of such debtor. We believe this will improve our collection efficiency by enhancing our skip-tracing and information collection capability.

Broaden our industry participation and service offerings

        We believe our successful tertiary receivables collection business can serve as a foundation to broaden our industry participation and service offering. We expect to expand our business to offer credit originators a complete outsourced solution for all stages of delinquent consumer receivables. We also expect to expand our business beyond the collection of consumer receivables by offering our services for the collection for non-consumer receivables. With our expertise and success in the more challenging tertiary receivables recovery market, we believe that we are more likely to succeed in other stages and areas of the delinquent consumer receivables recovery market than vice versa. Our goal is to be a comprehensive recovery solution provider for all delinquent receivables to our clients.

        Avenue, one of our pre-IPO investors and shareholders, is a seasoned strategic investor specialized in dealing in distressed debts. Currently, Avenue primarily invests in institutional receivables in Asia and is seeking to enter into the delinquent consumer receivables market through partnership with local collection service provider. We believe our partnership with Avenue will create synergies through the leveraging of our expertise in collection of delinquent consumer receivables and Avenue's rich market experience in investment in distressed debt.

        In addition to providing comprehensive collection services for all stages of delinquent consumer receivables, we are currently exploring opportunities to expand our business, in the long term, into the financial non-performing asset portfolio management industry in which we acquire delinquent consumer receivables portfolios for our own collection. We believe that portfolio acquisition can be more profitable than our collection services. Currently, the PRC government does not allow financial institutions to transfer delinquent credit card receivables. In the event that the regulatory environment changes to permit the acquisition of delinquent credit card receivables from financial institutions by collection service providers for their own collection, we believe, with our expertise and experience in the collection of delinquent consumer receivables, we are in the best position to capture such opportunity to further expand our business into the consumer non-performing asset management markets.

Strengthen cooperation with major credit originators and diversify our business

        As of the date of this prospectus, our business focuses mostly on the provision of delinquent credit card receivables collection services to major commercial banks in China, who have become our long-term major clients. We also provide online receivables collection services to online consumer finance companies. The consumer finance market in China has expanded rapidly in the past three years, which we believe presents a business opportunity for us to leverage our collection expertise and experience to expand our client base further.

        We expect to continue to deepen our business collaboration and diversify our operation by (i) developing online receivables collection services with existing and potential online consumer finance companies and (ii) launching an external interface, which enables our clients to initiate engagements, upload portfolio information and monitor collection status, and simplifies the overall engagement process with lowered costs and improved efficiency for us to develop potential clients.

Our Services

Business Model

        We provide delinquent consumer debt collection services to our clients by leveraging an experienced collection team, standardized remote collection process, centralized management and proprietary IT infrastructure. We focus on the collection of tertiary receivables, including credit card receivables that are past due for more than 12 months or are charged-off and online receivables that are past due for more than six months or are charged-off. These delinquent consumer receivables usually have been subjected to multiple unsuccessful collection efforts by our clients' in-house collection teams or other collection service providers. We have expanded our business into collection of primary and secondary receivables since the six months ended December 31, 2018, to meet the needs of our clients.

        Our clients engage us to collect, on their behalf, delinquent consumer receivables on a portfolio basis, or portfolio collection, or under a general engagement, or general collection. Our credit card receivables collection are conducted through both portfolio collection and general collection, while all of our online receivables collection are conducted through general collection.

        The determination of commission fees is generally based on the quality of the delinquent consumer receivables, which generally include the number of prior collection attempts, the ratio between principal and interest, the geographic location of debtors, the amount of deposit required and the delinquency period. For example, tertiary receivables, which usually have been subjected to multiple unsuccessful collection efforts by our clients' in-house collection teams or other collection service providers, generally have a higher proportion of the receivables in interest compared to principal due to the longer period of time past due, a lower probability of collection and therefore, command a higher commission fee compared to primary and secondary receivables. The clients typically pay us a commission fee based on the amount we collect from the debtor and the upfront deposit arrangement. During the six months ended June 30, 2019, the effective commission rate we receive averages approximately 35% of the delinquent consumer receivables collected.

        Our collection specialists are organized based on specific areas of expertise and levels of seniority. Our team is structured to maximize our collection efficiency. Our collection specialists are organized by work groups based on client coverage, with each work group under the supervision of several senior specialists, who in turn report to a single senior manager responsible for the work group. We have approximately 272 work groups as of June 30, 2019. Collection specialists in each team are assigned to focus on different stages of the collection process, which is a key differentiator compared to our competitors. As a result, such system allows our collection specialists to quickly familiarize with each client's collection requirements and become experts in the collection process. Our monthly weighted average collection rate was approximately 0.69%, 0.60% and 0.56% in 2017, 2018 and for the six months ended June 30, 2019, respectively. Our monthly average amount collected per collection specialist was approximately RMB24,688 and RMB27,385 (US$3,989) in 2018 and for the six months ended June 30, 2019, respectively, representing an increase of 25.4% and 27.5% compared to 2017 and the corresponding period in 2018, respectively.

        The following table presents our key operating data for the periods indicated:

	Year Ended December 31			Six months ended 30 June
	2017	2018	2018	2018	2019	2019
	RMB	RMB	US$	RMB	RMB	US$
	(In thousands, except percentage)
Monthly average delinquent consumer receivables under collection (MARC)	14,951,372	29,634,997	4,316,824	21,408,583	46,253,518	6,737,585
Tertiary	14,951,372	24,375,405	3,550,678	21,408,582	42,966,329	6,258,751
Primary and Secondary	—	5,259,592	766,146	—	3,287,189	478,833
Total amount collected	1,435,991	2,053,926	299,188	773,343	1,556,039	226,663
Tertiary	1,435,991	1,903,168	277,228	773,343	1,333,086	194,186
Primary and Secondary	—	150,758	21,960	—	222,952	32,477
Weighted monthly average collection rate	0.69%	0.60%		0.54%	0.56%
Tertiary	0.69%	0.58%		0.54%	0.53%
Primary and Secondary	—	0.73%		—	0.72%
Effective commission rate	44.3%	39.8%		41.2%	35.3%
Tertiary	44.3%	41.3%		41.2%	36.2%
Primary and Secondary	—	21.0%		—	30.0%
Monthly average amount collected per collection specialist	19.7	24.7	3.6	21.5	27.4	4.0
Monthly average commission earned per collection specialist	8.7	9.9	1.4	8.9	9.7	1.4

        To maintain our industry leading position and competitive advantage, we monitor our performance during certain periods of time using several operational data, including the monthly average delinquent consumer receivables under collection, total amount collected, monthly average amount collected per collection specialist, monthly average commission earned per collection specialist, monthly weighted average collection rate, and effective commission rate.

  •
  Our monthly average delinquent consumer receivables under collection, or MARC, represents the average monthly amount of delinquent consumer receivables under our collection for a set period of time, which indicates the scale of our delinquent consumer receivables collection business. Monthly average delinquent consumer receivables under collection is calculated pursuant to the following formula:

V	=	the value of delinquent consumer receivables under collection on the last day of each month.
n	=	the number of months during a set period of time.
  •
  Our total amount collected during the assigned period, represents the total value of receivables we collected during the set period of time, which indicates our business scale and collection capability.

  •
  Our monthly average amount collected per collection specialist, calculates the average amount collected by each of our collection specialists on an average per month basis during a set period of time, which indicates the collection capability of our collection specialists.

  •
  Our monthly average commission earned per collection specialist, calculates the average amount of commissions earned by each of our collection specialists on an average per month basis during a set period of time, which indicates the revenue generating capability of our collection specialists.

  •
  Our monthly weighted average collection rate represents our average monthly collection rate during a set period of time on a weighted average basis, which indicates our collection capability. Monthly weighted average collection rate is calculated pursuant to the following steps:

  (1)
  We first calculate the monthly average collection rate for each batch or portfolio of receivables pursuant to the following formula:

C	=	the total amount collected during the assigned collection period within a specific year (disregarding the value of receivables collected during the assigned collection period but in the next year(s), if the assigned collection period spans over years).
A	=	the cumulative (or in the case of portfolio collection, the total) value of receivables assigned for collection.
N	=	the number of months we performed collection work in a specific year within the assigned collection period.
    (2)
    We then weigh the monthly average collection rate for all batches or portfolios completed within a specific year with their respective proportion to the total value of delinquent consumer receivables assigned for collection during the same year.

  •
  Our effective commission rate represents our commission rate for a set period of time excluding non-refundable deposits paid to our clients, which indicates the profitability of our collection service business. Effective commission rate is calculated pursuant to the following formula:

I	=	total commission received during a specific period of time.
D	=	the total value of non-refundable deposits we paid on the receivables that we collected.
G	=	the total value of receivables collected during the same period of time.

        In 2018, our MARC was RMB24.4 billion (US$3.6 billion) for tertiary receivables and RMB5.3 billion (US$772.0 million) for primary and secondary receivables, and our effective commission rate was 41.3% for tertiary receivables, and 21.0% for primary and secondary receivables. In 2018, our monthly weighted average collection rate for tertiary receivables was 0.6% compared to the market rate of 0.4%. Our effective commission rate slightly decreased to 35.3% in the six months ended June 30, 2019, due to the fact that the overall period of delinquency of tertiary receivables we collected generally decreased in the six months ended June 30, 2019 and we took on more primary and secondary collection service business which typically have a lower commission rate.

Engagement

        We obtain engagements for collection services from our clients either through a bidding process or by direct engagement. Substantially all engagements are coordinated and executed centrally. Engagements for portfolio collections are generally obtained through a bidding process, while engagements for general collections are usually obtained on an individual basis after service providers are shortlisted in the clients' panels of trusted service providers. In 2017, 2018 and for the six-month period ended June 30, 2019, our MARC for tertiary receivables was RMB5.5 billion, RMB8.0 billion (US$1.2 billion) and RMB1.6 billion (US$233.1 million) for portfolio collection and RMB9.3 billion, RMB16.4 billion (US$2.4 billion) and RMB41.3 billion (US$6.0 billion) for general collection, respectively.

        Portfolio Collection: Portfolio collection occurs when commercial banks engage us to collect delinquent consumer receivables that are aggregated into a portfolio. The total value of such a portfolio is typically over RMB500 million. The delinquent consumer receivables subject to portfolio collection are often overdue for more than 24 months and are charged off by our clients. The portfolio collection term is usually set for a fixed period, typically in a range of three to 24 months. We evaluate a portfolio based on a number of factors, including receivables size and debtor demographics, prior attempts made by clients internally or through service providers, any specific requirement such as a baseline guaranteed collection rate and required deposit rate, and our calculation of the projected collectability. We leverage our proprietary analytical model to analyze the data we gathered from past bidding processes and collection processes in order for us to make more accurate evaluations.

        There are generally three types of portfolio collection:

  •
  No Deposit:  We are not required to pay a deposit for this type of portfolio collection, but we are required to guarantee a minimal collection rate, or agree to receive commission or reward until we reach certain performance target, i.e., certain amount collected, and we will only receive commission on the collection with such minimum target amount collected deducted. The commission for this type of portfolio collection is paid over a certain period of time when certain performance targets are achieved. If we do not achieve the guaranteed collection rate or value, we are not entitled to receive any commission. For some clients, we may need to make up the difference between the minimum value guaranteed and the value we actually collected.

  •
  Refundable Deposit:  We are required to pay a refundable deposit for this type of portfolio collection upon engagement. If we achieve a certain minimum collection rate, the clients would refund the deposit at the end of the collection period.

  •
  Non-Refundable Deposit:  We are required to pay a non-refundable deposit for this type of portfolio collection upon engagement, which serves as a minimal collection for the client. We are entitled to keep the entire amount collected under this arrangement. The number of non-refundable deposit portfolio collection cases that we collect decreases gradually. As of June 30, 2019, we do not have any such cases.

        General Collection:    Before we enter into a general collection arrangement, we consider and negotiate the total receivables value and the commission rate. There are two models under general collection: assignment model and scramble model.

  •
  Assignment Model:  Under the assignment model, our clients assign a certain number of delinquent consumer receivables for collection to us on regular basis which is generally three months. The assignment of the receivables is based on our direct business development communications for first-time clients and prior service performances and business interactions for existing clients, which typically include elements such as the total value of receivables that we agree to collect and the commission rate.

  •
  Scramble Model:  Under the scramble model, a client places its delinquent consumer receivables for collection in a pool and invites us and other qualified service providers to participate in an online real-time "scramble" process to obtain exclusive rights to collect on certain delinquent consumer receivables within a certain collection period. Each service provider is entitled to obtain exclusive collection right to a maximum value of delinquent consumer receivables from the pool. The value is determined and updated monthly by the client based on historical collection results and business relationships, which is positively correlated to the value of delinquent consumer receivables that a qualified service provider like us can successfully collect. Therefore, we purposefully obtain a fair share of receivables from each client's pool every month in order to maintain our presence among prominent clients. Depending on our workload from portfolio collections and the assignment model, we have the flexibility to adjust the number of work groups we assign to participate in the "scramble" model each month to optimize our utilization of human resources. Previously selected receivables are returned to the pool once the exclusive period expires, which is usually up to three months. Once a receivable is returned to the pool, it becomes available to be selected by other service providers or us again.

        Our scope of service currently does not include initiating lawsuits against debtors on behalf of the client.

Collection Process

        We rely on our operating portal to navigate through the collection process. The following is an overview of our collection process:

(1)
Filters the telephone numbers of the debtors on the record and screens out the ones that are no longer active.

(2)
Conducts debtor profiling through our proprietary analytical model to make a preliminary evaluation on the debtors' willingness to repay the debtor.

(3)
We assign the cases to collection specialists through our operating portal based on the value of receivables, the numbers of cases and debtor profiles.

(4)
Each collection specialist performs skip tracing through a series of online / offline public channels, as well as a series of proprietary skip tracing applications in our operation portal, based on information such as household information, registered telephone numbers, registered emails or other contact information, and related personnel information.

(5)
Our operating portal can cross-map all newly-engaged debtors with our database to cross check any available information related to previous repayment record or repayment obligations between the debtors and any of our clients.

(6)
Collaborate with China Unicom to build a platform accessible from our operating portal that allows us to contact the debtors without being able to access the real contact information of such debtor.

(7)
Develop an effective debtor profile to facilitate more efficient negotiation by our collection specialists.

(8)
Successfully connect with the debtors to notify their repayment obligations.

(9)
We inform the debtor through telephone call or text messages about our identity, our relationship with our clients, his / her repayment obligations and the benefits of resolving his or her account fully and promptly during the initial contact. We also discuss the reason for the debtor's delinquency and his / her latest financial status in order to better assess the debtor's ability to repay.

(10)
We propose certain payment plans, such as installment plans, partial debt waiver and other arrangements, suitable for the debtor as approved by the client.

(11)
We also conduct analysis on the reason why the collection is unsuccessful, and retain and analyze this information for our improvement.

(12)
If a certain collection specialist fails to collect the receivables within one month after a case is assigned to him/her, we will re-assign such case to another collection specialist, and the process repeats until the expiration of the collection period.

(13)
For debts successfully collected, our clients usually require debtors' payments be made directly to them. Once the clients receive the debtors' payments, they will usually notify us. We bill our clients by the end of each month for our collection services.

Our Clients and Client Relationship

        For the six month period ended June 30, 2019, we serviced seven of the top 10 commercial banks as measured by outstanding balance of credit cards in China in 2018 and certain large online consumer finance companies in China. We believe that we have earned a reputation as a reliable and responsible provider of collection services for delinquent consumer receivables, particularly in tertiary receivables collection.

        Historically, our major clients varied from period to period. Our top five clients as measured by revenue generated during each period, in aggregate provided, 99.2%, 90.2% and 79.2% of our revenues in 2017, 2018 and for the six months ended June 30, 2019, respectively. In 2017, 2018 and for the six months ended June, 30 2019, we derived 96.6%, 80.5% and 72.3% of our revenues from our credit card receivables collection services, respectively, and 3.1%, 19.5% and 27.7% from online receivables, respectively. Our clients, especially commercial banks, are very selective in choosing collection agencies and usually maintain a list of preferred agencies that are selected from an annual bidding process. Our clients typically require the collection agencies to meet certain qualifications, such as having substantial prior experience servicing multiple clients, a minimum number of collection specialists, prior collection performance and a proprietary IT infrastructure. We are shortlisted by several PRC banks as their preferred service provider and are their trusted business partner in improving the recovery rate of their delinquent consumer receivables.

        We enter into collection service contracts with our clients that define, among other things, fee arrangements, scope of services and termination provisions. Generally, the collection service contracts are non-exclusive, which means that the client may engage a number of service providers at the same time. However, while the delinquent consumer receivables are assigned to us or obtained through the scramble process, we have the exclusive right to collect these receivables within the collection period provided under our collection service agreement or any placement assignment underlying the collection service agreement.

        From our clients' perspective, any violation of industry standard practices and regulations can significantly taint their reputation and increase their regulatory risks. Therefore, our clients, especially commercial banks, are highly selective with respect to which collection agencies may be chosen for receivables recovery assignments and handling of debtor information. As a result, the clients would prefer to form a stable and long-term business relationship with collection agencies with good track records. Under the terms and conditions of most of the collection contracts, the clients may remove any agency from its preferred list, rescind existing contracts and even suspend future business relationships if an agency fails to observe the legal requirements and contractual requirements in the collection service contracts.

        We believe our proven track record, industry reputation, business scale, remote collection approach and centralized management in providing collection services are the cornerstones of our strong relationships with major commercial banks and online consumer finance companies.

Compliance and Quality Control

        We believe our core competence lies in our ability to provide quality customer service and compliance with applicable laws, regulations and our clients' policies. We have undertaken the following measures to ensure compliance.

Our Compliance Policies

        We have adopted the following compliance policies:

  •
  Employee Code of Conduct.    Our efforts to maintain compliant operations starts with the training and continuing education of our employees. The Employee Code of Conduct sets forth the basic code of ethics, proper business conduct and obligations to our clients and to the debtors. In particular, the code emphasizes the importance of keeping proprietary information confidential and maintaining a high level of professionalism in the performance of work functions, and have strict guidelines that prohibit certain actions such as selling debtor information, impersonating government officials, threat of violence, and use of vulgar or inappropriate language. In addition, the code specifies the reward and disciplinary actions for employees abiding by or violating this Employee Code of Conduct and other company regulations.

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  Quality Assurance Management Plan.    The goal of implementing the Quality Assurance Management Plan is to standardize the collection operations, prevent risks related to collection services and ensure compliance with government and internal regulations. The plan sets forth definitions of violating conduct including credit violations, improper management of private and personal information, procedural violations, fraudulent conduct and violations specific to collection services. The plan also includes corresponding penalties for employee violations and subsequent remediation plans to minimize the damage and prevent future incidents of similar violations. The plan consists of (i) Credit Card Receivables Collection Protocol; (ii) Telephone Record Inspection Regulation; (iii) Complaints Management Regulation; (iv) Information Security Regulation; (v) Work Log Inspection Regulation; and (vi) Trade Secret Protection Regulation.

Our Compliance Structure

        In addition to implementing our compliance policies to regulate employee conduct, we also established internal departments to monitor employee conduct, investigate possible violations, and ensure policy adherence. These departments include the department of quality inspection, the department of supervision, the department of security and the legal department. The department of quality inspection monitors employee activities on a daily basis to observe and detect possible violations. The department of supervision conducts investigations into possible violations after the violations have been reported by the department of quality inspection and/or other sources. The department of security communicates with debtors who raise disputes or complaints in person, if necessary, in order to explain and appease the situation. The legal department provides policy interpretation and guidance and systemic support to the other internal compliance departments. As of June 30, 2019, we have 36 dedicated staff in the legal and compliance teams.

Quality Assurance

        We emphasize quality control throughout all phases of the collection process.

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  Case assignment.    Our performance monitoring system analyzes the past performance of each collection specialist to aid the case assignment process. For example, potentially contentious cases that are likely to cause complaints are assigned to more experienced collection specialists, instead of those with less experience or have a record of compliance violations or complaint history, as a way for us to manage and reduce the risk of complaint.

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  Daily inspection.    The Deputy Manager and Department Leaders of each work group perform daily spot checks on 60 collection cases for potential compliance violations. Our operating portal records all telephone conversations with debtors, and our intelligent speech recognition system transcribes these recordings into text for our quality assurance team to review internally in accordance with our quality assurance protocol. Our operating portal also conducts daily keyword searches against all of the work logs generated that day for potential violations. If a violation is identified, we issue a disciplinary action against the collection specialist. Our disciplinary actions vary from warning to termination, which are issued depending on the seriousness of the violation. Furthermore, we analyze work logs and telephone recordings collected from daily inspections for performance trend and non-compliant activities, and train our collection specialists based on these findings in order to improve their performance.

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  Quality control.    We have a number of quality control teams made up of quality assurance personnel to oversee the quality of the collection process. If a collection specialist believes that a debtor is likely to file complaints based on his/her interaction with the debtor, he/she is required to report the case to the respective quality control team. The quality assurance personnel then contact the debtor directly and seeks to address the debtor's concern in order to reduce the likelihood of a complaint. If the situation escalates into a dispute or complaint, the department of security may propose to meet with the debtor in person, if possible, in an effort to explain the situation and reconcile with the debtor.

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  Complaints management.    We have a protocol to respond to complaints brought by debtors or referred from our clients after debtors file complaints through the clients' hotline. Once a complaint arises, we contact the debtor to assess the situation while we investigate the allegations made. Based on the investigation findings, we reach an administrative decision on whether the complaint is valid, and whether disciplinary decisions are warranted in accordance with our compliance policies.

        We require all of our employees to strictly comply with our compliance policies and laws and regulations. For example, our collection specialists are not allowed to contact a single debtor for more than five times a day; no contact shall be made before 8 a.m. or after 10 p.m.; and unless authorized by the clients, our collection specialists are not allowed to make proposal to reduce the receivables value as a compromise. If our employee violates such requirements, we will issue certain penalties that range from warnings to termination of employment.

        Certain clients may require an enhanced level of supervisory review and others may require customized reports. We require our collection specialists to contact the debtors only through the means allowed under our standard procedure. Our collection specialists are not allowed to have face-to-face contact with any debtor. When we contact debtors through telephone, our collection specialists are required to make such calls only from our operating center landline or encrypted mobile phones issued by us, which records all of the telephone conversations and is subject to our system's real-time automatic monitoring.

        On November 13, 2018, we entered into a software purchase agreement with Beijing Sinovoice Technology Co., Ltd., or Sinovoice, which is an AI company focusing on development and application of intelligent speech recognition technology, to further improve our quality control system with AI technology. Under such contract, Sinovoice will provide us with a quality control robot, which monitors communications with debtors and alert quality control personnel for improper conduct by collection specialists to ensure quality of our collection service and reduce complaints brought by debtors. As an initial step of this project, we have implemented an intelligent speech recognition system which transcribes our collection specialists' telephone conversations with debtors into text for our quality control team to review. We continue to upgrade our system and intend eventually to monitor all communications with debtors.

Complaints Management

        Debtors may frequently file complaints against our collection practices, with or without merit, due to the contentious nature associated with debt collection and unpredictable debtor behavior. Debtors may file their complaints with our clients or government regulatory agencies, in particular, CBIRC, and other commercial regulatory agencies, alleging improper conduct and violations of law. We have maintained a low complaint rate. Our complaint rate was 0.11% for the six months ended June 30, 2019.

        If debtors file complaints directly with government agencies, the government agencies may penalize our clients and/or us. If the CBIRC determines that the allegations are substantiated, it has the authority to enforce penalties against the commercial banks or online consumer finance companies; the CBIRC does not interact or enforce penalties against us directly. However, if other regulatory agencies, such as the Administration for Market Regulation, the Public Security Bureau or the Communication Administration find that we violated laws or regulations in the performance of our collection service, they may levy penalties or even suspend our business if the violation is severe. As of June 30, 2019, government regulatory agencies have not penalized or suspended our business practice.

        If a client determines that we failed to comply with our quality assurance obligations under the contract between us and such client, such client may penalize us monetarily or rescind the contract, or cease future cooperation if the breach is severe. Total monetary penalties levied against us as a result of debtors' complaints were RMB496,048, RMB926,410 (US$134,947) and RMB1,999,867 (US$291,313) in 2017, 2018 and during the six months ended June 30, 2019, respectively, which was 0.08%, 0.12% and 0.39% of the total revenue of each respective period.

        We take complaints and allegations seriously and have developed a systematic approach to address complaints. Once notified of the complaint, the marketing department immediately conducts a preliminary investigation to verify the allegations. If the allegations are not substantiated and our client is notified of the findings, the client may attempt to communicate with the debtors directly. If the allegations are substantiated, we and our client will both attempt to communicate with the debtor. Based on the information we receive from the debtor, we may undertake certain actions to rectify the problem, including to compensate the debtor after negotiation with the clients, and/or to demote or terminate the responsible collection specialist. In addition, we established an "ultimate responsibility" principle, pursuant to which members of the senior management team, including Manager-in-Charge and the vice president, are jointly responsible for handling complaints and bear disciplinary consequences if a subordinate collection specialist violates our compliance policies. Disciplinary consequences include warning up to termination for Managers-in-Charge, and fines for vice presidents.

        In an effort to avoid such complaints, we carefully assign cases to our employees, monitor our employees' conduct during the collection process and implement proper training to continuously educate our employees about our compliance policies and government rules and regulations.

Our Employees

        We had 11,492 employees as of June 30, 2019. The following table sets forth the number of our employees, categorized by function as of June 30, 2019:

Collection Specialists	10,915
Management and Administrative	478
Information Technology	63
Legal and Compliance	36

Total	11,492

        Our success depends on our ability to attract, nurture, retain and motivate qualified employees. In addition to online job postings and career fairs, we attract and hire new qualified employees mainly through internal reference from our current employees and our partnerships with colleges and secondary vocational schools; the employees we hire through referrals and school partnerships demonstrate greater capability and company loyalty compared to employees hired through other channels. We offer employees competitive salaries, performance-based cash bonuses and other incentives. We also provide a clear promotion track to employees based on their performance. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor dispute.

        As required by laws and regulations in China, we participate in various employee social benefits plans that are organized by municipal and provincial governments, including housing funds, pension, medical insurance, job-related injury insurance, maternity insurance and unemployment insurance. We are required by PRC law to make contributions to employee benefit plans in values that equal specified percentages of salaries, bonuses and certain allowances of our employees, up to a maximum value specified by the local government from time to time. Accordingly, we obtained a Certificate of Compliance from the Changsha Human Resources and Social Security Bureau, which acknowledges that we are in compliance with the relevant social benefits laws and regulations as of May 31, 2019. However, we acknowledge the possibility that we have not contributed to the employee social benefits plans in a timely manner or contributed the minimum value required for employees in their probation period due to high turnover rates of these employees. We make up the difference by providing social benefits stipends to a majority of these employees during the probation period.

        We typically enter into standard confidentiality and employment agreements with our employees. Contracts with management and senior collection specialists typically include a standard covenant against competition that prohibits such employees from competing with us, directly or indirectly, during his or her employment as well as for a certain period of time after employment termination.

Our Collection Specialists

        As of June 30, 2019, we employed 10,915 collection specialists, including 1,109 senior collection specialists who have years of experience and are qualified to conduct direct negotiation with debtors. We believe collection ability relates proportionally to tenure. Our senior collection specialists in each work group including the department leader, deputy manager and manager-in-charge, have more than two years of experience working with us on average. Our collection specialists are based in four operating centers in Changsha with the capacity to accommodate approximately 11,730 collection specialists, and 30 operating centers in other cities such as Shanghai, Wuhan and Shenyang with the total capacity to accommodate approximately 8,127 collection specialists. All of our collection specialists use the same collection system and are required to observe the same policies and standards at work, regardless of where they are located.

        We provide training programs for our new collection specialists, which include a two-day introduction training followed by on-the-job training. New collection specialists in Changsha will work at our headquarters for the first month and then relocate to other operating centers in Changsha. New collection specialists go through a probation period of approximately one to three months during which they primarily perform skip tracing tasks and receive continuous training from mentors we assign on negotiation skills and compliance policies. We only allow qualified and skillful collection specialists to contact and negotiate with debtors. We also collaborate with Xiangtan University to provide continued education for collection specialists who intend to improve their academic qualifications.

        We rank collection specialists in four levels, Manager-in-Charge, Deputy Manager, Department Leader and Team Member. Each work group consists of one Manager-in-Charge, one Deputy Manager, three or four Department Leaders and various Team Members. Generally, each Manager-in-Charge manages an operating center, and each Deputy Manager is responsible for the work group. We had 272 work groups as of June 30, 2019, each of which focuses on one particular client. Generally, only collection specialists at the Department Leader level or higher may directly negotiate with the debtors. Collection specialists who rank below the Department Leader level are primarily responsible for skip tracing. We promote collection specialists mainly based on performance and compliance with applicable laws, regulations and policies. Below is a diagram illustrating the structure of a typical work group.

Technology and Infrastructure

        Our operating portal supports all key aspects of our collection activities platform. It is designed to handle the large volume of data required to evaluate a large collection portfolio, and a large number of collection profiles efficiently and accurately.

        As of June 30, 2019, we had a team of 63 full time employees to monitor and maintain our information technology and infrastructure. This core team focuses on providing the following services to support our long-term business growth: maintaining and strengthening our big data and analytics systems, and ensuring our technology systems, operating centers, collection systems, financial systems and security protocols are well established, reviewed, tested and continuously strengthened.

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  Database System.    We believe the ability to access and utilize data is essential to our operations. Our centralized computer-based information systems support the core processing and analytics functions of our business under a set of integrated databases and are designed to be both replicable and scalable to accommodate our internal growth. This integrated approach assures that data resources that we accumulated in the course of our operation are processed and analyzed efficiently to aid our collection efforts. Our big data resources are stored in a distributed storage architecture system. This system processes a high volume of information and securely stores the information on a cloud server. The processed information then feeds into our operating portal to screen out outdated telephone numbers of the debtors on the record. The database system strengthens our debtor profiling function by enabling our operating portal to generate a score for each debtor using our proprietary algorithm based on non-personally identifiable information such as location, gender, composition of receivables and past due period to facilitate categorization and assignment. Furthermore, the database system consolidates information of debtors concurrently assigned for our collection to detect repeating debtors and map potential relationships based on the information we are authorized to use. In addition, the database system enhances our receivables evaluation model by providing historical debtor and receivables information to our operating portal to analyze the collectability of target receivables and recommend bidding terms we would offer to our clients.

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  Internal Systems.    Our operating portal digitizes and standardizes the collection process by consolidating skip tracing tools, debtor profiles and other functions under one platform. Our system software systematizes the collection profile, standardizes collection management, refines the collection process and consolidates repayment records. We use the operating portal for portfolio management, skip tracing, financial and management accounting, reporting, budget planning and business analysis. The fully digitized system allows our employees to access the tools and data in any of our operating centers in China. We believe our systems afford our collection specialists data support to perform our collection service and will be sufficient for our needs for the foreseeable future. In addition, our performance monitoring system analyzes the performance of each collection specialist by evaluating factors such as the amount collected, quality and compliance-related performance, work logs and call time data, and assigns a performance score accordingly. We correlate the debtor profiling score and the collection specialist score to assign collection cases or adjust current assignments to collection specialists in order to increase our operation efficiency and quality.

  •
  Backup System.    We maintain two independent full capacity network servers in two separate Changsha locations. If one server experiences technical difficulties or outage, network operations immediately switches to the other server to ensure uninterrupted network services to our employees.

  •
  Security System.    Our system is also configured with multiple layers of security modules, as part of our overall data privacy and security program, to protect our database from unauthorized access. We implemented security protocols (i) to guard against external infiltrations with a firewall system, (ii) to monitor employee access to personal and financial information that include system operation history monitoring and USB/external hard drive monitoring, and (iii) to guard against information leaks by implementing restrictions on the sending and receipt of emails and unauthorized use of information. If a collection specialist dials the same number more than five times through our system during the collection, the operating portal will report such incident to the department of quality inspection.

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  Technology Upgrade.    We actively develop new software and explore greater use of technology to manage data resources. We will continue to improve our current information technology and infrastructure, which in turn is expected to enable us to utilize our technology and data resources more efficiently. See "Our Strategies" for a detailed discussion of our technology upgrades.

Data Privacy and Security

        We have access to a significant amount of data that could be considered as confidential, including operational data of our clients and personal information of the debtors. We consider the protection of such confidential information to be important. We adopted a strict internal data policy relating to the confidential information of our clients, the debtors, as well as our own confidential information. This policy establishes day-to-day data use requirements, data and information classifications, data encryption requirements, back-up requirements, approval procedures and user rights for confidential information and data. This policy also specifies the methods in which data must be stored, such as in encrypted format and with backup. We require each of our employees to agree in writing to abide by our data policy and to protect the confidentiality of our data.

        We maintain both intranet and extranet as part of our computer network to restrict the import and export of all documents. In addition, we use a variety of technologies to protect the data with which we are entrusted and have a team of data security professionals dedicated to the ongoing review and monitoring of data security practices. For example, we store all collection related data in encrypted format and strictly limit the number of personnel who can access those servers that store such data. For our external interfaces, we also utilize firewalls to protect against potential attacks or unauthorized access. We do not distribute or sell our data to other companies for any purpose.

        We continue to deploy both physical and system security enhancements to help ensure ongoing data protection. We prohibit collection specialists from using their personal cellphones during work hours, and require sophisticated log-in passwords, access authentication controls and firewalls and emphasize security awareness as part of our employee training programs. Since our inception, we have not experienced any material information breach or other system failure that led to the loss of debtor information.

Intellectual Property

        We regard our trademarks, domain names, copyrights, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark and trade secret law and confidentiality, invention assignment and non-competition agreements with our employees and others to protect our proprietary rights.

        As of the date of this prospectus, we have six pending applications and 10 registered patents with the State Intellectual Property Office of the PRC. These patents includes, among others, a system that realizes data protection and security through the use of a back-up mobile phone, a system that protects the security of the virtual network data and a database recovery system that recovers information even after deletion. These independently developed patents enhance our work progress monitoring, data security and operating efficiency, and afford us a competitive advantage over other industry participants.

        As of the date of this prospectus, we registered 56 computer software copyrights in connection with our business, including, among others, a mobile business application, a file upload and download system, and an email system.

        We currently hold nine registered trademarks in China for the " ," " " and other trademarks. We are the registered holder of 13 domain names in China, including hnyongxiong.com (our company homepage), hnyongxiong.cn (our electronic mail domain name), yubang168.com and yubang168.cn (internal operating center platforms), and yidongweixin.com (online service platform) and eight other currently unused domains.

        We intend to protect our technology and proprietary rights vigorously, but there can be no assurance that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights. Third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. We may be subject to intellectual property infringement claims or other allegations, which could result in material damage to our reputation and brand image, payment of substantial damages, penalties and fines, removal of relevant content from our platform or seeking license arrangements which may not be available on commercially reasonable terms. We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

Competition

        According to iResearch, the delinquent consumer receivables recovery industry in China is highly fragmented and competitive, consisting of approximately 3,000 companies and agencies. The market participants include domestic law firms, small collection agencies, and large privately held consumer receivables management companies. We believe our main competitors are other delinquent receivables collection service providers in China. In addition to outsourcing the collection activities, our clients may also manage and collect these delinquent consumer receivables using in-house resources.

        We face competition in obtaining collection service contracts and portfolios. We compete on the basis of reputation, industry experience, business scale and performance. Among the positive factors and competitive advantages which we believe may influence our ability to compete effectively in this market are our industry leading position and expertise in the collection of tertiary receivables, our technology and IT infrastructure, our ability to bid on charged-off debt portfolios at appropriate terms, our ability to negotiate appropriate operating targets to avoid penalty, our ability to negotiate with clients to waive guarantee deposits, our ability to manage complaints, our sizable volume of receivables under collection, our reputation to collect receivables in a timely fashion, our relationships with clients and our team of centrally-managed and well-trained collection specialists who provide quality customer service and compliance with applicable collections laws. Nevertheless, some of our current competitors and potential competitors may have substantially greater resources, greater adaptability to changing market needs, longer operating histories and more established relationships than we currently have.

Sales and Marketing

        Our sales and marketing efforts are primarily led by our marketing department. Typically, we respond to requests for proposals from commercial banks to obtain collection service contracts for portfolio collection. We also offer trial services to potential clients by collecting delinquent consumer receivables on their behalf on a trial basis. Since our inception, we developed long term cooperation and business relationships with seven of the top 10 commercial banks in China as of June 30, 2019. We have long-term relationships with these commercial banks to provide cyclical collection services for delinquent consumer receivables, and we expect to continue to do so in the future depending on market conditions.

Seasonality

        Our business primarily depends on our ability to collect delinquent consumer receivables. The number of the receivables collected tends to be low in the first half of the year, due to the fact that the traditional Lunar New Year period, most celebrated holiday in China, often lands on late January or early February, and our collection specialists often take vacations during that time. Our collection specialists' productivity often decreases during this extended holiday period. In addition, since Chinese people typically save money before Chinese New Year for holiday spending, debtors are less willing to repay their debts before the Lunar New Year and have very limited savings to repay their debt right after the holiday. Furthermore, our clients usually have higher demand for collection services in the second half of the year and are willing to provide more incentives. Therefore, the amount of delinquent consumer receivables we collect during the first quarter is typically lower than those during other quarters.

Facilities

        Our principal executive office is located in Changsha, Hunan where we own a building for administrative purposes with total floor area of approximately 12,700 square meters, which has been mortgaged pursuant to certain credit agreements with Shanghai Pudong Development Bank, Changsha branch.

        As of the date of this prospectus, we have 34 operating centers that mainly operate as local operating centers in 29 major Chinese cities with a total floor area of approximately 83,507 square meters as shown in the chart below.

Location	Lease Expiration	Area (square meters)
Changchun	April 2023	499
Changde	October 2023	1,380
Changsha	Three rooms expiring in July 2020, December 2020 and June 2021, respectively.	9,466
	January 2022	14,474
	December 2022	14,527
	Property owned by Changsha Yubang Software Development Co., Ltd.	796
	Property owned by Hunan Weicheng Credit Risk Management Co., Ltd.	16,569
Chenzhou	October 2023	415
Fuzhou	November 2023	1,392
	November 2020	618
Guilin	July 2023	1,300
Guiyang	March 2023	313
Harbin	March 2023	324
Hefei	April 2023	349
Hengyang	November 2023	1,756
Hohhot	April 2021	459
Huaihua	October 2023	1,021
Jishou	November 2023	863
Loudi	November 2023	1,611
Nanchang	January 2024	2,739
Nanning	April 2023	293
Shanghai	March 2023	393
Shaoyang	October 2023	1,743
Shenyang	April 2021	366
Tianjin	April 2023	341
Wenzhou	September 2023	1,143
Wuhan	March 2023	417
Xiangtan	October 2023	969
Yiyang	November 2023	800
Yongzhou	November 2023	983
Yueyang	November 2023	1,389
Zhangjiajie	November 2023	921

Location	Lease Expiration	Area (square meters)
Zhongshan	July 2023	1,300
Zhuzhou	November 2023	1,578

Total		83,507

        We plan to renew most of the leases upon expiration.

Insurance

        We do not maintain insurance policies covering damages to our property. We also do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain professional/product liability insurance or key-man insurance.

Awards and Recognitions

        Over the years, we have received top awards and recognitions for our quality services in the industry and contributions in the commercial sector.

        In 2019, we won the Technology-Based Asset Management Platform Leadership Award at the Fifth Post-Loan Risk Management and Asset Disposal Forum.

        In 2017, we were recognized as the annual active contributor to economic development for 2016 by the Changsha High-tech Zone, one of the national high-tech zones in China.

        In 2017, Mr. Tan was recognized as one of the 2017 Annual Top 10 Economic Figures in Central China by Sina Finance and People's Daily and Channel Wu.

        In 2016, we were recognized as one of the best employers in the financial services industry by Sina Hunan and Sina Finance in its annual Hunan Financial Services Innovative Value Poll. Mr. Tan, our chief executive officer and chairman of the board was recognized as an industry leader for his role as the chairman of the Company as part of the same poll that year.

        In 2016, we were recognized as one of the Top 100 Companies in Changsha by the Changsha Federation of Industry and Commerce and Bank of Changsha in their inaugural award for private companies demonstrating innovative value.

        In 2015, Mr. Tan was recognized as one of the 2015 Annual Top 10 Economic Figures by China Economic Herald and China Economic Information Magazine of Economic Daily.

Legal Proceedings

        We are currently not a party to any material legal or administrative proceedings.

        We are involved or may become a party to various legal proceedings arising in the ordinary course of our business from time to time. We do not believe that these routine matters represent a substantial volume of our accounts or that, individually or in the aggregate, they are material to our business or financial condition.

        We have in the past and may be subject in the future to various legal or administrative claims and proceedings outside of the ordinary course of our business, among other things, intellectual property disputes, contract disputes and unfair competition.

REGULATION

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or our shareholders' rights to receive dividends and other distributions from us.

Regulation on Delinquent Consumer Receivables Recovery Service Providers

        Pursuant to the Administrative Regulations of the PRC on Administration of Company Registration, promulgated by the State Council on February 6, 2016 and effective on the same date, the scope of business of a company should be stipulated by its articles of association and registered pursuant to the law. To comply with the PRC regulations discussed above, our PRC subsidiary has registered "receivables management outsourcing services; collect from the holders of credit overdue accounts and the holders of overdue credit cards pursuant to the banks' authorization" as its registered business scope. See "Risk Factors—Risks Related to Our Business—Our failure to comply with government regulations could result in the suspension or termination of our business operations."

        Currently, the PRC has not adopted any laws or regulations directly regulating independent delinquent consumer receivables recovery service providers. In order to conduct our business as a delinquent consumer receivables recovery service provider, we must comply with the rules and regulations governing collection methods of receivables which should be followed by the commercial banks.

        The former China Banking Regulatory Commission (which was replaced by China Banking and Insurance Regulatory Commission), promulgated the Commercial Bank Credit Card Business Supervision and Management Methods on January 13, 2011, the Notice On Further Regulating The Credit Card Business on February 6, 2016, and the Guidelines for Outsourcing Risk Management of Financial Institutions in the Banking Sector on June 4, 2010, respectively. These rules set out provisions governing the receivable collection business authorized by commercial banks to the delinquent consumer receivables recovery services providers. A commercial bank has the right to entrust its delinquent consumer receivables recovery to a third-party service provider, while the commercial bank should bear the risk and take the responsibility of the outsourcing. The commercial bank, as the credit card issuing bank, and its authorized delinquent consumer receivables recovery services provider, should collect the debts directly from the debtors and their guarantors, without interfering with the business or life of any third parties who are unrelated to the debts, and should not use inappropriate debt collection methods such as violence, coercion, intimidation or verbal abuse.

        We have adopted internal standards to ensure our employees collect delinquent consumer receivables through appropriate means.

Regulation on Personal Information Protection

        The PRC has adopted comprehensive legislation governing personal information protection, mainly including:

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  General Rules of the Civil Law of the PRC, effective October 1, 2017;

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  Tort Law of the PRC, effective July 1, 2010;

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  Decision of the Standing Committee of the National People's Congress on Strengthening Network Information Protection, effective December 28, 2012;

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  Cyber Security Law of the PRC, effective June 1, 2017; and

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  Criminal Law of the PRC, most recently amended on November 4, 2017, and the Interpretations on Several Issues concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens' Personal Information jointly promulgated by the PRC Supreme People's Court and the PRC Supreme People's Procuratorate on May 8, 2017.

        Under these laws and regulations, "personal information" refers to all kinds of information recorded by electronic means or otherwise that can be used independently or together with other information to identify a particular natural person's identity or reflect particulars on his or her activities, including the natural person's name, ID number, contact information about his or her e-mail address or phone number, address, account name and password thereof, property conditions, whereabouts and tracks, among others. The personal information of a natural person should be protected by laws and regulations. Any organization or individual should legally obtain the personal information of others when necessary and ensure the safety of such personal information, and should not illegally collect, use, process or transmit the personal information of others, or illegally buy or sell, provide or make public the personal information of others. Apart from the aforementioned laws and regulations, the General Administration of Quality Supervision, Inspection and Quarantine of the PRC and the Standardization Administration of the PRC jointly promulgated the Guidelines for Personal Information Protection in Information Security Technology on Public and Commercial Service Information Systems, which became effective on February 1, 2013. These Guidelines, though non-binding, are the PRC's first set of personal information protection guidelines, which sets forth detailed information protection requirements on personal information collection, processing, transfer and deletion.

        In addition, personal information protection in specific business and industry is also governed by administrative laws and regulations, including, among others, (i) Notice on Banking Financial Institutions to Get the Personal Financial Information Protection Work Well Done and Notice on Further Proper Protection of Personal Financial Information of Customers by Financial Institutions, promulgated by the People's Bank of China on January 21, 2011, and March 27, 2012, respectively; and (ii) Provisions on Protecting the Personal Information of Telecommunications and Internet Users and Several Provisions on Regulation of the Order of Internet Information Service Market, promulgated by MIIT on July 16, 2013, and December 29, 2011, respectively.

        We have adopted internal standards to ensure our collection business to comply with the requirements of personal information protection.

Regulation on Foreign Investment

        Investment activities in the PRC by foreign investors are principally governed by the Catalogue for the Guidance of Foreign Investment Industry (the "Catalogue"), which was promulgated and is amended from time to time by the MOFCOM, and the NDRC, and together with the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law (the "Existing FIE Laws"), and their respective implementation rules and ancillary regulations. The Catalogue lays out the basic framework for foreign investment in China, classifying businesses into three categories with regard to foreign investment: "encouraged," "restricted" and "prohibited." On June 30, 2019, the MOFCOM and the NDRC jointly promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment (the "2019 Negative List"), which became effective on July 30, 2019 to amend the Catalogue and the previous negative list thereunder. Establishment of wholly foreign-owned enterprises is generally allowed in industries outside of the 2019 Negative List. For the "restricted" industries within the scope of the 2019 Negative

List, investment in some of such industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. The value-added telecommunications services (except for e-commerce, domestic multi-party communication, store-and-forward business and call centers) are currently classified as a restricted industry for foreign investments according to the 2019 Negative List. In addition, projects of the restricted categories are subject to government approvals and certain special requirements. Foreign investors are not allowed to invest in industries in the "prohibited" category. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations.

        In addition, on March 15, 2019, the National People's Congress promulgated the Foreign Investment Law (the FIL), which will come into effect on January 1, 2020 and upon then the FIL will replace the Existing FIE Laws. The FIL embodies an expected regulatory trend in the PRC to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The FIL, by means of legislation, establishes the basic framework for the access, promotion, protection and administration of foreign investment to promote investment protection and fair competition.

        According to the FIL, except for those foreign-invested entities that operate in industries deemed to be either "restricted" or "prohibited" in the "negative list," foreign investment will enjoy "pre-entry national treatment." The FIL provides that foreign-invested entities operating in foreign "restricted" or "prohibited" industries will require entry clearance and other approvals. However, it is unclear whether the "negative list" will differ from the 2019 Negative List. In addition, the FIL does not comment on the concept of "de facto control" or contractual arrangements with variable interest entities. But it has a catch-all provision under the definition of "foreign investment" to include investments made by foreign investors in China through means stipulated by laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions to provide for contractual arrangements as a form of foreign investment. See "Risk Factors—Risks Related to Our Corporate Structure—Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law."

        The FIL also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriate or requisition the investment of foreign investors is prohibited; mandatory technology transfer is prohibited; foreign investors' funds are allowed to be freely transferred out and into the territory of the PRC, and such treatment will remain effective through the entire lifecycle from the entry to the exit of such foreign investment; and that an all-around and multi-angle system will be provided to guarantee fair competition of foreign-invested enterprises in the market economy.

        Under the FIL, foreign investors or the foreign investment enterprise will be subject to legal liabilities for failing to report investment information in accordance with the requirements. The FIL further provides that foreign-invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the FIL, which means that foreign-invested enterprises may be required to adjust the structure and corporate governance in accordance with the current PRC Company Law and other laws and regulations governing the corporate governance.

Regulation on Foreign Investment in Value-Added Telecommunications Businesses

        The Regulations for Administration of Foreign-invested Telecommunications Enterprises promulgated by the PRC State Council on December 11, 2001, and subsequently amended on September 10, 2008, and on February 6, 2016, respectively, set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunications enterprise. These regulations prohibit a foreign entity from owning more than 50% of the total equity interest of any value-added telecommunications service business in China and require the major foreign investor in any value-added telecommunications service business in China have a good and profitable record and operating experience in this industry. On July 13, 2006, the Ministry of Information Industry, the predecessor of the Ministry of Industry and Information Technology, or MIIT, issued the Circular on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, pursuant to which a domestic PRC company that holds an operating license for value-added telecommunications business is prohibited from leasing, transferring or selling the value-added telecommunications service license, or VATS License, to foreign investors in any form and from providing any assistance, including resources, sites or facilities, to foreign investors that conduct a value-added telecommunications business illegally in China. In addition, the company's operational premises and equipment must comply with the approved coverage region on its VATS License, and the company must establish and improve its internal internet and information security policies and standards and emergency management procedures. Besides, a holder of VATS License is required to obtain approval from the original permit-issuing authority in respect of any change to its shareholders or legal representative within the validity period of such license. If the holder of VATS License fails to comply with the requirements and also fails to remedy such non-compliance within a specified period of time, MIIT or its local counterparts have the discretion to take administrative measures against the license holder, including revoking its VATS License.

        To comply with the PRC regulations discussed above, we operate value-added telecommunications business through the Yong Xiong Group, our PRC consolidated variable interest entity, which holds a VATS License issued by MIIT for the provision of operating center services, and Changsha Yubang Software Development Co., Ltd., or Changsha Yubang, a wholly owned subsidiary of the Yong Xiong Group, holds a VATS License issued by MIIT for the provision of information services (excluding landline telephone information services and internet information services). Currently, the Yong Xiong Group and Changsha Yubang are applying for alternation of original VATS Licenses held by them respectively due to the change of their shareholders and/or legal representative.

Regulation on Intellectual Property Rights

        The PRC has adopted comprehensive legislation governing intellectual property rights, including patents, trademarks, copyrights and domain names.

Patents

        Pursuant to the PRC Patent Law, most recently amended on December 27, 2008, and its implementation rules, most recently amended on January 9, 2010, patents in China fall into three categories: invention, utility model and design. An invention patent is granted to a new technical solution proposed in respect of a product or method or an improvement of a product or method. A utility model is granted to a new technical solution that is practicable for application and proposed in respect of the shape, structure or a combination of both of a product. A design patent is granted to the new design of a certain product in shape, pattern or a combination of both and in color, shape and pattern combinations aesthetically suitable for industrial application. Under the PRC Patent Law, the term of patent protection starts from the date of application. Patents relating to invention are effective for twenty years, and utility models and designs are effective for 10 years from the date of application. The PRC Patent Law adopts the principle of "first-to-file" system, which provides that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first.

        Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the PRC Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within three years from the date of application.

        Article 20 of the PRC Patent Law provides that, for an invention or utility model completed in China, any applicant (not just PRC companies and individuals), before filing a patent application outside of China, must first submit it to the SIPO for a confidential examination. Failure to comply with this requirement will result in the denial of any Chinese patent for the relevant invention. This added requirement of confidential examination by the SIPO has raised concerns by foreign companies who conduct research and development activities in China or outsource research and development activities to service providers in China.

        As of September 2019, we had 10 patents granted and 6 patent applications pending in China.

Trademark Law

        Trademarks are protected by the PRC Trademark Law adopted in August 23, 1982 and subsequently amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019 (the most recent revision would be effective on 1 November, 2019) as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council on August 3, 2002 and amended on April 29, 2014. The PRC Trademark Office of National Intellectual Property Administration is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Registered trademarks are granted a valid term of 10 years, which could be renewed each time for another 10 years commencing from the day after the expiry date of the last period of validity if the required renewal formalities have been completed. As of September 2019, we owned nine registered trademarks in different applicable trademark categories in China.

Copyright Law

        Pursuant to the PRC Copyright Law adopted on September 7, 1990 and subsequently amended on October 27, 2001 and February 26, 2010, Chinese citizens, legal persons, or other organizations shall, whether published or not, enjoy copyright in their works, which include, among others, works of literature, works of art, natural science, social science, engineering technology and computer software. As of September 2019, we have registered one work of art copyright in China.

        The Computer Software Protection Regulations, promulgated by the State Council on December 20, 2001, and most recently amended on January 30, 2013, provides that Chinese citizens, legal persons and other organizations should enjoy copyright on software they develop, regardless of whether the software is released publicly. Software copyright commences from the date on which the development of the software is completed. The protection period for software copyright of a legal person or other organizations should be 50 years, concluding on December 31 of the 50th year after the software's initial release. In order to further implement the Computer Software Protection Regulations, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which have been amended in 2004 and apply to software copyright registration, license contract registration and transfer contract registration. As of the date of this prospectus, we have registered 56 computer software copyright in China.

Regulation on Domain Name

        The domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by MIIT, effective on November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC internet domain names, under supervision of which China Internet Network Information Center, or CNNIC, is responsible for the daily administration of PRC's national top-level domain names, or CN domain names, and PRC domain names. CNNIC promulgated the Implementation Rules of Registration of Domain Name, or the CNNIC Rules, effective May 29, 2012. Pursuant to the Administrative Measures on the Internet Domain Names and the CNNIC Rules, the registration of domain names adopts the "first-to-file" principle and the registrant should complete the registration via the domain name registration service institutions. In the event of a domain name dispute, the disputing parties may lodge a complaint to the designated domain name dispute resolution institution to trigger the domain name dispute resolution procedure in accordance with the CNNIC Measures on Resolution of the Top Level Domains Disputes, file a suit to the People's Court or initiate an arbitration procedure. As of September 2019, we have registered 13 domain names.

Regulation on Employment

        The Labor Law of the PRC, effective on January 1, 1995 and subsequently amended on August 27, 2009 and December 29, 2018, the PRC Employment Contract Law, effective on January 1, 2008 and subsequently amended on December 28, 2012 and the Implementing Regulations of the Employment Contract Law, effective on September 18, 2008, provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee's salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations, which significantly affects the cost of reducing workforce for employers. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

        Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension insurance plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions on time or in full amount may be ordered to pay the required contributions within a stipulated deadline and be subject to a daily late fee. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

Regulation on Fire Safety

        The laws and regulations that regulate fire safety in the PRC mainly includes the Fire Safety Law of the PRC, promulgated on April 29, 1998, subsequently amended on October 28, 2008 and April 23, 2019, and Provisions of Supervision and Management of Fire Safety Construction, promulgated on April 30, 2009 and amended on July 17, 2012 (the revision became effective on November 1, 2012), which specify the procedure of fire safety design and fire safety acceptance inspection for construction projects (including interior decoration). For any assembly occupancy under specific circumstances or any special construction projects as provided, the construction projects owners shall apply to the relevant department of housing and urban-rural development for fire protection design review and, after the completion of the construction projects, for fire protection acceptance. For construction projects apart from those abovementioned, the construction project owners shall (i) submit sufficient drawings and technical materials of fire protection design while applying for construction permits or approvals, and (ii) proceed the record-filing with relevant housing and urban-rural development department after acceptance of the construction project. Those who failed to comply with such procedure could be imposed fines, ordered to rectify or to suspend construction, use or business operations in respect of the relevant construction projects by relevant departments of housing and urban-rural development and fire control authorities.

Regulation on Tax

PRC Enterprise Income Tax

        The PRC Enterprise Income Tax Law, which was promulgated on March 16, 2007 and took effect on January 1, 2008, and further amended on February 24, 2017 and December 29, 2018, imposes a uniform enterprise income tax rate of 25% on all PRC resident enterprises, including foreign-invested enterprises, unless they qualify for certain exceptions. The enterprise income tax is calculated based on the PRC resident enterprise's global income as determined under PRC tax laws and accounting standards. If a non-resident enterprise sets up an organization or establishment in the PRC, it will be subject to enterprise income tax for the income derived from such organization or establishment in the PRC and for the income derived from outside the PRC but with an actual connection with such organization or establishment in the PRC.

PRC Value Added Tax

        On January 1, 2012, the State Council officially launched a pilot value-added tax reform program, or the Pilot Program, applicable to businesses in selected industries. Businesses in the Pilot Program would pay value added tax, or VAT, instead of business tax. The Pilot Program initially applied only to transportation industry and "modern service industries" in Shanghai and would be expanded to eight trial regions (including Beijing and Guangdong province) and nationwide if conditions permit. The pilot industries in Shanghai included industries involving the leasing of tangible movable property, transportation services, research and development and technical services, information technology services, cultural and creative services, logistics and ancillary services, certification and consulting services. Revenues generated by advertising services, a type of "cultural and creative services", are subject to the VAT tax rate of 6%. According to official announcements made by relevant authorities in Beijing and Guangdong province, Beijing launched the same Pilot Program on September 1, 2012, and Guangdong province launched it on November 1, 2012.

        On May 24, 2013, the Ministry of Finance, or MOF, and SAT jointly issued the Circular on Tax Policies in the Nationwide Pilot Collection of Value Added Tax in Lieu of Business Tax in the Transportation Industry and Certain Modern Services Industries, or the Pilot Collection Circular. The scope of certain modern services industries under the Pilot Collection Circular extends to the inclusion of radio and television services. On March 23, 2016, MOF and SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect on May 1, 2016. Pursuant to the Circular 36, all of the companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT, in lieu of business tax. The VAT rate is 6%, except for rate of 11% for real estate sale, land use right transferring and providing service of transportation, postal sector, basic telecommunications, construction, real estate lease; rate of 17% for providing lease service of tangible property; and rate of zero for specific cross-bond activities.

        On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or Circular 32, according to which (i) for VAT taxable sales acts or importation of goods originally subject to value-added tax rates of 17% and 11% respectively, such tax rates should be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to deduction rate of 11%, such deduction rate should be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax should be calculated at the deduction rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate should be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate should be adjusted to 10%. Circular 32 became effective on May 1, 2018 and should supersede existing provisions which are inconsistent with Circular 32. On March 20, 2019, MOF, SAT and the General Administration of Customs jointly promulgated the Policies Concerning Deepening the Reform of Value-Added Tax, or Circular 39, according to which for VAT taxable sales acts or importation of goods originally subject to value-added tax rates of 16% and 10% respectively, such tax rates should be adjusted to 13% and 9%, respectively. Circular 39 became effective on April 1, 2019 and should supersede existing provisions which are inconsistent with Circular 39.

PRC Dividend Withholding Tax

        Pursuant to the EIT Law and the Implementation Rules, dividends payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Under the Arrangement between the Mainland and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the China-HK Taxation Arrangement, income tax on dividends payable to a company resident in Hong Kong that holds more than a 25% equity interest of a PRC resident enterprise may be reduced to a rate of 5%. In February 2018, the State Administration of Taxation issued the Announcement on Issues concerning Beneficial Owners in Tax Treaties, or Circular 9, to replace the Circular of the State Administration of Taxation on the Interpretation and the Determination of the Beneficial Owners in the Tax Treaties from April 1, 2018. Circular 9 provides a more elastic guidance to determine whether the applicant engages in substantive business activities. Furthermore, under the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties effective November 1, 2015, non-resident taxpayers who satisfy the criteria for entitlement to tax treaty benefits may, at the time of tax declaration or withholding declaration through a withholding agent, enjoy the tax treaty benefits, and be subject to follow-up administration by the tax authorities. Where the non-resident taxpayer does not apply to the withholding agent to claim the tax treaty benefits, or the materials and the information stated in the relevant reports and statements provided to the withholding agent do not satisfy the criteria for entitlement to tax treaty benefits, the withholding agent should withhold tax pursuant to the provisions of PRC tax laws. In addition, according to the Notice of SAT on the Issues Concerning the Application of the Dividend Clauses of Tax Agreements on February 20, 2009, if the main purpose of an offshore arrangement is to obtain a preferential tax treatment, the PRC tax authorities have the discretion to adjust the preferential tax rate enjoyed by the relevant offshore entity. Although our WFOE is currently wholly owned by YX Services Limited, we cannot assure you that we will be able to enjoy the preferential withholding tax rate of 5% under the China-HK Taxation Arrangement.

Regulation on Foreign Exchange

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions can be made in foreign currencies without prior approval from State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

        On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within China. SAFE also strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE's approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. On March 30, 2015, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, which took effect and replaced SAFE Circular 142 on June 1, 2015. Although SAFE Circular No. 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in China, the restrictions continue to apply as to foreign-invested enterprises' use of the converted RMB for purposes beyond their business scopes, for issuance of entrusted loans or for repayment of inter-company RMB loans. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 or Circular 16 could result in administrative penalties.

        On November 19, 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g., pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in China (e.g., profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require approval or verification by SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC should be conducted by way of registration and banks should process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

        On February 13, 2015, SAFE promulgated the Circular on Further Simplifying and Improving the Policies Concerning Foreign Exchange Control on Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. SAFE Circular 13 delegates the authority to enforce the foreign exchange registration in connection with the inbound and outbound direct investment under relevant SAFE rules to certain banks and therefore further simplifies the foreign exchange registration procedures for inbound and outbound direct investment.

Regulation on Foreign Exchange Registration of Offshore Investment by PRC Residents

        On July 4, 2014, SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip

Investment through Special Purpose Vehicles, or SAFE Circular 37, and its implementation guidelines, which abolished and superseded the Circular on Several Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies, or SAFE Circular 75. Pursuant to SAFE Circular 37 and its implementation guidelines, PRC residents (including PRC institutions and individuals) must register with local branches of SAFE in connection with their direct or indirect offshore investment in an overseas special purpose vehicle, or SPV, directly established or indirectly controlled by PRC residents for the purposes of offshore investment and financing with their legally owned assets or interests in domestic enterprises, or their legally owned offshore assets or interests. Such PRC residents are also required to amend their registrations with SAFE when there is a change to the basic information of the SPV, such as changes of a PRC resident individual shareholder, the name or operating period of the SPV, or when there is a significant change to the SPV, such as changes of the PRC individual resident's increase or decrease of its capital contribution in the SPV, or any share transfer or exchange, merger, division of the SPV. Pursuant to SAFE Circular 13, the initial foreign exchange registration and the amendment thereof under SAFE Circular 37 should be examined and handled by qualified local banks from June 1, 2015.

        Failure to comply with the registration procedures set forth in the SAFE Circular 37 and SAFE Circular 13 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities and settlement of foreign exchange capital, and may also subject relevant onshore companies or PRC residents to penalties under PRC foreign exchange administration regulations.

        In November 2018 and February 2019, all of our PRC resident shareholders, completed the required SAFE registration respectively in accordance with the PRC laws in relation to our financing and restructuring to our shareholding structure.

Regulation on Employee Share Options

        On December 25, 2006, the People's Bank of China promulgated the Administrative Measures for Individual Foreign Exchange. On February 15, 2012, SAFE issued the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE on March 28, 2007. Pursuant to the Stock Option Rules, PRC residents who are granted shares or stock options by companies listed on overseas stock exchanges according to the stock incentive plans are required to register with SAFE or its local branches, and PRC residents participating in the stock incentive plans of overseas listed companies should retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct SAFE registration and other procedures with respect to the stock incentive plans on behalf of these participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, purchase and sale of corresponding stocks or interests, and fund transfer. In addition, the PRC agents are required to amend SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agents or the overseas entrusted institution or other material changes. The PRC agents should, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents' exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, the PRC agents should file each quarter the form for record-filing of information of the Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies with SAFE or its local branches.

        In addition, SAT has issued certain circulars concerning employee share awards. Under these circulars, employees working in the PRC who exercise share options or hold the vested restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of the overseas publicly-listed companies have obligations to file documents related to employee share awards with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or hold the vested restricted shares. If the employees fail to pay or such PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulation on Dividend Distributions

        The principal regulations governing distribution of dividends paid by wholly foreign-owned enterprises include:

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  Company Law of the PRC (1993), as amended in 1999, 2004, 2005, 2013 and 2018;

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  Foreign Investment Enterprise Law of the PRC (1986), as amended in 2000 and 2016; and

  •
  Implementation Rules under the Foreign Investment Enterprise Law (1990), as amended in 2001 and 2014.

        Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

M&A Rule and Overseas Listing

        On August 8, 2006, six PRC regulatory agencies, namely, MOFCOM, the State-owned Assets Supervision and Administration Commission, SAT, the former Administration for Industry and Commerce, China Securities Regulatory Commission, or the CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purport, among other things, to require that SPVs that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. While the application of the M&A Rules remains unclear, our PRC legal counsel has advised us that based on its understanding of the current PRC laws, rules and regulations and the M&A Rules, prior approval from the CSRC is not required under the M&A Rules for the listing and trading of our ADSs on the New York Stock Exchange given that (i) our PRC subsidiaries were directly established by us as wholly foreign-owned enterprises, and we have not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners after the effective date of the M&A Rules, and (ii) no provision in the M&A Rules clearly classifies the contractual arrangements as a type of transaction subject to the M&A Rules.

        However, our PRC legal counsel has further advised us uncertainties still exist as to how the M&A Rules will be interpreted and implemented and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. If CSRC or other PRC regulatory agencies subsequently determine that prior CSRC approval was required for our initial public offering, we may face regulatory actions or other sanctions from CSRC or other PRC regulatory agencies.

        These regulatory agencies may impose fines and penalties on our operations, limit our operating privileges, delay or restrict the repatriation of the proceeds from our initial public offering into the PRC or payment or distribution of dividends by our PRC subsidiaries, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. In addition, if CSRC later requires that we obtain its approval for our initial public offering, we may be unable to obtain a waiver of CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding CSRC approval requirements could have a material adverse effect on the trading price of our ADSs. See "Risk Factors—Risks Related to Doing Business in China—The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Man Tan	43	Chief Executive Officer and Chairman of the Board
Joe Huaqiao Zhang	55	Executive Vice Chairman and Director
Xiong Zhou	32	Executive Vice President
Lei Li	33	Executive Vice President
Kung Chik Chiu	33	Chief Financial Officer
Kaiguo Wang	60	Director
[Guiguo Wang]	66	Independent Director
[Harry Kwok Kuen Yu]	50	Independent Director

        Mr. Tan is our founder, chief executive officer and chairman of our board. Mr. Tan has served as the chief executive officer and the chairman of the board of Yong Xiong Group since 2015. Mr. Tan currently serves as a director of Tulane-Yong Xiong International Credit Law Research Center, the vice president of the Research Association of the Litigation Law Society of Hunan Law Association, a director of the Anti-Corruption Rule of Law Research Institute of Hunan Province, and a part-time professor of Hunan Normal University Law School and Xiangtan University Law School. Mr. Tan also founded and served as the first dean of the Credit Risk Management College of Xiangtan University. Mr. Tan received an LL.B degree from the Law School of Xiangtan University in 2000, where he is currently a Ph.D candidate.

        Mr. Joe Huaqiao Zhang is our executive vice chairman and director. Mr. Zhang currently serves on the board of six publicly-listed companies on the Stock Exchange of Hong Kong (SEHK), including China Smartpay Group Holdings Ltd. (SEHK: 8325), Fosun International Ltd. (SEHK: 0656), Luye Pharma Group Ltd. (SEHK: 2186), Logan Property Holdings Co., Ltd. (SEHK: 3380), Zhong An Real Estate Ltd. (SEHK: 0672), and China Huirong Financial Holdings Ltd. (SEHK: 1290). From 2008 to 2011, Mr. Zhang served as the deputy head of China investment banking of UBS AG, where he was the head of research from 1999 to 2006. Mr. Zhang received a bachelor's degree from Zhongnan University of Economics and Law, formerly known as Hubei Institute of Economics and Finance, in 1983 and a master's degree from the Australian National University in 1991.

        Mr. Xiong Zhou is our executive vice president in charge of business management and quality supervision. Mr. Zhou is also a visiting professor at the Credit Risk Management Institute of Xiangtan University. Mr. Zhou is the brother of Mr. Tan's spouse, Ms. Zhou.

        Mr. Lei Li is our executive vice president in charge of the department of risk and compliance, field research center, research and development center, and the executive office. Mr. Li is also a part-time professor at the Credit Risk Management Institute of Xiangtan University. Mr. Li received an LL.B and a master's degree in education from Hunan Agricultural University. Mr. Li is a practicing lawyer.

        Mr. Kung Chik Chiu is our chief financial officer. Mr. Chiu currently serves on the board of directors of China Fortune Financial Group Limited (SEHK: 0290) and Beijing Enterprises Clean Energy Group Limited (SEHK: 1250). Prior to joining the Yong Xiong Group, Mr. Chiu worked at China Smartpay Group Holdings Ltd. (SEHK: 8325) from 2015 to 2017. From 2008 to 2015,

Mr. Chiu worked at the investment banking division of UBS AG. Mr. Chiu received a bachelor's degree from the University of Chicago in 2008.

        Mr. Kaiguo Wang is one of our directors. Mr. Wang currently serves on the board of Shanghai Chlor-Alkali Chemical Co., Ltd. (SHSE: 600618), Shanghai Dazhong Public Utilities (Group) Co., Ltd. (SHSE: 600635; SEHK: 1635) and Anxin Trust Co.,Ltd. (SHSE: 600816). From 1998 to 2016, Mr. Wang served as the chairman of Haitong Securities Co., Ltd (SHSE: 600837; SEHK: 6837). Mr. Wang received a bachelor's and a master's degree from Jilin University in 1984 and 1987 respectively, and obtained a doctor's degree from Xiamen University in 1990.

        [Mr. Guiguo Wang is expected to be appointed as one of our directors. Mr. Wang currently serves as the chairman of the Hong Kong WTO Research Institute. Prior to joining the Yong Xiong Group, Mr. Wang served as a professor of the National Thousand Talents Program at Guanghua Law School of Zhejiang University, and the Eason-Weinmann Chair of International and Comparative Law at Tulane University School of Law from 2015 to 2018. From 1991 to 2015, Mr. Wang served as the Principal Lecturer, Reader and Chair Professor at the City University of Hong Kong School of Law. Mr. Wang received a graduate certificate from Beijing Foreign Studies University in 1979, an LL.M from Columbia Law School in 1982, and a JSD from Yale Law School in 1984.]

        [Mr. Harry Kwok Kuen Yu is expected to be appointed as one of our director. Mr. Yu currently serves on the board of directors of China Risun Group Limited (SEHK:1907) and Impro Precision Industries Limited (SEHK:1286). Mr. Yu worked at KPMG China, an international accounting firm, from 1991 to 2011, during which he became a partner in 2002. Mr. Yu received a diploma in accountancy from Morrison Hill Technical Institute in 1991 and a master's degree in business administration from Alliance Manchester Business School in 2000. Mr. Yu has been a fellow of the Association of Chartered Certified Accountants since 2001 and a fellow of the Hong Kong Institute of Certified Public Accountants since 2004.]

Employment Agreements and Indemnification Agreements

        We have entered into an employment agreement with each of our executive officers. We may terminate their employment for cause. We may also terminate an executive officer's employment without cause upon 60-day advance written notice. In such case, we intend to provide a severance payment to the executive officer, the amount of which is to be agreed by us and the executive officer. The executive officer may resign at any time with a 60-day advance written notice.

        Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law. The executive officers have also agreed to disclose to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer's employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

        In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, direct or end customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of, or hire or engage, any person who is known to be employed or engaged by us; or (iv) otherwise interfere with our business or accounts.

        We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

        Our board of directors will consist of             directors. Any person may be appointed a director by ordinary resolution. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (i) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

        We are a "controlled company" as defined under the New York Stock Exchange Rules because YX Major Limited beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including:

  •
  an exemption from the rule that a majority of our board of directors must be independent directors;

  •
  an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

  •
  an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

        We rely on the exemption available to foreign private issuers for the requirement that an audit committee be comprised of at least three members under New York Stock Exchange Rule 303A.07. We are not required to and will not voluntarily meet this requirement.

        As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Committees of the Board of Directors

        We have established an audit committee and a compensation committee under the board of directors. We have adopted a charter for each of the two committees prior to the completion of this offering. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee consists of             ,              and             , and is chaired by             . We have determined that             satisfies the "independence" requirements of New York Stock Exchange Rule 303A.06 and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that             qualifies as an "audit committee financial expert." The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

  •
  selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

  •
  reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response;

  •
  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

  •
  discussing the annual audited financial statements with management and the independent registered public accounting firm;

  •
  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  meeting separately and periodically with management and the independent registered public accounting firm; and

  •
  reporting regularly to the board.

        Compensation Committee.    Our compensation committee consists of             ,             and             , and is chaired by              . We have determined that             satisfies the "independence" requirements of New York Stock Exchange Rule 303A.06. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

  •
  reviewing the total compensation package for our executive officers and making recommendations to the board with respect to it;

  •
  approving and overseeing the total compensation package for our executives other than the three most senior executives;

  •
  reviewing the compensation of our directors and making recommendations to the board with respect to it; and

  •
  periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of             ,             and              , and is chaired by             . We have determined that             satisfies the "independence" requirements of New York Stock Exchange Rule 303A.06. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

  •
  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

  •
  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

  •
  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

        Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to "Description of Share Capital—Differences in Corporate Law" for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

        Our officers are elected by and serve at the discretion of the shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by the shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company; (iv) is removed from office by ordinary resolution; (v) is convicted of an arrestable offence; or (vi) dies.

Compensation of Directors and Executive Officers

        For the year ended December 31, 2018, we awarded an aggregate of RMB1.4 million (US$206,991) compensation to our director and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiary and VIE are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. For share incentive grants to our officers and directors, see "—Equity Incentive Plans."

Employee Incentive Arrangement

        In October 2018, we and YX Management Holding Ltd. entered into a service agreement with Mr. Joe Huaqiao Zhang, pursuant to which YX Management Holding Ltd. agrees to award certain of our shares to Mr. Zhang after the completion of this offering, in exchange for his services.

        In October 2018, we and YX Management Holding Ltd. entered into a service agreement with Mr. Kung Chik Chiu, pursuant to which YX Management Holding Ltd. agrees to award certain of our shares to Mr. Chiu after the completion of this offering, in exchange for his services.

        In October 2018, the Yong Xiong Group adopted a shareholders resolution approving an incentive arrangement, or the employee incentive arrangement, pursuant to which Mr. Tan agreed to award 15% equity interest in the Yong Xiong Group and a corresponding amount of ordinary shares of the Company, both of which he beneficially owned, to certain employees, or the award recipients, as share incentives. Under the employee incentive arrangement, YX Management Holding Ltd. transferred 1,500,000 ordinary shares of the Company, or the incentive shares, to YuXiong International Investment Ltd., a holding platform established jointly by the award recipients, in consideration of approximately US$4.8 million, calculated based on the net asset of the Yong Xiong Group as of December 31, 2017, to be paid by the award recipients on a pro rata basis based on the number of incentive shares that each of the award recipient is awarded under the employee incentive arrangement, or the original consideration. Mr. Tan, the sole director of YuXiong International Investment Ltd. will administer the incentive shares award. YuXiong International Investment Ltd. will hold or dispose the incentive shares pursuant to the terms of the employee incentive arrangement. On May 20, 2019, Mr. Zhongwen Wu, an employee who has been awarded 130,000 ordinary shares of YX Asset held by Mr. Tan pursuant to this employee incentive arrangement, resigned from the Company. Mr. Tan decided not to repurchase from the employee the awarded shares at original price, according to the original vesting condition. It represents a modification of accelerating vesting that at the date of the modification, the award is not expected to vest under the original vesting condition.

        The following paragraphs summarize the terms of the employee incentive arrangement:

        Arrangement Administration.    Mr. Tan, the administrator of the employee incentive arrangement, may alter the terms of the award under the employee incentive arrangement at his sole discretion.

        Incentive Shares Disposal.    YuXiong International Investment Ltd. may dispose up to 20% of the incentive shares each year for five years after the completion of this offering, and award part or all of the proceeds to the award recipients.

        Award Recipient Undertakings.    Each award recipient undertakes that (i) until the day that is the fifth anniversary of the completion of this offering, he/she cannot terminate his/her service with the Yong Xiong Group or its affiliates without forfeiture of the incentive shares; and (ii) for five years after the award recipient terminates his/her service with the Yong Xiong Group or its affiliates, he/she cannot engage in any business that is in direct or indirect competition with the business of the Yong Xiong Group.

        Forfeiture.    In the event an award recipient violates his/her undertakings, the award recipient immediately forfeits his/her interest under the employee incentive arrangement. Upon such forfeiture, Mr. Tan will return the original consideration paid by such award recipient and such award recipient will return to Mr. Tan any proceeds he/she receives under the employee incentive arrangement.

Equity Incentive Plan

2020 Share Incentive Plan

        We expect to adopt a share incentive plan in 2020, or the 2020 Plan, for the purpose of promoting the success and enhance the value of our company, by linking the personal interests of the members of the board, employees, consultants and other individuals to those of our shareholders and, by providing an incentive for outstanding performance, to generate superior returns for our shareholders. Under the 2020 Plan, the maximum aggregate number of shares which may be issued pursuant to all awards will be              Class A ordinary shares.

        The following paragraphs summarize the terms of the 2020 Plan.

        Types of Awards.    The Plan will permit the awards of options, restricted shares and restricted share units.

        Plan Administration.    A committee consisting of one or more members of the board will act as the plan administrator. The plan administrator will determine the participants who are to receive awards, the type or types of awards to be granted to each participant, the number of awards to be granted, and the terms and conditions of each award grant. The plan administrator may amend outstanding awards and interpret the terms of the 2020 Plan and any award agreement.

        Award Agreement.    Awards to be granted under the 2020 Plan will be evidenced by an award agreement that sets forth the terms and conditions for each grant.

        Exercise Price.    The exercises price of an option will be determined by the plan administrator, but should not be less than the fair market value on the grant date of the respective option or share appreciation right. In certain circumstances, such as a recapitalization, a spin-off, reorganization, merger, separation and split-up, the plan administrator may adjust the exercise price of outstanding options and share appreciation rights.

        Eligibility.    We may grant awards to our employees, consultants, all members of the board, and other individuals authorized and approved by the plan administrator.

        Term of the Awards.    The term of each award to be granted under the 2020 Plan should not exceed 10 years from the date of the grant.

        Vesting Schedule.    In general, the plan administrator will determine the vesting schedule, which is set forth in the award agreement.

        Transfer Restrictions.    Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

        Termination.    The plan should terminate on             , provided that our board may terminate the plan at any time and for any reason.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming (i) the conversion of all outstanding Series A preferred shares into ordinary shares; (ii) the re-designation of all outstanding ordinary shares held by shareholders other than YX Major Limited into Class A ordinary shares; and (iii) the re-designation of all outstanding ordinary shares held by YX Major Limited into Class B ordinary shares, by:

  •
  each of our directors and executive officers;

  •
  each person known to us to beneficially own more than 5% of our ordinary shares; and

  •
  each selling shareholder.

        We will adopt a dual-class ordinary share structure which will become effective immediately prior to the completion of this offering. All ordinary and Series A preferred shares held by shareholders other than YX Major Limited will be converted into Class A ordinary shares, and all ordinary shares held by YX Major Limited will be converted into Class B ordinary shares. The calculations in the table below are based on             ordinary shares on an as-converted basis outstanding as of the date of this prospectus and             ordinary shares outstanding immediately after the completion of this offering, including (i)              Class A ordinary shares to be sold by us in this offering in the form of ADSs, (ii)              Class A ordinary shares re-designated and converted from ordinary and Series A preferred shares held by shareholders other than YX Major Limited and (iii) 1,500,000 Class B ordinary shares re-designated from outstanding ordinary shares held by YX Major Limited, assuming that the underwriters do not exercise their option to purchase additional ADSs.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. In addition, the holders of our Series B preferred shares and Series C preferred shares may at any time prior to the 180th day after the effective date of this registration statement convert all or part of their outstanding preferred shares into Class A ordinary shares. "Description of Share Capital—Series A, Series B and Series C Preferential Rights—Conversion Options."

	Ordinary Shares Beneficially Owned Prior to This Offering		Class A Ordinary Shares Being Sold in This Offering (7)	Class A Ordinary Shares Beneficially Owned After This Offering		Class B Ordinary Shares Beneficially Owned After This Offering		Voting Power After This Offering
	Number	%	Number	Number	%	Number	%	%
Directors and Executive Officers**:
Man Tan (1)
Joe Huaqiao Zhang	—	—	—	—	—	—	—	—
Xiong Zhou (2)	—	—	—	—	—	—	—	—
Lei Li (3)	—	—	—	—	—	—	—	—
Kung Chik Chiu	—	—	—	—	—	—	—	—
Kaiguo Wang	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group

	Ordinary Shares Beneficially Owned Prior to This Offering		Class A Ordinary Shares Being Sold in This Offering (7)	Class A Ordinary Shares Beneficially Owned After This Offering		Class B Ordinary Shares Beneficially Owned After This Offering		Voting Power After This Offering
	Number	%	Number	Number	%	Number	%	%
Principal and Selling Shareholders:
Zhong Ping Vehicle (4)			—			—	—
YX Major Limited (5)			—
YX Minor Limited (6)						—	—
YX Management Holding Limited (8)			—			—	—
Lugu (9)			—			—	—
Rainflower (10)			—			—	—
EP Next China (11)
YuXiong International Investment Ltd. (12)			—			—	—

Notes:

*
Less than 1%.

**
The business address of our directors and executive officers is Xincheng Science and Technology Park Building 7, West Yuelu Road No. 588, Changsha 410205, Hunan Province, People's Republic of China.

(1)
Represents (i) 1,500,000 Class B ordinary shares held by YX Major Limited, a British Virgin Islands company; (ii)              Class A ordinary shares held by YX Management Holding Ltd., a British Virgin Island company, which include (a)              Class A ordinary shares to be granted to Mr. Joe Huaqiao Zhang pursuant to the service agreement entered into among YX Management Holding Ltd., the Registrant and Mr. Zhang on October 18, 2018, and (b)                Class A ordinary shares to be granted to Mr. Kung Chik Chiu pursuant to the service agreement entered into among YX Management Holding Ltd., the Registrant and Mr. Chiu on October 18, 2018; and (iii) 300,000 Class A ordinary shares held by YX Minor Limited, a British Virgin Islands company.

YX Major Limited is wholly owned by Mr. Tan. Mr. Tan is the sole director of YX Major Limited. Therefore, Mr. Tan is entitled to exercise voting and dispositive power over the shares held by YX Major Limited. The registered address of YX Major Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

  YX Minor Limited is wholly owned by Ms. Zhou. Ms. Zhou is the sole director of YX Minor Limited. Therefore, Ms. Zhou is entitled to exercise voting and dispositive power over the shares held by YX Minor Limited. The registered address of YX Minor Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

  YX Management Holding Ltd. is wholly owned by Mr. Tan. Mr. Tan is the sole director of YX Management Holding Ltd. Therefore, Mr. Tan is entitled to exercise voting and dispositive power over the shares held by YX Management Holding Ltd. The registered address of YX Management Holding Ltd. is Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

  Ms. Zhou's spouse is Mr. Tan. By virtue of this relationship, Mr. Tan may be deemed to share beneficial ownership of the shares of, and voting and investment power over, our company held directly or indirectly by Ms. Zhou.

(2)
Does not include any incentive share Mr. Xiong Zhou may obtain under the employee incentive arrangement.

(3)
Does not include any incentive share Mr. Lei Li may obtain under the employee incentive arrangement.

(4)
Represents 2,000,000 Class A ordinary shares held by Zhong Ping Vehicle, a PRC limited partnership. Zhong Ping Capital is the limited partner of Zhong Ping Vehicle. Ping An Life Insurance Company of China Ltd., a PRC company, is the limited partner holding 99.97% equity interest in Zhong Ping Capital. The business address of Zhong Ping Vehicle is Building 6, Changning Financial Park, No. 1320 Yuyuan Road, Changning District, Shanghai 200050, China.

(5)
Represents 1,500,000 Class B ordinary shares held by YX Major Limited.

(6)
Represents 300,000 Class A ordinary shares held by YX Minor Limited.

Mr. Tan's spouse is Ms. Zhou. By virtue of this relationship, Ms. Zhou may be deemed to share beneficial ownership of the shares of, and voting and investment power over, our company held directly or indirectly by Mr. Tan.

(7)
The selling shareholders have granted an option to the underwriters exercisable within 30 days from the date of this prospectus, to purchase up to              ADSs.

(8)
Represents             Class A ordinary shares held by YX Management Holding Ltd., which include (a)              Class A ordinary shares to be granted to Mr. Joe Huaqiao Zhang pursuant to the service agreement entered into among YX Management Holding Ltd., the Registrant and Mr. Zhang on October 18, 2018, and (b)              Class A ordinary shares to be granted to Mr. Kung Chik Chiu pursuant to the service agreement entered into among YX Management Holding Ltd., the Registrant and Mr. Chiu on October 18, 2018.

(9)
Represents 60,000 Class A ordinary shares held by Lugu, a PRC limited liability company. The registered address of Lugu is Room 604B, Xincheng Science and Technology Park Building 2, West Yuelu Road No. 588, Changsha 410205, Hunan Province, People's Republic of China.

(10)
Assuming that Rainflower fully exercise its conversion rights, represents 389,610 Class A ordinary shares held by Rainflower. The registered address of Rainflower is 89 Nexus Way, 2nd Floor, Camana Bay, PO BoX 31106, Grand Cayman KY1-1205, Cayman lslands.

(11)
Assuming that EP Next China fully exercise its conversion rights, represents 129,870 Class A ordinary shares held by EP Next China. The registered address of EP Next China is c/o the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

(12)
Represents 1,500,000 Class A ordinary shares held by YuXiong International Investment Ltd. The shareholders of YuXiong International Investment Ltd. are Mr. Xiong Zhou, Mr. Lei Li, Mr. Zhongwen Wu, Mr. Xiang Li, Ms. Xiaohua Rui, Mr. Zhenyu Li, Ms. Mengling Qi, Mr. Zhiyong Zeng, Mr. Jun Chen, and Ms. Qing He. Mr. Tan is the sole director of YuXiong International Investment Ltd. The registered address of YuXiong International Investment Ltd. is Coastal Building, Wickham's Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

        As of the date of this prospectus, none of our issued and outstanding shares are held by record holders in the United States.

        We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIEs and Their Respective Shareholders

        See "Corporate History and Structure."

Private Placements

        See "Description of Share Capital—History of Securities Issuances."

Shareholders Agreement

        See "Description of Share Capital—History of Securities Issuances—Shareholders Agreement."

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

Share Incentives

        See "Management—Equity Incentive Plan."

Related Parties

        In addition to the executive officer and director compensation arrangements discussed in "Executive Compensation," we also describe below certain transactions to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) parties that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our company that gives them significant influence over our company, and close members of any such individual's family; (d) key management personnel, that is, those persons who have authority and responsibility for planning, directing and controlling the activities of our company, including directors and senior management of companies and close members of such individuals' families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

        Our related parties:

Related Party	Relationship
Mr. Tan	Ultimate controlling shareholder
Ms. Zhou	Shareholder and the spouse of the ultimate controlling shareholder
Xiong Zhou	Senior management and brother-in-law of the ultimate controlling shareholder
Cun Chen	The spouse of Xiong Zhou
Lei Li	Senior management
Hunan Yong Xiong Law Firm	Controlled by the ultimate controlling shareholder
Hunan Yong Xin Catering Management Co., Ltd.	Controlled by the ultimate controlling shareholder; our former subsidiary
Changsha Yong Xiong Equity Investment Management Co., Ltd.	Controlled by the ultimate controlling shareholder
Hunan Yubang Intellectual Technology Co., Ltd.	Controlled by the ultimate controlling shareholder
Hunan Yuxiong Enterprise Management Limited Partnership	Nominee shareholder of the Yong Xiong Group

Transactions with Yong Xiong Equity Investment

Sale of Yong Xin Catering

        In March 2017, we disposed all of our interests in Yong Xin Catering to streamline our business operations and focus on the collection of delinquent consumer receivables. We sold Yong Xin Catering to Yong Xiong Equity Investment for RMB3.0 million. Yong Xiong Equity Investment did not pay this amount at the time of the sale, but paid such amount as a part of the interparty settlement described below.

Advanced Funds

        We provided RMB75.3 million and RMB44.9 million (US$6.5 million) in advanced funds to Yong Xiong Equity Investment in 2017 and 2018, respectively. We received RMB20.5 million (US$3.0 million) in the repayment of such advanced funds from Yong Xiong Equity Investment in 2018. The difference of RMB99.7 million (US$14.5 million) was repaid to us as a part of the interparty settlement described below.

        We provided RMB20.0 million (US$2.9 million) in advanced funds to Mr. Tan in 2018. On December 6, 2018, we entered into an agreement with Yong Xiong Equity Investment and Mr. Tan in which Yong Xiong Equity Investment agreed to repay the RMB20 million (US$2.9 million) in advanced funds that we provided to Mr. Tan.

        On December 19, 2018, we entered into an agreement among our Company, Yong Xiong Equity Investment, Yong Xin Catering, Mr. Tan, Ms. Zhou and Xiong Zhou, or Mr. Zhou, in which we settled the various payments that are due among our Company, Mr. Tan, Mr. Zhou, Ms. Zhou, Yong Xiong Equity Investment and Yong Xin Catering, or the interparty settlement.

  •
  The total amount owed by Yong Xiong Equity Investment, Yong Xin Catering and Ms. Zhou to us was RMB155.4 million (US$22.6 million), which included (i) RMB3.3 million (US$474,290) in the repayment of advanced funds we provided to Yong Xin Catering, (ii) RMB3.0 million (US$436,999) as purchase price payment to us for our sale of Yong Xin Catering, (iii) RMB262,000 (US$38,164) in rental fees due from Yong Xiong Equity Investment as of September 30, 2018, (iv) RMB99.7 million (US$14.5 million) in the repayment of advanced funds we provided to Yong Xiong Equity Investment, (v) RMB20.0 million (US$2.9 million) in the repayment of advanced funds we provided to Mr. Tan, and (vi) RMB29.2 million (US$4.3 million) in the repayment of advanced funds we provided to Ms. Zhou.

  •
  The total amount we owed to Mr. Tan and Mr. Zhou was RMB149.7 million (US$21.8 million), which included (i) RMB147.0 million (US$21.4 million) in funds we owed to Mr. Tan and (ii) RMB2.7 million (US$405,535) in advanced funds we received from Mr. Zhou. Please see "—Loans and Advances to and from Our Shareholders and Senior Management—Mr. Tan and Mr. Zhou.]

        Under the interparty settlement, the total amount due from Yong Xiong Equity Investment, Yong Xiong Catering and Ms. Zhou to us was RMB155.4 million (US$22.6 million); whereas the total amount that we owed to Mr. Tan and Mr. Zhou was RMB149.7 million (US$21.8 million). As a result, Mr. Tan paid the difference of RMB5.7 million (US$828,405) to us as a part of the interparty settlement.

Tuition Fees

        In 2019, our employees were trained at a learning center established by Yong Xiong Equity Investment in cooperation with a university in the PRC. We paid RMB899,000 (US$130,954) in tuition fees in satisfaction of all tuition payment obligations.

Lease Agreements

        We entered into a lease agreement with Yong Xiong Equity Investment, under which we leased certain office property to Yong Xiong Equity Investment from April 2017 to December 2020 for a fixed monthly fee of RMB18,000. The fixed monthly fee was lowered to RMB2,900 (US$422) after we amended the lease agreement in July 2018 to reduce the rented area. The total rental fees due from Yong Xiong Equity Investment under the lease agreement were RMB152,000 and RMB119,000 (US$17,334) for 2017 and 2018, respectively the amount of RMB262,000 (US$38,164) was settled as part of the interparty settlement. As of June 30, 2019, RMB9,000 (US$1,311) remains due under the lease agreement.

        We signed a second lease agreement with Yong Xiong Equity Investment in 2019, under which we leased certain office property to Yong Xiong Equity Investment from June 2019 to May 2024 for a fixed monthly fee of RMB35,000 (US$5,098).

        As a result of all of the lease transactions above, the total amount due from Yong Xiong Equity Investment to us was RMB62,000 (US$9,031) in rental fees under the two lease agreements as of June 30, 2019. Yong Xiong Equity Investment intends to pay such amount to us in September 2019. Future rental fees will be paid on a quarterly basis.

Transactions with Yong Xiong Law Firm

        We received RMB70.4 million in advanced funds from Yong Xiong Law Firm prior to January 1, 2016.

        On April 1, 2017, we assumed Yong Xiong Law Firm's right to provide collection services to a client under three debt collection contracts, pursuant to an agreement entered into among the Yong Xiong Group, Yong Xiong Law Firm and the client. Yong Xiong Law Firm was originally engaged to provide collection services to the client under such debt collection contracts and provided such collection services until March 31, 2017. We provided collection services to the client exclusively after March 31, 2017. We collected commission payment in the amount of RMB32.9 million on behalf of Yong Xiong Law Firm in 2017.

        We also received RMB38.3 million and RMB23.9 million in advanced funds from Yong Xiong Law Firm in 2016 and 2017, respectively. During the same period, we repaid a total of RMB88.0 million to Yong Xiong Law Firm in partial settlement of the amount owed to Yong Xiong Law Firm. Taking into account the amount that we owed Yong Xiong Law Firm for commissions received on its behalf and the receipt and repayment of multiple advanced funds from Yong Xiong Law Firm, we owed Yong Xiong Law Firm a total of RMB77.5 million at its dissolution on November 17, 2017. The right to receive such amount was assigned to Mr. Tan, who was Yong Xiong Law Firm's sole owner.

        We also received RMB2.8 million from Yong Xiong Law Firm for information technology services that we provided in 2016.

Transactions with Yong Xin Catering

        We incurred catering service expenses in the amount of RMB595,000 to Yong Xin Catering in 2017 for catering services provided by Yong Xin Catering to us after March 2017. We have paid such expenses.

        We advanced RMB3.2 million and RMB29,000 (US$4,224) to Yong Xin Catering in 2017 and 2018, respectively. This amount was settled as part of the interparty settlement.

Transactions with Hunan Yubang Technology and Ms. Zhou

        On July 16, 2015, we acquired 51% of the equity interests of Yubang Software from Hunan Yubang Intellectual Technology Co., Ltd, or Hunan Yubang Technology, for RMB5.2 million to incorporate information technology development into our operations. We paid such amount in 2016. We acquired the remaining 49% equity interest in Yubang Software from Ms. Zhou for RMB4.9 million on March 13, 2017. We paid such amount in 2017. As a result, we became the sole owner of Yubang Software.

Transaction with Yuxiong Partnership

        We entered into a lease agreement with Hunan Yuxiong Enterprise Management Limited Partnership, or Yuxiong Partnership, in which we leased certain office space to Yuxiong Partnership from November 2018 to November 2021 for a fixed monthly fee of RMB2,900 (US$422). As of June 30, 2019, the amount due from Yuxiong Partnership under the lease agreement was RMB23,000 (US$3,350). Yuxiong Partnership intends to pay such amount in September 2019. Future rental fees will be paid on a quarterly basis.

Transactions with Cun Chen

        We entered into a lease agreement with Cun Chen, or Ms. Chen, in which we subleased certain office space in three locations to Ms. Chen on a month-to-month basis. The monthly rental fee under the lease agreement was determined by multiplying the number of staff we have on active duty at these three operating centers by RMB18. As of June 30, 2019, total rental fee due from Ms. Chen was RMB627,000 (US$91,333). Ms. Chen paid RMB535,000

(US$77,932) and the amount remain due was RMB92,000 (US$13,401). Ms. Chen paid such amount in July, 2019. Future rental fees will be paid on a monthly basis.

Loans and advances from and to our shareholders and senior management

        Our principal shareholders, Mr. Tan and Ms. Zhou, and our executive vice presidents Mr. Zhou and Lei Li, or Mr. Li, provided loans and advanced funds for our working capital use from time to time and received loans and advanced funds from the company from time to time. We intend to settle all such transactions prior to the offering and do not intend to enter into similar transactions with our directors and officers in the future.

Mr. Tan

        From 2015 to 2016, we received a series of personal loans from Mr. Tan. We repaid such loans to Mr. Tan in 2016. In addition to the RMB77.5 million we owed to Yong Xiong Law Firm, which was assigned to Mr. Tan in November 2017, we engaged in a series of transactions with Mr. Tan from 2016 to 2017, in which we provided RMB11.5 million in advanced funds to Mr. Tan in 2016 and collected RMB8.9 million from Mr. Tan in 2017 and the remaining balance of RMB2.6 million from the advanced funds was offset against the amount we owed Yong Xiong Law Firm that was subsequently transferred to Mr. Tan. We received RMB72.9 million (US$10.6 million) in advanced funds from Mr. Tan and repaid RMB924,000 (US$134,596) in 2018. Immediately before the interparty settlement, the amount we owed to Mr. Tan was RMB147.0 million (US$21.4 million). We settled such amount through the interparty settlement and collected an additional RMB5.7 million (US$828,405 million) from Mr. Tan as part of the interparty settlement.

        We also provided an additional RMB20.0 million (US$2.9 million) in advanced funds to Mr. Tan in 2018, which Yong Xiong Equity Investment subsequently agreed to repay on behalf of Mr. Tan. This amount was settled as part of the interparty settlement.

Ms. Zhou

        From 2015 to 2018, we engaged in a series of transactions with Ms. Zhou in which we received loans and advanced funds from Ms. Zhou. We repaid such loans and advanced funds to Ms. Zhou, and we did not owe any money to Ms. Zhou as of December 31, 2018.

        We also provided RMB37.2 million in advanced funds to Ms. Zhou and collected RMB8.0 million from Ms. Zhou from 2015 to 2018. The remaining amount of RMB29.2 million (US$4.3 million) was settled as part of the interparty settlement.

Mr. Zhou

        From 2015 to 2018, we engaged in a series of transactions with Mr. Zhou in which we received loans and advanced funds from Mr. Zhou. We owed Mr. Zhou a total of RMB2.7 million (US$405,535), which was subsequently settled as part of the interparty settlement.

Lei Li

        In 2019, we provided RMB200,000 (US$29,133) in advanced funds to Mr. Li, who repaid such amount to us as of June 30, 2019.

Bank Loan Guarantees

        In order to secure financing from banks and other financial institutions for our payment of security deposits for portfolio collection and working capital, our shareholders and management provided personal guarantees for our bank loans. The following is a list of loans guaranteed by Mr. Tan, Ms. Zhou and Mr. Zhou for the years ended December 31, 2016, 2017, 2018 and the six months ended June 30, 2019:

  •
  A bank loan of RMB1.6 million that matured on January 27, 2016 was secured by a property owned by Ms. Zhou. This loan was repaid at the maturity date.

  •
  A bank loan of RMB1.6 million that matured on August 31, 2016 was secured by a property owned by Ms. Zhou, jointly and personally guaranteed by Mr. Tan and Ms. Zhou. This loan was repaid at the maturity date.

  •
  A bank loan of RMB38.0 million that matured on October 21, 2017 was secured by a property owned by Mr. Zhou. This loan was repaid at the maturity date.

  •
  A bank loan of RMB24.5 million (US$3.6 million) that matures on April 16, 2020 was personally guaranteed by Mr. Tan and Ms. Zhou.

  •
  A bank loan of RMB42.3 million (US$6.2 million) that matures on March 29, 2024 was personally guaranteed by Mr. Tan. We intend to repay the loan in accordance with the repayment schedule.

        We did not pay any fee to Mr. Tan, Ms. Zhou or Mr. Zhou for these loan guarantees.

        During the year ended December 31, 2016, we guaranteed a bank loan of RMB5.0 million that matured on May 9, 2016 for Yong Xiong Law Firm. The guarantee was released upon settlement of the loan by Yong Xiong Law Firm during the year ended December 31, 2016.

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2018 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

        Our authorized share capital is expected to be US$50,000 divided into (a) [50,000,000] ordinary shares of a par value of US$0.001 each.

        We will adopt our fourth amended and restated memorandum and articles of association, which will become effective immediately prior to completion of this offering and will replace our existing third amended and restated memorandum and articles of association in their entirety. Our post-offering fourth amended and restated memorandum and articles of association will provide that, upon the closing of this offering, our authorized share capital will be US$           divided into: (i)            ordinary shares of a nominal or par value of US$0.001 each, of which            should be designated as Class A ordinary shares, with a nominal or par value of US$0.001 each, and 1,500,000 should be designated as Class B ordinary shares, with a nominal or par value of US$0.001 each. All outstanding ordinary shares held, directly or indirectly, by YX Major Limited will be immediately and automatically re-designated as Class B ordinary shares on in accordance with the fourth amended and restated memorandum and articles of association and all outstanding ordinary and Series A preferred shares other than those held by YX Major Limited will be re-designated as Class A ordinary shares in accordance with the fourth amended and restated memorandum and articles of association immediately prior to the completion of this offering. Immediately upon the completion of this offering, we will have           Class A ordinary shares and 1,500,000 Class B ordinary shares outstanding, assuming the underwriters do not exercise their option to purchase additional ADSs. We will issue           Class A ordinary shares represented by our ADSs in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. All incentive shares, including options, restricted shares and restricted share units, regardless of grant dates, will entitle holders to an equivalent number of Class A ordinary shares once the vesting and exercising conditions are met. The following are summaries of material provisions of our post-offering fourth amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

        General.    All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our company will issue only non-negotiable shares, and will not issue bearer or negotiable shares.

        Register of Members.    Under Cayman Islands law, we must keep a register of members and there should be entered therein:

  •
  the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

  •
  the date on which the name of any person was entered on the register as a member; and

  •
  the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us to The Bank of New York Mellon (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name in the register of members.

        If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors (provided always that dividends may be declared and paid only out of funds legally available therefor, namely out of either profit, retained earnings or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business).

        Classes of Ordinary Shares.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares (and a further class of authorized but undesignated shares). Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares should carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends (subject to the ability of the board of directors, under our post-offering fourth amended and restated memorandum and articles of association, to determine that a dividend should be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and to settle all questions concerning such distribution (including fixing the value of such assets, determining that cash payment should be made to some shareholders in lieu of specific assets and vesting any such specific assets in trustees on such terms as the directors think fit)) and other capital distributions.

        Conversion.    Class B ordinary shares (i) may be converted into the same number of Class A ordinary shares by the holders thereof at any time; and (ii) will be converted automatically into the same number of Class A ordinary shares upon transfer by YX Major Limited. Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. However, upon any transfer of Class B ordinary shares by the holders thereof to Mr. Tan or to any entity that is ultimately controlled by Mr. Tan, such Class B ordinary shares will not be automatically converted into Class A ordinary shares. Further, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B ordinary shares to secure a holder's contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class B ordinary shares, in which case all the related Class B ordinary shares shall be automatically converted into the same number of Class A ordinary shares.

        Voting Rights.    Holders of Class A ordinary shares and Class B ordinary shares should, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share should be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share should be entitled to 10 votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

        Walkers (Hong Kong), our counsel as to Cayman Islands law, has advised that such voting structure is in compliance with current Cayman Islands law as in general terms, a company and its shareholders are free to provide in the articles of association for such rights as they consider appropriate, subject to such rights not being contrary to any provision of the Companies Law and not inconsistent with common law.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

        Transfer of Ordinary Shares.    Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        However, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which our company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of shares;

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  the instrument of transfer is properly stamped, if required;

  •
  a fee of such maximum sum as the New York Stock Exchange may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to the Company in respect thereof; and

  •
  in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

        If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares or, on a winding up, with the sanction of a special resolution of the Company and any other sanction required by the Companies Law), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis (subject to, on a winding up where the assets available for distribution amongst the shareholders of the Company should be more than sufficient to repay the whole of the share capital at the commencement of the winding up, a deduction from ordinary shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise). If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders proportionately. We are a "limited liability" company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our post-offering fourth amended and restated memorandum of association contains a declaration that the liability of our members is so limited.

        Calls on Ordinary Shares and Forfeiture of Ordinary shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares (together with any interests which may have accrued, or by the shareholders by special resolutions). The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Ordinary Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company's profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding other than shares held as treasury shares, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    If at any time, our share capital is divided into different classes of shares, all or any of the attached to any such class may (subject to any rights or restrictions for the time being attached to any class of share) only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with or subsequent to such existing class of shares or the redemption or purchase of any shares of any class by the Company. The rights of the holders of shares should not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

        General Meetings of Shareholders and Shareholder Proposals.    As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering fourth amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we should specify the meeting as such in the notices calling it, and the annual general meeting should be held at such time and place as may be determined by our directors.

        Shareholders' annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or our chairman. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders' meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of one or more shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering fourth amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than [one-third (1/3)] of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit of such requisition carry the right to vote at general meetings of the Company, to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering fourth amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        Inspection of Books and Records.    Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Changes in Capital.    Our shareholders may from time to time by ordinary resolution:

  •
  increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution should prescribe;

  •
  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

  •
  sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share should be the same as it was in case of the share from which the reduced share is derived; or

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

        Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

        Exempted Company.    We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

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  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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  an exempted company's register of members is not required to be open to inspection;

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  an exempted company does not have to hold an annual general meeting;

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  an exempted company may issue no par value shares;

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  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  an exempted company may register as an exempted limited duration company; and

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  an exempted company may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder's shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We intend to rely on the exemption available to foreign private issuers for the requirement that an audit committee be comprised of at least three members under New York Stock Exchange Rule 303A.07. We are not required to and will not voluntarily meet this requirement. Except as otherwise disclosed in this prospectus, we currently intend to comply with the New York Stock Exchange rules in lieu of following home country practice after the closing of this offering.

Differences in Corporate Law

        The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the comparable provisions of the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the court would likely to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

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  an act which is illegal or ultra vires;

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  an act which, although not ultra vires, could only be effected duly if authorized by a special or qualified majority vote that has not been obtained; and

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  an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering fourth amended and restated memorandum and articles of association provide that our directors and officers should be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with each of our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering fourth amended and restated memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Anti-Takeover Provisions in the Memorandum and Articles of Association.    Some provisions of our post-offering fourth amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Controlling Shareholder's Fiduciary Duties.    Under the laws of some jurisdictions in the United States, such as Delaware corporate law, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. Therefore, conduct that may give rise to an oppression claim in other jurisdictions may give rise to a breach of fiduciary duty claim in Delaware. On the contrary, a controlling shareholder does not owe any fiduciary duties to a company and its minority shareholders under Cayman Islands law. Protections available to shareholders of a Delaware company such as the right to inspect corporate records and the right to obtain copies of lists of shareholders of the company are generally not available for shareholders of a Cayman Islands exempted company. As a result, the ability of minority shareholders of a Cayman Islands company to protect their interest may be limited compared to that of shareholders of a Delaware company.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering fourth amended and restated memorandum and articles of association provides that, on the requisition of shareholders holding shares representing in aggregate not less than [one-third (1/3)] of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit of such requisition carry the right to vote at general meetings of the Company, the board should convene an extraordinary general meeting. However, our post-offering fourth amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our post-offering articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Appointment of Directors.    The board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors, appoint any person as a director, to fill a casual vacancy on the board of directors that is not a director appointed by YX Major Limited or as an addition to the existing board of directors. A vacancy on the board of directors created by the removal of a director who is not appointed by YX Major Limited may be filled by way of an ordinary resolution of the Company's shareholders or by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors.

        Each director whose term of office expires should be eligible for re-election at a meeting of the Company's shareholders or re-appointment by the board of directors.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering fourth amended and restated memorandum and articles of association, directors not appointed by YX Major Limited may be removed by ordinary resolution of our shareholders or pursuant to an existing written agreement between the director and the Company.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding Up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a super-majority voting requirement in connection with dissolutions initiated by the board.

        Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering articles of association, if our share capital is divided into more than one class of shares, we may only materially adversely vary the rights attached to any class (subject to any rights or restrictions for the time being attached to any class of share) with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law, our memorandum and articles of association may only be amended by special resolution of our shareholders.

        Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering fourth amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

        Directors' Power to Issue Shares.    Under our post-offering fourth amended and restated memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

        The following is a summary of our securities issuances in the past three years:

Ordinary shares

        As of the date of this prospectus, YX Major Limited, YX Minor Limited, YuXiong International Investment Ltd., and YX Management Holding Ltd. owns 1,500,000, 300,000, [1,500,000] and [4,640,000] ordinary shares of YX Asset Recovery Limited.

Preferred Shares

        At the closing of the Zhong Ping Transactions in March 2019, Zhong Ping Vehicle acquired 2,000,000 Series A preferred shares from Mr. Tan.

        At the closing of the Lugu Transaction in March 2019, Lugu acquired 60,000 Series A preferred shares from YX Management Holding Ltd.

        At the closing of the Rainflower Transaction in August 2019, Rainflower acquired 100 Series B preferred shares from YX Asset Recovery Limited.

        At the closing of the EP Next China Transaction in August 2019, EP Next China acquired 50 Series C preferred shares from YX Asset Recovery Limited.

        [As of the date of this prospectus, (i) Zhong Ping Vehicle and Lugu own 2,060,000 Series A preferred shares, (ii) Rainflower owns 100 Series B preferred shares, and (iii) EP Next China owns 50 Series C preferred shares.]

Option and Restricted Share Unit Grant

        We expect to grant options to purchase our ordinary shares and restricted share units to certain of our employees under our 2020 Plan, for their past and future services. See "Management—Equity Incentive Plan."

Series A, Series B and Series C Preferential Rights

Series A Shareholders Agreement

        At the closing of the Zhong Ping Transactions and the Lugu Transaction in March 2019, we entered into a shareholders agreement with all of our then-current shareholders. Under such shareholders agreement, our board of directors consisted of three directors. Zhong Ping Vehicle was entitled to appoint and remove one director, who was initially Mr. Kaiguo Wang.

The holders of a majority of the outstanding ordinary shares, voting together as a single class, were entitled to appoint two directors. This shareholders agreement will terminate upon consummation of this offering other than provisions with respect to registration rights.

        The shareholders agreement also provided for certain preferential rights, including right of first offer, tag-along rights and preemptive rights. Except for the registration rights, all the preferential rights, as well as the provisions that govern the board of directors, will automatically terminate upon the completion of this offering.

        Pursuant to this shareholders agreement, we granted certain registration rights to our then-current shareholders. Set forth below is a description of the registration rights granted under the agreement.

        Demand Registration Rights.    The holders of the Series A preferred shares have the right to demand that we file a registration statement covering the registration of any registrable securities of such holders. We are not obligated to process more than two demand registrations initiated by the holders of the Series A preferred shares, other than demand registration to be effected pursuant to registration statement on Form F-3, for which an unlimited number of demand registrations should be permitted.

        Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the number of registrable securities of the same class or series as those proposed to be registered. If the underwriters advise in writing that market factors require a limitation of the number of registrable securities to be underwritten, the underwriters may decide to exclude (i) all of the registrable securities in our initial public offering, or (ii) up to 75% of the registrable securities and the number of the registrable securities will be allocated among the holders on a pro rata basis according to the number of registrable securities then outstanding held by each holder requesting registration, provided that all other equity securities are first excluded (except for securities sold for the account of our company).

        Form F-3 Registration Rights.    The holders of the Series A preferred shares have the right to request us in writing to file an unlimited number of registration statements on Form F-3.

        Expenses of Registration.    We bear all registration expenses, other than underwriting discounts and selling commissions incurred in connection with any demand or F-3 registration.

Series B and Series C Preferential Rights

        Conversion Options.    The holders of Series B preferred shares and Series C preferred shares may at any time (a) prior to the initial public offering, or the IPO, convert all or part of their outstanding preferred shares into Class A ordinary shares; (b) upon or after an IPO but prior to the 180th day after the effective date of the registration statement, or the Post-IPO Option Date, convert all or part of their outstanding preferred shares into Class A ordinary shares; or (c) no later than five business days following the Post-IPO Option Date, convert all of their outstanding preferred shares to Class A ordinary shares pursuant to the second paragraph under "Automatic Conversions" below. The conversion rights are subject to certain conditions as described below.

        Automatic Conversions.    If preferred shares of Series B or Series C, as the case may be, remain outstanding at the Post-IPO Option Date, and all of the following conditions are satisfied: (i) both the Average Stock Price and Consecutive Stock Price reach 130% of the relevant Conversion Price then in effect; (ii) the total equity valuation of the Company is no less than US$500 million; and (iii) the conversion of the preferred shares will not result in the total post-conversion shareholding percentage of such preferred shareholder exceeding 11.25% of the Company's pre-IPO total equity, with respect to Series B preferred shareholder, or 3.75% of the Company's pre-IPO total equity, with respect to Series C preferred shareholder, then all of the outstanding preferred shares of that series shall automatically be converted into Class A ordinary shares at the Conversion Price then in effect.

        If the conditions above are not satisfied on the Post-IPO Option Date, then the Series B and Series C preferred share holders may either request the Company to convert all of its outstanding preferred shares at the relevant Conversion Price then in effect, or request the Company to redeem (at the price set forth in "—Redemption Rights") all of its outstanding preferred shares within five business days.

        If a preferred shareholder does not exercise its option to convert its preferred shares mentioned under "Conversion Options" within five business days following the Post-IPO Option Date, then all of the outstanding preferred shares for the applicable series shall automatically be converted into Class A ordinary shares at the relevant Conversion Price then in effect.

        Average Stock Price means the average closing price at which the stock of the Company trades upon the closing of the stock exchange for 20 consecutive trading days prior to the Post-IPO Option Date (including the Post-IPO Option Date).

        Consecutive Stock Price means each closing price at which the stock of the Company trades upon the closing of the stock exchange for the last five consecutive trading days prior to the Post-IPO Option Date (including the Post-IPO Option Date).

        Conversion Price.    Series B preferred shares and Series C preferred shares are converted into Class A ordinary shares by dividing the original purchase price for such preferred share by the then-effective Conversion Price for such preferred share. The original purchase price was US$15 million and US$5 million for the Series B preferred shares and Series C preferred shares, respectively. The Conversion Price is equal to a price determined by dividing the applicable Pre-Money Valuation by 10,000,000. The Pre-Money Valuation equals the lower of US$385 million and 15 times our 2019 Audited Net Earnings.

        If our 2019 Audited Net Earnings are not available when the Series B preferred shareholder or the Series C preferred shareholder exercises their respective conversion rights prior to the IPO, then the Series B preferred shareholder and the Series C preferred shareholder may exercise the conversion option based on the Pre-Money Valuation of US$385 million. Once our 2019 Audited Net Earnings become available after the conversion and the Pre-Money Valuation is less than US$327.25 million, our shareholders immediately prior to the subscription of Series B preferred shares by Series B preferred shareholder shall transfer, on a pro rata basis, to the Series B preferred shareholder or the Series C preferred shareholder a number of additional Class A ordinary shares, or the Compensation Shares, such that the total number of converted Class A ordinary shares would be equivalent to the number of Class A ordinary shares convertible had the Conversion Price been calculated based on the Pre-Money Valuation of 15 times our 2019 Audited Net Earnings. In the event that the such shareholders of the Company fail to transfer all or part of the Compensation Shares to the Series B preferred shareholder or the Series C preferred shareholder, Mr. Tan shall transfer the shortfall of the Compensation Shares to the Series B preferred shareholder or the Series C preferred shareholder.

        If the Series B preferred shareholder or the Series C preferred shareholder exercises conversion options upon or after the IPO or with respect to an automatic conversion, the then-effective Conversion Price shall be determined based on the Pre-Money Valuation of US$385 million, if the 2019 Audited Net Earnings are not available upon conversion.

        Notwithstanding the foregoing, in no event will the total post-conversion shareholding percentage of the Series B preferred shareholder exceed 11.25% of the Company's pre-IPO total equity on a fully-diluted and as-converted basis; and in no event will the total post-conversion shareholding percentage of the Series C preferred shareholder exceed 3.75% of the Company's pre-IPO total equity on a fully-diluted and as-converted basis.

        Audited Net Earnings.    The audited consolidated net earnings of the company of a fiscal year (adjusted for any one-off and extraordinary items and excluding employee benefit plan related costs) shown on the audited consolidated financial statements of the company.

        Dividend Rights.    We will not be required to pay any dividends to the Series B preferred shareholder or the Series C preferred shareholder in a fiscal year as long as we have not paid any dividends to the ordinary shareholders. If any dividends are paid to the ordinary shareholders, then the Series B preferred shareholder and the Series C preferred shareholder will also receive a dividend on each of their outstanding preferred share in an amount equal to the product of (A) the dividend payable on each ordinary share; multiplied by (B) the number of Class A ordinary shares convertible from such preferred share. The aforementioned dividend rights enjoyed by the Series B preferred shareholder and the Series C preferred shareholder will survive the initial public offering, or the IPO, if any of their preferred shares remain outstanding after the IPO.

        Redemption Rights.    Upon the occurrence of certain redemption events, each of the Series B preferred shareholder or the Series C preferred shareholder may at its option request that we redeem all of the outstanding preferred shares held by it at an aggregate redemption price that provides such preferred shareholder 12.5% internal rate of return, or IRR, on the original purchase price for the outstanding preferred shares to be redeemed for the period during which such outstanding preferred shares remain outstanding (for the avoidance of doubt, any dividend paid will be included in the calculation of the redemption price).

        The redemption events include: (i) Mr. Tan's and/or our non-conformity with the Undertakings and Covenants (as defined in the Series B Preferred Shares Purchase Agreement and Series C Preferred Shares Purchase Agreement, as the case may be) and the Series B preferred shareholder or the Series C preferred shareholder does not waive such non-conformity; (ii) our failure to enable the deposit of any and all of the Class A ordinary shares converted from the preferred shares held by the Series B preferred shareholder or the Series C preferred shareholder with the depositary for the issuance of American depositary shares; (iii) any dividend distribution that will cause the total amount of dividends paid to the ordinary shareholders in a fiscal year to exceed 60% of our Audited Net Earnings of such fiscal year, and the Series B preferred shareholder or the Series C preferred shareholder does not consent to such dividend distribution; (iv) our failure to enter into a registration rights agreement with the Series B preferred shareholder or the Series C preferred shareholder prior to the IPO or with respect to the redemption right of Series B preferred shareholder our breach of the covenant that Series B preferred shareholder has the right to cause us to use best efforts to effect the registration of Class A ordinary shares converted from the preferred shares held by the Series B preferred shareholder; (v) the failure to satisfy the conditions described in the Automatic Conversions; (vi) the provision of any guarantee (by any of the Guarantors as defined in the Series B and Series C Preferred Shares Purchase Agreement) that would not be subordinate to the guaranteed obligations owed to the Series B preferred shareholder or the Series C preferred shareholder (as the case may be) prior to the IPO, and the Series B preferred shareholder or the Series C preferred shareholder (as the case may be) does not consent to such further guarantees; or (vii) with respect to the redemption right of Series B preferred shareholder, if the Pre-Money Valuation as determined in "Conversion Price" above results in the total post-conversion shareholding percentage of the Series B preferred shareholder exceeding 11.25% of the Company's pre-IPO total equity on a fully-diluted and as-converted basis and with respect to the redemption right of Series C preferred shareholder, if the Pre-Money Valuation as determined in "Conversion Price" above results in the total post-conversion shareholding percentage of the Series C preferred shareholder exceeding 3.75% of the Company's pre-IPO total equity on a fully-diluted and as-converted basis.

        The Series B preferred shareholder and the Series C preferred shareholder's redemption rights relating to their preferred shares under (ii), (iv) above shall survive the IPO until the applicable Mandatory Redemption Date; and redemptions rights under (v) and (vii) above shall survive the IPO until five business days following the Post-IPO Option Date. On the other hand, the Series B preferred shareholder and the Series C preferred shareholder's redemption rights relating to their preferred shares under (i) (other than the redemption right triggered by the Undertakings and Covenants that are covered in (ii) above), (iii) and (vi) above shall terminate upon the consummation of the IPO even if any preferred shares remain outstanding after the IPO, save that such redemption rights shall not terminate in the event of fraud or material misrepresentations on the part of us and/or Mr. Tan in connection with the redemption rights. In the event we fail to pay the redemption price on a timely basis, we will be liable for 10% per annum compounded monthly on all outstanding amounts due from the date such payment becomes due and payable until repayment in full.

        In addition, if until the second anniversary of the closing of the Rainflower Transaction or the EP Next China Transaction, or the Mandatory Redemption Date as applicable to the Series B preferred shareholder or the Series C preferred shareholder, any of the Series B or Series C preferred shares remain outstanding, we shall redeem all of the outstanding Series B held by the Series B preferred shareholder or all of the outstanding Series C preferred shares held by the Series C preferred shareholder, as applicable, at an aggregate redemption price that provides the Series B preferred shareholder or the Series C preferred shareholder with 12.5% IRR on the original purchase price for the outstanding preferred shares to be redeemed for the period during which such outstanding preferred shares remain outstanding (for the avoidance of doubt, any dividend paid will be included in the calculation of the redemption price).

        Redemption Option of the Company.    We may at our discretion redeem up to 50% of the outstanding Series B or Series C preferred shares, as the case may be, prior to the applicable Mandatory Redemption Date, at an aggregate redemption price that provides the Series B preferred shareholder or the Series C preferred shareholder with the higher of (i) a net cash return of US$2 million with respect to the Series B preferred shareholder or US$667,000 with respect to the Series C preferred shareholder and (ii) 12.5% IRR on the original purchase price for the outstanding preferred shares to be redeemed for the period during which such outstanding preferred shares remain outstanding (for the avoidance of doubt, any dividend paid will be included in the calculation of the redemption price).

        Registration Rights.    On September 27, 2019, we entered into a registration rights agreement with holders of Series C preferred shares. On October 23, 2019, we entered into a registration rights agreement with holders of Series B preferred shares. Set forth below is a description of the registration rights granted under the two registration rights agreements.

        Demand Registration Rights.    The holders of the Series B preferred shares and the Series C preferred shares have the right to demand that we file a registration statement covering the registration of any registrable securities of such holders. We are not obligated to process more than five demand registrations initiated by the holders of the Series B preferred shares, and two demand registrations initiated by the holders of the Series C preferred shares.

        Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the number of registrable securities of the same class or series as those proposed to be registered. If the underwriters advise in writing that market factors require a limitation of the number of registrable securities to be underwritten, the underwriters may decide to exclude (i) all of the registrable securities in our initial public offering, or (ii) up to 75% of the registrable securities and the number of the registrable securities will be allocated among the holders on a pro rata basis according to the number of registrable securities then outstanding held by each holder requesting registration, provided that all other equity securities are first excluded (except for securities sold for the account of our company).

        Form F-3 Registration Rights.    The holders of the Series B preferred shares have the right to request us in writing to file no more than five registration statements on Form F-3; the holders of the Series C preferred shares have the right to request us in writing to file no more than two registration statements on Form F-3.

        Expenses of Registration.    We bear all registration expenses, other than underwriting discounts and selling commissions incurred in connection with any demand or F-3 registration (except that after we have effected three demand registrations for a holder of Series B preferred shares, such holder should bear the expense of any further demand registration).

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent           shares (or a right to receive           shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary's office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in "Where You Can Find More Information."

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

        Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation". The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

        Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

        Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

        Other Distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

        Except by instructing the depositary as described above, you won't be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least [45] days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay :	For :
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

        The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

        The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

        If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

        If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

        If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

        If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

  •
  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

  •
  we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

  •
  we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

  •
  the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

  •
  we appear to be insolvent or enter insolvency proceedings;

  •
  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

  •
  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

  •
  there has been a replacement of deposited securities.

        If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

        After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

  •
  are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

  •
  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

  •
  the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.
        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

        The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

        You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary's compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Arbitration Provision

        The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the International Arbitration Rules of the American Arbitration Association, including any securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering,             ADSs will be outstanding, representing             Class A ordinary shares or, approximately         % of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our Class A ordinary shares or the ADSs, and while application has been made for the ADSs to be listed on the New York Stock Exchange, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

        We, our directors, executive officers and our existing shareholders have agreed, subject to specified exceptions, not to directly or indirectly during the period ending 180 days after the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ADSs or any securities that are substantial similar to ADSs. Furthermore, our directors, executive officers and our existing shareholders have also agreed, subject to specified exceptions, not to (i) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (ii) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (iii) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

        The underwriters may, in their sole discretion and at any time or from time to time before the termination of the lock-up period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ADSs prior to the expiration of the lock-up period.

        In addition, through a letter agreement, we will instruct The Bank of New York Mellon, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we consent to such deposit or issuance, and not to provide consent without the prior written consent of [    •    ]. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying Class A ordinary shares.

Rule 144

        All of our ordinary shares outstanding prior to this offering are "restricted shares" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

        Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

  •
  1% of the then outstanding Class A ordinary shares, in the form of ADSs or otherwise, which will equal approximately              Class A ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

  •
  the average weekly trading volume of our Class A ordinary shares in the form of ADSs or otherwise, on the New York Stock Exchange, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

        Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

        Assuming there is no change to our register of members between the date of this prospectus and the expiration of the lock-up agreements (other than to give effect to this offering), we expect that as of the date of expiration of the lock-up agreements,             Class A ordinary shares and             Class B ordinary shares will be available for sale under Rule 144 by our current affiliates (subject to volume and manner of sale limitations under Rule 144) and             Class A ordinary shares will be available for sale under Rule 144 by our current non-affiliates.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

        Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—History of Securities Issuance—Shareholders Agreement."

 TAXATION

        The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in ADSs or Class A ordinary shares, such as the tax consequences under U.S. state, local and other tax law s or under the tax laws of jurisdictions other than Cayman Islands, PRC and the United States.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ADSs or Class A ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

        The Enterprise Income Tax Law provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC is treated as a PRC resident enterprise for PRC tax purposes and consequently subject to the PRC income tax at the rate of 25% on its global income. The implementation rules of the Enterprise Income Tax Law define the term of the "de facto management body" as an "organizational body which effectively manages and controls the production and business operation, personnel, an accounting, properties and other aspects of operations of an enterprise."

        PRC income tax at the rate of 10% will apply to payments of dividends we make to investors that are "non-resident enterprises" of the PRC, if such investors do not have an establishment or place of business in the PRC, or if they have such establishment or place of business in the PRC but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are deemed to be sourced within the PRC.

        Furthermore, any gain realized on the transfer of our ADSs or Class A ordinary shares by such investors would also be subject to PRC income tax at 10% if such gain is regarded as income derived from sources within the PRC.

        Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider the dividends we pay with respect to our shares or ADSs and the gains realized from the transfer of our shares or ADSs to be income derived from sources within the PRC, such dividends and gains earned by non-resident individuals would be subject to the 20% PRC individual income tax.

        These rates could be reduced by applicable tax treaties or similar arrangements between China and the jurisdiction of the investor. For example, for investors in Hong Kong, the tax rate could be reduced to 7% for interest payments and 5% for dividends if available under the tax treaty between PRC and Hong Kong. However, it is unclear whether non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

        See "Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

U.S. Federal Income Tax Considerations

        The following discussion is a summary of U.S. federal income tax considerations under present law of the ownership and disposition of the ADSs or Class A ordinary shares. This summary applies only to investors that are U.S. Holders (as defined below) and that hold the ADSs or Class A ordinary shares as capital assets (generally, property held for investment). This discussion is based on the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed Treasury regulations thereunder, pertinent judicial decisions, interpretive rulings of the Internal Revenue Services, or IRS, and such other authorities as we have considered relevant. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax considerations described below.

        The following discussion does not deal with all the tax considerations to any particular investor or to persons in special tax situations such as:

  •
  banks;

  •
  financial institutions;

  •
  insurance companies;

  •
  broker dealers;

  •
  persons that elect to mark their securities to market;

  •
  persons required to conform the timing of income accruals with respect to the ADSs or Class A ordinary shares to their financial statements;

  •
  tax-exempt entities;

  •
  persons liable for the alternative minimum tax;

  •
  regulated investment companies;

  •
  certain expatriates or former long-term residents of the United States;

  •
  governments or agencies or instrumentalities thereof;

  •
  persons holding an ADS or Class A ordinary share as part of a straddle, hedging, conversion or integrated transaction;

  •
  persons that actually or constructively own ADSs or Class A ordinary shares representing 10% or more of our voting power or value;

  •
  persons whose functional currency is other than the U.S. dollar; or

  •
  persons who acquired ADSs or Class A ordinary shares pursuant to the exercise of any employee share option or otherwise as consideration.

U.S. Holders are urged to consult their tax advisors about the application of the U.S. federal tax rules to their particular circumstances as well as the state, local and foreign tax consequences to them of the ownership and disposition of ADSs or Class A ordinary shares.

        The discussion below of the U.S. federal income tax considerations will apply if you are a "U.S. Holder." You are a "U.S. Holder" if you are the beneficial owner of ADSs or Class A ordinary shares and you are, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity subject to tax as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        This discussion does not consider the tax treatment of partnerships or other pass-through entities that hold the ADSs or Class A ordinary shares, or of persons who hold the ADSs or Class A ordinary shares through such partnerships or entities. If a partnership (or other arrangement or entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the ADSs or Class A ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

        The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you will be treated as the holder of the underlying Class A ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will not be subject to U.S. federal income tax.

        This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or the Medicare tax on net investment income. We have not sought, and will not seek, a ruling from the IRS, or an opinion as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

Taxation of Dividends or Other Distribution on the ADSs or Class A Ordinary Shares

        Subject to the passive foreign investment company rules discussed below, the gross amount of all our distributions to you with respect to the ADSs or Class A ordinary shares will be included in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (computed under U.S. federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution paid will generally be treated as a "dividend" for U.S. federal income tax purposes. Dividends paid by us will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations.

        With respect to individuals and other non-corporate U.S. Holders, dividends may be taxed at the lower applicable capital gains rate provided that (i) the ADSs or Class A ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefit of the income tax treaty between the United States and the PRC, or treaty (ii) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or for the preceding taxable year, (iii) certain holding period requirements are met and (iv) such non-corporate U.S. Holders are not under an obligation to make related payments with respect to positions in substantially similar or related property. For this purpose, ADSs listed on the New York Stock Exchange will generally be considered to be readily tradable on an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradable on an established securities market in later years. Since we do not expect that our Class A ordinary shares will be listed on an established securities market in the United States, we do not believe that dividends that we pay on our Class A ordinary shares that are not represented by ADSs currently meet the conditions required for these reduced tax rates. In the event that we are deemed to be a PRC resident enterprise under PRC tax law, you may be subject to PRC withholding taxes on dividends paid on our ADSs or Class A ordinary shares. If we are deemed to be a PRC resident enterprise, we may, however, be eligible for the benefits of the treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by our ADSs, would be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares.

        Dividend income will include any PRC tax withheld from distributions. For U.S. foreign tax credit purposes, dividends paid on the ADSs or Class A ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. If PRC taxes apply to dividends paid to you with respect to the ADSs or Class A ordinary shares, you may be able to obtain a reduced rate of PRC taxes under the treaty if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the treaty generally will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. If you do not elect to claim a foreign tax credit, you may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which you elect to do so for all creditable foreign income taxes. You should consult your tax advisor regarding the creditability of any PRC tax.

Sale or Other Disposition of the ADSs or Class A Ordinary Shares

        Subject to the passive foreign investment company rules discussed below, you will recognize gain or loss on any sale, exchange or other taxable disposition of an ADS or Class A ordinary share equal to the difference between the amount realized for the ADS or Class A ordinary share and your tax basis in the ADS or Class A ordinary share. The gain or loss generally will be capital gain or loss. If you are an individual or other non-corporate U.S. Holder who has held the ADS or Class A ordinary share for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC "resident enterprise" under PRC tax law, we may be eligible for the benefits of the treaty. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or Class A ordinary shares, a U.S. Holder that is eligible for the benefits of the treaty may elect to treat such gain as PRC source income. You should consult your tax advisors regarding the creditability of any PRC tax.

Passive Foreign Investment Company Considerations

        A non-U.S. corporation, such as our company, is considered a passive foreign investment company, or PFIC, for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the shares. Although the law in this regard is not entirely clear, we treat our VIE as being owned by us for U.S. federal income tax purposes because we exercise effective control over them and we are entitled to substantially all of their economic benefits and, as a result, we consolidate their results of operations in our consolidated financial statement. If it were determined, however, that we are not the owner of our VIE for U.S. federal income tax purposes, we would likely be treated as a PFIC for our taxable year ended December 31, 2018 and for subsequent taxable years.

        Assuming we are the owner of our VIE in the PRC for U.S. federal income tax purposes, based on our current and expected income and assets and projections of the value of our ADSs following this offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, given the lack of authority and the highly factual nature of the analysis, no assurance can be given. The determination as to whether we are a PFIC must be made annually after the end of each taxable year, and consequently, our PFIC status may change. While we do not anticipate becoming a PFIC, changes in the nature of our income or assets or the value of our ADSs and Class A ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year. In particular, because the total value of our assets for purposes of the asset test may be calculated using the market price of the ADSs, our PFIC status may depend in large part on the market price of the ADSs, which may fluctuate considerably. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we are a PFIC for any year during which you hold the ADSs or Class A ordinary shares, we will generally continue to be treated as a PFIC for all succeeding years during which you hold such ADSs or Class A ordinary shares. However, if we cease to be a PFIC, provided that you have not made a mark-to-market election, as described below, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the ADSs or Class A ordinary shares, as applicable.

        If we are a PFIC for any taxable year during which you hold ADSs or Class A ordinary shares, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or Class A ordinary shares, unless you make a mark-to-market election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:

  •
  the excess distribution or gain would be allocated ratably over your holding period for the ADSs or Class A ordinary shares;

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, would be treated as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

        The tax liability for amounts allocated to years prior to the year of disposition or "excess distribution" cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or Class A ordinary shares cannot be treated as capital, even if you hold the ADSs or Class A ordinary shares as capital assets.

        Alternatively, a U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. The mark-to-market election is available only for "marketable stock," which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or "regularly traded," on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that the ADSs will continue to be listed on the New York Stock Exchange which is a qualified exchange for these purposes. Consequently, assuming that the ADSs are regularly traded, if you are a holder of ADSs, it is expected that the mark-to-market election would be available to you were we to become a PFIC. However, a mark-to-market election may not be made with respect to our Class A ordinary shares as they are not marketable stock. If you make a valid mark-to-market election for the ADSs, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. Such deductions, however, are allowable only to the extent of any net mark-to-market gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. If you make such a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the lower applicable capital gains rate would not apply).

        Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the general PFIC rules described above with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest of a PFIC for United States federal income tax purposes.

        Alternatively, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ADSs and Class A ordinary shares by making a timely "qualified electing fund,"

or QEF, election. To comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Because we do not intend to provide such information, however, such election will not be available to you with respect to the ADSs or Class A ordinary shares.

        If you hold ADSs or Class A ordinary shares in any year in which we are a PFIC, you generally will be required to file an annual information report containing such information as the U.S. Treasury may require.

        You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or Class A ordinary shares.

Information Reporting and Backup Withholding

        Certain U.S. Holders may be required to report information to the IRS with respect to the beneficial ownership of our ADSs or Class A ordinary shares. These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

        In addition, U.S. Holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ADSs or Class A ordinary shares, unless such U.S. holders are exempt recipients. A backup withholding tax may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

        You are advised to consult with your tax advisor regarding the application of the U.S. information reporting rules to your particular circumstances.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement, dated                           , 2019, between us[, the selling shareholders] and the underwriters named below, for whom Deutsche Bank Securities Inc., CMB International Capital Limited, Raymond James & Associates, Inc. and AMTD Global Markets Limited are acting as joint book-running managers of the offering, and Deutsche Bank Securities Inc. and Raymond James & Associates, Inc. are acting as the representatives of the underwriters, we [and the selling shareholders] have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us [and the selling shareholders], the respective number of ADSs shown opposite its name below:

Underwriters	Number of ADSs
Deutsche Bank Securities Inc.	[•]
CMB International Capital Limited	[•]
Raymond James & Associates, Inc.	[•]
AMTD Global Markets Limited	[•]
SunTrust Robinson Humphrey, Inc.	[•]
China Everbright Securities (HK) Limited	[•]
Wedbush Securities Inc.	[•]
Prime Number Capital, LLC	[•]
Fortune (HK) Securities Limited	[•]

Total	[•]

        [The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the underwriters will purchase all of the ADSs if any of them are purchased. We [and the selling shareholders] have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ADSs as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ADSs, that you will be able to sell any of the ADSs held by you at a particular time or that the prices that you receive when you sell will be favorable.

        The underwriters are offering the ADSs subject to their acceptance of the ADSs from us [and the selling shareholders] and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority and expect sales to accounts over which they have discretionary authority to exceed             % of the ADSs being offered.]

        Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. CMB International Capital Limited is not a broker-dealer registered with the SEC and may not make sales in the United States or to U.S. persons. CMB International Capital Limited has agreed that it does not intend to and will not offer or sell any of the ADSs in the United States or to any U.S. persons in connection with this offering. AMTD Global Markets Limited is not a broker-dealer registered with the SEC and does not intend to make any offers or sales of the ADSs within the United States or to any U.S. persons. China Everbright Securities (HK) Limited is not a broker-dealer registered with the SEC and does not intend to make any offers or sales of the ADSs within the United States or to any U.S. persons. Fortune (HK) Securities Limited is not a broker-dealer registered with the SEC and does not intend to make any offers or sales of the ADSs within the United States or to any U.S. persons.

        The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, New York 10005, United States. The address of CMB International Capital Limited is 45/F, Champion Tower, 3 Garden Road, Central, Hong Kong. The address of Raymond James & Associates, Inc. is 880 Carillon Parkway, St. Petersburg, FL 33716. The address of AMTD Global Markets Limited is 23/F-25/F Nexxus Building, 41 Connaught Road Central, Hong Kong. The address of SunTrust Robinson Humphrey, Inc. is 3333 Peachtree Rd. NE, Atlanta, GA 30326. The address of China Everbright Securities (HK) Limited is 24/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong. The address of Wedbush Securities Inc. is 1000 Wilshire Blvd., Suite 900, Los Angeles, CA 90017. The address of Prime Number Capital is 14 Myrtle Drive, Great Neck, NY 11021. The address of Fortune (HK) Securities Limited is 43/F, COSCO Tower, 183 Queen's Road Central, Hong Kong.

Commission and Expenses

        The underwriters have advised us that they propose to offer the ADSs to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of US$             per ADS. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of US$             per ADS to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

        The following table shows the public offering price, the underwriting discounts and commissions that we [and the selling shareholders] are to pay the underwriters and the proceeds, before expenses, to us [and the selling shareholders] in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

	Per ADS				Total
	Without Exercise of Option to Purchase Additional ADSs		With Full Exercise of Option to Purchase Additional ADSs		Without Exercise of Option to Purchase Additional ADSs		With Full Exercise of Option to Purchase Additional ADSs
Public offering price	US$	[•]	US$	[•]	US$	[•]	US$	[•]
Underwriting discounts and commissions paid by us	US$	[•]	US$	[•]	US$	[•]	US$	[•]
Proceeds to us, before expenses	US$	[•]	US$	[•]	US$	[•]	US$	[•]
[Underwriting discounts and commissions paid by the selling shareholders]	US$	[•]	US$	[•]	US$	[•]	US$	[•]

	Per ADS				Total
	Without Exercise of Option to Purchase Additional ADSs		With Full Exercise of Option to Purchase Additional ADSs		Without Exercise of Option to Purchase Additional ADSs		With Full Exercise of Option to Purchase Additional ADSs
[Proceeds to the selling shareholders, before expenses]	US$	[•]	US$	[•]	US$	[•]	US$	[•]

        We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$             . [We estimate expenses payable by the selling shareholders in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$             .] We have also agreed to reimburse the underwriters for certain expenses in connection with this offering in an aggregate amount not exceeding US$             . Such reimbursements are deemed underwriting compensation by the Financial Industry Regulatory Authority, Inc.

Determination of Offering Price

        Prior to this offering, there has not been a public market for our ADSs. Consequently, the initial public offering price for our ADSs will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

        We offer no assurances that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to the offering or that an active trading market for the ADSs will develop and continue after the offering.

Listing

        We intend to apply to have our ADSs listed on the New York Stock Exchange under the trading symbol "             ".

Stamp Taxes

        If you purchase ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional ADSs

        We [and the selling shareholders] have granted to the underwriters an option, exercisable for [30] days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of             ADSs from us [and the selling shareholders] at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If             exercises this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ADSs proportionate to that underwriter's initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

        [We, our officers, directors and existing shareholders have agreed, subject to specified exceptions, not to directly or indirectly:

  •
  sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended,

  •
  otherwise dispose of any shares of common stock, options or warrants to acquire ordinary shares or ADSs, or securities exchangeable or exercisable for or convertible into ordinary shares or ADSs currently or hereafter owned either of record or beneficially, or

  •
  publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of             .

                     may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ADSs or ordinary shares prior to the expiration of the lock-up period.]

Stabilization

        The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ADSs at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

        "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our ADSs in this offering. The underwriters may close out any covered short position by either exercising its option to purchase additional ADSs or purchasing our ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional ADSs.

        "Naked" short sales are sales in excess of the option to purchase additional ADSs. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

        A stabilizing bid is a bid for the purchase of ADSs on behalf of the underwriters for the purpose of fixing or maintaining the price of the ADSs. A syndicate covering transaction is the bid for or the purchase of ADSs on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ADSs originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

        [None of us, the selling shareholders or / Neither us nor] any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ADSs offered hereby. Any such short positions could adversely affect future trading prices of the ADSs offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Cayman Islands

        This prospectus does not constitute a public offer of the ADSs, whether by way of sale or subscription, in the Cayman Islands. The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the Dubai International Financial Centre, or the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs should require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer ADSs to the public" in relation to the ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe to the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Hong Kong

        No ADSs have been offered or sold, and no ADSs may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made under that Ordinance; or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong ("CO") or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the ADSs has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under that Ordinance.

        This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the ADSs may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the ADSs will be required, and is deemed by the acquisition of the ADSs, to confirm that he is aware of the restriction on offers of the ADSs described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any ADSs in circumstances that contravene any such restrictions.

Israel

        This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the ADSs is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of the same and agree to it.

Kuwait

        Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of

Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

People's Republic of China

        This prospectus may not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar

        In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and should in no way be construed as a general offer for the sale of ADSs to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying ADSs have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus should only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and should be at the liability of such recipient.

Saudi Arabia

        This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the ADSs offered hereby should conduct their own due diligence on the accuracy of the information relating to the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

        This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust should not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

  (i)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (ii)
  where no consideration is or will be given for the transfer;

  (iii)
  where the transfer is by operation of law;

  (iv)
  as specified in Section 276(7) of the SFA; or

  (v)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

South Korea

        The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Switzerland

        The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Taiwan

        The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

        The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of ADSs in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out above.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a "relevant person").

        This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

 EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority or FINRA, filing fee, and the New York Stock Exchange entry and listing fee, all amounts are estimates.

SEC Registration Fee	$
FINRA Filing Fee
New York Stock Exchange Entry and Listing Fee
Printing Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	$

 LEGAL MATTERS

        The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Paul Hastings LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Hogan Lovells. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Walkers. Legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm and for the underwriters by Global Law Office. Paul Hastings LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law. Hogan Lovells may rely upon Global Law Office with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements of YX Asset Recovery Limited, or YX Asset, as of December 31, 2017 and 2018 and for each of the years in the three-year period ended December 31, 2018 have been included herein and in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report with respect to the consolidated financial statements of YX Asset as of December 31, 2017 and 2018 and for each of the years in the three-year period ended December 31, 2018 contains an explanatory paragraph that states that YX Asset completed a reorganization through which it became the primary beneficiary of Hunan Yong Xiong Asset Management Group Co., Ltd. on November 8, 2018.

        The office of KPMG Huazhen LLP is located at 21st Floor, CTF Finance Centre, 6 Zhujiang East Road, Zhujiang New Town, Tianhe District, Guangzhou, China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits, under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

        The agreements included as exhibits to the registration statement on Form F-1 contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

        As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders.

YX ASSET RECOVERY LIMITED

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
YX Asset Recovery Limited:

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated balance sheets of YX Asset Recovery Limited ("YX Asset") and subsidiaries (the "Company") as of December 31, 2017 and 2018, the related consolidated statements of income, changes in shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis of Presentation

        As discussed in Note 1(b) to the consolidated financial statements, on November 8, 2018, YX Asset completed a reorganization through which it became the primary beneficiary of Hunan Yong Xiong Asset Management Group Co., Ltd. ("Yong Xiong Group"). The reorganization has been accounted for financial reporting purposes in a manner similar to a pooling-of-interests since Hunan Yong Xiong and YX Asset were under common control. The accompanying consolidated financial statements represent the continuation of the consolidated financial statements of Yong Xiong Group except for its capital structure, which reflects the capital structure of YX Asset.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company's auditor since 2018.

Guangzhou, China
September 5, 2019

YX ASSET RECOVERY LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands of RMB, except share data and per share data)

			As of December 31,
	Note		2017	2018
			RMB	RMB
ASSETS
Current assets
Cash			44,830	61,806
Accounts receivable	12	(b)	105,110	250,591
Contract assets	12	(b)	23,059	3,725
Amounts due from related parties	16		117,594	14
Prepaid expenses and other current assets	4		73,717	15,037

Total current assets			364,310	331,173

Property and equipment, net	5		124,892	192,336
Land use right, net	6		24,541	23,917
Deferred income tax assets	13		9,440	14,305
Other non-current assets	7		6,984	24,599

Total assets			530,167	586,330

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term bank loans, including current portion of long-term bank loan (including short-term bank loans of VIE of RMB8,833 and RMB4,961 as of December 31, 2017 and 2018, respectively)	8		8,833	4,961
Amounts due to related parties (including amounts due to related parties of VIE of RMB77,605 and nil as of December 31, 2017 and 2018, respectively)	16		77,605	—
Income tax payable (including income tax payable of VIE of RMB40,266 and RMB41,431 as of December 31, 2017 and 2018, respectively)			40,266	41,431
Accrued expenses and other payables (including accrued expenses and other payables of VIE of RMB143,330 and RMB146,044 as of December 31, 2017 and 2018, respectively)	9		143,330	146,044

Total current liabilities			270,034	192,436

Long-term bank loan, excluding current portion (including long-term bank loan, excluding current portion of VIE of RMB30,275 and RMB25,314 as of December 31, 2017 and 2018, respectively)	8		30,275	25,314
Other long-term payables (including other long-term payables of VIE of RMB1,829 and RMB2,148 as of December 31, 2017 and 2018, respectively)			1,829	2,148
Deferred government grant (including deferred government grant of VIE of RMB11,167 and RMB22,692 as of December 31, 2017 and 2018, respectively)			11,167	22,692
Deferred income tax liabilities (including deferred income tax liabilities of VIE of RMB212 and RMB170 as of December 31, 2017 and 2018, respectively)	13		212	170
Other non-current liabilities (including other non-current liabilities of VIE of RMB6,968 and RMB9,883 as of December 31, 2017 and 2018, respectively)	13		6,968	9,883

Total liabilities			320,485	252,643

Commitments and contingencies	17
SHAREHOLDERS'EQUITY
Ordinary shares (US$0.001 par value; 100,000,000 and 100,000,000 shares authorized as of December 31, 2017 and 2018; nil and 10,000,000 shares issued and outstanding as of December 31, 2017 and 2018)	10	(a)	—	69
Subscription Receivable	10	(a)	—	(69)
Additional paid-in capital			77,926	77,926
Retained earnings			131,756	255,761

Total shareholders' equity			209,682	333,687

Total liabilities and shareholders' equity			530,167	586,330

The accompanying notes are an integral part of these consolidated financial statements.

YX ASSET RECOVERY LIMITED

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of RMB, except share data and per share data)

		Years ended December 31,
	Note	2016	2017	2018
		RMB	RMB	RMB
Revenues	12	435,636	595,279	757,788
Cost of revenues		(244,109)	(388,106)	(519,414)

Gross profit		191,527	207,173	238,374
Selling and marketing expenses		(1,145)	(981)	(502)
General and administrative expenses		(55,505)	(56,497)	(69,926)

Income from operations		134,877	149,695	167,946
Interest income		32	85	120
Interest expense		(8,439)	(12,609)	(2,475)
Government grants		302	1,959	4,856

Income before income taxes		126,772	139,130	170,447
Income tax expense	13	(29,123)	(29,561)	(46,442)

Net income		97,649	109,569	124,005
Net income attributable to non-controlling interests		12,427	4,908	—

Net income attributable to YX Asset Recovery Limited		85,222	104,661	124,005

Basic and diluted earnings per share	14	8.52	10.47	12.40

The accompanying notes are an integral part of these consolidated financial statements.

YX ASSET RECOVERY LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

(In thousands of RMB, except share data and per share data)

						Total shareholders' equity (deficit) attributable to YX Asset Recovery Limited
	Ordinary Shares				Retained earnings (Accumulated deficit)			Total shareholders' equity (deficit)
			Subscription Receivable	Additional paid-in capital			Non- controlling interests
	Number of Shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2016	—	—	—	10,000	(58,127)	(48,127)	621	(47,506)
Net income	—	—	—	—	85,222	85,222	12,427	97,649
Capital contribution from Hunan Yong Xiong Asset Management Group Co., Ltd. ("Yong Xiong Group")'s equityholders	—	—	—	20,000	—	20,000	—	20,000

Balance at December 31, 2016	—	—	—	30,000	27,095	57,095	13,048	70,143

Net income	—	—	—	—	104,661	104,661	4,908	109,569
Capital contribution from Hunan Yong Xiong Asset Management Group Co., Ltd. ("Yong Xiong Group")'s equityholders	—	—	—	30,000	—	30,000	—	30,000
Acquisition of non-controlling interests (Note 10(b))	—	—	—	13,007	—	13,007	(17,956)	(4,949)
Disposal of a subsidiary (Note 10(b))	—	—	—	4,919	—	4,919	—	4,919

Balance at December 31, 2017	—	—	—	77,926	131,756	209,682	—	209,682

Net income	—	—	—	—	124,005	124,005	—	124,005
Issuance of ordinary shares (Note 10(a))	10,000,000	69	(69)	—	—	—	—	—

Balance at December 31, 2018	10,000,000	69	(69)	77,926	255,761	333,687	—	333,687

The accompanying notes are an integral part of these consolidated financial statements.

YX ASSET RECOVERY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of RMB, except share data and per share data)

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Cash flows from operating activities:
Net income	97,649	109,569	124,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,838	14,690	17,946
Amortization of land use right	—	416	624
Amortization of loan insurance fee	2,203	5,722	—
Gains on disposal of property and equipment	—	—	(307)
Deferred government grant	—	(71)	(263)
Deferred income tax benefit	(3,581)	(3,197)	(4,907)
Changes in operating assets and liabilities, net of effects of disposal of a subsidiary:
Accounts receivable	(49,837)	(13,291)	(145,481)
Contract assets	(1,244)	(21,815)	19,334
Amounts due from related parties	—	(152)	(124)
Prepaid expenses and other current assets	(7,321)	(24,758)	58,680
Other non-current assets	1,262	983	(2,688)
Income tax payable	22,341	3,535	1,165
Accrued expenses and other liabilities	16,549	60,830	(7,228)
Other non-current liabilities	1,942	4,704	2,915

Net cash provided by operating activities	88,801	137,165	63,671

Cash flows from investing activities:
Purchases of land use right	—	(24,957)	—
Purchases of property and equipment	(81,235)	(20,632)	(83,165)
Payment for acquisition of a subsidiary	(5,151)	—	—
Proceeds from sale of property and equipment	—	—	1,293
Government grant received relating to the acquisition of property and equipment	—	11,238	11,788
Cash disposed along with disposal of a subsidiary	—	(110)	—
Advances to related parties	(45,695)	(80,279)	(66,211)
Collection of advance to a related party	—	8,943	34,178

Net cash used in investing activities	(132,081)	(105,797)	(102,117)

The accompanying notes are an integral part of these consolidated financial statements.

YX ASSET RECOVERY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands of RMB, except share data and per share data)

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Cash flows from financing activities:
Cash contribution from shareholders	20,000	30,000	—
Acquisition of non-controlling interests	—	(4,949)	—
Borrowings from related parties	1,516	8,000	—
Repayments of borrowings from related parties	(16,768)	(8,000)	—
Advances from related parties	38,280	25,222	73,188
Repayments of advances from related parties	(97,498)	—	(1,056)
Collection on behalf of a related party	—	32,920	—
Proceeds from bank loans	230,708	68,200	—
Repayment of bank loans	(87,356)	(179,044)	(8,833)
Repayment of long-term payables	(2,798)	(1,746)	(1,055)
Insurance fee paid for obtaining bank loans	(5,781)	(2,144)	—
Payment for IPO cost	—	—	(6,822)

Net cash provided by (used in) financing activities	80,303	(31,541)	55,422

Net increase (decrease) in cash	37,023	(173)	16,976
Cash at the beginning of the year	7,980	45,003	44,830

Cash at the end of the year	45,003	44,830	61,806

Supplemental disclosures of cash flow information
Interest paid	5,990	7,058	2,462
Income tax paid	8,421	24,519	47,269
Supplemental disclosures of non-cash investing and financing activities
Payable for construction of building and purchase of equipment	808	6,057	14,745
Acquisition of non-current assets by incurring other long-term payables	6,329	575	—
Set off receivables due from related parties with payables due to related parties	—	2,589	149,475
Accrual of IPO expenses	—	—	2,628

The accompanying notes are an integral part of these consolidated financial statements.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data)

1 Description of the business, Reorganization and Basis of presentation

(a)   Description of the business

        YX Asset Recovery Limited ("YX Asset"), through its wholly owned subsidiaries YX International Holding Ltd. ("YX International"), YX Services Limited ("YX HK"), Hunan Yong Xiong Intelligence Technology Co., Ltd. ("Hunan WFOE" or "WFOE") and consolidated variable interest entity Yong Xiong Group (or "VIE") and the VIE's subsidiaries (collectively, referred to hereinafter as the "Company"), are principally engaged in rendering debt collection service for financial institutions across the People's Republic of China ("PRC"). All of the Company's operations and customers are located in the PRC.

(b)   Reorganization

        YX Asset is a holding company that was incorporated in the Cayman Islands on August 6, 2018 by the equityholders of Yong Xiong Group in connection with a reorganization described below to facilitate foreign participation and investments in Yong Xiong Group, where Chinese regulations currently restrict foreign ownership of companies that are engaged in value-added telecommunications businesses (the "Reorganization").

        Yong Xiong Group was established in April 2014. 97% and 3% of Yong Xiong Group's equity interests were held by Mr. Man Tan and his spouse Ms. Xiaofang Zhou, respectively, as of December 31, 2017. The registered capital of Yong Xiong Group is RMB60,000. Yong Xiong Group and its subsidiaries are principally engaged in rendering debt collection service for financial institutions and operated over 40 call centers across the PRC. The recognized and unrecognized revenue-producing assets that are held by Yong Xiong Group and its subsidiaries primarily consist of property and equipment, land use right, operating leases for the call centers, ICP license and assembled workforce in those call centers.

        In connection with the Reorganization, the equityholders of Yong Xiong Group entered into the following transactions:

  •
  On August 6, 2018, the equityholders of Yong Xiong Group incorporated YX Asset through subscription of 10,000 ordinary shares at US$0.01 par value. The ordinary shares held by each of the shareholders of YX Asset are in the same proportion to their relative equity interests in Yong Xiong Group. Upon incorporation, the Company's authorized share capital was 5,000,000 ordinary shares with a par value of US$0.01 per share. The shares issued and outstanding of YX Asset have been retrospectively adjusted. See note 10(a).

  •
  On August 22, 2018, YX Asset established a wholly-owned subsidiary in the British Virgin Islands, YX International, by subscription of 100 ordinary shares at US$1 par value.

  •
  On September 6, 2018, YX International established a wholly-owned subsidiary in Hong Kong, YX HK, by subscription of 1 ordinary shares at HK$1 par value.

  •
  On November 2, 2018, YX HK incorporated a wholly-owned subsidiary in the PRC, Hunan WFOE, with registered capital of RMB69,212.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

1 Description of the business, Reorganization and Basis of presentation (Continued)

  •
  On November 8, 2018, YX Asset and Hunan WFOE entered into a series of contractual agreements and arrangements ("VIE Agreements") with Yong Xiong Group and its equityholders.

        All of the equity interests of the VIE were legally held by Mr. Man Tan and his spouse Ms. Xiaofang Zhou before the Reorganization. Both individuals are nominee equityholders of the VIE and holding their equity interests on behalf of YX Asset. Through the VIE Agreements among YX Asset, WOFE, the VIE and its nominee equityholders, the nominee equityholders of the VIE have granted all their legal rights including voting rights and disposition rights of their equity interests in the VIE to YX Asset. The nominee equityholders of the VIE do not participate significantly in income and loss and do not have the power to direct the activities of the VIE that most significantly impact its economic performance. Accordingly, the VIE is considered a variable interest entity.

        YX Asset has a controlling financial interest in the VIE because YX Asset has (i) the power to direct activities of the VIE that most significantly impact the economic performance of the VIE; and (ii) the obligation to absorb the expected losses and the right to receive expected residual return of the VIE that could potentially be significant to the VIE. Thus, YX Asset is the primary beneficiary of the VIE.

        Under the terms of VIE Agreements, YX Asset has (i) effective control over the VIE under the Equity Pledge Agreement, Shareholder Voting Proxy Agreement and Power of Attorney; (ii) the right to receive economic benefits that could potentially be significant to the VIE in the form of service fees under the Exclusive Consultation and Service Agreement; (iii) the right to receive the residual benefits of the VIE through its exclusive option to acquire 100% of the equity interests in the VIE, to the extent permitted under PRC law. Accordingly, the financial statements of the VIE are consolidated in YX Asset's consolidated financial statements.

        Under the terms of the VIE Agreements, the VIE's nominee equityholders have no rights to the net assets nor have the obligations to fund the VIE, and such rights and obligations have been vested to YX Asset. All of the equity (net assets) and net income of the VIE are attributed to YX Asset.

        The key terms of the VIE Agreements are as follows:

Exclusive Consultation and Service Agreement

        The WFOE and the VIE entered into an Exclusive Consultation and Service Agreement, pursuant to which the WFOE has the exclusive right to provide the VIE with the consulting and technical services required by the VIE's business. Under the Exclusive Consultation and Service Agreement, the VIE agrees that it may not accept any services subject to this agreement from any third party without the WFOE's prior written consent. The VIE agreed to pay the WFOE service fees after the VIE reserves for reasonable profits and costs. The WFOE has the right to make discretionary determination on the amount of service fees to collect from the VIE. The WFOE has the exclusive ownership of all the intellectual property rights created as a result of the performance of the Exclusive Consultation and Service Agreement, to the extent permitted by applicable PRC laws. To guarantee the VIE's performance of its

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

1 Description of the business, Reorganization and Basis of presentation (Continued)

obligations thereunder, the equityholders agreed to pledge their equity interests of the VIE to the WFOE pursuant to the Equity Pledge Agreement. The Exclusive Consultation and Service Agreement will remain effective for an indefinite term, unless otherwise terminated pursuant to mutual agreement in writing or applicable PRC laws.

Exclusive Option Agreement

        YX Asset, the WFOE, the VIE and each of the equityholders of the VIE entered into an Exclusive Option Agreement, pursuant to which the equityholders of the VIE irrevocably granted the WFOE an exclusive option to purchase all or part of their equity interests of the VIE, and the VIE irrevocably granted the WFOE an exclusive option to purchase all or part of its assets. Under the Exclusive Option Agreement, the WFOE has the right to exercise, or designate a person or entity to exercise, such options at the lowest price permitted under applicable PRC laws. The equityholders of the VIE undertake that, without the WFOE's prior written consent, they will not, among other things, (i) create any pledge or encumbrance on their equity interests of the VIE, (ii) transfer or otherwise dispose of their equity interests of the VIE, (iii) change the VIE's registered capital, (iv) amend the VIE's articles of association, (v) dispose of the VIE's material assets (except in the ordinary course of business), or (vi) merge the VIE with any other entity. In addition, the VIE undertakes that, without the WFOE's prior written consent, it will not, among other things, create any pledge or encumbrance on any of its assets, or transfer or otherwise dispose of its material assets (except in the ordinary course of business). The WFOE has the right to transfer its rights and/or obligations under the Exclusive Option Agreement to YX Asset. The Exclusive Option Agreement will remain effective until the entire equity interests and all the assets of the VIE have been transferred to the WFOE or its designated person or entity.

Equity Pledge Agreement

        The WFOE, the VIE and each of the equityholders of the VIE entered into an Equity Pledge Agreement, pursuant to which the equityholders of the VIE agreed to pledge 100% equity interests of the VIE to the WFOE to guarantee the performance by the equityholders of their obligations under the contractual arrangements including the Exclusive Option Agreement, the Shareholder Voting Proxy Agreement and the Equity Pledge Agreement, as well as the performance by the VIE of its obligations under the Exclusive Option Agreement, the Shareholder Voting Proxy Agreement, the Exclusive Consultation and Service Agreement and the Equity Pledge Agreement. YX Asset completed the registration of all the equity pledges in accordance with the PRC Property Rights Law. In the event of a breach by the VIE or any equityholder of contractual obligations under the Equity Pledge Agreement, the WFOE, as pledgee, has the right to dispose of the pledged equity interests in the VIE and has priority in receiving the proceeds from such disposal. The equityholders of the VIE also undertake that, without the prior written consent of the WFOE, they will not dispose of, create or allow any encumbrance on the pledged equity interests. The VIE undertakes that, without the prior written consent of the WFOE, it will not assist or allow any encumbrance to be created on the pledged equity interests. Each equityholder also executed a power of attorney to irrevocably

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

1 Description of the business, Reorganization and Basis of presentation (Continued)

authorize Mr. Man Tan as their attorney-in-fact to sign any legal documents that are required to facilitate the WFOE to exercise its rights under the Equity Pledge Agreement.

Shareholder Voting Proxy Agreement and Powers of Attorney

        The WFOE, the VIE and each of the equityholders of the VIE entered into a Shareholder Voting Proxy Agreement, pursuant to which each of the equityholders of the VIE executed a power of attorney to irrevocably authorize the WFOE or any person designated by the WFOE to act as their attorney-in-fact to exercise all of their rights as an equityholder of the VIE, including, but not limited to, the right to convene and attend equityholders' meetings, vote on any resolution that requires an equityholder vote, such as the appointment and removal of directors, supervisors and officers, as well as the sale, transfer, pledge and disposal of all or part of the equity interests owned by such equityholder. The power of attorney will remain effective until the termination of the Shareholder Voting Proxy Agreement unless otherwise instructed by the WFOE.

Financial Support Undertaking Letter

        A financial support undertaking letter addressed to the VIE was executed, pursuant to which YX Asset irrevocably undertake to provide unlimited financial support to the VIE to the extent permissible under the applicable PRC laws and regulations, regardless of whether the VIE has incurred an operational loss. This financial support undertaking letter was executed because the entire operation is located within the PRC and substantially carried out by the VIE, which may require capital from time to time to meet its operational needs. The board of directors of the VIE will decide how much financial support should be provided. The form of financial support includes but is not limited to cash, entrusted loans and borrowings. YX Asset will not request repayment of any outstanding loans or borrowings from the VIE under any circumstances. The letter is effective until the earlier of (i) the date on which all of the equity interests of the VIE have been acquired by YX Asset or its designated representative(s); and (ii) the date on which YX Asset, in the sole and absolute discretion, unilaterally terminate the applicable financial support undertaking letter.

        YX Asset relies on the VIE Agreements to operate and control the VIE. However, these contractual arrangements may not be as effective as direct equity ownership in providing YX Asset with control over the VIE. Any failure by VIE or the nominee equityholders to perform their obligations under the VIE Agreements would have a material adverse effect on the consolidated financial position and consolidated financial performance of the Company. All the VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit YX Asset's ability to enforce these contractual arrangements. In addition, if the legal structure and the VIE Agreements were found to be in violation of any existing or future PRC laws and regulations, YX Asset may be subject to fines or other legal or administrative sanctions.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

1 Description of the business, Reorganization and Basis of presentation (Continued)

        In the opinion of management, based on consultation with YX Asset's PRC legal counsel, the above contractual agreements and arrangements are valid, binding and enforceable and do not result in any violation of PRC laws and regulations currently in effect. However, it is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or, if adopted, what they would provide. If YX Asset are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

  •
  discontinuing or placing restrictions or onerous conditions on YX Asset's operations through any transactions between the WFOE and the VIE;

  •
  imposing fines, confiscating the income from the WFOE or the VIE, or imposing other requirements with which YX Asset may not be able to comply;

  •
  requiring the Company to restructure its ownership structure or operations, including terminating the contractual arrangements with the VIE and deregistering the equity pledges of the VIE, which in turn would affect YX Asset's ability to consolidate, derive economic interests from, or exert effective control over the VIE; or

  •
  restricting or prohibiting YX Asset's use of the proceeds of capital offering to finance YX Asset's business and operations in China.

        The imposition of any of these penalties would result in a material and adverse effect on YX Asset's ability to conduct business. In addition, it is unclear what impact the PRC government actions would have on YX Asset and on YX Asset's ability to consolidate the financial results of the VIE in its consolidated financial statements, if the PRC government authorities were to find the Company's legal structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes YX Asset to lose its right to direct the activities of the VIE or the right to receive substantially all the economic benefits and residual returns from the VIE and YX Asset is not able to restructure its ownership structure and operations in a satisfactory manner, YX Asset would no longer be able to consolidate the financial results of the VIE in our consolidated financial statements. In the opinion of management, the likelihood of deconsolidation of the VIE is remote based on current facts and circumstances.

        The Company's involvement with Yong Xiong Group under the VIE Agreements affected the Company's consolidated financial position, results of operations and cash flows as indicated below.

        The following consolidated financial information of the Company's VIEs, Yong Xiong Group, as of December 31, 2017 and 2018 and for the years ended December 31, 2016, 2017

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

1 Description of the business, Reorganization and Basis of presentation (Continued)

and 2018 was included in the accompanying consolidated financial statements of the Company as follows:

	As of December 31,
	2017	2018
	RMB	RMB
ASSETS
Current assets
Cash	44,830	61,806
Accounts receivable	105,110	250,591
Contract assets	23,059	3,725
Amounts due from related parties	117,594	14
Prepaid expenses and other current assets	73,717	15,037

Total current assets	364,310	331,173

Property and equipment, net	124,892	192,336
Land use right, net	24,541	23,917
Amounts due from a related party *	—	9,450
Deferred income tax assets	9,440	14,305
Other non-current assets	6,984	15,149

Total assets	530,167	586,330

Current liabilities
Short-term bank loans, including current portion of long-term bank loan	8,833	4,961
Amounts due to related parties	77,605	—
Income tax payable	40,266	41,431
Accrued expenses and other payables	143,330	146,044

Total current liabilities	270,034	192,436

Long-term bank loan, excluding current portion	30,275	25,314
Other long-term payables	1,829	2,148
Deferred government grant	11,167	22,692
Deferred income tax liabilities	212	170
Other non-current liabilities	6,968	9,883

Total liabilities	320,485	252,643

*
Amounts due from a related party represent the amounts due from YX Asset, which are eliminated upon consolidation.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

1 Description of the business, Reorganization and Basis of presentation (Continued)

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Revenues	435,636	595,279	757,788
Net income	97,649	109,569	124,005
Net cash provided by operating activities	88,801	137,165	63,671
Net cash used in investing activities	(132,081)	(105,797)	(102,117)
Net cash provided by (used in) financing activities	80,303	(31,541)	55,422
Net increase (decrease) in cash and cash equivalents	37,023	(173)	16,976

        In accordance with the VIE Agreements, YX Asset has the power to direct the activities of the VIE and can have assets transferred out of the VIE. Therefore, there are no assets in the VIE that can be used only to settle obligations of the VIE, except for the registered capital of the VIE amounting to RMB60,000 as of December 31, 2017 and 2018, as well as certain non-distributable statutory reserves amounting to RMB23,556 and RMB35,297, respectively, as of December 31, 2017 and 2018. Except for those have disclosed in Note 8 of the financial statements, Yong Xiong Group does not have other assets pledged or collateralized as of December 31, 2017 and 2018. The creditors of Yong Xiong Group do not have recourse to the general credit of YX Asset and its wholly-owned subsidiaries. Assets of Yong Xiong Group that can be used only to settle obligations of Yong Xiong Group and liabilities of Yong Xiong Group for which creditors (or beneficial interest holders) do not have recourse to the general credit of YX Asset and its wholly owned subsidiaries have been presented parenthetically alongside each balance sheet caption on the face of the consolidated balance sheets.

(c)   Basis of presentation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

        The net assets of Yong Xiong Group are initially measured and recognized at their historical carrying amounts because both YX Asset and Yong Xiong Group were under the common control of Mr. Man Tan and his spouse Ms. Xiaofang Zhou immediately before and after the Reorganization. Accordingly, the transfer of net assets of Yong Xiong Group has been accounted for and presented in the accompanying consolidated financial statements in a manner similar to a pooling-of-interests. That is, the consolidated financial statements of the Company include the results of the operations and the financial position of Yong Xiong Group as of the beginning of the earliest period presented. Since YX Asset did not exist prior to August 6, 2018, the Company's consolidated financial position as of December 31, 2017, and its results of operations for each of the years in the two-year period ended December 31, 2017 represent the continuation of the consolidated financial statements of Yong Xiong Group, except for its capital structure, which is retroactively adjusted to reflect the legal capital structure of YX Asset. The paid-in capital and additional paid-in capital of Yong Xiong Group is included in additional paid-in capital in YX Asset's consolidated statements of shareholders' equity. The statutory reserve and retained earnings of Yong Xiong Group is included in retained earnings in YX Asset's consolidated statements of shareholders' equity.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies

(a)   Consolidation

        The consolidated financial statements include the financial statements of YX Asset, its wholly-owned subsidiaries, Yong Xiong Group as the consolidated VIE, and Yong Xiong Group's subsidiaries in which Yong Xiong Group, directly or indirectly, has a controlling financial interest. All intercompany balances and transactions have been eliminated upon consolidation.

(b)   Use of estimates

        The preparation of the Company's consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

        The Company believes that estimate of variable consideration, collectability of accounts receivable, recoverability of contract assets, the useful lives and recoverability of property and equipment and land use right, the realizability of deferred income tax assets and accrual for income tax uncertainties reflect the more significant judgments and estimates used in the preparation of its consolidated financial statements. Changes in facts and circumstances may result in revised estimates. Actual results could materially differ from these estimates.

(c)   Fair value of financial instruments

        Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

        The three levels of inputs that may be used to measure fair value include:

  Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

  Level 2: Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

  Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

        Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies (Continued)

market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        The Company does not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

        The carrying amounts of cash, accounts receivable, contract assets, amounts due from related parties, short-term bank loans, amounts due to related parties, income tax payable and accrued expenses and other payables as of December 31, 2017 and 2018 approximate their fair value because of the short maturity of these instruments.

        The carrying amounts of long-term bank loan and other long-term payables as of December 31, 2017 and 2018 approximates their fair values since the interest rates of these instruments approximate rates currently offered by the Company's banks for similar debt instruments of comparable maturities.

(d)   Cash

        Cash represents cash on hand and placed with banks, which are unrestricted as to withdrawal and use. As of December 31, 2017 and 2018, all cash was placed with reputable financial institutions in the PRC, which management believes are of high credit quality and financially sound based on public available information.

(e)   Accounts receivable

        Accounts receivable is recognized when the Company has an unconditional right to receive consideration. A right to receive consideration is unconditional if only the passage of time is required before payment of that consideration is due. If revenue has been recognized before the Company has an unconditional right to receive consideration, the amount is presented as a contract asset. Accounts receivable are recorded at the invoiced amount and do not bear interest and are due from 1 to 3 months from the date of billing. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Accounts receivable is considered past due based on its contractual terms. In establishing the allowance, management considers historical losses, the amount of accounts receivable in dispute and the aging of the accounts receivable. Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

        As of December 31, 2017 and 2018, all the accounts receivable are aged within 6 months and expected to be recovered within one year. No allowance for accounts receivable was provided as of December 31, 2017 and 2018 as the Company believes that it is probable the

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies (Continued)

accounts receivable will be fully collected. There were no write-offs of accounts receivable for the years ended December 31, 2016, 2017 and 2018. Approximately 6.0% of the Company's accounts receivable represent output value-added tax ("VAT") amounts, which are excluded from the Company's revenues.

(f)    Contract assets

        A contract asset is recognized when the Company recognizes revenue before the Company is unconditionally entitled to the consideration based on the contract term. Contract assets are reclassified to accounts receivable when the right to the consideration has become unconditional (see Note 2(e)). No contract assets were determined to be impaired as of December 31, 2017 and 2018.

(g)   Property and equipment

        Property and equipment are stated at cost less accumulated depreciation and any impairment losses. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

—Buildings	40 ~ 50 years
—Leasehold improvements	Shorter of the lease term and estimated useful life
—Decoration of buildings	5 years
—Machinery and electronic equipment	5 years
—Office equipment	5 ~ 10 years
—Motor vehicles	5 years

        Cost incurred in the construction of new facilities, including progress payments and other costs relating to the construction, are capitalized and transferred out of construction in progress and into their respective asset categories when the assets are ready for their intended use, at which time depreciation commences.

        Ordinary maintenance and repairs are charged to expenses as incurred, while replacements and betterments are capitalized. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value of the item disposed and proceeds realized thereon.

        Property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Recoverability of a long-lived asset or asset group to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying value of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment loss is recognized by the amount that the carrying value exceeds the estimated fair value of the asset or asset group. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies (Continued)

independent appraisals, as considered necessary. Assets to be disposed are reported at the lower of carrying amount or fair value less costs to sell, and are no longer depreciated. No impairment of long-lived assets was recognized for any of the years presented.

(h)   Land use right

        The land use right represents the amounts paid and relevant costs incurred for the rights to use land in the PRC and is carried at cost less accumulated amortization. Amortization is provided on a straight-line basis over the term of the land use right of 40 years.

(i)    Revenue recognition

        The Company is engaged in providing delinquent consumer debt collection services for financial institutions. Pursuant to the agreements with customers, the Company is responsible for the debt collection for the financial institutions over an agreed period of time of one year or less, in exchange for a percentage of total amounts of debts collected on behalf of customers as the Company's commission revenues. Certain agreements with customers require the Company to pay deposits to customers upfront or over a period of time. Such deposits might or might not be refundable according to different terms agreed with the customers.

        The Company has adopted ASC 606, Revenue from Contracts with Customers, since its establishment. Revenue is recognized when control over the service is transferred to the customer at the amount of promised consideration to which the Company is expected to be entitled.

        The Company evaluated the nature of its promise to the customers and determined that its promise is to provide a debt collection service. The service comprises various activities that may vary every day. However, those tasks are activities to fulfill the debt collection service and are not separate promises in the contract. The Company determined that each increment of the promised service is distinct because the customer can benefit from each increment of service on its own (that is, it is capable of being distinct) and each increment of service is separately identifiable because no day of service significantly modifies or customizes another and no day of service significantly affects either the Company's ability to fulfill another day of service or the benefit to the customer of another day of service. The Company determined that it is providing a series of distinct services because the services provided each day are substantially the same, the customer simultaneously receives and consumes the benefits provided by the Company as the Company performs, and the same measure of progress would be used to measure the Company's progress toward satisfying its promise to provide the services.

        The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring debt collection service to a customer, excluding amounts collected on behalf of governmental authorities, such as VAT and other sales related taxes. The transaction price includes variable consideration where the Company's performance may result in increased commission rates and/or full or partial return of the deposits originally

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies (Continued)

placed with certain customers based on the achievement of agreed contractual milestones and performance targets. The Company estimates the transaction price at contract inception based on either the expected value method or the most likely outcome method, depending on which method the Company expects to better predict the amount of consideration to which it will be entitled in each contract. In making the estimate of variable consideration, the Company applies judgments which are inherently subjective. This includes the assessment of the estimated amount of successful debt collections based upon a number of factors such as the quality of debt of similar nature, workforce and their historical experience and performance. The amount of estimated variable consideration included in the transaction price is limited only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable condition is subsequently resolved. Management reviews these estimates on a regular basis. Any changes in these factors could materially affect the estimated variable consideration and revenue recognized.

        The Company applies the output method to recognize revenue on the basis of the amounts collected to date to the amounts estimated to be collected during the term of the contract, which the Company believes faithfully depict the Company's performance toward satisfaction of the performance obligation.

        The Company bills its customers based on contractual schedules, which normally is based on collected amount and the respective contractual commission rate. The timing of revenue recognition, billing and cash collections result in accounts receivable and contract assets. The deposits the Company is required to pay to a customer is initially recognized as an asset included in "Prepaid expenses and other current assets". Any non-refundable portion is accounted for as a reduction of the transaction price.

(j)    Advertising costs

        Advertising costs are expensed as incurred and included in selling and marketing expenses. Advertising expenses were RMB1,145, RMB728 and RMB429 for the years ended December 31, 2016, 2017 and 2018, respectively.

(k)   Government grants

        Government grants for acquisition of property are recorded as deferred government grant on the consolidated balance sheets when the grants become receivable, and recognized as government grant in the consolidated statements of income on a straight-line basis over the estimated useful lives of the property. The Company received government grants of nil, RMB11,238 and RMB11,788 in 2016, 2017 and 2018, respectively, that partially compensate the Company for the cost of a building.

        Grants that compensate the Company for expenses incurred are recognized in the Company's consolidated statements of income as government grant in the periods in which the expenses are recognized.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies (Continued)

(l)    Research and development expense

        Research and development costs are expensed as incurred. Research and development costs were RMB3,382, RMB3,412 and RMB3,423 for the years ended December 31, 2016, 2017 and 2018 and included as general and administrative expenses.

(m)  Operating leases

        Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of income on a straight-line basis over the lease periods. There are no capital improvement funding, lease concessions, escalated rent provisions or contingent rent in the lease agreements. The Company has no legal or contractual asset retirement obligations at the end of the lease term.

(n)   Employee benefits

        Pursuant to relevant PRC regulations, the Company is required to make contributions to various defined contribution plans organized by municipal and provincial PRC governments. The contributions are made for each PRC employee at rates ranging from 32.82% to 34.20% for the year ended December 31, 2016, 32.82% to 33.90% for the year ended December 31, 2017 and 21.04% to 42.40% for the year ended December 31, 2018 on a standard salary base as determined by local social security bureau. Contributions to the defined contribution plans are charged to the consolidated statements of income when the related service is provided. For the years ended December 31, 2016, 2017 and 2018, the costs of the Company's obligations to the defined contribution plans amounted to RMB36,730, RMB45,350 and RMB61,551, respectively. The Company has no other obligation for the payment of employee benefits associated with these plans beyond the contributions described above.

(o)   Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of income in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the carrying amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a "more-likely-than-not" realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of futures

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies (Continued)

profitability, the duration of statutory carryforward periods, the Company's experience with operating loss and tax credit carryforwards, if any, not expiring.

        The Company recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to an unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of income.

(p)   Share based compensation

        The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the cost over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. For restricted shares granted with future service condition after YX Asset's IPO and the occurrence of an IPO as performance condition, share-based compensation expenses for the restricted shares, net of estimated forfeitures, will be recorded on a straight-line basis over the future service period upon the completion of YX Asset's IPO, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. Forfeiture rates are estimated based on historical and future expectations of employee turnover rates.

(q)   Statutory reserves

        According to the PRC Company Law, WFOE, the VIEs and the subsidiaries of the VIEs incorporated in the PRC (the "PRC Entities") are required to appropriate 10% of their net profit, as determined in accordance with PRC accounting rules and regulations, to a statutory surplus reserve until the reserve balance reaches 50% of their registered capital. The appropriation to this statutory surplus reserve must be made before distribution of dividends to YX Asset can be made.

        The use of the statutory reserves are restricted to the off-setting of losses or increasing capital of the respective company. These reserves are not allowed to be transferred to their investors in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

        The PRC Entities made appropriations to the statutory reserve, which are consolidated in retained earnings of the Company, of RMB6,923, RMB15,565 and RMB11,741 for the years ended December 31, 2016, 2017 and 2018 respectively. The accumulated balance of the statutory reserve for the PRC Entities as of December 31, 2017 and 2018 was RMB23,556 and RMB35,297, respectively.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies (Continued)

(r)    Segment reporting

        The Company uses the management approach in determining its operating segments. The management approach considers the internal reporting used by the Company's Chief Executive Officer, the Company's chief operating decision maker, for making decisions about the allocation of resources to and the assessment of the performance of the segments of the Company. Management has determined that the Company has one operating segment, which is the debt collection segment. All of the Company's operations and customers are located in the PRC. Consequently, no geographic information is presented.

(s)   Foreign currency translation and foreign currency risks

        The Company's reporting currency is Renminbi ("RMB"). The functional currency of the Company and its subsidiary incorporated outside of PRC is the United States dollars ("US$"). The functional currency of the Company's PRC subsidiary, VIE and VIE's subsidiaries is the RMB.

        Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in a foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulted exchange differences are recorded as foreign currency exchange gain or losses in the consolidated statements of income.

        The financial statements of the Company and its subsidiary incorporated outside of PRC are translated from the functional currency into RMB. Assets and liabilities are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings (deficits) generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulted foreign currency translation adjustments are recorded as a component of other comprehensive income or losses in the consolidated statements of comprehensive income, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income or losses in the consolidated statements of changes in shareholders' equity (deficit).

        The RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the PRC government, controls the conversion of RMB to foreign currencies. The value of the RMB is subject to changes of central government policies and international economic and political developments affecting supply and demand in the China foreign exchange trading system market.

(t)    Earnings Per Share

        Basic earnings per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the year.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies (Continued)

        For purposes of calculating basic earnings per share for the years ended December 31, 2016, 2017 and 2018, the weighted average number of shares used in the calculation has been retroactively adjusted to reflect the incorporation of the Company and the Reorganization (see Note 1(b)), as if these events had occurred at the beginning of the earliest period presented and these shares had been outstanding for all years.

        Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary share equivalents are excluded from the computation of diluted earnings per share if their effects are anti-dilutive. The Company did not have dilutive ordinary equivalent shares for the years ended December 31, 2016, 2017 and 2018.

(u)   Commitment and contingency

        In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(v)   Recently issued accounting standards

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), a new standard on revenue which will supersede the revenue recognition requirements in ASC 605. The new standard, as amended, sets forth a single comprehensive model for recognizing and reporting revenues. The new guidance requires the Company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance requires the Company to apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the Company satisfies a performance obligation. The standard also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenues and cash flows relating to customer contracts. The standard is effective for public business entities for annual periods beginning after December 15, 2017, and interim periods therein. Early adoption is permitted. The Company has early adopted the standard since its establishment. Details of the accounting policy on revenue is disclosed in Note 2(i).

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. The new standard requires lessees

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Summary of Significant Accounting Policies (Continued)

to recognize a right-of-use asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Consistent with current GAAP (Topic 840), the recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a financing or operating lease. However, unlike current U.S. GAAP (Topic 840), which requires only capital leases to be recognized on the balance sheet, ASU 2016-02 will require both types of leases to be recognized on the balance sheet. As a result, lessees will be required to put most leases on their balance sheets while recognizing expense on their consolidated statements of income in a manner similar to current accounting. In addition, this guidance requires disclosures about the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 specifies a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements and that the new and enhanced disclosures be provided for each period presented (including comparative periods). On March 7, 2018, the FASB affirmed its proposed ASU, Leases (Topic 842): Targeted Improvements, which provides entities with an additional (and optional) transition method to adopt the new lease requirements by allowing entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The standard is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods therein. For all other entities, ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. As the Company is an "emerging growth company", which elects to apply new and revised accounting standards at the effective date for a private company, the Company will adopt the new standard on January 1, 2020. The Company is in the process of evaluating the impact that the adoption of this ASU will have on the Company's consolidated financial statements and disclosures, including the effect of certain optional practical expedients permitted under the transition guidance.

        In June 2016, the FASB issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. The standard is effective for public business entities for annual periods beginning after December 15, 2019, and interim periods therein. For all other entities, ASU 2016-13 is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. As the Company is an "emerging growth company", which elects to apply new and revised accounting standards at the effective date for a private company, the Company will adopt the new standard on January 1, 2021. The Company is in the process of evaluating the impact that the adoption of this ASU will have on the Company's consolidated financial statements and disclosures.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

3 Concentration of Risks

        The Company generates revenues from commercial banks and on-line lenders. Revenues from major customers, which individually exceeded 10% of the Company's revenues, are as follows:

	Years ended December 31,
	2016		2017		2018
		% of Revenues		% of Revenues		% of Revenues
	RMB		RMB		RMB
Customer A	202,709	46%	356,622	60%	292,246	39%
Customer B	—	—	57,142	10%	156,997	21%
Customer C	111,787	26%	71,078	11%	6,361	1%
Customer D	64,457	15%	65,804	11%	107,536	14%
Customer E	53,700	12%	39,802	7%	56,679	7%

Total	432,653	99%	590,448	99%	619,819	82%

        Customers accounting for 10% or more of accounts receivable are as follows:

	As of December 31,
	2017		2018
		% of Accounts Receivable		% of Accounts Receivable
	RMB		RMB
Customer A	41,285	39%	34,301	14%
Customer B	22,628	22%	102,431	41%
Customer C	14,916	14%	899	1%
Customer D	18,270	17%	22,365	9%
Customer F	5,585	5%	34,602	14%
Customer G	—	—	32,862	13%

Total	102,684	97%	227,460	92%

        Customers accounting for 10% or more of contract assets are as follows:

	As of December 31,
	2017		2018
		% of Contract Assets		% of Contract Assets
	RMB		RMB
Customer A	2,407	10%	—	—
Customer C	16,758	73%	—	—
Customer D	3,894	17%	3,725	100%

Total	23,059	100%	3,725	100%

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

3 Concentration of Risks (Continued)

        Customers accounting for 10% or more of deposits paid/payable are as follows:

	As of December 31,
	2017		2018
		% of Deposits		% of Deposits
	RMB		RMB
Customer A	19,890	29%	—	—
Customer B	43,782	64%	—	—
Customer D	—	—	4,376	100%

Total	63,672	93%	4,376	100%

4 Prepaid expenses and other current assets

	As of December 31,
	2017	2018
	RMB	RMB
Deposits (Note 12(b))	68,652	4,376
Prepayments and other receivables	5,065	9,594
Others	—	1,067

Total	73,717	15,037

5 Property and equipment, net

	As of December 31,
	2017	2018
	RMB	RMB
Cost:
Buildings	71,219	118,009
Leasehold improvements and decoration of buildings	30,456	51,703
Machinery and electronic equipment	25,281	40,364
Office equipment	14,916	18,895
Motor vehicles	3,605	4,933
Construction in progress	6,008	1,905

Total cost	151,485	235,809
Less: Accumulated depreciation	26,593	43,473

Property and equipment, net	124,892	192,336

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

5 Property and equipment, net (Continued)

        Depreciation expense for property and equipment was allocated to the following:

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Cost of revenues	4,284	9,411	12,455
General and administrative expenses	4,554	5,279	5,491

Total	8,838	14,690	17,946

6 Land use right, net

	As of December 31,
	2017	2018
	RMB	RMB
Cost	24,957	24,957
Less: Accumulated amortization	416	1,040

Land use right, net	24,541	23,917

        In 2017, the Company entered into an agreement with Xinhua County Land and Resources Bureau to acquire the land use right of approximately 13,059 square meters with a useful life of 40 years starting from April 5, 2017.

        The amortization of land use right, in the amount of RMB416 and RMB624, respectively, was included in general and administrative expenses for the years ended December 31, 2017 and 2018.

7 Other non-current assets

	As of December 31,
	2017	2018
	RMB	RMB
Deferred offering costs	—	9,450
Prepayment for property and equipment	—	5,477
Rental deposits	732	2,669
Deferred employee benefit	6,252	7,003

Total	6,984	24,599

        Deferred offering costs consist principally of legal, printing and industrial research costs and other professional costs in connection with the proposed initial public offering ("IPO") of YX Asset's ordinary shares. Such costs are deferred until the closing of the offering, at which time the deferred costs are offset against the offering proceeds. In the event the offering is unsuccessful or aborted, the costs will be expensed.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

8 Bank loans

	As of December 31,
	2017	2018
	RMB	RMB
Short-term bank loans (a)	4,200	—
Current portion of long-term bank loan (b)	4,633	4,961

Sub-total	8,833	4,961
Long-term bank loan, excluding current portion (b)	30,275	25,314

Total bank loans	39,108	30,275

        The Company's banking facilities are subject to the fulfilment of a covenant to restrict the use of the proceeds of the loans. If the Company were to breach the covenant, the loans would become payable on demand. As of December 31, 2017 and 2018, the Company was in compliance with the respective covenant.

        As of December 31, 2017, 51% of Yong Xiong Group's equity interests held by Mr. Man Tan was pledged for bank loans of RMB77,447. On November 29, 2017, all of these bank loans have been repaid. The pledge was released on January 24, 2018 upon the completion of the respective approval and administrative processes of the bank.

(a)   Short-term bank loans

        The Company's short-term bank loans consisted of the following:

	As of December 31,
	2017	2018
	RMB	RMB
—Secured short-term bank loan	4,200	—

        Short-term bank loan from financial institutions are interest-bearing at 7.40% per annum as of December 31, 2017.

        The short-team bank loan was secured by a building of the Company with carrying amount of RMB7,110 as of December 31, 2017. The Company repaid all the short-term bank loans on August 23, 2018 and the pledge was released accordingly.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

8 Bank loans (Continued)

(b)   Long-term bank loan

        The Company's long-term bank loan consisted of the following:

	As of December 31,
	2017	2018
	RMB	RMB
Secured and guaranteed long-term bank loan
—current portion	4,633	4,961
—non-current portion	30,275	25,314

	34,908	30,275

        Long-term bank loan with loan period from March 30, 2016 to March 29, 2024 from financial institutions is a mortgage loan with a building pledged to the bank. This loan is interest-bearing at 6.86% per annum.

        As of December 31, 2017 and 2018, this long-term bank loan, was guaranteed by Mr. Man Tan (Note 16(c)(iii)), the controlling shareholder of the Company and was secured by assets as below:

	As of December 31,
	2017	2018
	RMB	RMB
Property and equipment, net
Building	60,172	58,806

        The aggregate maturities of this long-term bank loan for each of the five years and thereafter subsequent to December 31, 2018 is as follows:

RMB
2019	4,961
2020	5,312
2021	5,688
2022	6,091
2023	6,522
Thereafter	1,701

30,275

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

9 Accrued expenses and other payables

	As of December 31,
	2017	2018
	RMB	RMB
Deposits payable	43,487	—
Accrued payroll and benefits	70,759	96,965
VAT and other tax payables	17,434	20,059
Accrual of IPO expenses	—	2,628
Professional fee payable	—	3,825
Payable for construction of building and purchase of equipment	6,057	14,745
Rental payables	1,628	1,911
Payables for staff reimbursement	651	409
Others	3,314	5,502

Total	143,330	146,044

10 Shareholders' Equity

(a)   Ordinary shares

        On August 6, 2018, YX Asset was incorporated in the Cayman Islands with authorized share capital of US$50, or 5,000,000 ordinary shares at US$0.01 par value. On the same date, YX Asset issued 10,000 ordinary shares to its shareholders in proportion to their equity interests in Yong Xiong Group at par value of US$0.01 per share.

        On December 28, 2018, the shareholders of YX Asset approved to increase the authorized share capital to US$100, or 10,000,000 ordinary shares at US$0.01 par value. On the same date, YX Asset issued additional 9,990,000 ordinary shares to its shareholders in proportion to their existing ownership in YX Asset at par value at US$0.01 per share ("December Transaction")

        On January 24, 2019, the shareholders of YX Asset approved to increase the total authorized shares to 100,000,000 and decrease the par value of the ordinary shares from US$0.01 to US$0.001. As a result of the shareholders' approval on January 24, 2019, the subscription price of ordinary shares issued was lowered from US$0.01 per share to US$0.001 per share ("January Transaction"). The proceeds from the subscription of ordinary shares by the shareholders in the amount of US$10 (equivalent to RMB69) remained outstanding and presented as subscription receivable, a contra-equity account on the consolidated balance sheet as of December 31, 2018.

        All applicable share and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect the effect of December Transaction and January Transaction.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

10 Shareholders' Equity (Continued)

(b)   Additional paid-in capital

        On March 13, 2017, Yong Xiong Group acquired 49% equity interest in Changsha Yubang Software Development Co., Ltd. ("Yubang Software") from Ms. Xiaofang Zhou in exchange for a cash consideration of RMB4,949, resulting in an increase of the Company's ownership in Yubang Software from 51% to 100%. The difference between the consideration and the carrying amount of non-controlling interest as of the acquisition date in the amount of RMB13,007 was recorded in additional paid-in capital.

        On March 21, 2017, the Yong Xiong Group disposed 100% equity interest of Hunan Yong Xin Catering Management Co., Ltd. ("Yong Xin Catering") to Changsha Yong Xiong Equity Investment Management Co., Ltd. ("Yong Xiong Equity Investment"), an entity controlled by Mr. Man Tan, at a consideration of RMB3,000, which was settled on December 19, 2018 (Note 16(b)(xi)). The difference of RMB4,919, which represents the differences between the consideration of RMB3,000 and the carrying amount of net liabilities of Yong Xin Catering as of the disposal date of RMB1,919 was recorded in additional paid-in capital.

(c)   Non-controlling interests

        On March 13, 2017, Yong Xiong Group acquired 49% equity interest in Yubang Software from Ms. Xiaofang Zhou, resulting in an increase of the Company's ownership in Yubang Software from 51% to 100%. See Note 10(b).

11 Share-based compensation

(a)   Employee Incentive Arrangement to Mr. Joe Huaqiao Zhang and Mr. Kung Chik Chiu

        On October 15, 2018, YX Asset and YX Management Holding Ltd., an entity wholly owned by Mr. Man Tan, entered into service agreements with Mr. Joe Huaqiao Zhang, or Mr. Zhang, the Executive Vice Chairman of the Company, and Mr. Kung Chik Chiu, or Mr. Chiu, the Chief Financial Officer of the Company, pursuant to which YX Management Holding Ltd. agrees to award 1.8% and 0.4% of total number of outstanding ordinary shares of YX Asset on a fully diluted basis on the date immediately preceding the closing of YX Asset's IPO to Mr. Zhang and Mr. Chiu upon the successful completion of YX Asset's IPO. The shares awarded to Mr. Zhang and Mr. Chiu will be subject to a lock up period of 2 years from the day YX Asset completes its IPO.

        Since the number of shares awarded to each individual can only be determined at the closing of YX Asset's IPO, there are no mutual understanding of the key terms and the conditions of the award between the Company and employees before the completion of the IPO. Accordingly, no compensation cost was recognized for the year ended December 31, 2018.

(b)   Employee Incentive Arrangement to 10 employees ("2018 Employee Plan")

        On October 18, 2018, Yong Xiong Group adopted a shareholders resolution approving an incentive arrangement, or the 2018 Employee Plan, pursuant to which Mr. Man Tan agreed to

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

11 Share-based compensation (Continued)

award 15% equity interests of Yong Xiong Group that he held, to certain employees ("Award Recipients") as share incentives in exchange for US$4.8 million which was calculated based on the carrying amount of net assets of Yong Xiong Group as of December 31, 2017. In connection with the Reorganization, the 15% equity interests of Yong Xiong Group awarded to the employees will be replaced by the equivalent percentage of ordinary shares of YX Asset, upon the completion of the Reorganization and the employees become a party to the VIE Agreements as nominee equityholders of Yong Xiong Group. In order to receive the share incentives granted by the founder, these employees established YuXiong International Investment Ltd. ("YuXiong Investment") in British Virgin Islands on December 27, 2018. On January 11, 2019, YX Management Holding Ltd. transferred 1,500,000 ordinary shares of YX Asset to YuXiong Investment.

        The shares under the 2018 Employee Plan will be vested at the end of the fifth anniversary after YX Asset's IPO. If any employee resigns from the Company for any reason before the fifth anniversary after YX Asset's IPO, Mr. Man Tan has the right to repurchase his/her awarded shares at original price. Since IPO is not deemed probable until it is effective, no compensation expense relating to the 2018 Employee Plan was recorded for the year ended December 31, 2018. The Company will recognize compensation expenses in the amount of RMB201,908 relating to the 2018 Employee Plan on a straight-line basis over a five-year period upon the completion of YX Asset's IPO.

        The estimated fair value of the underlying ordinary shares of YX Asset on the grant date was determined by management based on a retrospective valuation conducted by an independent valuation firm. The Company first determined its enterprise value by using income approach, which required the estimation of future free cash flow, and the application of an appropriate discount rate of 18.47% with reference to comparable listed companies engaged in the similar industry to convert such future cash flows to a single present value. In addition, discount for lack of marketability, taking into consideration the plans for and status of the Company's proposed initial public offering of 8.19% was applied to arrive at the fair value of the restricted shares as of October 18, 2018.

12 Revenues

(a)   Disaggregation of revenues

        All of the Company's revenues are generated in the PRC. The principal activity of the Company is rendering of debt collection services to financial institutions in the PRC.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

12 Revenues (Continued)

        Disaggregation of revenues from contracts with customers by major service lines for the years ended December 31, 2016, 2017 and 2018 is as follows:

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Collection of credit card debts	420,033	574,924	610,108
Collection of other debts	10,012	18,622	147,556
Others	5,591	1,733	124

Total	435,636	595,279	757,788

        All credit card debts relate to commercial banks, and other debts relate to on-line lenders. Others primarily consist of revenue generated from catering services and IT services.

(b)   Contract balances

        The following table provides information about balances from contracts with customers:

	As of December 31,
	2017	2018
	RMB	RMB
Accounts receivable	105,110	250,591
Contract assets	23,059	3,725
Deposits, which are included in "prepaid expenses and other current assets"	68,652	4,376

        Significant changes in the contract assets balances during the years ended December 31, 2016, 2017 and 2018 are as follows:

	2016	2017	2018
	RMB	RMB	RMB
Contract assets as of January 1,	—	1,244	23,059
Reclassification of the beginning contract assets to accounts receivable, as the result of rights to consideration becoming unconditional	—	(1,244)	(23,059)
Contract assets recognized with the recognition of revenue during the year	211,061	416,372	301,926
Reclassification to accounts receivable, as the result of rights to consideration becoming unconditional during the year	(209,817)	(393,313)	(298,201)

Contract assets as of December 31,	1,244	23,059	3,725

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

12 Revenues (Continued)

(c)   Transaction price allocated to the remaining performance obligations

        The Company applies the practical expedient in ASC 606 to its debt collection services contracts and does not disclose information about transaction price to be allocated to the remaining performance obligation, including the variable component of the transaction price, because all the debt collection service contracts had an original expected duration of one year or less. The remaining durations of the debt collection service contracts ranged from 1 month to 11 months and 1 month to 4 months as of December 31, 2017 and 2018, respectively.

13 Income tax

Cayman Islands

        Under the current tax laws of Cayman Islands, YX Asset is not subject to income or capital gain, and no withholding tax is imposed upon the payment of dividends.

BVI

        Pursuant to the rules and regulations of the British Virgin Islands, YX International is not subject to any income tax in the British Virgin Islands.

Hong Kong

        Under the Hong Kong tax laws, YX HK is subject to the Hong Kong profits tax rate at 16.5% and it is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends. A two-tiered profits tax rates regime was introduced since year 2018 where the first HK$2,000 of assessable profits earned by a company will be taxed at half of the current tax rate (8.25%) whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong for any of the periods presented.

China

        On March 16, 2007, the National People's Congress of the PRC enacted an Enterprise Income Tax Law ("EIT Law"), under which Foreign Investment Enterprises ("FIEs") and domestic companies would be subject to EIT at a uniform rate of 25%. The EIT law became effective on January 1, 2008.

        The CIT Law and its implementation rules impose a withholding income tax at 10%, unless reduced by a tax treaty or arrangement, on the amount of dividends distributed by a PRC-resident enterprise to its immediate holding company outside the PRC that are related to earnings accumulated beginning on January 1, 2008. Dividends relating to undistributed earnings generated prior to January 1, 2008 are exempt from such withholding income tax.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

13 Income tax (Continued)

        Due to the plan to indefinitely reinvest its earnings in the PRC, the Company has not provided for deferred income tax liabilities on undistributed earnings of RMB285,903 as of December 31, 2018.

        Yubang Software obtained a software enterprise certificate in 2016. Pursuant to the respective tax laws, Yubang Software qualifies as a "Newly Established and Qualified Software Enterprises", and is entitled to a tax free holiday from 2016 to 2017, and a preferential income tax rate of 12.5% from 2018 to 2020 if it continues to satisfy all the requirements for Qualified Software Enterprise in each of those years.

        The components of income before income taxes are as follows:

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
PRC	126,772	139,130	170,447
Hong Kong	—	—	—
Cayman Islands	—	—	—

Total income before income taxes	126,772	139,130	170,447

        Income tax expense consists of the following:

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Current income tax expense	32,704	32,758	51,349
Deferred income tax benefit	(3,581)	(3,197)	(4,907)

Income tax expense	29,123	29,561	46,442

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

13 Income tax (Continued)

        The actual income tax expense reported in the consolidated statements of income for each of the years ended December 31, 2016, 2017 and 2018 differs from the amount computed by applying the PRC statutory income tax rate of 25% to income before income taxes due to the following:

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Income before income taxes	126,772	139,130	170,447
Computed expected tax expense	31,693	34,783	42,612
Increase (decrease) in income tax expense resulting from:
Unrecognized tax benefit	1,942	4,704	2,915
Non-deductible expenses	515	842	125
Super deduction on research and development expense	—	—	(643)
Change in valuation allowance	(898)	561	4,080
Effect of preferential tax rate	—	—	(2,647)
Effect of tax holiday	(4,129)	(11,329)	—

Actual income tax expense	29,123	29,561	46,442

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Tax holiday effect	(4,129)	(11,329)	—
Basic and diluted earnings per share effect	0.41	1.13	—

        The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities balances as of December 31, 2017 and 2018 are as follows:

	As of December 31,
	2017	2018
	RMB	RMB
Deferred tax assets:
Accrued expenses	6,648	8,632
Deferred government grant	2,792	5,673
Tax losses carried forward	849	4,929
Less: Valuation allowance	(849)	(4,929)

Total deferred income tax assets, net	9,440	14,305

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

13 Income tax (Continued)

	As of December 31,
	2017	2018
	RMB	RMB
Deferred income tax liabilities:
Property and equipment	212	170

        The movements of the valuation allowance are as follows:

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Balance as of January 1,	2,208	1,310	849
(Reduction)/addition of valuation allowance	(898)	561	4,080
Reversal due to disposal of a subsidiary	—	(1,022)	—

Balance as of December 31,	1,310	849	4,929

        The valuation allowance as of December 31, 2017 and 2018 was primarily provided for the deferred income tax assets of certain PRC subsidiaries, which were at cumulative loss positions. In assessing the realization of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilizable. Management considers projected future taxable income and tax planning strategies in making this assessment. As of December 31, 2018, the Company had tax losses carryforwards of RMB19,715. Tax losses of RMB1,150, RMB2,244 and RMB16,321 will expire, if unused, by 2021, 2022 and 2023, respectively.

        A reconciliation of the beginning and ending amount of total unrecognized tax benefits for the years ended December 31, 2016, 2017 and 2018 is as follows:

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Beginning balance	322	2,264	6,968
Additions	1,942	4,704	2,915

Ending balance	2,264	6,968	9,883

        In 2018, the unrecognized tax benefits increased by RMB2,915, relating to the deductibility of certain business expenses incurred during the period. The accrued interest and penalties of RMB1,013 was recognized in the consolidated statements of income as components of income tax expense. The unrecognized tax benefits balance as of December 31, 2017 and 2018 were RMB6,968 and RMB9,883, all of which, if recognized upon audit settlement or statute

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

13 Income tax (Continued)

expiration, would affect the effective tax rate. The unrecognized tax benefits as of December 31, 2017 and 2018 were included in other non-current liabilities. The Company is currently unable to provide an estimate of a range of total amount of unrecognized tax benefits that is reasonably possible to change significantly within the next twelve months.

        For the years ended December 31, 2018, a net expense of RMB1,013 for interest and penalties was recognized in the unaudited condensed consolidated statements of income as components of the income tax provision.

        According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of Yong Xiong Group and its subsidiaries for the years from inception to 2018 are open to examination by the PRC tax authorities.

14 Earnings per share

        Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the period. All applicable share and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect the effect of December Transaction and January Transaction. See note 10(a).

        The Company did not have dilutive ordinary equivalent shares for the years ended December 31, 2016, 2017 and 2018.

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Numerator:
Net income	85,222	104,661	124,005
Denominator:
Weighted average number of ordinary shares outstanding	10,000,000	10,000,000	10,000,000

Basic and diluted earnings per share	8.52	10.47	12.40

15 Comprehensive income

        No consolidated statements of comprehensive income are included as there was no other comprehensive income for the years ended December 31, 2016, 2017 and 2018.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

16 Related party balances and transactions

(a)
Name and relationship with related parties

        The table below sets forth major related parties and their relationships with the Company:

Name of party	Relationship with the Company
Mr. Man Tan	Ultimate controlling shareholder
Ms. Xiaofang Zhou	Shareholder and the spouse of the ultimate controlling shareholder
Mr. Xiong Zhou	Senior Management
Hunan Yong Xiong Law Firm	A general partnership controlled by the ultimate controlling shareholder
Yong Xin Catering	A PRC limited liability company, controlled by the ultimate controlling shareholder, former subsidiary of the Company
Yong Xiong Equity Investment	A PRC limited liability company, controlled by the ultimate controlling shareholder
Hunan Yubang Intellectual Technology Co., Ltd. ("Hunan Yubang Technology")	A PRC limited liability company, controlled by the ultimate controlling shareholder
Hunan Yuxiong Enterprise Management Limited Partnership ("Yuxiong Partnership")	A PRC general partnership, nominee equityholder of Yong Xiong Group
(b)
Transactions with major related parties are summarized as follows:

		Years ended December 31,
	Note	2016	2017	2018
		RMB	RMB	RMB
Rental income derived from:
—Yong Xiong Equity Investment	(i)	—	152	119
—Yuxiong Partnership	(xii)	—	—	5

		—	152	124

IT services income derived from:
—Hunan Yong Xiong Law Firm	(ii)	2,830	—	—
Settlement of IT services income derived from:
—Hunan Yong Xiong Law Firm	(ii)	2,830	—	—
Catering services expense paid to:
—Yong Xin Catering	(iii)	—	595	—

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

16 Related party balances and transactions (Continued)

		Years ended December 31,
	Note	2016	2017	2018
		RMB	RMB	RMB
Settlement of catering services expense paid to:
—Yong Xin Catering	(iii)	—	595	—
Payment of acquisition consideration of a subsidiary to a related party:
—Hunan Yubang Technology	(iv)	5,151	—	—
Consideration for non-controlling interest of a subsidiary to a related party:
—Ms. Xiaofang Zhou	(iv)	—	4,949	—
Payment of consideration for non-controlling interest of a subsidiary to a related party:
—Ms. Xiaofang Zhou	(iv)	—	4,949	—
Interest expenses:
—Mr. Xiong Zhou	(v)	411	—	—
—Ms. Xiaofang Zhou	(v)	252	—	—

		663	—	—

Interest expenses paid to:
—Mr. Xiong Zhou	(v)	411	—	—
—Ms. Xiaofang Zhou	(v)	252	—	—

		663	—	—

Borrowings from related parties:
—Ms. Xiaofang Zhou	(v)	783	4,000	—
—Mr. Xiong Zhou	(v)	—	4,000	—
—Mr. Man Tan	(v)	733	—	—

		1,516	8,000	—

Repayments of borrowings to related parties:
—Mr. Xiong Zhou	(v)	4,000	4,000	—
—Ms. Xiaofang Zhou	(v)	3,000	4,000	—
—Mr. Man Tan	(v)	9,768	—	—

		16,768	8,000	—

Collection on behalf of a related party:
—Hunan Yong Xiong Law Firm	(vii)	—	32,920	—

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

16 Related party balances and transactions (Continued)

		Years ended December 31,
	Note	2016	2017	2018
		RMB	RMB	RMB
Advances from related parties:
—Mr. Xiong Zhou	(vi)	—	1,313	250
—Hunan Yong Xiong Law Firm	(vi)	38,280	23,909	—
—Mr. Man Tan	(vi)	—	—	72,938

		38,280	25,222	73,188

Repayments of advances from related parties:
—Hunan Yong Xiong Law Firm	(vi)	88,008	—	—
—Mr. Man Tan	(vi)	5,915	—	924
—Ms. Xiaofang Zhou	(vi)	2,981	—	—
—Mr. Xiong Zhou	(vi)	594	—	132

		97,498	—	1,056

Advances to related parties:
—Yong Xiong Equity Investment	(viii)	—	75,302	44,858
—Mr. Man Tan	(viii)	11,532	—	20,000
—Yong Xin Catering	(viii)	—	3,227	29
—Ms. Xiaofang Zhou	(viii)	34,163	1,750	1,324

		45,695	80,279	66,211

Collection of advance to related parties:
—Mr. Man Tan	(viii)	—	8,943	5,687
—Ms. Xiaofang Zhou	(viii)	—	—	7,982
—Yongxiong Investment	(viii)	—	—	20,509

		—	8,943	34,178

Consideration for disposal of a subsidiary to a related party:
—Yongxiong Investment	(ix)	—	3,000	—

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

16 Related party balances and transactions (Continued)

        Amounts due from and due to major related parties are summarized as follows, all balances with related parties are interest-free and due on demand.

		As of December 31,
	Note	2017	2018
		RMB	RMB
Amounts due from related parties:
—Yong Xiong Equity Investment	(i)(viii)(ix)(xi)	78,454	9
—Ms. Xiaofang Zhou	(viii)(xi)	35,913	—
—Yong Xin Catering	(viii)(xi)	3,227	—
—Mr. Man Tan	(viii)(x)(xi)	—	—
—Yuxiong Partnership	(xii)	—	5

Total		117,594	14

Amounts due to related parties:
—Mr. Man Tan	(x)(xi)	74,939	—
—Mr. Xiong Zhou	(v)(vi)(xi)	2,666	—
—Hunan Yong Xiong Law Firm	(ii)(vi)(vii)(x)(xi)	—	—

Total		77,605	—

Note:

(i)
The Company rents a floor of its office building with 1,180 square meters to Yong Xiong Equity Investment from April 2017 to December 2020, with fixed monthly rental fee of RMB18 (included value added tax). In July 2018, the Company modified the rental contract with Yong Xiong Equity Investment and rents its office building with 98 square meters to Yong Xiong Equity Investment from July 2018 to June 2021, with fixed monthly rental fee of RMB2.9 (included value added tax). Rental receivables of RMB262 from Yong Xiong Equity Investment were settled in the set-off arrangement on December 19, 2018 (Note 16(b)(xi)). As of December 31, 2017 and 2018, rental receivables of RMB152 and RMB9 from Yong Xiong Equity Investment remained outstanding, respectively.

(ii)
Yubang Software provided IT services to Hunan Yong Xiong Law Firm in 2016 and generated IT service income of RMB2,830, which was included in revenue and was settled in 2016.

(iii)
Yong Xin Catering offered catering services to the Company and charged service fee of RMB595 after Yong Xin Catering was sold to Yong Xiong Equity Investment, which was included in general and administrative expenses. The service fee was settled in 2017.

(iv)
In July 2015, the Company acquired 51% equity interests in Yubang Software from Hunan Yubang Technology. The consideration of RMB5,151 was paid in 2016.

In March, 2017, the Company further acquired the remaining 49% equity interest in Yubang Software from Ms. Xiaofang Zhou at a cash consideration of RMB4,949, increasing its ownership from 51% to 100% (Note 10(b)). The cash consideration was settled in 2017.

(v)
In 2015, the Company borrowed RMB4,000 and RMB2,217 with interest rate of 24% per annum from Mr. Xiong Zhou and Ms. Xiaofang Zhou with total interest expense of RMB411 and RMB252, respectively. Such loans and related interest expenses were settled in June 2016.

In 2016, the Company borrowed interest-free loan RMB783 and RMB733 from Ms. Xiaofang Zhou and Mr. Man Tan. Such loan was repaid in the same year. In 2016, the Company repaid the interest-free borrowing of RMB9,035 to Mr. Man Tan, which was lent to the Company during 2015.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

16 Related party balances and transactions (Continued)

  In 2017, the Company borrowed interest-free loan of RMB4,000 and RMB4,000 from Ms. Xiaofang Zhou and Mr. Xiong Zhou. Such loans were repaid in the same year.

(vi)
The unsettled balances of advances from Hunan Yong Xiong Law Firm, Mr. Man Tan, Ms. Xiaofang Zhou and Mr. Xiong Zhou as of December 31, 2015 were RMB70,427, RMB5,915, RMB2,981, and RMB1,947, respectively.

In 2016, the Company received interest-free cash advance of RMB38,280 from Hunan Yong Xiong Law Firm. The Company repaid interest-free cash advance of RMB88,008, RMB5,915, RMB2,981 and RMB594 to Hunan Yong Xiong Law Firm, Mr. Man Tan, Ms. Xiaofang Zhou and Mr. Xiong Zhou, respectively.

In 2017, the Company received interest-free cash advance of RMB23,909 and RMB1,313 from Hunan Yong Xiong Law Firm and Mr. Xiong Zhou, respectively.

In 2018, the Company received interest-free cash advance of RMB72,938, and RMB250 from Mr. Man Tan, and Mr. Xiong Zhou, respectively. The Company repaid interest-free cash advance of RMB924 and RMB132 to Mr. Man Tan and Mr. Xiong Zhou, respectively.

(vii)
On April 1, 2017, the Company assumed the right to provide collections services to a third party under three debt collection contracts from Hunan Yong Xiong Law Firm, pursuant to an agreement entered into among the Company, Hunan Yong Xiong Law Firm and the third party. Hunan Yong Xiong Law Firm was originally engaged to provide collection services to the third party under such debt collection contracts and provided collection services prior to April 1, 2017. After April 1, 2017, the Company provided collection services to the third party exclusively. Under these collection contracts, the Company collected commission payments on behalf of Hunan Yong Xiong Law Firm amounting to RMB32,920.

(viii)
In 2016, the Company provided interest-free cash advance to Mr. Man Tan and Ms. Xiaofang Zhou of RMB11,532 and RMB34,163.

In 2017, the Company provided interest-free cash advance to Yong Xiong Equity Investment, Yong Xin Catering and Ms. Xiaofang Zhou of RMB75,302, RMB3,227 and RMB1,750. The Company collected interest-free cash advance of RMB8,943 from Mr. Man Tan.

In 2018, the Company provided interest-free cash advance to Yong Xiong Equity Investment, Mr. Man Tan, Yong Xin Catering and Ms. Xiaofang Zhou of RMB44,858, RMB20,000, RMB29 and RMB1,324, respectively.

  Pursuant to the agreement entered into among the Company, Mr. Man Tan and Yong Xiong Equity Investment on December 6, 2018, the amounts due from Mr. Man Tan of RMB20,000 was transferred to Yong Xiong Equity Investment. In 2018, the Company collected interest-free cash advance of RMB5,687, RMB7,982 and RMB20,509 from Mr. Man Tan, Ms. Xiaofang Zhou and Yong Xiong Equity Investment, respectively.

(ix)
On March 21, 2017, the Company disposed all of its interest in Yong Xin Catering to Yong Xiong Equity Investment at a consideration of RMB3,000 (Note 10(b)).

(x)
Hunan Yong Xiong Law Firm was dissolved in November 2017. Upon its dissolution, the amount due to Hunan Yong Xiong Law Firm of RMB77,528 by the Company was transferred to Mr. Man Tan. RMB2,589 was offset against the amount due from him by the Company.

(xi)
Pursuant to the agreements entered into among the Company, Yong Xiong Equity Investment, Ms. Xiaofang Zhou, Yong Xin Catering, Mr. Man Tan and Mr. Xiong Zhou on December 19, 2018, the Company settled the amounts due from Yong Xiong Equity Investment, Ms. Xiaofang Zhou and Yong Xin Catering of RMB149,737, against the same amounts due to Mr. Man Tan and Mr. Xiong Zhou.

(xii)
The Company rents a floor of its office building with 98.33 square meters to Yuxiong Partnership from November 2018 to November 2021, with fixed monthly rental fee of RMB2.9 (included value added tax). As of December 31, 2018, rental receivables of RMB5 from Yuxiong Partnership was outstanding.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

16 Related party balances and transactions (Continued)

(c)
Bank loans guaranteed by related parties

        During the years ended December 31, 2016, 2017 and 2018:

  (i)
  a bank loan of RMB1,600 with loan period from August 20, 2015 to January 27, 2016 was secured by a property owned by Ms. Xiaofang Zhou;

  (ii)
  a bank loan of RMB1,600 with loan period from March 1, 2016 to August 31, 2016 was secured by a property owned by Ms. Xiaofang Zhou, jointly guaranteed by Mr. Man Tan and Ms. Xiaofang Zhou;

  (iii)
  a bank loan of RMB42,290 with loan period from March 30, 2016 to March 29, 2024 was guaranteed by Mr. Man Tan; and

  (iv)
  a bank loan of RMB38,000 with loan period from July 21, 2017 to October 21, 2017 was secured by a property owned by Mr. Xiong Zhou.

        No guarantee fee was paid to Mr. Man Tan, Ms. Xiaofang Zhou or Mr. Xiong Zhou.

(d)
Guarantee issued for a related party

        During the year ended December 31, 2016, the Company provided guarantee for Hunan Yong Xiong Law Firm for a loan of RMB5,000 with loan period from October 13, 2015 to May 9, 2016, by securing its property and equipment with net book value of RMB7,529 at December 31, 2015. The guarantee was released upon settlement of the loan by Hunan Yong Xiong Law Firm during the year ended December 31, 2016.

17 Commitments and Contingencies

        The Company leases from the landlords a number of office premises and staff apartments under operating leases. The leases typically run for an initial period of between one and seven years. None of the leases includes contingent rentals.

        Non-cancellable operating lease rentals as of December 31, 2018 are payable as follows:

RMB
Years ending December 31,
2019	46,362
2020	44,519
2021	38,085
2022	31,301
2023	11,097
Thereafter	48

Total	171,412

        Gross rent expenses incurred under operating leases were RMB15,322, RMB25,564 and RMB39,193 for the years ended December 31, 2016, 2017 and 2018, respectively. Sublease rental income of nil, RMB207 and RMB644, for the years ended December 31, 2016, 2017 and 2018, respectively, was recognized as reduction of gross rental expenses.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

18 Subsequent events

        Management has considered subsequent events through September 5, 2019, which was the date the consolidated financial statements were issued:

(a)
Incorporation of Shanghai WFOE

        On January 12, 2019, YX HK established a wholly-owned subsidiary in China, Shanghai Yong Xiong Information Technology Services Co., Ltd. ("Shanghai WFOE"). YX Asset entered into a series of contractual arrangements and agreements with Shanghai WFOE, Yong Xiong Group and Yong Xiong Group's equityholders on January 12, 2019, which included the exclusive consultation and service agreement, exclusive option agreement, equity pledge agreement, shareholder voting proxy agreement and powers of attorney, and financial support undertaking letter that contain the same terms and conditions as those entered into on November 8, 2018 among YX Asset, Hunan WFOE, Yong Xiong Group and Yong Xiong Group's equityholders as detailed in Note 1(b). These arrangements and agreements superseded those entered into on November 8, 2018. As a result of these arrangements and agreements, YX Asset continues to be the primary beneficiary of Yong Xiong Group and the consolidated financial statements of Yong Xiong Group continues to be consolidated in YX Asset's consolidated financial statements.

(b)
Transaction with Zhong Ping Vehicle and Lugu

        On January 28, 2019, Mr. Man Tan, YX Asset and a third party, Shanghai Hengxiong Enterprise Management Consulting Limited Partnership ("Zhong Ping Vehicle", an affiliate of Shanghai Zhong Ping Guo Jing M&A Equity Investment Fund Limited Partnership ("Zhong Ping Capital")), entered into an amended and restated shares sale and purchase agreement, pursuant to which Zhong Ping Vehicle agreed to acquire 2,000,000 ordinary shares of YX Asset from Mr. Man Tan with a total consideration of RMB300,000, representing 20% equity interest of YX Asset immediately prior to the completion of this transaction. In November 2018, Zhong Ping Vehicle and Mr. Man Tan entered into an equity transfer agreement, pursuant to which Zhong Ping Vehicle agreed to purchase a nominal 0.0001% equity interest of Yong Xiong Group from Mr. Man Tan, the above mentioned two transactions were collectively referred to as the Zhong Ping Transactions. At the closing of the Zhong Ping Transactions, the ordinary shares of YX Asset transferred to Zhong Ping Vehicle were to be re-designated as Series A convertible preferred shares ("Series A preferred shares"). The completion of Zhong Ping Transactions was March 15, 2019.

        On January 28, 2019, YX Management Holding Ltd., an entity wholly-owned by Mr. Man Tan, YX Asset and a third party, Changsha Lugu Hi-Tech Mobile Internet Venture Capital Co., Ltd. ("Lugu"), entered into an amended and restated shares sale and purchase agreement, pursuant to which Lugu agreed to acquire 60,000 ordinary shares of YX Asset from YX Management Holding Ltd. with a total consideration of RMB9,000, representing 0.6% equity interest of YX Asset immediately prior to the completion of this transaction ("the Lugu Transaction"). At the closing of the Lugu Transaction, the ordinary shares of YX Asset transferred to Lugu were to be re-designated as Series A preferred shares. The Lugu Transaction was completed on March 15, 2019.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

18 Subsequent events (Continued)

        YX Asset has further amended the series of contractual arrangements and agreements with Shanghai WFOE, Yong Xiong Group and Yong Xiong Group's equityholders after the Zhong Ping Transaction in March 2019 as a result of the change of the ownership structure of the VIE. Such arrangements and agreements contain the same terms and conditions as those entered into on January 12, 2019.

(c)
Transaction with Rainflower and EP Next China

        On August 1, 2019, YX Asset, Mr. Man Tan and an independent third party, Rainflower Investment Limited ("Rainflower"), entered into Series B Redeemable Convertible Preferred Shares ("Series B preferred shares") purchase agreement, pursuant to which YX Asset agreed to issue 100 Series B preferred shares to Rainflower with a total cash consideration of USD15,000 ("the Rainflower Transaction"). The Rainflower Transaction was completed on August 8, 2019.

        On August 12, 2019, YX Asset, Mr. Man Tan and an independent third party, EP Next China Fund I, LLC ("EP Next China"), entered into Series C Redeemable Convertible Preferred Shares("Series C Shares") purchase agreement, pursuant to which YX Asset agreed to issue 50 Series C Shares to EP Next China with a total cash consideration of USD5,000 ("the EP Next China Transaction"). The EP Next China Transaction was completed on August 16, 2019.

19 Parent only financial information

        The following presents condensed parent company financial information of YX Asset.

YX ASSET RECOVERY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

19 Parent only financial information (Continued)

Condensed Balance Sheets

	As of December 31,
	2017	2018
	RMB	RMB
ASSETS
Investment to subsidiaries	209,682	333,687
Other non-current assets	—	9,450

Total assets	209,682	343,137

LIABILITIES AND SHAREHOLDERS' EQUITY
Amounts due to subsidiaries	—	9,450

Total liabilities	—	9,450

SHAREHOLDERS' EQUITY
Ordinary shares (US$0.001 par value; 100,000,000 and 100,000,000 shares authorized as of December 31, 2017 and 2018; nil and 10,000,000 shares issued and outstanding as of December 31, 2017 and 2018)	—	69
Subscription receivable	—	(69)
Additional paid-in capital	77,926	77,926
Retained earnings	131,756	255,761

Total shareholders' equity	209,682	333,687

Total liabilities and shareholders' equity	209,682	343,137

Condensed Statements of Income

	Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Equity in income of subsidiaries	85,222	104,661	124,005

Income before income taxes	85,222	104,661	124,005

Income tax expense	—	—	—

Net income	85,222	104,661	124,005

Condensed Statements of Cash Flow

Years ended December 31,
	2016	2017	2018
	RMB	RMB	RMB
Net cash provided by operating activities	—	—	—
Net cash provided by investing activities	—	—	—
Net cash provided by financing activities	—	—	—

YX ASSET RECOVERY LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of RMB, except share data and per share data)

	Note	As of December 31, 2018	As of June 30, 2019
		RMB	RMB
ASSETS
Current assets
Cash		61,806	93,464
Accounts receivable	10(b)	250,591	247,535
Contract assets	10(b)	3,725	828
Amounts due from related parties	14	14	177
Prepaid expenses and other current assets	2	15,037	37,307

Total current assets		331,173	379,311

Property and equipment, net	3	192,336	194,326
Land use right, net	4	23,917	23,605
Deferred income tax assets	12	14,305	22,174
Other non-current assets	5	24,599	21,946

Total assets		586,330	641,362

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term bank loans, including current portion of long-term bank loan (including short-term bank loans of VIE of RMB4,961 and RMB29,639 as of December 31, 2018 and June 30, 2019, respectively)	6	4,961	29,639
Income tax payable (including income tax payable of VIE of RMB41,431 and RMB 34,929 as of December 31, 2018 and June 30, 2019, respectively)		41,431	34,929
Accrued expenses and other payables (including accrued expenses and other payables of VIE of RMB146,044 and RMB126,713 as of December 31, 2018 and June 30, 2019, respectively)	7	146,044	126,713

Total current liabilities		192,436	191,281

Long-term bank loan, excluding current portion (including long-term bank loan, excluding current portion of VIE of RMB25,314 and RMB22,703 as of December 31, 2018 and June 30, 2019, respectively)	6	25,314	22,703
Other long-term payables (including other long-term payables of VIE of RMB2,148 and RMB2,086 as of December 31, 2018 and June 30, 2019, respectively)		2,148	2,086
Deferred government grant (including deferred government grant of VIE of RMB 22,692 and RMB22,419 as of December 31, 2018 and June 30, 2019, respectively)		22,692	22,419
Deferred income tax liabilities (including deferred income tax liabilities of VIE of RMB170 and RMB148 as of December 31, 2018 and June 30, 2019, respectively)	12	170	148
Other non-current liabilities (including other non-current liabilities of VIE of RMB9,883 and RMB10,197 as of December 31, 2018 and June 30, 2019, respectively)	12	9,883	10,197

Total liabilities		252,643	248,834

Commitments and contingencies	15
SHAREHOLDERS' EQUITY
Ordinary Shares (US$0.001 par value; 100,000,000 and 97,940,000 shares authorized, 10,000,000 and 7,940,000 shares issued and outstanding as of December 31, 2018 and June 30, 2019, respectively)	8(a)	69	55
Series A Convertible Preferred shares ("Series A preferred shares") (US$0.001 par value; nil and 2,060,000 shares authorized, issued and outstanding as of December 31, 2018 and June 30, 2019, respectively)	8(b)	—	14
Subscription receivable		(69)	(69)
Additional paid-in capital		77,926	104,436
Retained earnings		255,761	288,092

Total shareholders' equity		333,687	392,528

Total liabilities and shareholders' equity		586,330	641,362

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YX ASSET RECOVERY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands of RMB, except share data and per share data)

		Six Months Ended June 30,
	Note	2018	2019
		RMB	RMB
Revenues	10	292,964	515,116
Cost of revenues		(200,056)	(381,914)

Gross profit		92,908	133,202
Selling and marketing expenses		(263)	(111)
General and administrative expenses		(27,710)	(76,658)

Income from operations		64,935	56,433
Interest income		40	88
Interest expense		(1,251)	(1,463)
Government grants	11	358	7,039

Income before income taxes		64,082	62,097
Income tax expense	12	(16,638)	(29,766)

Net income		47,444	32,331

Basic and diluted earnings per share	13	4.74	2.51

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YX ASSET RECOVERY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of RMB, except share data and per share data)

	Six Months Ended June 30,
	2018	2019
	RMB	RMB
Cash flows from operating activities:
Net income	47,444	32,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,389	13,541
Amortization of land use right	312	312
Losses on disposal of property and equipment	—	3,449
Deferred government grant	(131)	(273)
Deferred income tax expense / (benefit)	476	(7,891)
Share-based compensation	—	26,510
Changes in operating assets and liabilities:
Accounts receivable	(20,585)	3,056
Contract assets	13,545	2,897
Amounts due from related parties	(102)	(163)
Prepaid expenses and other current assets	(40,719)	(22,270)
Other non-current assets	(3,016)	(437)
Income tax payable	(1,007)	(6,502)
Accrued expenses and other liabilities	29,900	(7,302)
Other non-current liabilities	750	314

Net cash provided by operating activities	35,256	37,572

Cash flows from investing activities:
Purchases of property and equipment	(37,191)	(23,316)
Proceeds from sale of property and equipment	—	244
Advances to related parties	(44,386)	(200)
Collection of advance to a related party	7,914	200

Net cash used in investing activities	(73,663)	(23,072)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YX ASSET RECOVERY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands of RMB, except share data and per share data)

	Six Months Ended June 30,
	2018	2019
	RMB	RMB
Cash flows from financing activities:
Advances from related parties	13,073	—
Repayments of advances from related parties	(1,056)	—
Proceeds from bank loans	—	34,505
Repayment of bank loans	(2,277)	(12,438)
Repayment of long-term payables	(586)	(444)
Payment for IPO cost	(425)	(4,465)

Net cash provided by financing activities	8,729	17,158

Net (decrease) increase in cash	(29,678)	31,658
Cash at the beginning of the period	44,830	61,806

Cash at the end of the period	15,152	93,464

Supplemental disclosures of cash flow information
Interest paid	1,322	1,304
Income tax paid	16,419	43,845
Supplemental disclosures of non-cash investing and financing activities
Payable for construction of building and purchase of equipment	5,816	5,546
Accrual of IPO expenses	882	180

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data)

1 Summary of Significant Accounting Policies

(a)   Basis of preparation

        The accompanying unaudited condensed consolidated financial statements of YX Asset Recovery Limited ("YX Asset"), its wholly owned subsidiaries and consolidated variable interest entity Hunan Yong Xiong Asset Management Group Co., Ltd. (the "Yong Xiong Group" or "VIE") and the VIE's subsidiaries (collectively, referred to hereinafter as the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). The condensed consolidated balance sheet as of December 31, 2018 was derived from the audited consolidated financial statements of the Company. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheet of the Company as of December 31, 2018, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. In the opinion of the Company's management, the accompanying unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary to present a fair statement of the financial position as of June 30, 2019, the results of operations and cash flows for the six months ended June 30, 2018 and 2019.

        The Company's business is seasonal and it generally generates less revenue from its debt collection services in the first quarter than the other quarters due to the traditional Lunar New Year holiday.

        The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates include, but not limited to, variable consideration, collectability of accounts receivable, recoverability of contract assets, the useful lives and recoverability of property and equipment and land use right, the realizability of deferred income tax assets, accrual for income tax uncertainties and the fair value of share based compensation awards, ordinary shares and convertible preferred shares. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

        The Company's operations are primarily conducted through VIE and VIE's subsidiaries. The following unaudited consolidated financial information of the Company's VIEs, Yong Xiong Group, as of December 31, 2018 and June 30, 2019, and for the six months ended

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

1 Summary of Significant Accounting Policies (Continued)

June 30, 2018 and 2019, have been included in the accompanying unaudited condensed consolidated financial statements of the Company as follows:

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
ASSETS
Current assets
Cash	61,806	93,464
Accounts receivable	250,591	247,535
Contract assets	3,725	828
Amounts due from related parties	14	177
Prepaid expenses and other current assets	15,037	37,307

Total current assets	331,173	379,311

Property and equipment, net	192,336	194,326
Land use right, net	23,917	23,605
Amounts due from a related party*	9,450	11,467
Deferred income tax assets	14,305	22,174
Other non-current assets	15,149	10,479

Total assets	586,330	641,362

Current liabilities
Short-term bank loans, including current portion of long-term bank loan	4,961	29,639
Income tax payable	41,431	34,929
Accrued expenses and other payables	146,044	126,713

Total current liabilities	192,436	191,281

Long-term bank loan, excluding current portion	25,314	22,703
Other long-term payables	2,148	2,086
Deferred government grant	22,692	22,419
Deferred income tax liabilities	170	148
Other non-current liabilities	9,883	10,197

Total liabilities	252,643	248,834

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

1 Summary of Significant Accounting Policies (Continued)

	Six months ended June 30,
	2018	2019
	RMB	RMB
Revenues	292,964	515,116
Net income	47,444	58,841
Net cash provided by operating activities	35,256	37,572
Net cash used in investing activities	(73,663)	(23,072)
Net cash provided by financing activities	8,729	17,158
Net (decrease) increase in cash	(29,678)	31,658

*
Amounts due from a related party represent the amounts due from YX Asset, which are eliminated upon consolidation.

(b)   Fair value of financial instruments

        The carrying amounts of cash, accounts receivable, contract assets, amounts due from related parties, prepaid expenses and other current assets, short-term bank loans, income tax payable and accrued expenses and other payables as of June 30, 2019 approximate their fair value because of the short maturity of these instruments.

        The carrying amounts of long-term bank loan and other long-term payables as of June 30, 2019 approximate their fair values since the interest rates of these instruments approximate rates currently offered by the Company's bankers for similar debt instruments of comparable maturities.

(c)   Concentration of risks

        The Company generates revenues from commercial banks and on-line lenders. Revenues from major customers, which individually exceeded 10% of the Company's revenues, are as follows:

	Six Months Ended June 30,
	2018 RMB	% of Revenues	2019 RMB	% of Revenues
Customer A	128,178	44%	171,936	33%
Customer E	15,884	5%	69,614	14%
Customer B	73,420	25%	57,712	11%
Customer D	40,938	14%	87,768	17%

Total	258,420	88%	387,030	75%

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

1 Summary of Significant Accounting Policies (Continued)

        Customers accounting for 10% or more of accounts receivable are as follows:

	As of December 31, 2018		As of June 30, 2019
	RMB	% of Accounts Receivable	RMB	% of Accounts Receivable
Customer A	34,301	14%	59,427	24%
Customer B	102,431	41%	40,644	16%
Customer G	32,862	13%	33,506	14%
Customer D	22,365	9%	40,482	16%
Customer F	34,602	14%	14,596	6%

Total	226,561	91%	188,655	76%

        Customers accounting for 10% or more of contract assets are as follows:

	As of December 31, 2018		As of June 30, 2019
	RMB	% of Contract Assets	RMB	% of Contract Assets
Customer C	—	0%	275	33%
Customer D	3,725	100%	—	0%
Customer I	—	0%	553	67%

Total	3,725	100%	828	100%

        Customers accounting for 10% or more of deposits paid/payable are as follows:

	As of December 31, 2018		As of June 30, 2019
	RMB	% of Deposits Assets	RMB	% of Deposits Assets
Customer D	4,376	100%	25,519	98%

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

2 Prepaid expenses and other current assets

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
Deposits (Note 10(b))	4,376	26,149
Prepayments and other receivables	9,594	11,124
Others	1,067	34

Total	15,037	37,307

3 Property and equipment, net

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
Cost:
Buildings	118,009	118,009
Leasehold improvements and decoration of buildings	51,703	54,434
Machinery and electronic equipment	40,364	51,208
Office equipment	18,895	17,984
Motor vehicles	4,933	7,295
Construction in progress	1,905	1,152

Total cost	235,809	250,082
Less: Accumulated depreciation	43,473	55,756

Property and equipment, net	192,336	194,326

        Depreciation expense for property and equipment was allocated to the following:

	Six Months Ended June 30,
	2018	2019
	RMB	RMB
Cost of revenues	5,739	10,290
General and administrative expenses	2,650	3,251

Total	8,389	13,541

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

4 Land use right, net

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
Cost	24,957	24,957
Less: Accumulated amortization	1,040	1,352

Land use right, net	23,917	23,605

        Amortization expenses of land use right of RMB312 were included in general and administrative expenses and cost of revenue for the six months ended June 30, 2018 and 2019 respectively.

5 Other non-current assets

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
Deferred offering costs	9,450	11,467
Prepayment for property and equipment	5,477	370
Rental deposits	2,669	1,997
Deferred employee benefit	7,003	8,112

Total	24,599	21,946

6 Bank loans

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
Short-term bank loans (a)	—	24,506
Current portion of long-term bank loan (b)	4,961	5,133

Sub-total	4,961	29,639
Long-term bank loan, excluding current portion (b)	25,314	22,703

Total bank loans	30,275	52,342

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

6 Bank loans (Continued)

(a)   Short-term bank loans

        The Company's short-term bank loans consisted of the following:

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
—Secured short-term bank loan	—	24,506

        In April 2019, Yong Xiong Group entered into a credit arrangement with a financial institution that provided a one year term revolving credit facility up to RMB 31,000. During the six months ended June 30, 2019, RMB 24,506 was utilized within such arrangement.

        The short-term bank loan bears an annual interest rate of 6.09% as of June 30, 2019. The loan should only be used to pay deposits to banks. As of June 30, 2019, the Company was in compliance with the covenant.

        As of June 30, 2019, this short-term bank loan was guaranteed by Mr. Man Tan and Ms. Xiaofang Zhou (Note 13(c)(ii)), the controlling shareholders of the Company and was secured by buildings in the amount of RMB46,790.

(b)   Long-term bank loan

        The Company's long-term bank loan consisted of the following:

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
—Secured and guaranteed long-term bank loan—current portion	4,961	5,133
—Secured and guaranteed long-term bank loan—non-current portion	25,314	22,703

	30,275	27,836

        Long-term bank loan with loan period from March 30, 2016 to March 29, 2024 from a financial institution was a mortgage loan with a building pledged to the bank. This loan was interest-bearing at 6.86% per annum. The loan should only be used for the acquisition of a building. As of June 30, 2019, the Company was in compliance with the covenant.

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

6 Bank loans (Continued)

        As of June 30, 2019, this long-term bank loan was guaranteed by Mr. Man Tan (Note 13(c)(i)), the controlling shareholder of the Company and was secured by asset as below:

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
Property and equipment, net
Building	58,806	58,122

        The aggregate maturities of this long-term bank loan for each of the five years and thereafter subsequent to June 30, 2019 is as follows:

RMB
Six months ending December 31, 2019	2,522
2020	5,312
2021	5,688
2022	6,091
2023	6,522
2024	1,701

27,836

7 Accrued expenses and other payables

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
Deposits payable	—	530
Accrued payroll and benefits	96,965	94,655
VAT and other tax payables	20,059	15,688
IPO costs payable	2,628	180
Accrual of professional fee	3,825	2,585
Payable for construction of building and purchase of equipment	14,745	5,546
Rental payables	1,911	2,399
Payables for staff reimbursement	409	402
Others	5,502	4,728

Total	146,044	126,713

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

8 Shareholders' Equity

(a)   Ordinary shares

        On March 15, 2019, Mr. Man Tan transferred 2,000,000 ordinary shares of YX Asset to a third party, Shanghai Hengxiong Enterprise Management Consulting Limited Partnership ("Zhong Ping Vehicle") in exchange for a cash consideration of RMB300,000. On the same date, YX Management Holding Ltd., an entity wholly-owned by Mr. Man Tan, transferred 60,000 ordinary shares of YX Asset to a third party, Changsha Lugu Hi-Tech Mobile Internet Venture Capital Co., Ltd ("Lugu") in exchange for a cash consideration of RMB9,000. On the same day, YX Asset re-designated 2,000,000 and 60,000 ordinary shares held by Zhong Ping Vehicle and Lugu respectively to Series A preferred shares, thus the number of authorized ordinary shares were reduced from 100,000,000 to 97,940,000 and the number of issued and outstanding ordinary shares was reduced from 10,000,000 to 7,940,000 respectively. The Company did not receive any proceeds from this transaction.

(b)   Series A preferred shares

        As described above, on March 15, 2019, 2,060,000 ordinary shares of YX Asset were transferred to Zhong Ping Vehicle and Lugu and re-designated as Series A preferred shares. According to the agreement between Mr. Man Tan, Zhong Ping Vehicle and Lugu, if YX Asset fails to complete a Qualified Initial Public Offering ("QIPO") on or before March 14, 2022, the third anniversary of the Series A preferred shares, the holders of Series A preferred shares has the option to request Mr. Man Tan and Ms. Xiaofang Zhou to redeem, up to all of the Series A preferred shares held by the investors. QIPO is defined as an Initial Public Offering of YX Asset in which the estimated value of the shares owned by Zhong Ping Vehicle shall be no less than RMB400,000, and the annualized return of the investors of Series A preferred shares shall be no less than 12%.

        YX Asset classifies Series A preferred shares as permanent equity in the consolidated balance sheets since YX Asset is not obligated in any events to redeem Series A preferred shares. The Company considered that such re-designation, in substance, was the same as repurchase and cancellation of the ordinary shares and simultaneously an issuance of the preferred shares. The difference between the fair value of the Series A preferred shares and ordinary shares was inconsequential.

Conversion Right

        Each Series A preferred shares is convertible, at the option of the holder, at any time after the issuance date according to a conversion ratio, subject to adjustments for dilution, including but not limited to share dividends, subdivisions, combinations or consolidation of ordinary shares, and certain other events. Each Series A preferred shares is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price. The conversion price of each redeemable convertible preferred share is the same as its original issuance price and no adjustments to conversion price have occurred. As of June 30, 2019, each Series A preferred shares is convertible into one ordinary share.

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

8 Shareholders' Equity (Continued)

        Each Series A preferred Share shall automatically be converted into ordinary share at a 1-to-1 initial conversion ratio immediately upon the closing of a QIPO, or upon the written election delivered to YX Asset by the holders of at least a majority of the then outstanding Series A preferred shares to convert the Series A preferred shares to ordinary shares.

Liquidation Preference

        In the event of any liquidation prior to the QIPO, the liquidation preference of Series A preferred shares is preferable to ordinary shares. After the payment of the principle amount and annual interest of 12% to the holders of Series A preferred shares, the remaining assets of the Company available for distribution to the shareholders, if any, shall be distributed to all the shareholders (including the investors of Series A preferred shares) on a pro rata and as-converted basis.

Voting Right

        Each Series A preferred shares shall be entitled to that number of votes corresponding to the number of ordinary shares on an as-converted basis and vote together on all matters submitted for vote.

Dividend Right

        Each holder of Series A preferred shares shall be entitled to receive dividends at a simple rate of 8% of the Series A preferred shares issue price, respectively, per annum, prior and in preference to any dividend on the ordinary shares. Such dividends shall be payable only when, as, and if declared by board of directors and shall be noncumulative.

        Each holder of Series A preferred shares shall participate in any subsequent distribution among the ordinary shares and Series A preferred shares pro rata based on the number of ordinary shares held by such holder of Series A preferred shares (calculated on an as-converted basis).

9 Share-based compensation

Employee Incentive Arrangement to 10 employees ("2018 Employee Plan")

        On May 20, 2019, Mr. Zhongwen Wu, an employee who has been awarded 130,000 ordinary shares of YX Asset held by the founder pursuant to the 2018 Employee Plan, resigned from the Company. Mr. Man Tan has decided not to repurchase from the employee the awarded shares at original price, according to the original vesting condition. It represents a modification of accelerating vesting that at the date of the modification, the award is not expected to vest under the original vesting condition. Hence, total compensation cost recognized is equal to the modified award's fair value at the date of the modification. Compensation cost of RMB26,510 was recognized immediately as general and administrative expenses upon the modification.

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

9 Share-based compensation (Continued)

        The estimated fair value of the underlying ordinary shares of YX Asset on the modification day was determined by management based on a retrospective valuation conducted by an independent valuation firm. The Company first determined its enterprise value by using income approach, which required the estimation of future free cash flow, and the application of an appropriate discount rate of 16.60% with reference to comparable listed companies engaged in the similar industry to convert such future cash flows to a single present value. In addition, the Company determined the value of preferred shares and ordinary shares by using equity allocation method with expected volatility and risk free interest rate of 53.17% and 2.36%, respectively. Discount for lack of marketability, taking into consideration the plans for and status of the Company's proposed initial public offering and post-vesting condition of restricted share of 10.81% was applied to arrive at the fair value of the restricted shares as of May 20, 2019

10 Revenues

(a)   Disaggregation of revenues

        All of the Company's revenues are generated in the PRC. The principal activity of the Company is rendering of debt collection services to financial institutions in the PRC.

        Disaggregation of revenues from contracts with customers by major service lines for the six months ended June 30, 2018 and 2019 is as follows:

	Six Months Ended June 30,
	2018	2019
	RMB	RMB
Collection of credit card debts	255,586	372,431
Collection of other debts	37,276	142,574
Others	102	111

Total	292,964	515,116

        All credit card debts relate to commercial banks, and other debts relate to on-line lenders.

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

10 Revenues (Continued)

(b)   Contract balances

        The following table provides information about balances from contracts with customers:

	As of December 31, 2018	As of June 30, 2019
	RMB	RMB
Accounts receivable	250,591	247,535
Contract assets	3,725	828
Deposits, which are included in "prepaid expenses and other current assets"	4,376	26,149

        Significant changes in the contract assets balances for the six months ended June 30, 2018 and 2019 are as follows:

	2018	2019
	RMB	RMB
Contract assets as of January 1,	23,059	3,725
Reclassification of the beginning contract assets to accounts receivable, as the result of rights to consideration becoming unconditional	(23,059)	(3,725)
Contract assets recognized with the recognition of revenue during the period	145,054	162,315
Reclassification to accounts receivable, as the result of rights to consideration becoming unconditional during the period	(135,540)	(161,487)

Contract assets as of June 30,	9,514	828

(c)   Transaction price allocated to the remaining performance obligations

        The Company applies the practical expedient in ASC 606 to its remaining debt collection service contracts and does not disclose information about transaction price to be allocated to the remaining performance obligation, including the variable component of the transaction price, because all the remaining debt collection service contracts had an original expected duration of one year or less. The remaining durations of the debt collection service contracts ranged from 1 month to 7 months and 1 month to 4 months as of December 31, 2018 and June 30, 2019, respectively.

11 Government grants

        Government grants for the six months ended June 30, 2019 mainly include the financial support of RMB6,707 received from local government of Xinhua County in the PRC with no future related costs or obligations.

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

12 Income tax

        The effective income tax rate for the six months ended June 30, 2018 and 2019 was 26% and 48% respectively. The effective income tax rate for the six months ended June 30, 2018 differs from the PRC statutory income tax rate of 25% primarily due to the effect of the unrecognized tax benefits and change in valuation allowance, partially offset by the effect of the preferential income tax rate Yubang Software enjoyed. The effective income tax rate for the six months ended June 30, 2019 differs from the PRC statutory income tax rate of 25% primarily due to the effect of non-deductible share-based compensation expense and change in valuation allowance, partially offset by the effect of the preferential income tax rate Yubang Software enjoyed.

        In the six months ended June 30, 2019, the unrecognized tax benefits increased by RMB314, relating to the deductibility of certain business expenses of RMB17 incurred during the period, interest of RMB484 incurred for unrecognized tax benefits balance and tax settlement of RMB(187) for rental expense without invoice via tax return filing. The unrecognized tax benefits balance as of June 30, 2019 was RMB10,197, all of which, if recognized upon audit settlement or statute expiration, would affect the effective tax rate. The Company is currently unable to provide an estimate of a range of total amount of unrecognized tax benefits that is reasonably possible to change significantly within the next twelve months.

        During the six months ended June 30, 2018 and 2019, a net expense of RMB507 and a net expense of RMB484, respectively, for interest and penalties was recognized in the unaudited condensed consolidated statements of income as income tax expenses.

13 Earnings per share

        Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the period. All applicable share and per share amounts in the accompanying unaudited condensed consolidated financial statements have been retroactively adjusted to reflect the effect as if those shares were issued as of the earliest date presented.

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

13 Earnings per share (Continued)

        Basic and diluted earnings per share for the six month ended June 30, 2018 and 2019 are as follows.

	Six Month ended June 30,
	2018	2019
	RMB	RMB
Numerator:
Net income	47,444	32,331
Less:
Earnings attributable to participating Series A preferred shares	—	(10,302)
Net income for basic and diluted earnings per share	47,444	22,029
Denominator:
Weighted average number of ordinary shares outstanding	10,000,000	8,782,210

Basic and diluted earnings per share	4.74	2.51

        Earnings attributable to participating Series A preferred shares include both the noncumulative dividend at a simple rate of 8% of the Series A preferred shares issue price per annum, and the remaining portion of undistributed earnings attributable to Series A preferred shares calculated on an as-converted basis.

        2,060,000 Series A preferred shares were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the six month ended June 30, 2019.

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

14 Related party balances and transactions

(a)
Name and relationship with related parties

        The table below sets forth major related parties and their relationships with the Company:

Name of party	Relationship with the Company
Mr. Man Tan	Ultimate controlling shareholder
Ms. Xiaofang Zhou	Shareholder and the spouse of the ultimate controlling Shareholder
Mr. Xiong Zhou	Senior Management
Ms. Cun Chen	Spouse of Mr. Xiong Zhou
Mr. Lei Li	Senior Management
Hunan Yuxiong Enterprise Management Limited Partnership ("Yuxiong Partnership")	A PRC general partnership, nominee equityholder of Yong Xiong Group
Hunan Yong Xin Catering Management Co., Ltd. ("Yong Xin Catering")	A PRC limited liability company, controlled by the ultimate controlling shareholder, former subsidiary of the Company
Yong Xiong Equity Investment Management Co., Ltd. ("Yong Xiong Equity Investment")	A PRC limited liability company, controlled by the ultimate controlling shareholder

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

14 Related party balances and transactions (Continued)

(b)
Balances and transactions with major related parties are summarized as follows:

		Six Months Ended June 30,
	Note	2018	2019
		RMB	RMB
Rental income derived from:
—Yong Xiong Equity Investment	(i)	102	53
—Yuxiong Partnership	(ii)	—	18

		102	71

Sublease rental income derived from:
—Ms. Cun Chen	(iii)	—	627
Settlement of sublease rental income derived from:
—Ms. Cun Chen	(iii)	—	535
Advances from related parties:
—Mr. Man Tan		12,823	—
—Mr. Xiong Zhou		250	—

		13,073	—

Repayments of advances from related parties:
—Mr. Man Tan		924	—
—Mr. Xiong Zhou		132	—

		1,056	—

Advances to related parties:
—Yong Xiong Equity Investment		44,357	—
—Yong Xin Catering		29	—
—Mr. Lei Li	(iv)	—	200

		44,386	200

Collection of advance to related parties:
—Ms. Xiaofang Zhou		7,906	—
—Yong Xiong Equity Investment		8	—
—Mr. Lei Li	(iv)	—	200

		7,914	200

Receiving service from a related party:
—Yong Xiong Equity Investment	(v)	—	899
Settlement of service fee to a related party:
—Yong Xiong Equity Investment	(v)	—	899

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

14 Related party balances and transactions (Continued)

        Amounts due from and due to major related parties are summarized as follows, all balances with related parties are interest-free and due on demand.

		As of December 31, 2018	As of June 30, 2019
	Note	RMB	RMB
Amounts due from related parties:
—Yong Xiong Equity Investment	(i)	9	62
—Ms. Cun Chen	(iii)	—	92
—Yuxiong Partnership	(ii)	5	23

Total		14	177

Note:

(i)
The Company rents a floor of its office building with 1,180 square meters to Yong Xiong Equity Investment from April 2017 to December 2020, with fixed monthly rental fee of RMB18 (inclusive of value added tax). In July 2018, the Company modified the rental contract with Yong Xiong Equity Investment and rents its office building with 98 square meters to Yong Xiong Equity Investment from July 2018 to June 2021, with fixed monthly rental fee of RMB2.9 (inclusive of value added tax). In June 2019, the Company rents another floor of its office building with 1,174 square meters to Yong Xiong Equity Investment from June 2019 to May 2024, with fixed monthly rental fee of RMB35.2 (inclusive of value added tax). As of June 30, 2019, rental receivables of RMB62 from Yong Xiong Equity Investment remained unsettled.

(ii)
The Company rents a room of its office building with 98 square meters to Yuxiong Partnership from November 2018 to November 2021, with fixed monthly rental fee of RMB2.9 (inclusive of value added tax). As of June 30, 2019, rental receivables of RMB23 from Yuxiong Partnership remained unsettled.

(iii)
The Company subleases part of its leasehold property in three operating centers of 185 square meters in total to Ms. Cun Chen from January 2019, with a monthly rental fee determined by multiplying the number of staff on active duty at these operating call centers of the Company by RMB0.018. The total sublease income from Ms. Cun Chen for the six months ended June 30, 2019 is RMB627. The Company have collected RMB535 from Ms. Cun Chen. The sublease rental receivables of RMB92 from Ms. Cun Chen was settled subsequently in July 2019.

(iv)
For the six months ended June 30, 2019, the Company provided interest-free cash advance to Mr. Lei Li of RMB200 and collected the repayment of RMB200 from Mr. Lei Li.

(v)
Yong Xiong Equity Investment set up a teaching centre with a university in the PRC to provide adult continuing education services to the Company's employees. For the 6-month period ended June 30, 2019, the Company settled tuition fee of RMB899 to Yong Xiong Equity Investment.
(c)
Bank loans guaranteed by related parties

        During the six months ended June 30, 2018 and 2019:

(i)
a bank loan of RMB42,290, of which the remaining balance was RMB30,275 and RMB27,836 as of December 31, 2018 and June 30, 2019 respectively, with loan period from March 30, 2016 to March 29, 2024 was guaranteed by Mr. Man Tan; and

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

14 Related party balances and transactions (Continued)

(ii)
a bank loan of RMB 24,506 with loan period from April 18, 2019 to April 16, 2020 was guaranteed by Mr. Man Tan and Ms. Xiaofang Zhou.

        No guarantee fee was paid to Mr. Man Tan or Ms. Xiaofang Zhou.

15 Commitments and contingencies

        The Company leases from the landlords a number of office premises and staff apartments under operating leases. The leases typically run for an initial period of between one and seven years. None of the leases includes contingent rentals.

        Non-cancellable operating lease rentals as of June 30, 2019 are payable as follows:

RMB
Six months ending December 31, 2019	19,576
2020	37,006
2021	31,255
2022	24,551
2023	9,154
2024	48

Total	121,590

        Gross rent expenses incurred under operating leases were RMB17,186 and RMB23,984 for the six months ended June 30, 2018 and 2019, respectively. Sublease rental income of RMB397 and RMB1,227, for the six months ended June 30, 2018 and 2019, respectively, was recognized as reduction of gross rental expenses.

YX ASSET RECOVERY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of RMB, except share data and per share data)

16 Changes in shareholders' equity

			Series A preferred shares
	Ordinary Shares
			Number of Shares		Subscription Receivable	Additional paid-in capital	Retained earnings	Total shareholders' equity
	Number of	Amount		Amount
	Shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2019	10,000,000	69	—	—	(69)	77,926	255,761	333,687
Net income	—	—	—	—	—	—	32,331	32,331
Re-designation of Ordinary Shares to Series A preferred shares	(2,060,000)	(14)	2,060,000	14	—	—	—	—
Share-based compensation	—	—	—	—	—	26,510	—	26,510

Balance at June 30, 2019	7,940,000	55	2,060,000	14	(69)	104,436	288,092	392,528

			Series A preferred shares
	Ordinary Shares
			Number of Shares		Subscription Receivable	Additional paid-in capital	Retained earnings	Total shareholders' equity
	Number of	Amount		Amount
	Shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2018	—	—	—	—	—	77,926	131,756	209,682
Net income	—	—	—	—	—	—	47,444	47,444

Balance at June 30, 2018	—	—	—	—	—	77,926	179,200	257,126

17 Subsequent events

        Management has considered subsequent events through September 5, 2019, which was the date the condensed consolidated financial statements were issued.

Transaction with Rainflower and EP Next China

        On August 1, 2019, YX Asset, Mr. Man Tan and an independent third party, Rainflower Investment Limited ("Rainflower"), entered into Series B Redeemable Convertible Preferred Shares ("Series B preferred shares") purchase agreement, pursuant to which YX Asset agreed to issue 100 Series B preferred shares to Rainflower with a total cash consideration of USD15,000 ("the Rainflower Transaction"). The Rainflower Transaction was completed on August 8, 2019.

        On August 12, 2019, YX Asset, Mr. Man Tan and an independent third party, EP Next China Fund I, LLC ("EP Next China"), entered into Series C Redeemable Convertible Preferred Shares ("Series C Shares") purchase agreement, pursuant to which YX Asset agreed to issue 50 Series C Shares to EP Next China with a total cash consideration of USD5,000 ("the EP Next China Transaction"). The EP Next China Transaction was completed on August 16, 2019.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The post-offering fourth amended and restated memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we should indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements, the form of which will be filed as Exhibit 10.4 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        Since incorporation, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Securities		Consideration
Class A Ordinary Shares
YX Major Limited	August 6, 2018	9,700	(1)	US$	97.00
YX Minor Limited	August 6, 2018	300		US$	3.00
Man Tan	October 25, 2018	2,000		US$	20.00
YX Management Holding Ltd.	October 25, 2018	6,200		US$	62.00
YX Major Limited	December 28, 2018	1,498,500		US$	14,985.00
YX Minor Limited	December 28, 2018	299,700		US$	2,997.00
Man Tan	December 28, 2018	1,998,000	(2)	US$	19,980.00
YX Management Holding Ltd	December 28, 2018	6,193,800	(3)	US$	61,938.00
Series B Preferred Shares
Rainflower Investment Limited	August 8, 2019	100	(4)	US$	15,000,000
Series C Preferred Shares
EP Next China Fund I	August 16, 2019	50	(5)	US$	5,000,000

Notes:

(1)
On August 6, 2018, we issued one ordinary share to the initial subscriber. This one ordinary share was transferred to YX Major Limited and we further issued 9,699 ordinary shares to YX Major Limited for an aggregate consideration of US$97, all on the same day. On October 25, 2018, YX Major Limited transferred 2,000 ordinary shares to Mr. Tan for an aggregate consideration of US$20, and 6,200 ordinary shares to YX Management Holding Ltd. for an aggregate consideration of US$62.

(2)
At the closing of the Zhong Ping Transactions in March 2019, 2,000,000 ordinary shares owned by Mr. Tan were re-designated as 2,000,000 Series A preferred shares, which were subsequently transferred to Zhong Ping Vehicle for an aggregate consideration of RMB300,000,000.

(3)
At the closing of the Lugu Transaction in March 2019, 60,000 ordinary shares owned by YX Management Holding Ltd. were re-designated as 60,000 Series A preferred shares, which were subsequently transferred to Lugu for an aggregate consideration of RMB9,000,000.

  In January 2019, YX Management Holding Ltd. transferred 1,500,000 ordinary shares to YuXiong International Investment Ltd. for an aggregate consideration of approximately US$4.8 million.

(4)
See "Description of Share Capital".

(5)
See "Description of Share Capital".

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-5 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act should be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus should be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time should be deemed to be the initial bona fide offering thereof.

  (3)
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, should be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (4)
  For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement

3.1	*	Amended and Restated Memorandum of Association of the Registrant

3.2	*	Second Amended and Restated Memorandum and Articles of Association of the Registrant

3.3		Third Amended and Restated Memorandum and Articles of Association of the Registrant as currently in effect.

3.4	*	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	*	Registrant's Specimen Certificate for Ordinary Shares

4.3	*	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4	*	Shareholders Agreement between the Registrant and other parties thereto dated

5.1	*	Opinion of Walkers regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	*	Opinion of Walkers regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	*	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	*	2020 Equity Incentive Plan

10.2	*	English translation of the Equity Transfer Agreement between YX Management Holding Ltd. and YuXiong International Investment Ltd., dated January 11, 2019

10.3	*	English translation of the form of Equity Incentive Agreement among YX Management Holding Ltd., YuXiong International Investment Ltd. and each of the shareholders of YuXiong International Investment Ltd.

10.4	*	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.5	*	Form of Employment Agreement between the Registrant and its executive officers

10.6	*	Service Agreement among Mr. Joe Huaqiao Zhang, YX Management Holding Ltd. and the Registrant dated October 18, 2018

10.7	*	Service Agreement among Mr. Kung Chik Chiu, YX Management Holding Ltd. and the Registrant dated October 18, 2018

10.8	*	English translation of the Exclusive Consultation and Service Agreement between our WFOE and the Yong Xiong Group, dated January 12, 2019

10.9	*	English translation of the Exclusive Option Agreement among the Registrant, our WFOE, the Yong Xiong Group and the shareholders of the Yong Xiong Group, dated January 12, 2019

Exhibit Number		Description of Document
10.10	*	English translation of the Shareholder Voting Proxy Agreement among our WFOE, the Yong Xiong Group and the shareholders of the Yong Xiong Group, dated January 12, 2019

10.11	*	English translation of the Power of Attorney granted by the shareholders of the Yong Xiong Group under the Shareholder Voting Proxy Agreement, dated January 12, 2019

10.12	*	English translation of the Equity Pledge Agreement among our WFOE, the Yong Xiong Group and the shareholders of the Yong Xiong Group, dated January 12, 2019

10.13	*	English translation of the Power of Attorney granted by the shareholders of the Yong Xiong Group under the Equity Pledge Agreement, dated January 12, 2019

10.14	*	English translation of Spousal Consent Letters granted by the respective spouse of the shareholders of the Yong Xiong Group, dated January 12, 2019

10.15	*	Financial Support Undertaking Letter issued by the Registrant to the Yong Xiong Group, dated November 8, 2018

10.16	*	English translation of the Big Data Service Contract between China Unicom and the Yong Xiong Group, dated May 24, 2018

10.17	*	English translation of the Communication Service Contract between China Unicom and the Yong Xiong Group, dated May 4, 2018

10.18		English translation of the Framework Agreement among Mr. Tan, Ms. Zhou, the Yong Xiong Group and Zhong Ping Capital, dated August 2, 2018

10.19	*	Shareholders Agreement among Mr. Tan, Ms. Zhou, the Yong Xiong Group, Zhong Ping Vehicle, the Registrant and other parties, dated March 15, 2019

10.20	*	Amended and Restated Shares Sale and Purchase Agreement among Mr. Tan, Ms. Zhou, the Yong Xiong Group, Zhong Ping Vehicle, the Registrant and other parties, dated January 28, 2019

10.21	*	Amended and Restated Shares Sale and Purchase Agreement among Mr. Tan, Ms. Zhou, YX Management Holding Ltd., the Yong Xiong Group, Lugu, the Registrant and other parties, dated January 28, 2019

10.22	*	YX Asset Recovery Limited Series B Preferred Share Purchase Agreement among the Registrant, Mr. Tan and Rainflower Investment Limited dated October 23, 2019

10.23	*	YX Asset Recovery Limited Series C Preferred Share Purchase Agreement among the Registrant, Mr. Tan and EP Next China Fund I, LLC dated October 23, 2019

10.24	*	English translation of the Building Project Construction Contract between Hunan Weicheng Risk Management Co., Ltd. and Hunan Yaoxiang Construction Co., Ltd., dated September 14, 2017

10.25	*	English translation of the State-Owned Construction Land Use Right Assignment Contract between the Land and Resources Bureau of Xinhua County and Hunan Weicheng Risk Management Co., Ltd., dated April 25, 2017

10.26	*	English translation of the Lease between Jing He as lessor and the Yong Xiong Group as lessee, dated July 28, 2015

10.27	*	English translation of the Lease between Senlin Yang as lessor and the Yong Xiong Group as lessee, dated December 30, 2014

Exhibit Number		Description of Document

10.28	*	English translation of the Lease between Senlin Yang as lessor and the Yong Xiong Group as lessee, dated July 1, 2015

10.29	*	English translation of the Lease between Changsha Sunye Electric Co., Ltd. as lessor and the Yong Xiong Group as lessee, dated January 22, 2017

10.30	*	English translation of the Supplemental Agreement to Lease between Changsha Sunye Electric Co., Ltd. as lessor and the Yong Xiong Group as lessee, dated May 31, 2017

10.31	*	English translation of the Lease among Wen Zheng, Zi Lin, Cuiyuan Wu, Yanfang Lan and Yanrong Lan as lessors and Yong Xiong Investment as lessee, dated September 3, 2014

21.1	*	List of Significant Subsidiaries and Consolidated Variable Interest Entity of the Registrant

23.1	*	Consent of KPMG Huazhen LLP, independent registered public accounting firm

23.2	*	Consent of Walkers (included in Exhibit 5.1)

23.3	*	Consent of Zhong Lun Law Firm (included in Exhibit 99.2)

24.1	*	Powers of Attorney (included on signature page)

99.1	*	Form of Code of Business Conduct and Ethics of the Registrant

99.2	*	Opinion of Zhong Lun Law Firm regarding certain PRC law matters

99.3	*	Consent of iResearch

99.4	*	[Consent of Guiguo Wang]

99.5	*	Consent of Kaiguo Wang

99.6	*	[Consent of Harry Kwok Kuen Yu]

*
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Changsha, Hunan Province, China, on October 23, 2019.

YX ASSET RECOVERY LIMITED
By:	/s/ MAN TAN
	Name:	Man Tan
	Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Man Tan as attorney-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent should do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ MAN TAN Man Tan	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board
/s/ JOE HUAQIAO ZHANG Joe Huaqiao Zhang	Executive Vice Chairman and Director

Signature	Title

/s/ XIONG ZHOU Xiong Zhou	Executive Vice President
/s/ LEI LI Lei Li	Executive Vice President
/s/ KUNG CHIK CHIU Kung Chik Chiu	Chief Financial Officer (Principal Financial and Accounting Officer)

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of YX Asset Recovery Limited has signed this registration statement or amendment thereto in Newark, Delaware on October 23, 2019.

Authorized U.S. Representative
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi, on behalf of Puglisi & Associates
	Title:	Managing Director